UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Aon plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2020

Aon plc

(Exact name of registrant as specified in its charter)

Ireland	1-7933	Applied For
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Metropolitan Building, James Joyce Street Dublin 1, Ireland	D01 K0Y85
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +353 1 266 6000

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares, $0.01 nominal value	AON	New York Stock Exchange
Guarantees of Aon plc’s 2.800% Senior Notes due 2021	AON21	New York Stock Exchange
Guarantees of Aon plc’s 4.000% Senior Notes due 2023	AON23	New York Stock Exchange
Guarantees of Aon plc’s 3.500% Senior Notes due 2024	AON24	New York Stock Exchange
Guarantees of Aon plc’s 3.875% Senior Notes due 2025	AON25	New York Stock Exchange
Guarantees of Aon plc’s 2.875% Senior Notes due 2026	AON26	New York Stock Exchange
Guarantees of Aon plc’s 4.250% Senior Notes due 2042	AON42	New York Stock Exchange
Guarantees of Aon plc’s 4.450% Senior Notes due 2043	AON43	New York Stock Exchange
Guarantees of Aon plc’s 4.600% Senior Notes due 2044	AON44	New York Stock Exchange
Guarantees of Aon plc’s 4.750% Senior Notes due 2045	AON45	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Information Related to Combination with WTW

Aon plc (the “Company”) is filing this Current Report on Form 8-K to provide certain information with respect to Willis Towers Watson Public Limited Company (“WTW”) and the previously announced combination of the Company and WTW (the “Combination”).

Information with respect to WTW’s business is attached as Exhibit 99.1 hereto and incorporated by reference herein. Information with respect to certain material risks related to WTW’s business, operations and financial condition is attached as Exhibit 99.2 hereto and incorporated by reference herein. Information with respect to certain material risks related to the Combination and to the combined company following the Combination is attached as Exhibit 99.3 hereto and incorporated by reference herein.

Also included in this Current Report on Form 8-K are certain (i) audited consolidated financial statements of WTW, (ii) unaudited condensed consolidated financial statements of WTW and (iii) unaudited pro forma condensed combined financial statements of the Company giving effect to the Combination, each as described in Item 9.01 of this Current Report on Form 8-K.

The consent of Deloitte & Touche LLP, consenting to the incorporation by reference in certain of the Company’s registration statements of its report forming part of Exhibit 99.4 hereto, is attached as Exhibit 23.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

The consolidated financial statements of WTW and its subsidiaries as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, attached as Exhibit 99.4 hereto and incorporated by reference herein, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to a change in accounting principle). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in auditing and accounting.

The unaudited condensed consolidated financial statements of WTW as of and for the three months ended March 31, 2020 and 2019 are attached as Exhibit 99.5 hereto and incorporated by reference herein.

(b) Pro forma financial information.

The unaudited pro forma condensed combined financial statements of the Company, giving effect to the Combination, as of and for the three months ended March 31, 2020 and the year ended December 31, 2019, are attached as Exhibit 99.6 hereto and incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Description

23.1	Consent of Deloitte & Touche LLP.

99.1	Information with respect to WTW’s business.

99.2	Information with respect to certain material risks related to WTW’s business, operations and financial condition.

99.3	Information with respect to certain material risks related to the Combination and to the combined company following the Combination.

99.4	Audited consolidated financial statements of WTW as of December 31, 2019 and 2018 and for the three years ended December 31, 2019 and the report of Deloitte & Touche LLP, independent registered public accounting firm.

99.5	Unaudited condensed consolidated financial statements of WTW as of and for the three months ended March 31, 2020 and 2019.

99.6	Unaudited pro forma condensed combined financial statements of the Company, giving effect to the Combination, as of and for the three months ended March 31, 2020 and the year ended December 31, 2019.

NO OFFER OR SOLICITATION

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued as a result of the Combination by means of a scheme of arrangement are anticipated to be issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to the exemption from registration set forth in Section 3(a)(10) thereof. Subject to the provisions of the business combination agreement entered to into between the Company and WTW and with the Irish Takeover Panel’s consent, the proposed combination will be implemented solely by means of the scheme documentation, which will contain the full terms and conditions of the Combination, including details of how shareholders of the Company and WTW may vote in respect of the Combination.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

The Company and WTW will prepare a joint proxy statement (which will contain the scheme documentation) to be distributed to shareholders of the Company and WTW, containing further information relating to the implementation of the Combination, the full terms and conditions of the scheme, notices of the shareholders meetings of the Company and WTW and information on the Class A ordinary shares of the Company to be issued under the Combination. The preliminary joint proxy statement was filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2020. The preliminary proxy statement and the definitive proxy statement, when filed, as well as the Company’s and WTW’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and, in the case of the Company’s filings, at the Company’s website at ir.aon.com, and in the case of WTW’s filings, at WTW’s website at investors.willistowerswatson.com. BEFORE MAKING ANY VOTING DECISION, HOLDERS OF SECURITIES OF THE COMPANY AND/OR WTW ARE URGED TO READ THOSE FILINGS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE COMBINATION, INCLUDING ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMBINATION AND THE PARTIES TO THE PROPOSED COMBINATION. Any vote in respect of resolutions to be proposed at the WTW shareholders meetings to approve the Combination, the scheme or related matters, or other responses in relation to the Combination, should be made only on the basis of the information contained in the joint proxy statement (including the scheme documentation). Similarly, any vote in respect of resolutions to be proposed at the meeting of the Company’s shareholders to approve the issuance of Class A ordinary shares of the Company under the Combination should be made only on the basis of the information contained in the joint proxy statement (including the scheme documentation).

PARTICIPANTS IN THE SOLICITATION

The Company, WTW and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Combination. Information regarding the persons who may, under the rules of the SEC, be deemed to be participants in the solicitation of shareholders, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive joint proxy statement. Additional information about the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 14, 2020, and the Company’s Proxy Statement on Schedule 14A, dated and filed with the SEC on April 24, 2020. Additional information about WTW’s directors and executive officers is contained in WTW’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020, and WTW’s Proxy Statement on Schedule 14A, dated and filed with the SEC on April 27, 2020.

FORWARD-LOOKING STATEMENTS

This communication contains certain statements that are forward-looking, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations of management about future events. Forward-looking statements can often, but not always, be identified by the use of words such as “plans,” “expects,” “is subject to,” “budget,” “scheduled,” “estimates,” “forecasts,” “potential,” “continue,” “intends,” “anticipates,” “believes” or variations of such words, and statements that certain actions, events or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to be correct. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by the forward-looking statements. Such factors include, but are not limited to, the possibility that the Combination will not be consummated, failure to obtain necessary shareholder or regulatory approvals or to satisfy any of the other conditions to the Combination, adverse effects on the operating results and/or the market price of securities of the Company and/or WTW for any reason, including, without limitation, because of the failure to consummate the Combination, the failure to realize the expected benefits of the Combination (including anticipated revenue and growth synergies), the failure to effectively integrate the combined companies following consummation of the Combination, negative effects of an announcement of the Combination, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies, future business acquisitions or disposals, or any announcement relating to the consummation of or failure to consummate the Combination on the market price of securities of the Company and/or WTW, significant transaction and integration costs or difficulties in connection with the Combination and/or unknown or inestimable liabilities, potential litigation associated with the Combination, the potential impact of the announcement or consummation of the Combination on relationships, including with suppliers, customers, employees and regulators, and general economic, business and political conditions (including any epidemic, pandemic or disease outbreak) that affect the combined companies following the consummation of the Combination. The factors identified above are not exhaustive. The Company, WTW and their respective subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Other unknown or unpredictable factors could also cause actual results and developments to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements should therefore be construed in the light of such factors. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. Further information concerning the Company and its businesses, including economic, competitive, governmental, regulatory, technological and other factors that could materially affect the Company’s results of operations and financial condition, is contained in the Company’s filings with the SEC. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 14, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 1, 2020, and additional documents filed by the Company with the SEC for a further discussion of these and other risks and uncertainties applicable to the Company’s businesses. Further information concerning WTW and its businesses, including economic, competitive, governmental, regulatory, technological and other factors that could materially affect WTW’s results of operations and financial condition, is contained in WTW’s filings with the SEC. See WTW’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020, WTW’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on April 30, 2020 and additional documents filed by WTW with the SEC for a further discussion of these and other risks and uncertainties applicable to WTW’s businesses. Any forward-looking statements in this communication are based upon information available as of the date of this communication which, while believed to be true when made, may ultimately prove to be incorrect. Other than in accordance with legal or regulatory obligations, neither the Company nor WTW is under any obligation, and each expressly disclaims any intention or obligation, to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to the Company, WTW and/or any person acting on behalf of either of them are expressly qualified in their entirety by the foregoing.

STATEMENT REQUIRED BY THE IRISH TAKEOVER RULES

The directors of the Company accept responsibility for the information contained in this communication relating to the Company, the directors of the Company and members of their immediate families, related trusts and persons connected with them, except for the statements made by WTW in respect of the Company. To the best of the knowledge and belief of the directors of the Company (who have taken all reasonable care to ensure such is the case), the information contained in this communication for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of WTW accept responsibility for the information contained in this communication relating to WTW and the directors of WTW and members of their immediate families, related trusts and persons connected with them, except for the statements made by the Company in respect of WTW. To the best of the knowledge and belief of the directors of WTW (who have taken all reasonable care to ensure such is the case), the information contained in this communication for which they respectively accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

DEALING DISCLOSURE REQUIREMENTS

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if, during an “offer period,” any person is, or becomes “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of the Company or WTW, all “dealings” in any “relevant securities” of the Company or WTW (including by means of an option in respect of, or a derivative referenced to, any such relevant securities) must be publicly disclosed by no later than 3:30 p.m. (New York time) in respect of the relevant securities of the Company and WTW on the business day following the date of the relevant transaction. The requirement will continue until this offer period ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an interest in relevant securities of the Company or WTW, they will be deemed to be a single person for the purposes of Rule 8.3 of the Irish Takeover Rules. Under Rule 8.1 of the Irish Takeover Rules, all dealings in relevant securities of WTW by the Company, or relevant securities of the Company by WTW, or by any party acting in concert with either of them must also be disclosed by no later than 12:00 p.m. (New York time) in respect of the relevant securities of the Company and WTW on the business day following the date of the relevant transaction. Interests in securities arise, in summary, when a person has a long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an interest by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities. Terms used in this paragraph should be read in light of the meanings given to those terms in the Irish Takeover Rules. If you are in any doubt as to whether or not you are required to disclose dealings under Rule 8 of the Irish Takeover Rules, consult with the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel by telephone on +353 1 678 9020.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2020	AON PLC

	By:	/s/ Molly Johnson
Molly Johnson
Assistant Company Secretary

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-227514 on Form S-3, Registration Statement Nos. 333-168320 and 333-178991 on Form S-4 and Registration Statement Nos. 333-55773, 333-103344, 333-106584, 333-145928, 333-145930, 333-174788, 333-184999, 333-199759 and 333-1235296 on Form S-8 of Aon PLC of our report dated February 26, 2020, relating to the financial statements of Willis Towers Watson PLC appearing in this Current Report on Form 8-K dated May 12, 2020.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, PA

May 12, 2020

Exhibit 99.1

The following sets forth information with respect to the business of Willis Towers Watson Public Limited Company (“WTW”) and its subsidiaries as described in (i) Part I, Item 1 of WTW’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2020, and (ii) Part I, Item 2 of WTW’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on April 30, 2020. Capitalized terms not otherwise defined herein have the meanings given to them in such reports.

In this Exhibit 99.1, the “Company,” “we,” “our” and “us” refer to WTW and its subsidiaries.

The Company

Willis Towers Watson is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. Willis Towers Watson has more than 45,000 employees and services clients in more than 140 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent and expand the power of capital to protect and strengthen institutions and individuals. We believe our unique perspective allows us to see the critical intersections between talent, assets and ideas - the dynamic formula that drives business performance.

We trace our history to 1828, and are a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. We provide a comprehensive offering of services and solutions to clients across four business segments: Human Capital and Benefits; Corporate Risk and Broking; Investment, Risk and Reinsurance; and Benefits Delivery and Administration.

Our clients operate on a global and local scale in a multitude of businesses and industries throughout the world and generally range in size from large, major multinational corporations to middle-market domestic and international companies. Our clients include many of the world’s leading corporations, including approximately 94% of the FTSE 100, 91% of the Fortune 1000, and 93% of the Fortune Global 500 companies. We also advise the majority of the world’s leading insurance companies. We work with major corporations, emerging growth companies, governmental agencies and not-for-profit institutions in a wide variety of industries, with many of our client relationships spanning decades. No one client accounted for a significant concentration of revenue in each of the years ended December 31, 2019, 2018 and 2017. We place insurance with more than 2,500 insurance carriers, none of which individually accounted for a significant concentration of the total premiums we placed on behalf of our clients in 2019, 2018 or 2017.

General Information

Willis Towers Watson offers its clients a broad range of services to help them to identify and control their risks, and to enhance business performance by improving their ability to attract, retain and engage a talented workforce. Our risk control services range from strategic risk consulting (including providing actuarial analysis), to a variety of due diligence services, to the provision of practical on-site risk control services (such as health and safety or property loss control consulting), as well as analytical and advisory services (such as hazard modeling and reinsurance optimization studies). We assist clients in planning how to manage incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans. We help our clients enhance their business performance by delivering consulting services, technology and solutions that help them anticipate, identify and capitalize on emerging opportunities in human capital management, as well as offer investment advice to help them develop disciplined and efficient strategies to meet their investment goals.

As an insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements, helping them to determine the best means of managing risk and negotiating and placing insurance with insurance carriers through our global distribution network. We operate a private Medicare exchange in the U.S. Through this exchange and those for active employees, we help our clients move to a more sustainable economic model by capping and controlling the costs associated with healthcare benefits.

We are not an insurance company, and therefore we do not underwrite insurable risks for our own account.

We derive the majority of our revenue from either commissions or fees for brokerage or consulting services. We do not determine the insurance premiums on which our commissions are generally based. Commission levels generally follow the same trend as premium levels as they are derived from a percentage of the premiums paid by the insureds. Fluctuations in these premiums charged by the insurance carriers can therefore have a direct and potentially material impact on our results of operations. Our fees for consulting services are spread across a variety of complementary businesses that generally remain steady during times of uncertainty. We have some businesses, such as our health and benefits and administration businesses, which can be counter cyclical during the early period of a significant economic change.

We believe we are one of only a few global advisory, broking and solutions companies in the world possessing the global operating presence, broad product expertise and extensive distribution network necessary to effectively meet the global needs of many of our clients.

Principal Services

We manage our business across four integrated reportable operating segments: Human Capital and Benefits; Corporate Risk and Broking; Investment, Risk and Reinsurance; and Benefits Delivery and Administration. Below are the percentages of revenue generated by each segment for each of the years ended December 31, 2019, 2018 and 2017.

	Year ended December 31,
	2019	2018	2017
Human Capital and Benefits	37%	38%	39%
Corporate Risk and Broking	33%	34%	34%
Investment, Risk and Reinsurance	18%	19%	18%
Benefits Delivery and Administration	12%	9%	9%

The number of employees by segment as of the year ended December 31, 2019 is approximated below:

December 31, 2019
Human Capital and Benefits	15,000
Corporate Risk and Broking	13,500
Investment, Risk and Reinsurance	4,100
Benefits Delivery and Administration	6,100
Corporate and Other	7,900

Total Employees	46,600

Human Capital and Benefits

The Willis Towers Watson Human Capital & Benefits (“HCB”) segment provides an array of advice, broking, solutions and software for employee benefit plans, the human resources (“HR”) organizations and management teams of our clients.

HCB is the largest segment of the Company. Organized into four primary offerings - Retirement; Health & Benefits; Talent & Rewards; and Technology and Administration Solutions, the segment is focused on addressing our clients’ people and risk needs to help them take on the challenges of operating in a global marketplace.

HCB is strengthened with teams of international consultants that provide support in each of these areas to the global headquarters of multinational clients and their foreign subsidiaries.

Retirement - The Retirement business provides actuarial support, plan design, and administrative services for traditional pension and retirement savings plans. Our colleagues help our clients assess the costs and risks of retirement plans on cash flow, earnings and the balance sheet, the effects of changing workforce demographics on their retirement plans, and retiree benefit adequacy and security. We offer clients a full range of integrated retirement consulting services to meet the needs of all types of employers, including those that continue to offer defined benefit plans and those that are reexamining their retirement benefit strategies. We bring a particular in-depth data analysis and perspective to their decision process, because we have tracked the retirement designs of the largest public companies around the world over many years.

For clients that want to outsource some or all of their pension plan management, we offer integrated solutions that combine investment consulting, pension administration, core actuarial services, and communication and change management assistance.

Our retirement consulting relationships are generally long-term in nature, and client retention rates for this business are high. A significant portion of the revenue in this business is from recurring work, with multi-year contracts that are driven by the heavily regulated nature of employee benefit plans and our clients’ annual needs for these services. Revenue for the Retirement business is somewhat seasonal, as much of our work pertains to calendar-year plan administration and reporting and compliance related to the completion of pension plan valuations; thus, the first quarter of the fiscal year is typically Retirement’s strongest quarter. Major revenue growth drivers in this business include changes in regulations, capital market conditions, increased global demand and increased market share.

Health and Benefits - The Health & Benefits (“H&B”) business provides plan management consulting, broking and administration across the full spectrum of health and group benefit programs, including medical, dental, disability, life and other coverage. Our H&B reach extends from small/mid-market clients to large market clients, across the full geographic footprint of the Company, and to most industries. We can address our clients’ insured needs in more than 140 countries.

Our consultants help clients make strategic decisions on topics such as optimizing program spend; evaluating emerging coverage options (including publicly-subsidized health insurance exchanges and private exchanges in the U.S.); and dealing with above-inflation-rate increases in healthcare costs. In addition to our consulting services, we manage a number of collective purchasing initiatives, such as pharmacy and stop-loss, that allow employers to realize greater value from third-party service providers than they can achieve on their own.

With Global Benefits Management, our suite of global services supporting medical, dental and risk (life, accident and disability) programs, we have a tailored offering for multinationals. This offering includes a flexible set of ready-made solutions, proven technology, an efficient operational structure and an integrated approach to service delivery that translates to a globally consistent, high-quality experience for our clients.

Talent & Rewards - Our Talent & Rewards (“T&R”) business provides advice, data, software and products to address clients’ total rewards and talent issues. T&R has operations across the globe, including centralized software development and analytics teams that support the efficient delivery of services to clients.

Within our Rewards line of business, we address both executive compensation and broad-based rewards. We advise our clients’ management and boards of directors on all aspects of executive pay programs, including base pay, annual bonuses, long-term incentives, perquisites and other benefits. Our focus is on aligning pay plans with an organization’s business strategy and driving desired performance. Our solutions incorporate market benchmarking data and software to support compensation administration.

Our Talent line of business offers services focused on designing and implementing talent management programs and processes which help companies attract and deploy talent, engage them over time, manage their performance, develop their skills, provide them with relevant career paths, communicate with them and manage organizational change initiatives. Our solutions include employee insight and listening tools, talent assessment tools and services, and HR software to help companies administer and manage their talent management programs and analyze talent trends.

Revenue for the T&R business is partly seasonal in nature, with a meaningful amount of heightened activity in the second half of the calendar year during the annual compensation, benefits and survey cycles. While T&R enjoys long-term relationships with many clients, work in several practices is often project-based and can be sensitive to economic changes. The business benefits from regulatory changes affecting our clients that require strategic advice, program changes and communication such as CEO pay ratio disclosure in the U.S. and gender-pay-gap reporting in the U.K. Additional areas of growth for T&R include evolving views on effective individual performance measurement and management, focus on workforce productivity improvements and labor cost reductions, globalization and digitalization of the workforce, merger and acquisition (“M&A”) activity, technology-enabled approaches for measuring and understanding workforce engagement, and the opportunity to leverage HR software to improve the design, management and implementation of HR processes and programs.

Technology and Administration Solutions - Our Technology and Administration Solutions (“TAS”) business provides benefits outsourcing services to hundreds of clients across multiple industries. Our TAS team focuses on clients outside of the U.S. where our services are supported by high quality administration teams using robust technology platforms. We have high client retention rates, and we are the leading administrator among the 200 largest pension plans in the U.K., as well as a leader in Germany.

For both our defined benefit and defined contribution administration services, we use highly-automated processes and web technology to enable benefit plan members to access and manage their records, perform self-service functions and improve their understanding of their benefits. Our technology also provides trustees and HR teams with timely management information to monitor activity and service levels and reduce administration costs.

Corporate Risk and Broking

The Willis Towers Watson Corporate Risk & Broking (“CRB”) segment provides a broad range of risk advice, insurance brokerage and consulting services to clients worldwide ranging from small businesses to multinational corporations. The segment delivers integrated global solutions tailored to client needs and underpinned by data and analytics. CRB has placed more than $20 billion of premium into the insurance markets on an annual basis.

CRB operates with three global offerings which aim to leverage capabilities across geographies. In these operations, we have extensive specialized experience handling diverse lines of coverage, including complex risk management programs. A key objective is to assist clients in reducing their overall cost of risk.

Property and Casualty - Property and Casualty provides property and liability insurance brokerage services across a wide range of industries including construction, real estate, healthcare and natural resources. Our construction practice provides risk management advice and brokerage services for a wide range of international construction activities. Clients of the construction practice include contractors, project owners, project managers, consultants and financiers. Our natural resources practice encompasses the oil and gas, mining, power and utilities sectors; and provides services including property damage and liability advisory and broking services for both the onshore and offshore assets of our global clients. In addition, we also arrange insurance products and services for our affinity client partners to offer to their customers, employees or members alongside, or in addition to, their principal business offerings.

Financial Lines - Financial Lines specializes in brokerage services for financial, political and credit risks. Our clients include financial institutions, professional services firms and affinity groups from around the globe that require coverage for areas ranging from business risks, such as trade credit, directors and officers and medical malpractice, to external threats, such as cyber attacks, terrorism and creditor payment protection.

Transport - Transport provides specialist expertise to the transportation, aerospace, marine and inspace industries. Our aerospace business provides insurance brokerage and risk management services to aerospace clients worldwide, including the world’s leading airlines, aircraft manufacturers, air cargo handlers and other airport and general aviation companies. Our marine business provides insurance brokerage services related to hull and machinery, cargo, protection and indemnity and general marine liabilities. Our marine clients include ship owners, ship builders, logistics operations, port authorities, traders and shippers. The specialist inspace team is also prominent in providing insurance and risk management services to the space industry.

Facultative capabilities exist within each of the above offerings to serve as a broker or intermediary for insurance companies looking to arrange reinsurance solutions across various classes of risk. This allows our team of experts to deliver differentiated outcomes to their direct insureds, which in many situations are also clients of the wider Willis Towers Watson business. The facultative team also works closely with our treaty reinsurance business to structure reinsurance solutions that deliver capital and strategic benefits to insurance company clients.

Investment, Risk and Reinsurance

The Willis Towers Watson Investment, Risk and Reinsurance (“IRR”) segment uses a sophisticated approach to risk, which helps clients free up capital and manage investment complexity. The segment works closely with investors, reinsurers and insurers to manage the equation between risk and return. Blending advanced analytics with deep institutional knowledge, IRR identifies new opportunities to maximize performance. This segment provides investment consulting and discretionary management services and insurance-specific services and solutions through reserves opinions, software, ratemaking, risk underwriting and reinsurance broking.

With approximately 77% of the revenue for this segment split between North America and the U.K., this segment includes the following businesses and offerings:

Willis Re - Willis Re provides reinsurance industry clients with an understanding of how risk affects capital and financial performance and advises on the best ways to manage related outcomes. We operate this business on a global basis and provide a complete range of transactional capabilities, including in conjunction with our Willis Re Securities business (formerly Willis Towers Watson Securities), a wide variety of capital markets-based products to both insurance and reinsurance companies. Our services are underpinned by modeling, financial analysis and risk management advice.

Insurance Consulting and Technology - Insurance Consulting and Technology is a global business that provides advice and technology solutions to the insurance industry. We leverage our industry experience, strategic perspective and analytical skills to help clients measure and manage risk and capital, improve business performance and create a sustainable competitive advantage. Our services include software and technology, risk and capital management, products and product pricing, financial and regulatory reporting, financial and capital modeling, M&A, outsourcing and business management.

Investments - Investments provides advice and discretionary management solutions to improve investment outcomes for asset owners using a broad and sophisticated framework for managing risk. We provide coordinated investment advice and solutions to some of the world’s largest pension funds and institutional investors based on our expertise in risk assessment, asset-liability modeling, strategic asset allocation policy setting, manager selection and investment execution.

Wholesale Insurance Broking - Wholesale Insurance Broking provides specialist broking services to retail and wholesale brokers, coverholders and direct clients in specialty lines worldwide, through Willis Towers Watson and London-based specialist broker Miller.

Innovisk - Innovisk (formerly Underwriting and Capital Management), with operations in the U.K. and North America, brings together our set of managing general agent underwriting activities for the purposes of accelerating their future development using data and technology. Within Innovisk, we act on behalf of our insurance carrier partners in product development, marketing and distribution, risk underwriting and selection, claims management and other general administrative responsibilities.

Willis Re Securities - Willis Re Securities (formerly Willis Towers Watson Securities), with offices in New York, London, and Sydney, provides capital markets services to companies involved in the insurance and reinsurance industries, including acting as underwriter for primary issuances, operating a secondary insurance-linked securities trading desk and engaging in strategic advisory work.

Max Matthiessen - Max Matthiessen is a leading advisor and broker for insurance, benefits, human resources and savings in the Nordic region. The business specializes in providing human capital and benefits administration together with providing market leading savings and insurance solutions.

Benefits Delivery and Administration

The Willis Towers Watson Benefits Delivery and Administration (“BDA”) segment provides primary medical and ancillary benefit exchange and outsourcing services to active employees and retirees across both the group and individual markets.

During 2019, the Company completed the acquisition of TRANZACT, a U.S.-based provider of comprehensive, direct-to-consumer sales and marketing solutions for leading insurance carriers in the U.S. TRANZACT leverages digital, data and direct marketing solutions to deliver qualified leads, fully-provisioned sales and robust customer management systems to brands seeking to acquire and manage large numbers of consumers. TRANZACT operates as part of the BDA segment and enhances its existing Medicare broking offering, while also adding significant direct-to-consumer marketing experience.

A significant portion of the revenue in this segment is recurring in nature, driven by either the commissions from the policies we sell, or from long-term service contracts with our clients that typically range from three to five years. Revenue across this segment, including from TRANZACT, is seasonal and is generally higher in the fourth quarter as it is driven by the magnitude of annual enrollment activity.

BDA provides services via three related offerings to customers primarily in the U.S.:

Benefits Outsourcing - This service line is focused on serving active employee groups for clients across the U.S. Working closely with our colleagues in our HCB segment, we use our proprietary technology to provide a broad suite of health and welfare and pension administration outsourcing services, including tools to enable benefit modeling, decision support, enrollment and benefit choice. Drawing on the expertise of consultants in our HCB segment, who create high-performing benefit plan designs, we believe we are well-positioned to help clients of all sizes simplify their benefits delivery, while lowering the total costs of benefits and related administration.

Individual Marketplace - This service line offers decision support processes and tools to connect consumers with insurance carriers in private individual and Medicare markets. Individual Marketplace serves both employer-based and direct-to-consumer populations through its end-to-end consumer acquisition and engagement platforms, which tightly integrate call routing technology, an efficient quoting and enrollment engine, a customer relations management system and deep links with insurance carriers. By leveraging its multiple distribution channels and diverse product portfolio, Individual Marketplace offers solutions to a broad consumer base, helping individuals compare, purchase and use health insurance products, tools and information for life.

Benefits Accounts - This service line delivers consumer-driven healthcare and reimbursement accounts, including health savings accounts, health reimbursement arrangements and other consumer-directed accounts to our benefits outsourcing, individual marketplace and employer clients.

Group Marketplace, which has been a fourth line of business within BDA in the past, is no longer a stand-alone offering. While we continue to support and offer group marketplace services to existing and prospective clients, we have consolidated the Group Marketplace service line into the Benefits Outsourcing service line within BDA for benefits administration services and our Health and Benefits business within the HCB segment for program strategy, design and financial management.

Competition

We face competition in all fields in which we operate, based on global capability, product breadth, innovation, quality of service and price. We compete with Accenture plc, Aon plc, Arthur J. Gallagher & Co., Brown & Brown Inc., Cognizant Technology Solutions Corporation, Marsh & McLennan Companies, Inc. (“Marsh & McLennan”) and Robert Half International Inc., as well as with numerous specialty, regional and local firms. Marsh & McLennan and Aon plc are two of the largest providers of global risk management services. Competition for business is intense in all of our business lines and in every insurance market, and in some business lines Marsh & McLennan and Aon plc have greater market share than we do.

Competition on premium rates has also exacerbated the pressures caused by a continuing reduction in demand in some classes of business. For example, rather than purchase additional insurance through brokers, some insureds have been retaining a greater proportion of their risk portfolios than previously. Industrial and commercial companies increasingly rely upon their own subsidiary insurance companies, known as captive insurance companies, self-insurance pools, risk retention groups, mutual insurance companies and other mechanisms for funding their risks, rather than buy insurance. Additional competitive pressures have arisen and are expected to continue to arise from the entry of new market participants, such as banks, accounting firms, new brokers and insurance carriers themselves, offering risk management or transfer services.

The human capital and risk management consulting industries are highly competitive. We believe there are significant barriers to entry, and we have developed competitive advantages in providing HR consulting and risk management consulting services. We face strong competition from several sources.

Our principal competitors in the pension consulting industry are Mercer HR Consulting (a Marsh & McLennan company) and Aon plc. Beyond these large players, the global HR consulting industry is highly fragmented.

Our major competitors in the insurance consulting and software industry include Milliman, Oliver Wyman (a Marsh & McLennan company), the big four accounting firms and SunGard. Aon, Buck Consultants (an HIG Capital Company), Connextions (a United Healthcare company), Mercer (a Marsh & McLennan company), Automatic Data Processing and Fidelity are our primary competitors in the insurance exchange industry. With the implementation of the Patient Protection and Affordable Care Act, we also compete with the public exchanges currently run by the U.S. federal and state governments. We compete with providers of account-based health plans and consumer-directed benefits such as WageWorks and HealthEquity.

The market for our services is subject to change as a result of economic, regulatory and legislative changes, technological developments, and increased competition from established and new competitors. Regulatory and legislative actions, along with continuously evolving technological developments, will likely have the greatest impact on the overall market for our exchange products. We believe the primary factors in selecting an HR consulting or risk management services firm include reputation; the ability to provide measurable increases to shareholder value and return on investment; global scale; quality of service; and the ability to tailor services to clients’ unique needs. With regard to the marketplace for individuals and active employee exchanges, we believe that clients base their decisions on a variety of factors that include the ability of the provider to deliver measurable cost savings, a strong reputation for efficient execution, a provider’s capability in delivering a broad number of configurations to serve various population segments, and an innovative service delivery model and platform. For our traditional consulting and risk management services and the rapidly evolving exchange products, we believe we compete favorably with respect to these factors.

Risks and Uncertainties of the COVID-19 Pandemic

The COVID-19 pandemic has had an adverse impact on global commercial activity, including the global supply chain, and has contributed to significant volatility in the financial markets including, among other effects, a decline in the equity markets and reduced liquidity. In light of the potential future disruption to our own business operations and those of our clients, suppliers and other third parties with whom we interact, the Company considered the impact of COVID-19 on our business. This analysis considered our business resilience and continuity plans, financial modeling and stress testing of liquidity and financial resources.

The analysis concluded that the COVID-19 pandemic did not have a material adverse impact to our financial results for the first quarter of fiscal 2020; however, we expect that the impact of COVID-19 on general economic activity could negatively impact our revenue and operating results for the remainder of 2020. We will continue to monitor the situation and assess possible implications to our business and our stakeholders and will take appropriate actions to help mitigate adverse consequences. The extent to which COVID-19 impacts our business and financial position will depend on future developments, which are difficult to predict, including the severity and scope of the COVID-19 outbreak as well as the types of measures imposed by governmental authorities to contain the virus or address its impact and the duration of those actions and measures.

The Company has considered multiple scenarios, with both positive and negative inputs, as part of the significant estimates and assumptions that are inherent in our financial statements and are based on trends in client behavior and the economic environment throughout the quarter as COVID-19 has moved throughout the geographies in which we operate. These estimates and assumptions include the collectability of billed and unbilled receivables, the estimation of revenue, and the fair value of our reporting units, tangible and intangible assets and contingent consideration. With regard to collectability, the Company believes it will face atypical delays in client payments going forward. In addition, we believe that the demand for certain discretionary lines of business may decrease, and that such decrease will impact our financial results in succeeding periods. Non-discretionary lines of business may also be adversely affected, for example because reduced economic activity or disruption in insurance markets reduces demand for or the extent of insurance coverage. We believe that these trends and uncertainties are comparable to those faced by other registrants as a result of the pandemic. See also Part II, Item 1A, “Risk Factors” of this Quarterly Report for a discussion of actual and potential impacts of COVID-19 on our business, clients and operations.

We continue to closely monitor the spread and impact of COVID-19 while adhering to government health directives. The Company has implemented restrictions on business travel, office access, meetings and events. We have thorough business continuity and incident management processes in place that have been activated, including split team operations and work-from-home protocols for essential workers which are now globally effective. We are communicating frequently with clients and critical vendors, while meeting our objectives via remote working capabilities, overseen and coordinated by our incident management response team. While no contingency plan can eliminate all risk of temporary service interruption, we continually assess and update our plans to help mitigate all reasonable risk. As of the date of this filing, we do not believe our work-from-home protocol has materially adversely impacted our internal controls, financial reporting systems or our operations.

Market Conditions

Due to the cyclical nature of the insurance market and the impact of other market conditions on insurance premiums, commission revenue may vary widely between accounting periods. A period of low or declining premium rates, generally known as a ‘soft’ or ‘softening’ market, generally leads to downward pressure on commission revenue and can have a material adverse impact on our revenue and operating margin. A ‘hard’ or ‘firming’ market, during which premium rates rise, generally has a favorable impact on our revenue and operating margin. Rates, however, vary by geography, industry and client segment. As a result, and due to the global and diverse nature of our business, we view rates in the aggregate. Overall, we are currently seeing a modest but definite improvement with pricing in the market.

Market conditions in the broking industry in which we operate are generally defined by factors such as the strength of the economies in the various geographic regions in which we serve around the world, insurance rate movements, and insurance and reinsurance buying patterns of our clients.

The terms of Brexit and its impact remain uncertain, and the Company is currently in the process of establishing appropriate arrangements for the continued servicing of client business in the countries expected to be most affected. For a further discussion of the risks of Brexit to the Company, see Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on February 26, 2020.

Typically, our business benefits from regulatory change, political risk or economic uncertainty. Insurance broking generally tracks the economy, but demand for both insurance broking and consulting services usually remains steady during times of uncertainty. We have some businesses, such as our health and benefits and administration businesses, which can be counter cyclical during the early period of a significant economic change.

On an annual basis for 2020, although we expect that approximately 21% of our revenue will be generated in the U.K., we expect that approximately 11% of revenue will be denominated in Pounds sterling, as much of the insurance business is transacted in U.S. dollars. We expect that approximately 19% of our expenses will be denominated in Pounds sterling. We have a Company hedging strategy for this aspect of our business, which is designed to mitigate significant fluctuations in currency.

The markets for our consulting, technology and solutions, and marketplace services are affected by economic, regulatory and legislative changes, technological developments, and increased competition from established and new competitors. We believe that the primary factors in selecting a human resources or risk management consulting firm include reputation, the ability to provide measurable increases to shareholder value and return on investment, global scale, quality of service and the ability to tailor services to clients’ unique needs. In that regard, we are focused on developing and implementing technology, data and analytic solutions for both internal operations and for maintaining industry standards and meeting client preferences. We have made such investments from time to time and may decide, based on perceived business needs, to make investments in the future that may be greater than we currently anticipate. Conversely, particularly given the impact of the COVID-19 pandemic, we may make fewer information technology-based investments than previously anticipated, which could potentially create business operational risk.

With regard to the market for exchanges, we believe that clients base their decisions on a variety of factors that include the ability of the provider to deliver measurable cost savings for clients, a strong reputation for efficient execution and an innovative service delivery model and platform. Part of the employer-sponsored insurance market has matured and become more fragmented while other segments remain in the entry phase. As these market segments continue to evolve, we may experience growth in intervals, with periods of accelerated expansion balanced by periods of modest growth. In recent years, growth in the market for exchanges has slowed, and we expect this trend may continue during 2020.

See Part II, Item 1A “Risk Factors” elsewhere within this Form 10-Q, and Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on February 26, 2020 for a discussion of risks that may affect our ability to compete.

Exhibit 99.2

The following sets forth the risk factors discussion of Willis Towers Watson Public Limited Company (“WTW”) and its subsidiaries as described (i) in Part I, Item 1A of WTW’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2020, and (ii) in Part II, Item 1A of WTW’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and filed with the SEC on April 30, 2020. Capitalized terms not otherwise defined herein have the meanings given to them in such reports.

In this Exhibit 99.2, the “Company,” “we,” “our” and “us” refer to WTW and its subsidiaries.

Strategic and Operational Risks

We have been impacted by the COVID-19 pandemic and may be materially and adversely impacted by it in the future.

Recently, the COVID-19 pandemic has had an adverse impact on global commercial activity, including the global supply chain; and has contributed to significant volatility in financial markets, including, among other effects, a decline in equity markets, changes in interest rates and reduced liquidity. It has also resulted in increased travel restrictions and extended shutdowns of businesses in various industries including, among others, travel, trade, tourism, health systems and food supply, and significantly reduced overall economic output. As such, there is a risk that COVID-19 could have a material adverse impact on client demand and cash flow.

COVID-19 risks could magnify other risks discussed in this report and any of our SEC filings. For example, the effectiveness of external parties, including governmental and non-governmental organizations, in combating the spread and severity of COVID-19 could have a material impact on demand for our business. In addition, steps taken by market counterparties such as (re)insurance carriers to limit their exposures to COVID-19 and related risks could have an impact on their willingness to provide or renew coverage for our clients on historical terms and pricing, which could again impact demand for our business. Coverage disputes arising out of the pandemic could also increase our professional liability risk by increasing the frequency and severity of allegations by others that, in the course of providing services, we have committed errors or omissions for which we should have liability. Also, travel restrictions have caused the postponement or cancellation of various conferences and meetings around the world and adversely impacted sales activity. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of COVID-19 on our business. Nevertheless, COVID-19 presents material uncertainty and risk with respect to demand for our products and services.

In addition, COVID-19 could materially disrupt our own business operations and the services we provide, as well as the business operations of our clients, suppliers and other third parties with whom we interact. As an increasing percentage of our colleagues work remotely, we face resiliency risks, such as the risk that our information technology platform could potentially be inadequate to support increasing demand, as well as the risk that unusual working arrangements could impact the effectiveness of our operations or controls. We may also make fewer information technology-based investments than previously anticipated, which could potentially create business operational risk. In addition, we depend on third-party platforms and other infrastructure to provide certain of our products and services, and such third-party infrastructures face similar resiliency risks. Also, a potential COVID-19 infection of any of our key colleagues could materially and adversely impact our operations. Further, it is possible that COVID-19 causes us to close down call centers and other processes on which we rely, or impacts processes of third-party vendors on whom we rely, which could also materially impact our operations. The rapidly evolving changes in financial markets could also have a material impact on our own hedging and other financial transactions, which could impact our liquidity. In addition, it is possible that COVID-19 restrictions could create difficulty for satisfying our legal or regulatory filing or other obligations, including with the SEC and other regulators.

All of the foregoing events or potential outcomes, including in combination with other risk factors included in this Quarterly Report on Form 10-Q or our Annual Report on Form 10-K, could cause a material adverse effect on our results of operations in any period and, depending on their severity, could also materially and adversely affect our financial condition. In addition, such events and outcomes could potentially impact our reputation with clients and regulators, among others.

Our pending combination with Aon creates incremental business, regulatory and reputational risks.

On March 9, 2020, the Company announced that it had entered into a business combination agreement with Aon. The proposed transaction with Aon entails important risks, including, among others: the risk that we are unable to obtain the requisite shareholder or regulatory approvals or satisfy all of the other conditions required to consummate the proposed transaction on the proposed terms and schedule, if at all; the risk that we and Aon are unable to successfully integrate our combined operations and employees and realize the proposed transaction’s benefits, including potential synergies, or that we are unable to realize such benefits at the times and to the extent anticipated or that results are different from those contained in forecasts when made; the risk that transaction and/or integration costs or dis-synergies are greater than expected, including as a result of conditions regulators put on any approvals of the transaction; the potential impact of the announcement and/or consummation of the proposed transaction on relationships, including with employees, suppliers, clients and competitors; the risk that we and/or the combined company will not have the ability to hire and retain key personnel; the risk that management’s attention is diverted from other matters; the risks posed by changes in general economic, business and political conditions, including changes in the financial markets and any epidemic, pandemic or disease outbreaks; the risk of potential litigation associated with the proposed transaction; the fact that the business combination agreement subjects the Company to various significant restrictions on its operations between signing and closing (including, among others, with respect to share repurchases, the incurrence of debt above thresholds or the acquisition or disposition of assets above specified thresholds, or specified changes to compensation and benefit programs); the risk of disruptions from the proposed transaction that impact our and/or Aon’s business, including current plans and operations; the risk posed by extensive government regulation on our business and/or the business of the combined company; the risk of adverse effects on the market price of Aon’s and the Company’s securities and on Aon’s and the Company’s operating results for any reason; and other risks described in the Company’s SEC filings, including definitive additional materials, the merger proxy statement and other filings generally applicable to significant transactions and related integrations that are or will be filed with the SEC.

Our success largely depends on our ability to achieve our global business strategy as it evolves, and our results of operations and financial condition could suffer if the Company were unable to successfully establish and execute on its strategy and generate anticipated revenue growth and cost savings and efficiencies.

Our future growth, profitability and cash flows largely depend upon our ability to successfully establish and execute our global business strategy. As discussed under Item 1, “Business - Business Strategy”, we seek to be an advisory, broking and solutions provider of choice through an integrated global platform. While we have confidence that our strategic plan reflects opportunities that are appropriate and achievable, there is a possibility that our strategy may not deliver projected long-term growth in revenue and profitability due to inadequate execution, incorrect assumptions, global or local economic conditions, competition, changes in the industries in which we operate, sub-optimal resource allocation or any of the other risks described in this “Risk Factors” section. In addition, our strategy continues to evolve, and it is possible that we will be unable to successfully execute the associated strategy changes, due to factors discussed above or elsewhere in this “Risk Factors” section. In pursuit of our growth strategy, we may also invest significant time and resources into new product or service offerings, and there is the possibility that these offerings may fail to yield sufficient return to cover their investment. The failure to continually develop and execute optimally on our global business strategy could have a material adverse effect on our business, financial condition and results of operations.

Demand for our services could decrease for various reasons, including a general economic downturn, increased competition, or a decline in a client’s or an industry’s financial condition or prospects, all of which could materially adversely affect us.

We can give no assurance that the demand for our services will grow or be maintained, or that we will compete successfully with our existing competitors, new competitors or our clients’ internal capabilities. Client demand for our services may change based on the clients’ needs and financial conditions, among other factors.

Our results of operations are affected directly by the level of business activity of our clients, which in turn is affected by the level of economic activity in the industries and markets that they serve. For example, any changes in U.S. trade policy (including any increases in tariffs that result in a trade war), ongoing stock market volatility or an increase in, or unmet market expectations with respect to, interest rates could adversely affect the general economy. As a result, global financial markets may continue to experience disruptions, including increased volatility and reduced credit availability, which could substantially impact our results. Likewise, the coronavirus emanating from China could have a material adverse impact on global demand from our clients, in addition to the potential impact of pandemics on our own operations discussed elsewhere in this report. While it is difficult to predict the consequences of any deterioration in global economic conditions on our business, any significant reduction or delay by our clients in purchasing our services or insurance or making payment of premiums could have a material adverse impact on our financial condition and results of operations. In addition, the potential for a significant insurer to fail, be downgraded or withdraw from writing certain lines of insurance coverages that we offer our clients could negatively impact overall capacity in the industry, which could then reduce the placement of certain lines and types of insurance and reduce our revenue and profitability. The potential for an insurer to fail or be downgraded could also result in errors and omissions claims by clients.

In addition, the markets for our principal services are highly competitive. Our competitors include other insurance brokerage (including direct-to-consumer Medicare brokerage), human capital and risk management consulting and actuarial firms, and the human capital and risk management divisions of diversified professional services, insurance, brokerage and accounting firms and specialty, regional and local firms.

Competition for business is intense in all of our business lines and in every insurance market, and some competitors have greater market share in certain lines of business than we do. Some of our competitors have greater financial, technical and marketing resources than us, which could enhance their ability to finance acquisitions, fund internal growth and respond more quickly to professional and technological changes. New competitors, as well as increasing and evolving consolidation or alliances among existing competitors, have created and could continue to create additional competition and could significantly reduce our market share, resulting in a loss of business for us and a corresponding decline in revenue and profit margin. In order to respond to increased competition and pricing pressure, we may have to lower our prices, which would also have an adverse effect on our revenue and profit margin.

In addition, existing and new competitors could develop competing technologies or product or service offerings that disrupt our industries. Any new technology or product or service offering (including insurance companies selling their products directly to consumers or other insureds) that reduces or eliminates the need for intermediaries in insurance or reinsurance sales transactions could have a material adverse effect on our business and results of operations. Further, the increasing willingness of clients to either self-insure or maintain a captive insurance company, and the development of capital markets-based solutions and other alternative capital sources for traditional insurance and reinsurance needs, could also materially adversely affect us and our results of operations.

An example of a business that may be significantly impacted by changes in customer demand is our retirement consulting and actuarial business, which comprises a substantial portion of our revenue and profit. We provide clients with actuarial and consulting services relating to both defined benefit and defined contribution pension plans. Defined benefit pension plans generally require more actuarial services than defined contribution plans because defined benefit plans typically involve large asset pools, complex calculations to determine employer costs, funding requirements and sophisticated analysis to match liabilities and assets over long periods of time. If organizations shift to defined contribution plans more rapidly than we anticipate, or if we are unable to otherwise compensate for the decline in our business that results from employers moving away from defined benefit plans, our business, financial condition and results of operations could be materially adversely affected. Furthermore, large and complex consulting projects, often involving dedicated personnel, resources and expenses, comprise a significant portion of this business, which are based on our clients’ discretionary needs and may be reduced based on a decline in a client’s or an industry’s financial condition or prospects. We also face the risk that certain large and complex project contracts may be reduced or terminated based on dissatisfaction with service levels, which could result in reduced revenue, write-offs of assets associated with the project, and disputes over the contract, all of which may adversely impact our results and business.

In addition, the demand for many of our core benefit services, including compliance-related services, is affected by government regulation and taxation of employee benefit plans. Significant changes in tax or social welfare policy or other regulations could lead some employers to discontinue their employee benefit plans, including defined benefit pension plans, thereby reducing the demand for our services. A simplification of regulations or tax policy also could reduce the need for our services.

Data security breaches or improper disclosure of confidential company or personal data could result in material financial loss, regulatory actions, reputational harm or legal liability.

We depend on information technology networks and systems to process, transmit and store electronic information and to communicate among our locations around the world and with our alliance partners, insurance carriers/markets and clients. Additionally, one of our significant responsibilities is to maintain the security and privacy of our clients’ confidential and proprietary information and the personal data of their customers and/or employees. Our information systems, and those of our third-party service providers and vendors, are vulnerable to an increasing threat of continually evolving cybersecurity risks. We are the target of computer viruses, hackers, distributed denial of service attacks, malware infections, ransomware attacks, phishing and spear-phishing campaigns and other external hazards, as well as improper or inadvertent staff behavior which, could expose confidential company and personal data systems and information to security breaches.

Many of the software applications that we use in our business are licensed from, and supported, upgraded and maintained by, third-party vendors. Our third-party applications include enterprise cloud storage and cloud computing application services provided and maintained by third-party vendors. These third-party applications store confidential and proprietary data of the Company, our employees and our clients. We have processes designed to require third-party IT outsourcing, offsite storage and other vendors to agree to maintain certain standards with respect to the storage, protection and transfer of confidential, personal and proprietary information. However, we remain at risk of compromising this data, including as a result of a data breach due to the intentional or unintentional non-compliance by a vendor’s employee or agent, the breakdown of a vendor’s data protection processes, or a cyber-attack on a vendor’s information systems. Further, the risk and potential impact of a data breach of our third-party vendors’ systems increase as we move more of our data and our clients’ data into our vendors’ cloud storage, we engage in IT outsourcing or we consolidate the group of third-party vendors that provide cloud storage or other IT services for the Company.

We and our vendors regularly experience cybersecurity incidents, including successful attacks from time to time, and we expect that to continue going forward. Cybersecurity incidents also include those resulting from human error or malfeasance, implantation of malware and viruses, phishing and spear-phishing attacks, unauthorized access to our information technology networks and systems, and unauthorized access to data or individual account funds through fraud or other means of deceiving our colleagues, third-party service providers and vendors. We have experienced successful attacks, by various types of hacking groups, in which personal and commercially sensitive information, belonging to us or our clients, has been compromised. However, none of these cybersecurity incidents or attacks to our knowledge have been material to our business or financial results. We cannot assure that such cybersecurity incidents or attacks will not be material in the future. When required by law, we have notified individuals and relevant regulatory authorities (such as state attorney generals, state insurance regulators, the U.S. Department of Health and Human Services, and the U.K.’s Information Commissioner’s Office) of such cybersecurity incidents or attacks.

Over time, the frequency, severity and sophistication of the attacks against us have increased. We maintain policies, procedures and technological safeguards (such as, where in place, multifactor authentication and encryption of data in transit and at rest) designed to protect the security and privacy of this information. However, such safeguards are time-consuming and expensive to deploy broadly and are not necessarily always in place or effective, and we cannot entirely eliminate the risk of data security breaches, improper access to, takeover of or disclosure of confidential company or personally identifiable information. We may not be able to detect and assess such issues, or implement appropriate remediation, in a timely manner. We are engaged in an ongoing effort to enhance our protections against attack; this effort will require significant expenditures and may not be successful. Our technology may fail to adequately secure the private information we hold and protect it from theft, computer viruses, hackers or inadvertent loss.

If any person, including any of our colleagues, intentionally or unintentionally fails to comply with, disregards or intentionally breaches our established controls with respect to such data or otherwise mismanages or misappropriates that data, we could be subject to monetary damages, fines, regulatory enforcement or criminal prosecution. Unauthorized disclosure of sensitive or confidential client, supplier or employee data, whether through systems failure, accident, employee negligence, fraud or misappropriation, could damage our reputation and cause us to lose clients. Similarly, unauthorized access to or through our information systems or those we develop for our clients, whether by our colleagues or third parties, could result in significant additional expenses (including expenses relating to incident response and investigation, remediation work, notification of data security breaches and costs of credit monitoring services), negative publicity, legal liability and damage to our reputation, as well as require substantial resources and effort of management, thereby diverting management’s focus and resources from business operations.

The methods used to obtain unauthorized access, disable or degrade service or sabotage systems are also constantly changing and evolving; continue to become more sophisticated and complex; and may be difficult to anticipate or detect. For example, the Cyber Division of the U.S. Federal Bureau of Investigation (“FBI”) has noted that cyber criminals have targeted, and may increasingly target, assets held in Health Savings Accounts and Reimbursement Accounts to fraudulently acquire the assets held in those accounts. Assets held in Health Savings Accounts are expected to grow substantially over the next few years. We have experienced incidents in which unauthorized actors compromised personal information, including through the use of unlawfully obtained demographic information. These incidents have not had a material impact on our business or operations thus far but, given the Company’s move toward managing more of these assets ourselves as a non-bank custodian, our reputation could be harmed and our business and results of operations could be materially adversely affected if we were the target of such fraud in the future.

We have implemented and regularly review and update processes and procedures to protect against fraud or unauthorized access to or use of secured data and to prevent data loss. The ever-evolving threats mean that we and our third-party service providers and vendors must continually evaluate, adapt, enhance and otherwise improve our respective systems and processes, especially as we grow our mobile, cloud and other internet-based services. There is no guarantee that such efforts will be adequate to safeguard against all fraud, data security breaches, unauthorized access, operational impacts or misuses of data. For example, our policies, employee training (including phishing prevention training), procedures and technical safeguards may be insufficient to prevent or detect improper access to confidential, personal or proprietary information by employees, vendors or other third parties with otherwise legitimate access to our systems. In addition, we may not be able to implement such efforts as quickly as desired if, for example, greater resources are required than originally expected or resources and management’s focus are insufficient. Any future significant compromise or breach of our data security or fraud, whether external or internal, or misuse of client, colleague, supplier or company data, could result in additional significant costs, lost revenue opportunities, fines, lawsuits, and damage to our reputation with our clients and in the broader market.

We could be subject to claims and lawsuits arising from our work, which could materially adversely affect our reputation, business and financial condition.

We depend in large part on our relationships with clients and our reputation for high-quality services to secure future engagements. Clients that become dissatisfied with our services may terminate their business relationships with us, and clients and third parties that claim they suffered damages caused by our services may bring lawsuits against us. We are subject to various actual and potential claims, lawsuits, investigations and other proceedings relating principally to alleged errors and omissions in connection with the provision of our services or the placement of insurance and reinsurance in the ordinary course of business. We are also subject to actual and potential claims, lawsuits, investigations and proceedings outside of errors and omissions claims. See Note 15 – Commitments and Contingencies in Item 8 in this Annual Report on Form 10-K for examples of claims to which we are subject.

Because we often assist our clients with matters involving substantial amounts of money and complex regulatory requirements, including actuarial services, asset management, technology solutions development and implementation and the placement of insurance coverage and the handling of related claims, errors and omissions claims against us may arise that allege our potential liability for all or part of the substantial amounts in question. The nature of our work, particularly our actuarial services, necessarily involves the use of assumptions and the preparation of estimates relating to future and contingent events, the actual outcome of which we cannot know in advance. Our actuarial and brokerage services also rely on substantial amounts of data provided by clients, the accuracy and quality of which we may not be able to ensure. In addition, we could make computational, software programming or data management errors in connection with the services we provide to clients.

Clients may seek to hold us responsible for alleged errors or omissions relating to any of the brokerage advice and services we provide, including when claims they submit to their insurance carriers are disputed or denied. Given that many of our clients have very high insurance policy limits to cover their risks, alleged errors and omissions claims against us arising from disputed or denied claims are often significant. Moreover, in certain circumstances, our brokerage, investment and certain other types of business may not limit the maximum liability to which we may be exposed for claims involving alleged errors or omissions; and as such, we do not have limited liability for the work we provide to the associated clients.

Further, given that we frequently work with large pension funds and insurance companies as well as other large clients, relatively small percentage errors or variances can create significant financial variances and result in significant claims for unintended or unfunded liabilities. The risks from such variances or errors could be aggravated in an environment of declining pension fund asset values and insurance company capital levels. In almost all cases, our exposure to liability with respect to a particular engagement is substantially greater than the revenue opportunity that the engagement generates for us.

Clients may seek to hold us responsible for the financial consequences of variances between assumptions and estimates and actual outcomes or for errors. For example, in the case of pension plan actuarial work, a client’s claims might focus on the client’s alleged reliance on actuarial assumptions that it believes were unreasonable and, based on such reliance, the client made benefit commitments that it may later claim are not affordable or funding decisions that result in plan underfunding if and when actual outcomes vary from actuarial assumptions.

We also continue to create new products and services (including increasingly complex technology solutions) and to grow the business of providing products and services to institutional investors, financial services companies and other clients. The risk of claims from these lines of business and related products and services may be greater than from our core products or services, and such claims may be for significant amounts as we take on increasingly complicated projects, including those with complex regulatory requirements.

We also provide advice on both asset allocation and selection of investment managers. Increasingly, for many clients, we are responsible for making decisions on both of these matters, or we may serve in a fiduciary capacity, either of which may increase liability exposure. In addition, the Company offers affiliated investment funds, including in the U.S. and Ireland, with plans to launch additional funds over time. Given that our Investment business may recommend affiliated investment funds or affirmatively invest such clients’ assets in such funds under delegated authority, this may increase our liability exposure. We may also be liable for actions of managers or other service providers to the funds. Further, for certain clients, we are responsible for some portions of cash and investment management, including rebalancing of investment portfolios and guidance to third parties on the structure of derivatives and securities transactions. Asset classes may experience poor absolute performance, and investment managers may underperform their benchmarks; in both cases the investment return shortfall can be significant. Clients experiencing this underperformance, including from our affiliated investment funds, may assert claims against us, and such claims may be for significant amounts. In addition, our failure to properly execute our role can cause monetary damage to our clients or such third parties for which we might be found liable, and such claims may be for significant amounts. Our expected expansion of this business geographically and in new offerings will subject us to additional contractual exposures and obligations with investors, asset managers and third party service providers, as well as increased regulatory exposures. Overall, our ability to contractually limit our potential liability may be limited in certain jurisdictions or markets or in connection with claims involving breaches of fiduciary duties or other alleged errors or omissions.

The ultimate outcome of all of the above matters cannot be ascertained and liabilities in indeterminate amounts may be imposed on us. In addition, our insurance coverage may not be sufficient in type or amount to cover us against such liabilities. It is thus possible that future results of operations or cash flows for any particular quarterly or annual period could be materially adversely affected by an unfavorable resolution of these matters. In addition, these matters continue to divert management and personnel resources away from operating our business. Even if we do not experience significant monetary costs, there may be adverse publicity associated with these matters that could result in reputational harm to the industries we operate in or to us in particular that may adversely affect our business, client or employee relationships. In addition, defending against these claims can involve potentially significant costs, including legal defense costs.

As a highly-regulated company, we are subject from time to time to inquiries or investigations by governmental agencies or regulators that could have a material adverse effect on our business or results of operations.

We have also been and may continue to be subject to inquiries and investigations by federal, state or other governmental agencies regarding aspects of our clients’ businesses or our own businesses, especially regulated businesses such as our insurance broker, securities broker-dealer and investment advisory services. Such inquiries or investigations may consume significant management time and result in regulatory sanctions, fines or other actions as well as significant legal fees, which could have a material adverse impact on our business, results of operations and liquidity. Also, we may face additional regulatory scrutiny as we expand our businesses geographically and in new products and services that we offer.

Examples of these inquiries or investigations are set forth in more detail in Note 15 – Commitments and Contingencies in Item 8 in this Annual Report on Form 10-K. These include various ongoing civil investigation proceedings in respect of alleged exchanges of commercially sensitive information among competitors in aviation and aerospace insurance and reinsurance broking.

All of these items reflect an increased focus by regulators (in the U.K., U.S. and elsewhere) on various aspects of the operations and affairs of our regulated businesses. We are unable to predict the outcome of these inquiries or investigations. Any proposed changes that result from these investigations and inquiries, or any other investigations, inquiries or regulatory developments, or any potential fines or enforcement action, could materially adversely affect our business and our results of operations.

Our growth strategy depends, in part, on our ability to make acquisitions and we face risks when we acquire or divest businesses, and could have difficulty in acquiring, integrating or managing acquired businesses, or with effecting internal reorganizations, all of which could harm our business, financial condition, results of operations or reputation.

Our growth depends in part on our ability to make acquisitions. We may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on terms acceptable or favorable to us. We also face additional risks related to acquisitions, including that we could overpay for acquired businesses and that any acquired business could significantly underperform relative to our expectations. In addition, we may not repurchase as many of our outstanding shares as anticipated due to our acquisition activity or investment opportunities, as well as other market or business conditions. If we are unable to identify and successfully make, integrate and manage acquisitions, our business could be materially adversely affected. In addition, we face risks related to divesting businesses, including that we may not receive adequate consideration in return for the divested business, we may continue to be subject to the liabilities of the divested business after its divestiture (including with respect to work we might have performed on behalf of the divested business), and we may not be able to reduce overhead or redeploy assets or retain colleagues after the divestiture closes. For example, we recently announced that we are exploring strategic alternatives with respect to Miller, and we may face these types of risks if we were to pursue a transaction.

In addition, we cannot be certain that our acquisitions will be accretive to earnings or that our acquisitions or divestitures will otherwise meet our operational or strategic expectations. Acquisitions involve special risks, including the potential assumption of unanticipated liabilities and contingencies and difficulties in integrating acquired businesses, and acquired businesses may not achieve the levels of revenue, profit or productivity we anticipate or otherwise perform as we expect. In addition, if the operating performance of an acquired business deteriorates significantly, we may need to write down the value of the goodwill and other acquisition-related intangible assets recorded on our consolidated balance sheet.

We may be unable to effectively integrate an acquired business into our organization, and may not succeed in managing such acquired businesses or the larger company that results from such acquisitions. The process of integrating an acquired business may subject us to a number of risks, including, without limitation, an inability to retain the management, key personnel and other employees of the acquired business; an inability to establish uniform standards, controls, systems, procedures and policies or to achieve anticipated savings; and exposure to legal claims for activities of the acquired business prior to acquisition.

Certain recently-completed or pending acquisitions, including the acquisition on July 30, 2019 of TRANZACT, a U.S.-based direct-to-consumer health care organization that links individuals to U.S. insurance carriers, and the pending acquisition of Unity Group, an insurance broking business with operations in six Central American countries, entail important incremental risks in addition to those described above. With respect to our TRANZACT business, we may be unable to successfully integrate direct-to-consumer sales and marketing solutions with our existing offerings at the times and to the extent anticipated. With respect to both transactions, we face the risk related to the potential impacts of the transaction and integration on relationships, including with employees, correspondents, suppliers, clients and competitors, as well as the risk related to contingent liabilities (including litigation) potentially creating material liabilities for the Company. With respect to the Unity Group, we face the risk that we are unable to obtain requisite regulatory approvals or the satisfaction of other conditions to the consummation of the transaction on the proposed terms and schedule, if at all. The following risks, in addition to those described above, may also adversely affect our ability to successfully implement and integrate these acquisitions: material changes in U.S. and foreign jurisdiction regulations (including those related to the healthcare system and Medicare and insurance brokerage services); changes in general economic, business and political conditions in relevant markets, including changes in the financial markets; significant competition in the marketplace; and compliance with extensive and evolving government regulations in the U.S. and in foreign jurisdictions.

If acquisitions are not successfully integrated and the intended benefits of the acquisitions are not achieved, our business, financial condition and results of operations could be materially adversely affected, as well as our professional reputation. We also own an interest in a number of associates and companies where we do not exercise management control and we are therefore limited in our ability to direct or manage the business to realize the anticipated benefits that we could achieve if we had full ownership.

Our inability to comply with complex and evolving laws and regulations related to data privacy and cyber security could result in material financial loss, regulatory actions, reputational harm or legal liability.

We are subject to numerous U.S. and foreign jurisdiction laws and regulations designed to protect personally identifiable information of client and company constituents, colleague, supplier and company data, such as the E.U. General Data Protection Regulation (“GDPR”), regulations from other countries that prohibit the transmission of data outside of such country’s borders and various U.S. federal and state laws governing the protection of health, financial or other individually identifiable information. GDPR, which became effective in May 2018, significantly increased our responsibilities when handling personal data including, without limitation, requiring us to conduct privacy impact assessments, restricting the transmission of data and requiring public disclosure of significant data breaches. Violations of GDPR may result in possible fines of up to 4% of global annual turnover for the preceding financial year or €20 million (whichever is higher). Laws and regulations in this area are evolving and generally becoming more stringent. For example, the New York State Department of Financial Services has issued cybersecurity regulations that outline a variety of required security measures for protection of data. Other U.S. states, including California, have also recently enacted laws requiring certain data security and privacy measures of regulated entities that are broadly similar to GDPR’s requirements, and we expect that other states may follow with their own data privacy and data security laws as well. In the U.S., HIPAA has been in place for many years and was amended in 2009 to become more stringent. The Office for Civil Rights within the Department of Health and Human Services actively enforces those laws and regulations. Further, a U.K. exit from the E.U. will increase uncertainty regarding applicable laws and regulations pending more clarity on the terms of that exit.

All of these evolving laws and regulations, some of which may be subject to evolving interpretations or conflicts with one another, may restrict the manner in which we provide services to our clients, divert resources from other important initiatives, increase the risk of non-compliance and impose significant compliance and other costs that are likely to increase over time, and increase the risk of fines, lawsuits or other potential liability, all of which could have a material adverse effect on our business and results of operations. Our failure to adhere to or successfully implement processes in response to legal or regulatory requirements, including changing legal or regulatory requirements that may be developed or revised due to Brexit, and changing customer expectations in this area, could result in substantial legal liability and impairment to our reputation or business.

Our ability to successfully manage ongoing organizational changes could impact our business results, where the level of costs and/or disruption may be significant and change over time and the benefits may be less than we originally expect.

We have in the past few years undergone several significant business and organizational changes, including the Merger, the Gras Savoye acquisition and multi-year operational improvement programs, among others. There are also a number of other initiatives planned or ongoing to transform and update our systems and processes and gain efficiencies. In addition, our strategy continues to evolve, and such evolution may result in further organizational changes as we may decide, based on our perceived business needs, to make investments that may be greater than we currently anticipate. In connection with all these changes, we may manage a number of large-scale and complex projects. Such projects may include multiple and connected phases, many of which may be dependent on factors that are outside of our control. While we plan to undertake these types of large, complex projects based on our determination that each is necessary or desirable for the execution of the Company’s business strategy, we cannot guarantee that the collective effect of all of these projects will not adversely impact our business or results of operations or that the benefits will be as we originally expect. Effectively managing these organizational changes (including ensuring that they are implemented on schedule, within budget and without interruption to the existing business or that transitions to new systems do not create significant control vulnerabilities during the period of transition) is critical to retaining talent, servicing clients and our business success overall. Many of the risks described herein increase during periods of significant organizational change. The failure to effectively manage such risks could adversely impact our resources or business or financial results.

Our inability to successfully recover should we experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.

Should we experience a disaster or other business continuity problem, such as an earthquake, hurricane, terrorist attack, pandemic, security breach, power loss, telecommunications failure or other natural or man-made disaster, our continued success will depend, in part, on the availability of our personnel, our office facilities, access to data, and the proper functioning of our computer, telecommunication and other related systems and operations. In such an event, we could experience near-term operational challenges with regard to particular areas of our operations.

A disaster on a significant scale or affecting certain of our key operating areas within or across regions, or our inability to successfully recover should we experience a disaster or other business continuity problem, could materially interrupt our business operations and cause material financial loss, loss of human capital, regulatory actions, reputational harm, damaged client relationships or legal liability, particularly if any of these problems occur during peak times.

Interruption to or loss of our information processing capabilities or failure to effectively maintain and upgrade our information processing hardware or systems could cause material financial loss, regulatory actions, reputational harm or legal liability.

Our business depends significantly on effective information systems. Our capacity to service our clients relies on effective storage, retrieval, processing and management of information. Our information systems also rely on the commitment of significant financial and other resources to maintain and enhance existing systems, develop and create new systems and products in order to keep pace with continuing changes in information processing technology or evolving industry and regulatory standards and to be at the forefront of a range of technology options relevant to our business.

In addition, many of the software applications, including enterprise cloud storage and cloud computing application services, that we use in our business are licensed from, and supported, upgraded and maintained by, third-party vendors. We are significantly increasing our use of such cloud services and expect this to continue over time. These third-party applications store confidential and proprietary data of both the Company and our clients. A suspension or termination of certain of these licenses or the related support, upgrades and maintenance could cause temporary system delays or interruptions that could adversely impact our business.

If the data we rely on to run our business were found to be inaccurate or unreliable or if we fail to maintain effective and efficient systems (including through a telecommunications failure, failure to replace or update redundant or obsolete computer hardware, applications or software systems, or the loss of skilled people with the knowledge needed to operate older systems, or if we experience cost overruns, delays, or other disruptions), this could result in material financial loss, regulatory action, reputational harm or legal liability.

The United Kingdom’s exit from the European Union on January 31, 2020, and the risk that other countries may follow, could adversely affect us.

In 2019, approximately 21% of our revenue was generated in the U.K., although only about 12% of revenue was denominated in Pounds sterling as much of the insurance business is transacted in U.S. dollars. Approximately 20% of our expenses were denominated in Pounds sterling. It remains difficult to predict with any level of certainty the impact that Brexit will have on the economy; economic, regulatory and political stability; and market conditions in Europe, including in the U.K., or on the Pound sterling, Euro or other European currencies, but any such impacts and others we cannot currently anticipate could materially adversely affect us and our operations. Among other things, we could experience: lower growth in the region due to indecision by businesses holding off on generating new projects or due to adverse market conditions; and reduced reported revenue and earnings because foreign currencies may translate into fewer U.S. dollars due to the fact that we translate revenue denominated in non-U.S. currencies, such as Pounds sterling, into U.S. dollars for our financial statements. In addition, there can be no assurance that our hedging strategies will be effective.

The British government and the E.U. continue to negotiate the terms of the U.K.’s future relationship with the E.U. While many separation issues have been resolved, significant uncertainty remains. It is also possible that the U.K. exits the E.U. in a potentially disruptive manner, with no agreed-upon future relationship. The Company is heavily invested in the U.K. through our businesses and activities. If Brexit negatively impacts the U.K., then it could have a material adverse impact on us. In addition, Brexit may result in greater restrictions on business conducted between the U.K. and E.U. countries and increased regulatory complexities. There is also uncertainty as to how the U.K.’s access to the E.U. Single Market and the wider trading, legal, regulatory, tax, social and labor environments, especially in the U.K. and E.U., will be impacted, including the resulting impacts on our business and that of our clients. Any such changes may adversely affect our operations and financial results. For example, any changes to the passporting or other regulations relating to doing business in various E.U. countries by relying on a regulatory permission in the U.K. (or doing business in the U.K. by relying on a regulatory permission in an E.U. country) could increase our costs of doing business, or our ability to do so. At this point, we do not expect the current passporting regime to continue beyond the current transition period or any extension to its current expiration on December 31, 2020. Any such change, or other change in regulations could increase our costs of doing business, or in some cases, affect our ability to do business, and adversely impact our operations and financial results.

The risk remains that the U.K. will not have agreed to a comprehensive trade agreement with the E.U. or other countries by the time the transition period expires or that any such trade agreement makes no, or inadequate, provision for passporting or other matters relevant to our business operations. We are currently in the process of establishing appropriate arrangements for the continued servicing of client business in the countries expected to be most affected. These arrangements include the transaction of certain businesses and/or the movement of certain businesses outside of the U.K. However, various significant risks remain, including the following, among others:

•

The risk that our proposed business solutions, such as business transfers, will not be completed in time or could cost more than expected, or that they will not be approved by regulators in the U.K. or E.U.;

•	The risk that changes to our information technology required to move businesses or operations will not be completed in time;

•	The risk that we may not timely complete any required changes to client contract terms and regulatory requirements, including with respect to data protection and privacy standards;

•	The risk of a loss of key talent, or an inability to hire sufficient and qualified talent;

•	The risk that the efforts and resources allocated to Brexit, and associated changes to our operations, cause disruptions to our existing businesses, whether inside or outside the U.K., or both;

•

The risk that the U.K. will have in place no, or a limited number of, trade agreements with the E.U., its member states and/or any non-E.U. states leading to potentially adverse trading conditions with other territories; and

•

The risk that the way in which the U.K. exits the E.U. is altered from current expectations, resulting in the need to quickly and materially change our plans, and the risks described above with respect to any associated changes in such plans.

There is also a risk that other countries may decide to leave the E.U. We cannot predict the impact that any additional countries leaving the E.U. will have on us, but any such impacts could materially adversely affect us.

Allegations of conflicts of interest, including in connection with accepting market derived income, may have a material adverse effect on our business, financial condition, results of operation or reputation.

We could suffer significant financial or reputational harm if we fail to properly identify and manage potential conflicts of interest. Conflicts of interest exist or could exist any time the Company or any of its employees have or may have an interest in a transaction or engagement that is inconsistent with our clients’ interests. This could occur, for example, when the Company is providing services to multiple parties in connection with a transaction. In addition, as we provide more solutions-based services, there is greater potential for conflicts with advisory services. Managing conflicts of interest is an important issue for the Company, but can be a challenge for a large and complex company such as ours. Due to the broad scope of our businesses and our client base, we regularly address potential conflicts of interest, including, without limitation, situations where our services to a particular client or our own investments or other interests conflict, or are perceived to conflict, with the interests of another client. If these are not carefully managed, this could then lead to failure or perceived failure to protect the client’s interests, with attendant regulatory and reputational risks that could materially adversely affect us and our operations. There is no guarantee that all potential conflicts of interest will be identified, and undetected conflicts may result in damage to our professional reputation and result in legal liability which may have a material adverse effect on our business. Identifying conflicts of interest may also prove particularly difficult as we continue to bring systems and information together and integrate newly acquired businesses. In addition, we may not be able to adequately address such conflicts of interest.

In addition, insurance intermediaries have traditionally been remunerated by base commissions paid by insurance carriers in respect of placements we make for clients, or by fees paid by clients. Intermediaries also obtain other revenue from insurance carriers. This revenue, when derived from carriers in their capacity as insurance markets (as opposed to as corporate clients of the intermediaries where they may be purchasing insurance or reinsurance or other non-market related services), is commonly known as market derived income or “MDI”. MDI is another example of an area in which allegations of conflicts of interest may arise. MDI takes a variety of forms, including volume- or profit-based contingent commissions, facilities administration charges, business development agreements, and fees for providing certain data to carriers.

MDI creates various risks. Intermediaries in many markets have a duty to act in the best interests of their clients and payments from carriers can incentivize intermediaries to put carriers’ or their own interests ahead of their clients. Accordingly, MDI may be subject to scrutiny by various regulators under conflict of interest, anti-trust, unfair competition, conduct and anti-bribery laws and regulations. While accepting MDI is a lawful and acceptable business practice, and while we have established systems and controls to manage these risks, we cannot predict whether our position will result in regulatory or other scrutiny and our controls may not be effective.

In addition, the Company offers affiliated investment funds, with plans to launch additional funds over time. Given that our Investment business may recommend affiliated investment funds or affirmatively invest such clients’ assets in such funds under delegated authority, there may be a perceived conflict of interest. While the Company has processes, procedures and controls in place intended to mitigate potential conflicts, such perception could cause regulatory inquiries, or could impact client demand and the business’ financial performance, and our controls may not be effective. In addition, underperformance by our affiliated investment funds could lead to lawsuits by clients that were invested in such funds.

The failure or perceived failure to adequately address conflicts of interest could affect the willingness of clients to deal with us, or give rise to litigation or enforcement actions. Conflicts of interest may also arise in the future that could cause material harm to us.

Damage to our reputation, including due to the failure of third parties on whom we rely to perform services or public opinions of third parties with whom we associate, could adversely affect our businesses.

Maintaining a positive reputation is critical to our ability to attract and maintain relationships with clients and colleagues. Damage to our reputation could therefore cause significant harm to our business and prospects. Harm to our reputation can arise from numerous sources, including among others, employee misconduct, litigation or regulatory action, failure to deliver minimum standards of service and quality, compliance failures, allegations of conflicts of interest and unethical behavior. Such harm could also arise from negative public opinion or political conditions arising from our association with third parties in any number of activities or circumstances. Negative perceptions or publicity, whether or not true, may result in harm to our prospects. In addition, the failure to deliver satisfactory service and quality performance, on time and within budget, in one line of business could cause clients to terminate the services we provide to those clients in many other lines of business. This risk has increased as the Company has become larger and more complex and as we take on increasingly complicated projects for our clients (such as complex outsourcing engagements and technology solutions development/implementation projects that require a significant amount of dedicated personnel resources and expenses).

In addition, as part of providing services to clients and managing our business, we rely on a number of third-party service providers. Our ability to perform effectively depends in part on the ability of these service providers to meet their obligations, as well as on our effective oversight of their performance. The quality of our services could suffer or we could be required to incur unanticipated costs if our third-party service providers do not perform as expected or their services are disrupted. This could have a material adverse effect on our reputation as well as our business and results of operations.

The loss of key colleagues could damage or result in the loss of client relationships and could result in such colleagues competing against us.

Our success depends on our ability to attract, retain and motivate qualified personnel, including key managers and colleagues. In addition, our success largely depends upon our colleagues’ abilities to generate business and provide quality services. In particular, our colleagues’ business relationships with our clients are a critical element of obtaining and maintaining client engagements. Labor markets have continued to tighten globally, and we have experienced intense competition and increased costs for certain types of colleagues, especially as new entrants, in insurance and reinsurance businesses (among others), expend significant resources in hiring. Also, in the past, we have lost colleagues who manage substantial client relationships or possess substantial experience or expertise; if we lose additional colleagues such as those, it could result in such colleagues competing against us. The failure to successfully attract and retain qualified personnel could materially adversely affect our ability to secure and complete engagements or could disrupt our business, which would materially adversely affect our results of operations and prospects.

In conducting our businesses around the world, we are subject to political, economic, legal, regulatory, cultural, market, operational and other risks that are inherent in operating in many countries.

In conducting our businesses and maintaining and supporting our global operations, we are subject to political, economic, legal, regulatory, market, operational and other risks. Our businesses and operations continue to expand into new regions throughout the world, including emerging markets. The possible effects of political, economic and financial disruptions throughout the world could have an adverse impact on our businesses and financial results. These risks include:

•	the general economic and political conditions in foreign countries (including political and social unrest in certain regions);

•	the imposition of controls or limitations on the conversion of foreign currencies or remittance of dividends and other payments by foreign subsidiaries;

•	the imposition of sanctions by both the U.S. and foreign governments;

•	the imposition of withholding and other taxes on remittances and other payments from subsidiaries;

•	the imposition or increase of investment and other restrictions by foreign governments;

•	fluctuations in currency exchange rates or our tax rates;

•	difficulties in controlling operations and monitoring employees in geographically dispersed and culturally diverse locations; and

•

the practical challenges and costs of complying, or monitoring compliance, with a wide variety of foreign laws (some of which are evolving or are not as well-developed as the laws of the U.S. or U.K. or which may conflict with U.S. or other sources of law), and regulations applicable to insurance brokers and other business operations abroad (in more than 140 countries, including many in Africa), including laws, rules and regulations relating to the conduct of business, trade sanction laws administered by the U.S. Office of Foreign Assets Control, the E.U., the U.K. and the United Nations (“U.N.”), and the requirements of the U.S. Foreign Corrupt Practices Act as well as other anti-bribery and corruption rules and requirements in all of the countries in which we operate.

Sanctions imposed by governments, or changes to such sanction regulations, could have a material adverse impact on our operations or financial results.

As described above, our businesses are subject to the risk of sanctions imposed by the U.S., the E.U. and other governments. In 2019, there was an increase in U.S. designations in locations such as China, Russia and Venezuela. In recent years, there has also been an increased risk of counter-sanctions in some locations, such as Russia. Nevertheless, it is not yet clear whether and how these sanctions or potential sanctions may impact our business. As a result, we cannot predict the impacts of any changes in the U.S., E.U., U.K. or other sanctions, and whether such changes could have a material adverse impact on our operations or financial results.

Our business will be negatively affected if we are not able to anticipate and keep pace with rapid changes in government laws or regulations, or if government laws or regulations decrease the need for our services or increase our costs.

A material portion of our revenue is affected by statutory or regulatory changes. An example of a statutory or regulatory change that could materially impact us is any change to the U.S. Patient Protection and Affordable Care Act (“PPACA”), and the Healthcare and Education Reconciliation Act of 2010, (“HCERA”), which we refer to collectively as ‘Healthcare Reform’. While the U.S. Congress has not passed legislation replacing or fundamentally amending Healthcare Reform (other than changes to the individual mandate), such legislation, or another version of Healthcare Reform, could be implemented in the future. In addition, some of U.S. political candidates and representatives have expressed a desire to amend all or a portion of Healthcare Reform or otherwise establish alternatives to employer-sponsored health insurance or replace it with government-sponsored health insurance, often referred to as “Medicare for All”. Furthermore, various aspects of Healthcare Reform have been challenged in the judicial system with some success. The status of some of those challenges are in flux, but could materially change U.S. healthcare. If we are unable to adapt our services to potential new laws and regulations, or judicial modifications, with respect to Healthcare Reform or otherwise, our ability to provide effective services in these areas may be substantially impacted. In addition, more restrictive rules or interpretations of the Centers for Medicare and Medicaid Services marketing rules, or judicial decisions that restrict or otherwise change existing provisions of U.S. healthcare regulation, could have a material adverse impact on our Benefits Delivery and Administration business, including our newly acquired TRANZACT business, which focuses on direct-to-consumer Medicare policy sales. As we implement and expand our direct-to-consumer sales and marketing solutions through our Benefits Delivery and Administration business, we are subject to various federal and state laws and regulations that prescribe when and how we may market to consumers (including, without limitation, the Telephone Consumer Protection Act and other telemarketing laws and the Medicare Communications and Marketing Guidelines issued by the Center for Medicare Services of the U.S. Department of Health and Human Service). Changes to these laws could negatively affect our ability to market directly to consumers or increase our costs or liabilities.

Many other areas in which we provide services are the subject of government regulation, which is constantly evolving. For example, our activities in connection with insurance brokerage services are subject to regulation and supervision by national, state or other authorities. Insurance laws in the markets in which we operate are often complex and generally grant broad discretion to supervisory authorities in adopting regulations and supervising regulated activities. That supervision generally includes the licensing of insurance brokers and agents and the regulation of the handling and investment of client funds held in a fiduciary capacity. Our continuing ability to provide insurance brokerage in the markets in which we currently operate is dependent upon our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these locations.

Changes in government and accounting regulations in the U.S. and the U.K., two of our principal geographic markets, affecting the value, use or delivery of benefits and human capital programs, may materially adversely affect the demand for, or the profitability of, our various services. In addition, we have significant operations throughout the world, which further subject us to applicable laws and regulations of countries outside the U.S. and the U.K. Changes in legislation or regulations and actions by regulators in particular countries, including changes in administration and enforcement policies, could require operational improvements or modifications, which may result in higher costs or hinder our ability to operate our business in those countries.

Our compliance systems and controls cannot guarantee that we comply with all applicable federal and state or foreign laws and regulations, and actions by regulatory authorities or changes in applicable laws and regulations in the jurisdictions in which we operate could have an adverse effect on our business.

Our activities are subject to extensive regulation under the laws of the U.S., the U.K., the E.U. and its member states, and the other jurisdictions around the world in which we operate. In addition, we own an interest in a number of associates and companies where we do not exercise management control. Over the last few years, regulators across the world are increasingly seeking to regulate brokers who operate in their jurisdictions. The foreign and U.S. laws and regulations applicable to our operations are complex, continually evolving and may increase the costs of regulatory compliance, limit or restrict the products or services we sell or subject our business to the possibility of regulatory actions or proceedings. These laws and regulations include insurance and financial industry regulations, antitrust and competition laws, economic and trade sanctions laws relating to countries in which certain subsidiaries do business or may do business (“Sanctioned Jurisdictions”) such as Crimea, Cuba, Iran, Russia, Sudan, Syria and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and similar local laws prohibiting corrupt payments to governmental officials and the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act in the U.S., as well as laws and regulations related to data privacy, cyber security and telemarketing. Because of changes in regulation and company practice, our non-U.S. subsidiaries are providing more services with connections to various countries, including some Sanctioned Jurisdictions, that our U.S. subsidiaries are unable to perform.

In most jurisdictions, governmental and regulatory authorities have the ability to interpret and amend these laws and regulations and impose penalties for non-compliance, including sanctions, civil remedies, monetary fines, injunctions, revocation of licenses or approvals, suspension of individuals, limitations on business activities or redress to clients. While we believe that we have substantially increased our focus on the geographic breadth of regulations to which we are subject, maintain good relationships with our key regulators and our current systems and controls are adequate, we cannot assure that such systems and controls will prevent any violations of any applicable laws and regulations. While we strive to remain fully-compliant with all applicable laws and regulations, we cannot guarantee that we will fully comply at all times with all laws and regulations, especially in countries with developing or evolving legal systems or with evolving or extra-territorial regulations. In particular, given the challenges of integrating operations, many of which are decentralized, we cannot assure that acquired or decentralized entities’ business systems and controls have prevented or will prevent any and all violations of applicable laws or regulations.

Our business performance and growth plans could be negatively affected if we are not able to effectively apply technology, data and analytics to drive value for our clients through technology-based solutions or gain internal efficiencies through the effective application of technology, analytics and related tools.

Our success depends, in part, on our ability to develop and implement technology, data and analytic solutions that anticipate, lead or keep pace with rapid and continuing changes in technology both for internal operations and for maintaining industry standards and meeting client preferences. We may not be successful in anticipating or responding to these developments in a timely and cost-effective manner or in attracting and maintaining personnel with the necessary skills in this area. Additionally, our ideas may not lead to the desired internal efficiencies or be accepted in the marketplace. In addition, we may not be able to implement technology-based solutions as quickly as desired if, for example, greater resources are required than originally expected or resources are otherwise needed elsewhere. The effort to gain technological and data expertise and develop new technologies or analytic techniques in our business requires us to incur significant cost and attract qualified technical talent who are in high demand. Our competitors are seeking to develop competing or new technologies, and their success in this space may impact our ability to differentiate our services to our clients through the use of unique technological solutions. In certain cases, we may decide, based on perceived business needs, to make investments that may be greater than we currently anticipate. If we cannot offer new technologies or data and analytic services or solutions as quickly or effectively as our competitors, or if our competitors develop more cost-effective technologies or analytic tools, it could have a material adverse effect on our ability to obtain and complete client engagements.

Our business may be harmed by any negative developments that may occur in the insurance industry or if we fail to maintain good relationships with insurance carriers.

Many of our businesses are heavily dependent on the insurance industry. Any negative developments that occur in the insurance industry may have a material adverse effect on our business and our results of operations. In addition, if we fail to maintain good relationships with insurance carriers, it may have a material adverse effect on our business and results of operations.

The private health insurance industry in the U.S. has experienced a substantial amount of consolidation over the past several years, resulting in a decrease in the number of insurance carriers. In the future, it may become necessary for us to offer insurance plans from a reduced number of insurance carriers or to derive a greater portion of our revenue from a more concentrated number of carriers as our business and the health insurance industry continue to evolve. The termination, amendment or consolidation of our relationships with our insurance carriers could harm our business, results of operations and financial condition.

Changes and developments in the health insurance system in the United States could harm our business.

In 2010, the Federal government enacted significant reforms to healthcare legislation through Healthcare Reform. Many of our lines of business depend upon the private sector of the U.S. insurance system, its role in financing health care delivery, and insurance carriers’ use of, and payment of commissions to, agents, brokers and other organizations to market and sell individual and family health insurance plans. Healthcare Reform contains provisions that have changed and will continue to change the industry in which we operate in substantial ways. Any changes to the roles of the private and public sectors in the health insurance system could also substantially change the industry.

The current administration, and certain key members of Congress, have expressed a desire to replace or amend all or a portion of Healthcare Reform. In addition, various aspects of Healthcare Reform have been challenged in the judicial system with some success. Any partial or complete repeal or amendment, judicial modifications or implementation difficulties, or uncertainty regarding such events, could increase our costs of compliance, prevent or delay future adoption or revisions to our exchange platform, and adversely impact our results of operations and financial condition. In addition, some U.S. political candidates and representatives have otherwise expressed a desire to establish alternatives to employer-sponsored health insurance or replace it with government-sponsored health insurance, often referred to as “Medicare for All”. Given the uncertainties relating to the potential repeal and replacement of Healthcare Reform or other alternative proposals related to health insurance plans, the impact is difficult to determine, but it could have material negative effects on us, including:

•	increasing our competition;

•	reducing or eliminating the need for health insurance agents and brokers or demand for the health insurance that we sell;

•	decreasing the number of types of health insurance plans that we sell, as well as the number of insurance carriers offering such plans;

•	causing insurance carriers to change the benefits and/or premiums for the plans they sell;

•	causing insurance carriers to reduce the amount they pay for our services or change our relationship with them in other ways; or

•	materially restricting our call center operations.

Any of these effects could materially harm our business and results of operations. For example, the manner in which the Federal government and the states implement health insurance exchanges and the process for receiving subsidies and cost-sharing credits could substantially increase our competition and member turnover and substantially reduce the number of individuals who purchase insurance through us. Various aspects of Healthcare Reform could cause insurance carriers to limit the types of health insurance plans we are able to sell and the geographies in which we are able to sell them. In addition, the U.S. Congress may seek to find spending cuts, and such cuts may include Medicare. If cuts are made to Medicare, there may be substantial changes in the types of health insurance plans we are able to sell, especially through our recently-acquired TRANZACT business, which focuses on direct-to-consumer Medicare policy sales. Changes in the law could also cause insurance carriers to exit the business of selling insurance plans in a particular jurisdiction, to eliminate certain categories of products or to attempt to move members into new plans for which we receive lower commissions. If insurance carriers decide to limit our ability to sell their plans or determine not to sell individual health insurance plans altogether, our business, results of operations and financial condition would be materially harmed.

Limited protection of our intellectual property could harm our business and our ability to compete effectively, and we face the risk that our services or products may infringe upon the intellectual property rights of others.

We cannot guarantee that trade secret, trademark and copyright law protections are adequate to deter misappropriation of our intellectual property (including our software, which may become an increasingly important part of our business). Existing laws of some countries in which we provide services or products may offer only limited protection of our intellectual property rights. Also, we may be unable to detect the unauthorized use of our intellectual property and take the necessary steps to enforce our rights, which may have a material adverse impact on our business, financial condition or results of operations. We cannot be sure that our services and products, or the products of others that we offer to our clients, do not infringe on the intellectual property rights of third parties, and we may have infringement claims asserted against us or our clients. These claims may harm our reputation, result in financial liability, consume financial resources to pursue or defend, and prevent us from offering some services or products. In addition, these claims, whether with or without merit, could be expensive, take significant time and divert management’s focus and resources from business operations. Successful challenges against us could require us to modify or discontinue our use of technology or business processes where such use is found to infringe or violate the rights of others, or require us to purchase licenses from third parties, any of which could adversely affect our business, financial condition and operating results.

Financial and Tax Risks

We have material pension liabilities that can fluctuate significantly and adversely affect our financial position or net income or result in other financial impacts.

We have material pension liabilities, some of which represent unfunded and underfunded pension and postretirement liabilities. Movements in the interest rate environment, investment returns, inflation or changes in other assumptions that are used to estimate our benefit obligations and other factors could have a material effect on the level of liabilities in these plans at any given time. Most pension plans have minimum funding requirements that may require material amounts of periodic additional funding and accounting requirements that may result in increased pension expense. For example, in 2018 we were required to recognize a £31 million ($40 million) pension settlement expense related to the accelerated recognition of certain accumulated losses in one of our U.K. pension schemes following the transfer out of assets of certain plan participants. Depending on the above factors, among others, we could be required to recognize further pension expense in the future. Increased pension expense could adversely affect our earnings or cause earnings volatility. In addition, the need to make additional cash contributions may reduce our financial flexibility and increase liquidity risk by reducing the cash available to meet our other obligations, including the payment obligations under our credit facilities and other long-term debt, or other needs of our business.

Our outstanding debt could adversely affect our cash flows and financial flexibility and we may not be able to obtain financing on favorable terms or at all.

Willis Towers Watson had total consolidated debt outstanding of approximately $5.6 billion as of December 31, 2019, and our interest expense was $234 million for the year ended December 31, 2019.

Although management believes that our cash flows will be sufficient to service this debt, there may be circumstances in which required payments of principal and/or interest on this debt could adversely affect our cash flows and this level of indebtedness may:

•

require us to dedicate a significant portion of our cash flow from operations to payments on our debt, thereby reducing the availability of cash flow to fund capital expenditures, to pursue other acquisitions or investments, to pay dividends and for general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes or challenges relating to our business and industry; and

•	put us at a competitive disadvantage against competitors who have less indebtedness or are in a more favorable position to access additional capital resources.

The terms of our current financings also include certain limitations. For example, the agreements relating to the debt arrangements and credit facilities contain numerous operating and financial covenants, including requirements to maintain minimum ratios of consolidated EBITDA to consolidated cash interest expense and maximum levels of consolidated funded indebtedness in relation to consolidated EBITDA, in each case subject to certain adjustments. The operating restrictions and financial covenants in our credit facilities do, and any future financing agreements may, limit our ability to finance future operations or capital needs or to engage in other business activities.

A failure to comply with the restrictions under our credit facilities and outstanding notes could result in a default or a cross-default under the financing obligations or could require us to obtain waivers from our lenders for failure to comply with these restrictions. The occurrence of a default that is not cured, or the inability to secure a necessary consent or waiver, could cause our obligations with respect to our debt to be accelerated and have a material adverse effect on our business, financial condition or results of operations.

The maintenance and growth of our business depends on our access to capital, which will depend in large part on cash flow generated by our business and the availability of equity and debt financing. Also, we could be at risk to rising interest rates in the future to the extent that we borrow at floating rates under our existing borrowing agreements or refinance existing debt at higher rates. There can be no assurance that our operations will generate sufficient positive cash flow to finance all of our capital needs or that we will be able to obtain equity or debt financing on favorable terms or at all, which could have a material adverse effect on us.

A downgrade to our corporate credit rating and the credit ratings of our outstanding debt may adversely affect our borrowing costs and financial flexibility and, under certain circumstances, may require us to offer to buy back some of our outstanding debt.

A downgrade in our corporate credit rating or the credit ratings of our debt would increase our borrowing costs including those under our credit facilities and reduce our financial flexibility. If we need to raise capital in the future, any credit rating downgrade could negatively affect our financing costs or access to financing sources.

In addition, under the indenture for our 3.600% senior notes due 2024, our 4.625% senior notes due 2023, our 6.125% senior notes due 2043, our 3.500% senior notes due 2021, our 4.400% senior notes due 2026, our 2.125% senior notes due 2022, our 4.500% senior notes due 2028, our 5.050% senior notes due 2048, our 2.950% senior notes due 2029, and our 3.875% senior notes due 2049, if we experience a ratings decline together with a change of control event, we would be required to offer to purchase these notes from holders unless we had previously redeemed those notes. We may not have sufficient funds available or access to funding to repurchase tendered notes in that event, which could result in a default under the notes. Any future debt that we incur may contain covenants regarding repurchases in the event of a change of control triggering event.

If a U.S. person is treated as owning at least 10% of our shares, such a holder may be subject to adverse U.S. federal income tax consequences.

As a result of U.S. Tax Reform, many of our non-U.S. subsidiaries are now classified as ‘controlled foreign corporations’ (“CFCs”) for U.S. federal income tax purposes due to the expanded application of certain ownership attribution rules within a multinational corporate group. If a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our shares, such a person may be treated as a U.S. shareholder with respect to one or more of our CFC subsidiaries. In addition, if our shares are treated as owned more than 50% by U.S. shareholders, we would be treated as a CFC. A U.S. shareholder of a CFC may be required to annually report and include in its U.S. taxable income, as ordinary income, its pro-rata share of Subpart F income, global intangible low-taxed income, and investments in U.S. property by CFCs, whether or not we make any distributions to such U.S. shareholder. An individual U.S. shareholder generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a corporate U.S. shareholder with respect to a CFC. A failure by a U.S. shareholder to comply with its reporting obligations may subject the U.S. shareholder to significant monetary penalties and may extend the statute of limitations with respect to the U.S. shareholder’s U.S. federal income tax return for the year for which such reporting was due. We cannot provide any assurances that we will assist investors in determining whether we or any of our non-U.S. subsidiaries are CFCs or whether any investor is a U.S. shareholder with respect to any such CFCs. We also cannot guarantee that we will furnish to U.S. shareholders any or all of the information that may be necessary for them to comply with the aforementioned obligations. U.S. investors should consult their own advisors regarding the potential application of these rules to their investments in us.

Legislative or regulatory action in the U.S. or abroad could materially adversely affect our ability to maintain a competitive worldwide effective corporate tax rate.

We cannot give any assurance as to what our effective tax rate will be in the future, because of, among other things, uncertainty regarding the tax policies of the jurisdictions where we operate. Our actual effective tax rate may vary from expectations and that variance may be material. Additionally, the tax laws of Ireland and other jurisdictions could change in the future, and such changes could cause a material change in our effective tax rate.

On December 22, 2017, the U.S. government enacted comprehensive tax reform legislation commonly referred to as the Tax Cuts and Jobs Act (the “U.S. Tax Reform”), which generally became effective on January 1, 2018. The U.S. Tax Reform included numerous changes to existing tax law, including a permanent reduction in the federal corporate income tax rate from 35% to 21%. Among other things, U.S. Tax Reform could cause us to lose the benefit of certain tax credits and deductions, limit our ability to deduct interest incurred in the U.S. and potentially increase our income taxes due to the base erosion and anti-abuse tax. The U.S. Treasury Department has issued a number of proposed regulations clarifying some of the provisions of the U.S. Tax Reform, many of which are still ongoing. We will continue to evaluate the overall impact of U.S. Tax Reform and related regulations on our operations and tax position over the next twelve months. Our expectations of the impact of U.S. Tax Reform are also subject to change, possibly materially, due to, among other things, changes in interpretation or assumptions, and/or updated regulatory guidance. The U.S. Tax Reform could have a material adverse effect on our financial results.

Further legislative action may be taken by the U.S. Congress which, if ultimately enacted, could limit the availability of tax benefits or deductions that we currently claim, override tax treaties upon which we rely, or otherwise affect the taxes that the U.S. imposes on our worldwide operations. Regulations or administrative guidance from the U.S. Treasury Department that are currently proposed or newly issued in the future could have similar consequences. Such changes could materially adversely affect our effective tax rate and/or require us to take further action, at potentially significant additional expense, to seek to preserve our effective tax rate. In addition, if proposals were enacted that have the effect of limiting our ability as an Irish company to take advantage of tax treaties with the U.S., we could incur additional tax expense and/or otherwise experience business detriment.

In addition, the U.S. Congress, the Organisation for Economic Co-operation and Development (“OECD”), the World Trade Organization and other government agencies in non-U.S. jurisdictions where we and our affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of base erosion and profit shifting, where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. In October 2015, the OECD released final reports addressing fifteen specific actions as part of a comprehensive plan to create an agreed set of international rules for fighting base erosion and profit shifting. Although the timing and methods of implementation vary, several jurisdictions have enacted legislation that is aligned with, and in some cases exceeds the scope of, the OECD’s recommendations. As a result, the tax laws in the U.S., Ireland, and other countries in which we and our affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect us and our affiliates.

Our significant non-U.S. operations, particularly our London market operations, expose us to exchange rate fluctuations and various other risks that could impact our business.

A significant portion of our operations is conducted outside of the U.S. Accordingly, we are subject to legal, economic and market risks associated with operating in foreign countries, including devaluations and fluctuations in currency exchange rates; imposition of limitations on conversion of foreign currencies into Pounds sterling or U.S. dollars or remittance of dividends and other payments by foreign subsidiaries; hyperinflation in certain foreign countries; imposition or increase of investment and other restrictions by foreign governments; and the requirement of complying with a wide variety of foreign laws. Additionally and as noted above, the unknown impacts of Brexit may expose us to additional exchange rate fluctuations in the Pounds sterling.

We report our operating results and financial condition in U.S. dollars. Our U.S. operations earn revenue and incur expenses primarily in U.S. dollars. In our London market operations however, we earn revenue in a number of different currencies, but expenses are almost entirely incurred in Pounds sterling. Outside of the U.S. and our London market operations, we predominantly generate revenue and expenses in local currencies.

Because of devaluations and fluctuations in currency exchange rates or the imposition of limitations on conversion of foreign currencies into U.S. dollars, we are subject to currency translation exposure on the profits of our operations, in addition to economic exposure. Furthermore, the mismatch between Pounds sterling revenue and expenses, together with any net Pounds sterling balance sheet position we hold in our U.S. dollar-denominated London market operations, creates an exchange exposure. While we do utilize hedging strategies to attempt to reduce the impact of foreign currency fluctuations, there can be no assurance that our hedging strategies will be effective.

Changes in accounting principles or in our accounting estimates and assumptions could negatively affect our financial position and results of operations.

We prepare our financial statements in accordance with U.S. GAAP. Any change to accounting principles, particularly to U.S. GAAP, could have a material adverse effect on us or our results of operations.

U.S. GAAP accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of our financial statements. We are also required to make certain judgments that affect the reported amounts of revenue and expenses during each reporting period. We periodically evaluate our estimates and assumptions, including those relating to revenue recognition, valuation of billed and unbilled receivables from clients, discretionary compensation, incurred-but-not-reported liabilities, restructuring, pensions, goodwill and other intangible assets, contingencies, share-based payments and income taxes. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. Actual results could differ from these estimates, and changes in accounting standards could have an adverse impact on our future financial position and results of operations.

In addition, we have a substantial amount of goodwill on our consolidated balance sheet as a result of acquisitions we have completed, and we significantly increased goodwill as a result of the Merger. We review goodwill for impairment annually or whenever events or circumstances indicate impairment may have occurred. Application of the impairment test requires judgment, including the identification of reporting units, assignment of assets, liabilities and goodwill to reporting units and the determination of the fair value of each reporting unit. A significant deterioration in a key estimate or assumption or a less significant deterioration to a combination of assumptions, or the sale of a part of a reporting unit, could result in an impairment charge in the future, which could have a significant adverse impact on our reported earnings.

Our quarterly revenue and cash flow could fluctuate, including as a result of factors outside of our control, while our expenses may remain relatively fixed or be higher than expected.

Quarterly variations in our revenue, cash flow and results of operations have occurred in the past and could occur as a result of a number of factors, such as: the significance of client engagements commenced and completed during a quarter; seasonality of certain types of services; the number of business days in a quarter; colleague hiring and utilization rates; our clients’ ability to terminate engagements without penalty; the size and scope of assignments; our ability to enhance our billing, collection and working capital management efforts and general economic conditions.

We derive significant revenue from commissions for brokerage services, but do not determine the insurance premiums on which our commissions are generally based. Commission levels generally follow the same trend as premium levels, as they are a percentage of the premiums paid by the insureds. Fluctuations in the premiums charged by the insurance carriers can therefore have a direct and potentially material impact on our results of operations. Due to the cyclical nature of the insurance market and the impact of other market conditions on insurance premiums, commission levels may vary widely between accounting periods. A period of low or declining premium rates, generally known as a ‘soft’ or ‘softening’ market, generally leads to downward pressure on commission revenue and can have a material adverse impact on our commission revenue and operating margin. We could be negatively impacted by soft market conditions across certain sectors and geographic regions. In addition, insurance carriers may seek to reduce their expenses by reducing the commission rates payable to insurance agents or brokers such as us. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly undermine our profitability.

A sizeable portion of our total operating expenses is relatively fixed or may even be higher than expected, encompassing the majority of administrative, occupancy, communications and other expenses, depreciation and amortization, and salaries and employee benefits excluding fiscal year-end incentive bonuses. Therefore, a variation in the number of client assignments and collection of accounts receivable, or in the timing of the initiation or the completion of client assignments, or our inability to forecast demand, can cause significant variations in quarterly operating results and could result in losses and volatility in our stock price.

It is unclear how increased regulatory oversight and changes in the method for determining the London Interbank Offered Rate may affect the value of the financial obligations to be held or issued by us that are linked to LIBOR, or how such changes could affect our results of operations or financial condition.

In the recent past, concerns have been publicized regarding the calculation of London interbank offered rate (“LIBOR”), which present risks for the financial instruments that use LIBOR as a reference rate. LIBOR is the basic rate of interest used in lending between banks on the London interbank market and is widely used as a reference for setting the interest rate on loans globally.

Accordingly, uncertainty as to the nature of such changes may affect the market for or pricing of any LIBOR-linked securities, loans, derivatives and other financial obligations or extensions of credit held by or due to us or on our overall financial condition or results of operations. In addition, any further changes or reforms to the determination or supervision of LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR, which could have an impact on the market for or pricing of any LIBOR-linked securities, loans, derivatives and other financial obligations or extensions of credit held by or due to us, including our revolving credit facility, or on our overall financial condition or results of operations. For example, on July 27, 2017, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. Currently, there is not an agreement on what rate or rates may become accepted alternatives to LIBOR; however, the Alternative Reference Rate Committee in the U.S., comprised of a group of large banks and other financial institutions, selected the Secured Overnight Finance Rate (“SOFR”), as an alternative to LIBOR. In May 2018, the Federal Reserve Bank of New York began to publish the alternative rate. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. Furthermore, as of April 23, 2018, the Bank of England has commenced publication of a reformed Sterling Overnight Index Average (“SONIA”), comprised of a broader set of overnight Sterling money market transactions. The SONIA has been recommended as the alternative to Sterling LIBOR by the U.K. Working Group on Sterling Risk-Free Reference Rates. At this time, it is not possible to predict whether and how these alternative reference rates will become accepted alternatives to LIBOR or any other reforms to LIBOR that may be enacted.

The laws of Ireland differ from the laws in effect in the United States and may afford less protection to holders of our securities.

It may not be possible to enforce court judgments obtained in the U.S. against us in Ireland, based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. We have been advised that the U.S. currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

As an Irish company, we are governed by the Irish Companies Act, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of our securities may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the United States.

We are a holding company and, therefore, may not be able to receive dividends or other distributions in needed amounts from our subsidiaries.

The Company is organized as a holding company, a legal entity separate and distinct from our operating subsidiaries. As a holding company without significant operations of our own, we are dependent upon dividends and other payments from our operating subsidiaries to meet our obligations for paying principal and interest on outstanding debt obligations, for paying dividends to shareholders, for repurchasing shares of common stock and for corporate expenses. Legal and regulatory restrictions, foreign exchange controls, as well as operating requirements of our subsidiaries, may limit our ability to obtain cash from these subsidiaries. For example, Willis Limited, our U.K. brokerage subsidiary regulated by the FCA, is currently required to maintain $140 million in unencumbered and available financial resources, of which at least $79 million must be in cash, for regulatory purposes. In the event our operating subsidiaries are unable to pay dividends and other payments to the Company, we may not be able to service debt, pay obligations or pay dividends on, or repurchase shares of, common stock.

In the event we are unable to generate cash from our operating subsidiaries for any of the reasons discussed above, our overall liquidity could deteriorate.

Exhibit 99.3

The following sets forth the risk factors discussion of related to the proposed combination of Aon plc (“Aon”) and Willis Towers Watson Public Limited Company (“WTW”), as well as the combined business following the combination, as described under “Risk Factors” in the preliminary joint proxy statement of Aon and WTW filed with the Securities and Exchange Commission on May 11, 2020. Capitalized terms not otherwise defined herein have the meanings given to them in such preliminary joint proxy statement.

Risks Relating to the Transaction

Because the market price of Aon Shares will fluctuate, WTW shareholders cannot be sure of the market price of the Aon Shares they will receive.

At the effective time, WTW shareholders will be entitled to receive 1.08 Aon Shares in exchange for each WTW Share held by such WTW shareholders (as well as cash in lieu of any fractional shares). The number of Aon Shares that WTW shareholders will be entitled to receive will not be adjusted in the event of any increase or decrease in the share price of either the Aon Shares or the WTW Shares at any time prior to the closing of the transaction, including between the time WTW shareholders vote to approve the scheme and the closing.

The market value of the Aon Shares that WTW shareholders will be entitled to receive at the closing of the transaction could vary significantly from the market value of the Aon Shares on the date of this joint proxy statement or the date on which WTW shareholders vote to approve the scheme. Because the exchange ratio will not be adjusted to reflect any changes in the market value of the Aon Shares or the WTW Shares, such market price fluctuations may affect the value that WTW shareholders will be entitled to receive upon the closing of the transaction. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of Aon or WTW, market assessments of the likelihood that the transaction will be completed, the timing of the transaction, regulatory considerations, general market and economic conditions and other factors, including the effect of COVID-19 on the global economy or stock market. Such factors are difficult to predict and in many cases may be beyond the control of Aon or WTW. Consequently, at the time WTW shareholders must decide whether to approve the transaction and related proposals, they will not know the actual market value of the consideration they will receive for each of their WTW Shares at the closing.

The actual value of the consideration received by WTW shareholders at the closing will depend on the market value of the Aon Shares at that time. This market value may differ, possibly materially, from the market value of Aon Shares at the time the Business Combination Agreement was entered into or at any other time. WTW shareholders should obtain and consider current stock quotations for Aon Shares, which are traded on the NYSE under the ticker symbol, “AON,” and WTW Shares, which are traded on NASDAQ under the ticker symbol “WLTW,” before voting their WTW Shares. For additional information about the scheme consideration, see the section entitled “The Transaction—Scheme Consideration to WTW Shareholders” beginning on page [●] of this joint proxy statement.

The market price of Aon Shares will continue to fluctuate after the transaction closes.

Upon the closing of the transaction, holders of WTW Shares will become holders of Aon Shares. The market price of Aon Shares may fluctuate significantly following the closing of the transaction and holders of WTW Shares could lose some or all of the value of the Aon Shares they will receive. In addition, any significant price or volume fluctuations in the stock market generally could have a material adverse effect on the market for, or liquidity of, the Aon Shares, regardless of Aon’s actual operating performance.

The market price of Aon Shares may be affected by factors different from those that historically have affected shares of WTW Shares.

Upon the closing of the transaction, holders of WTW Shares will become holders of Aon Shares. The business of Aon differs from, and is complementary to, that of WTW, and, accordingly, the financial position or results of operations or cash flows of Aon following the transaction, as well as the market price of Aon Shares, may be affected by factors different from those currently affecting the financial position or results of operations or cash flows of WTW. Following the closing of the transaction, WTW will be part of a larger company with other lines of business and a broader geographic footprint, so decisions that affect WTW may be made in respect of the larger combined business as a whole rather than the WTW business individually.

The transaction is subject to customary closing conditions, including conditions related to required shareholder approvals and required regulatory approvals, and may not be completed on a timely basis, or at all, or may be completed on a basis that has a material impact on the value of the combined company.

The closing of the transaction is subject to a number of customary conditions, and there can be no assurance that the conditions to the closing of the transaction will be satisfied or waived (to the extent applicable). The failure to satisfy the required conditions could delay the closing of the transaction for a significant period of time or prevent the closing of the transaction from occurring at all. These closing conditions include, among others, the receipt of required approvals of Aon shareholders and WTW shareholders and the approval of the scheme by the Irish High Court. These closing conditions also include certain antitrust related clearances, including under the HSR Act, the EC Merger Regulation and the antitrust laws of the other required antitrust jurisdictions. These closing conditions also include certain other regulatory clearances, which are described in more detail in the section entitled “The Transaction—Other Required Regulatory Clearances” beginning on page [●] of this joint proxy statement.

The governmental agencies from which the parties will seek certain approvals related to these conditions have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transaction, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business after the closing of the transaction. Such requirements, limitations, costs or restrictions could delay or prevent the closing of the transaction or have a material adverse effect on the combined company’s business and results of operations following the closing of the transaction.

In addition, the closing conditions include other legal and regulatory conditions, such as (i) the sanction by the Irish High Court of the scheme and the delivery of the court order to the Irish Registrar of Companies, (ii) the approval by the NYSE of the listing of all of the Aon Shares to be issued in connection with the scheme and (iii) the absence of any law or order that restrains, enjoins, makes illegal or otherwise prohibits the closing of the transaction.

The transaction is also subject to other customary closing conditions, including: (i) the Business Combination Agreement not having been terminated in accordance with its terms; (ii) the accuracy of each party’s representations and warranties made in the Business Combination Agreement, subject to specified materiality standards; (iii) the absence of a material adverse effect with respect to each party since March 9, 2020; and (iv) the performance and compliance by each party of all of its obligations and compliance with all of its covenants under the Business Combination Agreement in all material respects. For a more complete summary of the conditions that must be satisfied or waived prior to the closing of the transaction, see the section entitled “The Business Combination Agreement—Conditions to the Closing of the Transaction” beginning on page [●] of this joint proxy statement. There can be no assurance that the conditions to the closing of the transaction will be satisfied or waived or that the transaction will be completed within the expected time frame, or at all.

In addition, if the transaction is not completed by March 9, 2021 (or June 9, 2021 or September 9, 2021, if extended under the terms of the Business Combination Agreement, if applicable, or such earlier date as may be specified by the Irish Takeover Panel), either Aon or WTW may choose not to proceed with the transaction. The parties can mutually decide to terminate the Business Combination Agreement at any time, before or after the receipt of Aon or WTW shareholder approval. See the section entitled “The Business Combination Agreement—Termination” beginning on page [●] of this joint proxy statement for more detail on these and other circumstances in which Aon and WTW may elect to terminate the Business Combination Agreement.

The Business Combination Agreement contains provisions that limit WTW’s and Aon’s ability to pursue alternatives to the transaction and, in specified circumstances, could require WTW to reimburse certain of Aon’s expenses or Aon to reimburse certain of WTW’s expenses.

Under the Business Combination Agreement, Aon and WTW are each subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties, engage in discussion or negotiations with respect to such proposals or provide information in connection with such proposals, subject to customary exceptions. Neither Aon nor WTW may terminate the Business Combination Agreement in order to enter into an agreement providing for a superior proposal. While either the Aon Board or the WTW Board, as applicable, may change its recommendation in respect of supporting the transaction as a result of unsolicited proposals received from third parties, subject to compliance with the terms of the Business Combination Agreement, no such change in recommendation will relieve Aon or WTW, as applicable, from its obligation to submit to its shareholders the proposals set forth in this joint proxy statement at the applicable special meetings. In addition, if such a change in recommendation is made at certain times, then the other party has a right to terminate the Business Combination Agreement and, under certain circumstances, the party whose board of directors effected the change in recommendation may have an obligation to reimburse certain of the other party’s transaction expenses in accordance with the terms of the Expenses Reimbursement Agreement. See the section entitled “The Business Combination Agreement—Covenants and Agreements—No Solicitation by Aon or WTW” beginning on page [●] of this joint proxy statement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Aon or WTW from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher value than the value of the scheme consideration.

Failure to close the transaction could negatively impact the share price and the future business and financial results of Aon and/or WTW.

If the transaction is not completed for any reason, including the failure of Aon shareholders or WTW shareholders to approve the required proposals at their respective special meetings, the ongoing business of Aon and/or WTW may be adversely affected and, without realizing any of the potential benefits of having closed the transaction, Aon and/or WTW will be subject to a number of risks, including the following:

•	Aon and/or WTW will be required to pay certain costs and expenses relating to the transaction;

•	if the Business Combination Agreement is terminated under specified circumstances, WTW may be obligated to reimburse certain transaction expenses of Aon;

•

if the Business Combination Agreement is terminated under specified circumstances, Aon may be obligated to reimburse certain transaction expenses of WTW or, if terminated under other circumstances related to a failure to obtain the required antitrust clearances, pay to WTW a termination fee equal to $1,000,000,000;

•	Aon and WTW may experience negative reactions from the financial markets, including negative impacts on the market price of Aon Shares and WTW Shares;

•

the manner in which clients, vendors, business partners and other third parties perceive Aon and WTW may be negatively impacted, which in turn could affect Aon’s and WTW’s ability to compete for new business or to obtain renewals in the marketplace;

•

matters relating to the transaction (including integration planning) may require substantial commitments of time and resources by Aon and WTW management, which could otherwise have been devoted to other opportunities that may have been beneficial to Aon or WTW, as the case may be;

•

the Business Combination Agreement restricts Aon and WTW, without the other party’s consent and subject to certain exceptions, from making certain acquisitions and taking other specified actions until the transaction occurs or the Business Combination Agreement terminates. These restrictions may prevent each of Aon and WTW from pursuing otherwise attractive business opportunities and making other changes to its business that may arise prior to the closing of the transaction or the termination of the Business Combination Agreement; and

•

Aon and/or WTW could be subject to litigation related to any failure to close the transaction or related to any enforcement proceeding commenced against Aon and/or WTW to perform their respective obligations under the Business Combination Agreement.

If the transaction does not close, these risks may materialize and may adversely affect Aon’s and/or WTW’s business, financial results and share price.

Certain Aon and WTW directors and executive officers may have interests in the transaction that are in addition to, or different from, the interests they might have as Aon shareholders or WTW shareholders, respectively.

In considering the recommendation of the Aon and WTW boards of directors with respect to the Business Combination Agreement, you should be aware that certain Aon and WTW directors and executive officers may have interests in the transaction that are in addition to, or different from, the interests they might have as Aon shareholders generally or WTW shareholders generally, respectively. These interests include, for WTW directors and officers, among others, the vesting of equity awards held by WTW non-employee directors at the effective time and for executive officers, the vesting of equity awards and payment of severance benefits upon certain qualifying terminations of employment during a specified period following a change in control of WTW, and any compensation received, following the closing of the transaction, by any WTW directors or executive officers that continue their board membership or their employment with Aon following the closing. As of the date of this joint proxy statement, there have been no discussions between Aon and WTW regarding any such compensation. These interests, among others, may have an influence on the decision of Aon’s and WTW’s directors and executive officers with respect to the scheme, the transaction and the Business Combination Agreement. For more information, including the assumptions used to estimate the value of such interests, please see the sections entitled “The Transaction—Interests of WTW Directors and Executive Officers in the Transaction” and “The Transaction—Interests of Aon Directors and Executive Officers in the Transaction” beginning on pages [●] and [●] of this joint proxy statement, respectively. You should consider these interests in connection with your vote.

In addition, Aon has agreed to appoint four members of the WTW Board to the Aon Board upon the closing of the transaction (including John Haley, the Chief Executive Officer of WTW, who will become the Executive Chairman of Aon, with a focus on growth and innovation), and certain current and former directors and officers of WTW will be entitled to ongoing indemnification and insurance coverage as described in the section entitled “The Business Combination Agreement—Covenants and Agreements—Directors’ and Officers’ Indemnification and Insurance” beginning on page [●] of this joint proxy statement.

The Aon Board and the WTW Board was each aware of the interests applicable to its directors and executive officers when it determined that the transaction was fair to, and in the best interests of, its company and shareholders.

The opinions of Aon’s and WTW’s respective financial advisors will not reflect changes in circumstances between the signing of the Business Combination Agreement and the closing of the transaction.

The opinions rendered for the benefit of the Aon Board by Credit Suisse and for the benefit of the WTW Board by Goldman Sachs were provided as of their respective dates of delivery to the Aon Board and the WTW Board, respectively. The opinions were based on the financial, economic, market and other conditions as in effect on, and the information made available to Credit Suisse and Goldman Sachs as of, the dates of their respective opinions and do not reflect events occurring after the date of such opinions. Neither the Aon Board nor the WTW Board has obtained an updated opinion as of the date of this joint proxy statement from Credit Suisse or Goldman Sachs, and neither the Aon Board nor the WTW Board expects to obtain an updated opinion prior to the closing of the transaction.

Changes in the operations and prospects of Aon and/or WTW, general market and economic conditions and other factors that may be beyond the control of Aon or WTW, and on which such opinions were based, may have altered the value of Aon and/or WTW or the prices of the Aon Shares and/or the WTW Shares since the date of such opinions, or may alter such values and prices by the time the transaction is completed and, therefore, the opinions do not address the fairness of the scheme consideration from a financial point of view at the time of the special meetings or at the effective time of the transaction. The opinions do not speak as of any date other than the respective dates thereof. The Aon Board’s recommendation that Aon shareholders vote “FOR” all of the proposals being presented at the Aon EGM and the WTW Board’s recommendation that WTW shareholders vote “FOR” all of the proposals being presented at the WTW Court Meeting and the WTW EGM, however, are each made as of the date of this joint proxy statement. For a description of the opinion that Credit Suisse rendered to the Aon Board, see the section entitled “The Transaction—Opinion of Credit Suisse” beginning on page [●] of this joint proxy statement. For a description of the opinion that Goldman Sachs rendered to the WTW Board, see the section entitled “The Transaction—Opinion of Goldman Sachs” beginning on page [●] of this joint proxy statement.

The financial projections are based on various assumptions that may not be realized.

The financial projections set forth in the projections included under the sections entitled “The Transaction—Aon Forward-Looking Financial Information” and “The Transaction—WTW Forward-Looking Financial Information” beginning on pages [●] and [●] of this joint proxy statement, respectively, were based on assumptions of, and information available to, Aon management and WTW management, respectively, when prepared, and those estimates and assumptions are subject to uncertainties, many of which are beyond Aon’s and/or WTW’s control and may not be realized. Many factors mentioned in this joint proxy statement, including the risks outlined in this “Risk Factors” section and the events or circumstances described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this joint proxy statement, will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from the estimates. In view of these uncertainties, the inclusion of financial estimates in this joint proxy statement is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results. None of Aon, WTW or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from the financial projections, and none of them undertake any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events, including the impact of Aon, WTW or the combined company of COVID-19.

The financial estimates set forth in the forecasts included under the sections entitled “The Transaction—Aon Forward-Looking Financial Information” and “The Transaction—WTW Forward-Looking Financial Information” beginning on pages [●] and [●] of this joint proxy statement, respectively, were not prepared with a view toward public disclosure or compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made and does not take into consideration the impact of events and circumstances occurring after such date, including the impact of COVID-19. Neither Aon nor WTW undertakes any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. None of Aon’s, WTW’s or any other independent accountants have compiled, examined or performed any procedures with respect to such information, nor have any independent accountants expressed any opinion or any other form of assurance on such information or achievability thereof, and, accordingly, such independent accountants assume no responsibility for, and disclaim any association with, such forward-looking financial information. The audit reports of such independent accountants included or incorporated by reference herein, as applicable, relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this joint proxy statement and should not be read to do so. See the sections entitled “The Transaction—Aon Forward-Looking Financial Information” and “The Transaction—WTW Forward-Looking Financial Information” beginning on pages [●] and [●] of this joint proxy statement, respectively, for more information.

Current Aon shareholders and current WTW shareholders will have a reduced ownership and voting interest after the transaction and will exercise less influence over management.

Aon will issue new Aon Shares to WTW shareholders in the transaction. Immediately following the closing of the transaction, current Aon shareholders and current WTW shareholders are expected to hold approximately [●]% and [●]%, respectively, of the outstanding Aon Shares immediately following the closing based on the number of Aon Shares and WTW Shares outstanding as of May 5, 2020. Following the closing of the transaction, the Aon Shares held by current Aon shareholders and current WTW shareholders will represent a percentage ownership of the combined company that is smaller than such shareholders’ percentage ownership of Aon and WTW, respectively, before the transaction. As a result of this reduced ownership percentage, current Aon shareholders and current WTW shareholders will have less influence on the management and policies of the combined company than they have as to Aon and WTW prior to the transaction.

In particular, even if all former WTW shareholders voted together on all matters presented to Aon shareholders from time to time following the closing of the transaction, the former WTW shareholders would exercise significantly less influence over Aon after the closing of the transaction relative to their influence over WTW prior to the closing of the transaction, and thus would have a less significant impact on the election of the Aon Board and on the approval or rejection of future Aon proposals submitted to a shareholder vote.

The Aon Shares received by WTW shareholders as a result of the transaction will have different rights from WTW Shares.

Upon the closing of the transaction, WTW shareholders will no longer be shareholders of WTW, and WTW shareholders will become shareholders of Aon. See the section entitled “Comparison of Shareholders’ Rights” beginning on page [●] of this joint proxy statement for a discussion of the rights associated with Aon Shares and WTW Shares.

While the transaction is pending, Aon and WTW will be subject to business uncertainties related to their relationships with employees, clients and suppliers, which could adversely affect Aon’s and/or WTW’s business and operations. These uncertainties could also adversely affect the combined company following the transaction.

Uncertainty about the effect of the transaction on employees, clients and suppliers may have an adverse effect on Aon and WTW and, consequently, on the combined company. These uncertainties may impair Aon’s and WTW’s ability to attract, retain and motivate key personnel until the closing of the transaction and for a period of time thereafter, and could cause clients, suppliers and others who deal with Aon and WTW to seek to delay or defer business decisions, to change or terminate existing business relationships with Aon and WTW, or for potential clients to choose other partners instead of Aon or WTW or to take other actions as a result of the transaction that could negatively impact the combined company’s and/or Aon’s or WTW’s respective revenues, earnings and cash flows, as well as the market price of their respective securities. Employee retention may be particularly challenging during the pendency of the transaction because employees may experience uncertainty about their future roles with the combined company. If, despite Aon’s and WTW’s retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, the combined company’s business could be harmed and its ability to realize the anticipated benefits of the transaction could be adversely affected.

While the transaction is pending, Aon and WTW will be subject to contractual restrictions, which could adversely affect their respective business and operations.

Under the terms of the Business Combination Agreement, Aon and WTW are subject to certain restrictions on the conduct of their respective businesses prior to the closing of the transaction, which may adversely affect the ability of Aon and/or WTW to execute certain of their respective business and operational strategies, including the ability in certain cases to enter into contracts or incur capital expenditures to grow their respective businesses. Such limitations could negatively affect Aon’s and/or WTW’s businesses and operations prior to the closing of the transaction. The adverse effect of the pendency of the transaction could be exacerbated by any delays in completion of the transaction or by the termination of the Business Combination Agreement. Furthermore, the process of planning to integrate two businesses and organizations for the post-transaction period can divert management attention and resources and could ultimately have an adverse effect on Aon and/or WTW.

There can be no assurance that the transaction will not result in a downgrade, suspension or withdrawal of any credit rating assigned by a credit ratings agency to the securities of Aon, WTW and/or the combined company, which may result in an adverse effect on such entity’s business, financial condition, operating results and securities prices.

Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing credit ratings agency in its sole discretion. Credit ratings agencies continually review their ratings for the companies that they follow, including Aon, WTW and, following the completion of the transaction, the combined company. Credit ratings agencies may also change their ratings for the securities of the companies that they follow based on their overall view of the relevant industry. A downgrade, suspension or withdrawal, or the announcement of a possible downgrade, suspension or withdrawal, of the credit ratings assigned to the securities of Aon, WTW and/or the combined company, or any anticipated change in such credit ratings, could adversely affect such entity’s business, financial condition, operating results and securities prices.

In addition, credit ratings agencies that currently or may in the future publish ratings for the securities of Aon, WTW and/or the combined company may, from time to time, change the methodologies that they use for analyzing such securities. If such credit ratings agencies were to change their practices and/or methodologies, and such change led to a downgrade, suspension or withdrawal of the credit ratings assigned to such securities, the business, financial condition, operating results and securities prices of the affected entity could be adversely affected.

The effective tax rate that will apply to the combined company is uncertain and may vary from expectations.

There can be no assurance that completion of the scheme will allow the combined company to maintain any particular worldwide effective corporate tax rate. No assurances can be given as to what the combined company’s effective tax rate will be after completion of the scheme because of, among other things, uncertainty regarding the jurisdictions in which the combined company will derive income and the amounts derived thereof and uncertainty regarding the tax policies of the jurisdictions in which it operates. The combined company’s actual effective tax rate may vary from expectations and that variance may be material. Additionally, tax laws or their implementation and applicable tax authority practices could change in the future.

The combined company and its subsidiaries will be subject to tax laws of numerous jurisdictions, and the interpretation of those laws is subject to challenge by the relevant governmental authorities.

The combined company will be subject to tax laws and regulations in the United States, Ireland and the numerous other jurisdictions in which the combined company and its subsidiaries will operate. These laws and regulations are inherently complex, and the combined company and its subsidiaries will be obligated to make judgments and interpretations about the application of these laws and regulations to the combined company and its subsidiaries and their operations and businesses. The interpretation and application of these laws and regulations could be challenged by the relevant governmental authorities, which could result in administrative or judicial procedures, actions or sanctions, which could be material.

The IRS may disagree that the transaction is treated as a reorganization.

The transaction is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, referred to as a “Reorganization.” Provided that the transaction so qualifies, a holder of WTW Shares generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of such shares for Aon Shares in the transaction, except with respect to any cash received in lieu of fractional Aon Shares. No rulings are intended to be sought from the U.S. Internal Revenue Service, referred to as the “IRS,” with respect to the transaction and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein. If the IRS successfully challenges the treatment of the transaction as a Reorganization, all holders of WTW Shares would recognize any taxable gain or loss for U.S. federal income tax purposes realized upon the exchange of WTW Shares for Aon Shares.

For a further discussion, see the section entitled “Material Tax Consequences of the Transaction—Material U.S. Federal Income Tax Considerations” beginning on page [●] of this joint proxy statement.

Legal proceedings that may be filed in connection with the transaction, the outcomes of which are uncertain, could delay or prevent the closing of the transaction.

The outcome of any future lawsuit that may be filed challenging the transaction is uncertain. One of the conditions to the closing of the transaction is that no governmental entity has issued or entered any order having the effect of prohibiting consummation of the transaction. Accordingly, if any future lawsuit is successful in obtaining an order enjoining consummation of the transaction, then such order may prevent the transaction from being consummated, or from being consummated within the expected time frame, and could result in substantial costs to Aon and WTW, including, but not limited to, costs associated with the indemnification of their respective directors and officers. Any injunction or delay in the transaction being completed could adversely affect Aon’s and WTW’s business, operations and financial condition.

Risks Relating to the Combined Company Following the Transaction

If completed, the transaction may not achieve its intended results.

Aon and WTW entered into the Business Combination Agreement with the expectation that the transaction would result in various benefits, including, among other things, synergies at the combined company, a comprehensive and more innovative product portfolio, diversified growth profile and broad geographic reach. Achieving the anticipated benefits of the transaction is subject to a number of uncertainties, including whether the businesses of Aon and WTW can be integrated in an efficient and effective manner. Failure to achieve, a delay in achieving, or an increase in the costs to achieve, these anticipated benefits, in whole or in part, could result in increased costs or decreases in expected revenues and could adversely affect the combined company’s future business, financial condition, operating results and cash flows. Additionally, if any governmental agencies, in connection with the transaction, require divestitures or place restrictions on the conduct of the combined company’s business after the closing of the transaction, such requirements or restrictions could reduce the anticipated benefits of the transaction.

Aon and WTW may be unable to successfully integrate their operations. Failure to successfully integrate the businesses of Aon and WTW in the expected timeframe may adversely affect the future results of the combined company.

The ability of Aon and WTW to realize the anticipated benefits of the transaction will depend, to a large extent, on the ability to integrate Aon’s and WTW’s business. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, significant management attention and resources will be devoted to integrating the business practices and operations of Aon and WTW. The integration process may disrupt the businesses and, if implemented ineffectively, would preclude realization of the full expected benefits. A failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the transaction could adversely affect the combined company’s results of operations.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of client relationships and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others: the diversion of management attention to integration matters; difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining the businesses; difficulties in the integration of operations and systems; unanticipated costs, delays and other hardships to integration efforts, including any such costs, delays or hardships, caused by pandemic, epidemic or outbreak of an infectious disease, including COVID-19 and the resulting travel and operations restrictions; difficulties in the assimilation of employees and culture; difficulties in managing the expanded operations of a larger and more complex company; challenges in retaining existing clients and obtaining new clients; and challenges in attracting and retaining key personnel.

Many of these factors will be outside of Aon’s and WTW’s control and any one of them could result in increased costs, decreases in expected revenues and diversion of management’s time and attention, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of the businesses of Aon and WTW are integrated successfully, the full benefits of the transaction, including the synergies, cost savings or sales or growth opportunities that are expected, may not be realized within the anticipated time frame or at all. Further, additional unanticipated costs may be incurred in the integration of the businesses of Aon and WTW. All of these factors could decrease or delay the expected accretive effect of the transaction and negatively impact the combined company’s results of operations.

A pandemic, epidemic or outbreak of an infectious disease, including COVID-19, may materially and adversely affect the businesses, results of operations and financial results of Aon, WTW and/or the combined company.

The recent outbreak of COVID-19 in December 2019 has spread throughout the world, including the United States and Europe. The spread of COVID-19 has already affected the global economy and may adversely affect the operations and financial results of Aon, WTW and/or the combined company (including their respective ability to manage liquidity) by, among other things, causing a period of business disruptions or shutdowns. Neither Aon nor WTW can currently predict the scope and severity of any potential business disruptions or shutdowns, but if Aon, WTW, the combined company and/or any of the third parties with whom Aon, WTW or the combined company engages were to experience business disruptions or shutdowns, the ability of Aon, WTW and/or the combined company to conduct business in the manner and on the timelines presently planned could be materially and negatively impacted, which could have a material adverse effect on the integration of the businesses and the results of operations and financial condition of Aon, WTW and/or the combined company.

Aon and WTW have incurred and will incur substantial transaction fees and costs in connection with the transaction.

Aon and WTW have incurred and expect to incur a number of non-recurring substantial transaction-related costs associated with the closing of the transaction, combining the operations of the two organizations and achieving desired synergies. These fees and costs will be substantial, and a portion of them will be incurred regardless of whether the transaction closes. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, retention, severance, change in control and other integration-related costs, filing fees and printing costs. Additional unanticipated costs may be incurred in connection with the closing and the integration of the businesses of Aon and WTW. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time. Thus, any net benefit may not be achieved in the near term, the long term or at all, and these costs could adversely affect the financial conditions and results of operation of Aon and WTW prior to the closing and of the combined company following the closing.

The pro forma financial statements included in this joint proxy statement are based on various assumptions that may not prove to be correct, and they are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the transaction.

The pro forma financial statements contained in this joint proxy statement are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the transaction for several reasons. See the section entitled “Selected Unaudited Pro Forma Financial Data” beginning on page [●] of this joint proxy statement. The actual financial condition and results of operations of the combined company following the transaction may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the transaction.

Following the transaction, the combined company will have a substantial amount of debt, which could adversely affect its business, financial condition or results of operations and prevent it from fulfilling its debt-related obligations.

Following the transaction, the combined company will have a substantial amount of debt. The combined company’s substantial debt could adversely affect it in a number of ways, including, but not limited to, making it more difficult for the combined company to satisfy its obligations with respect to its debt or to its trade or other creditors, leading a credit ratings agency to downgrade its credit ratings assigned to the combined company, requiring a substantial portion of the combined company’s cash flows from operations and the proceeds of any capital markets offerings or loan borrowings for the payment of interest on the combined company’s debt, increasing the combined company’s vulnerability to changing economic, regulatory and industry conditions, limiting the combined company’s flexibility in planning for or reacting to changes in its business and the industry, limiting the combined company’s ability to pay dividends to its shareholders and limiting the combined company’s ability to borrow additional funds. If the combined company cannot service its indebtedness, it may have to take actions such as selling assets, seeking additional debt or equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances.

Certain Aon and WTW agreements may contain change of control provisions that may be triggered by the transaction and, if not waived, could cause the combined company to lose the benefit of such agreements and incur liabilities and/or replacement costs, which could have an adverse effect on the combined company.

Aon and WTW are each party to, or may become party to after the date hereof, various agreements with third parties, including, among other agreements, certain license agreements, collaboration agreements, business development-related agreements, production and distribution related agreements, financing facilities, hedging arrangements, contracts for the performance of services material to the operations of Aon, WTW and/or their affiliates, and employment agreements that may contain change of control provisions that may be triggered upon the closing of the transaction. In the event that there is such a contract or arrangement requiring a consent or waiver in relation to the transaction, for which such consent or waiver is not obtained, the combined company could lose the benefit of the underlying agreement and incur liabilities or replacement costs, which could have an adverse effect on the operations of the combined company. In addition, the counterparties to such contracts may seek consideration for granting such consents or waivers or may seek to renegotiate the contracts on terms less favorable to Aon, or WTW, as applicable, which could have an adverse effect on the operations of the combined company.

The transaction may not be accretive and may cause dilution to Aon’s earnings per share, which may negatively affect the market price of Aon Shares.

As described and based on the assumptions in the section of this joint proxy statement entitled “The Transaction—Scheme Consideration to WTW Shareholders” beginning on page [●] of this joint proxy statement, based on the number of WTW Shares and WTW equity awards outstanding as of [●], 2020, Aon expects to issue approximately [●] Aon Shares in connection with completion of the transaction (including shares underlying WTW equity awards expected to be outstanding at the effective time, which will be converted into awards with respect to Aon Shares). The issuance of these new Aon Shares could have the effect of depressing the market price of Aon Shares.

In addition, Aon could also encounter additional transaction-related and/or integration-related costs or other factors such as the failure to realize all or a portion of the benefits anticipated in the transaction on a timely basis or at all. All of these factors could cause dilution to Aon’s earnings per share or decrease or delay the expected accretive effect of the transaction and cause a decrease in the market price of Aon Shares.

The market price of Aon Shares may decline in the future as a result of the sale of Aon Shares held by former WTW shareholders or current Aon shareholders.

Based on the number of WTW Shares and WTW equity awards outstanding as of May 5, 2020, Aon expects to issue approximately [●] million Aon Shares to WTW shareholders in the transaction (including shares underlying WTW equity awards expected to be outstanding at the effective time, which will be converted into awards with respect to Aon Shares). Following their receipt of Aon Shares as scheme consideration, former WTW shareholders may seek to sell the Aon Shares delivered to them. Other Aon shareholders may also seek to sell Aon Shares held by them following, or in anticipation of, completion of the transaction. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of Aon Shares, may affect the market for, and the market price of, Aon Shares in an adverse manner.

Exhibit 99.4

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WILLIS TOWERS WATSON

INDEX TO FORM 10-K

For the year ended December 31, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Willis Towers Watson Public Limited Company

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Willis Towers Watson Public Limited Company and subsidiaries (the ‘Company’) as of December 31, 2019 and 2018, the related consolidated statements of comprehensive income, changes in equity and cash flows, for the three years then ended, and the related notes (collectively referred to as the ‘financial statements’). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the three years then ended, in conformity with accounting principles generally accepted in the United States of America (‘US GAAP’).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (‘PCAOB’), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2020 (not presented herein), expressed an unqualified opinion on the Company’s internal control over financial reporting.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for revenue from contracts with customers in the year ended December 31, 2018 due to adoption of Accounting Standard Update (‘ASU’) No. 2014-09, Revenue from Contracts with Customers.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Errors and Omissions Reserve — Refer to Notes 2, 15 and 16 to the financial statements

Critical Audit Matter Description

The Company has established provisions against various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions (‘E&O’) which arise in connection with the placement of insurance and reinsurance and provision of broking, consulting and outsourcing services in the ordinary course of business. Such provisions cover claims that have been reported but not paid and also claims that have been incurred but not reported (‘IBNR’). These provisions are established based on actuarial estimates together with individual case reviews. Significant management judgment is required to estimate the amounts of such claims.

Auditing management’s judgments related to its E&O provision, and in particular the broking, consulting and outsourcing business provision related to the IBNR and the broking business provision related to significant claims reported but not paid, involved especially complex and subjective judgment and an increased extent of effort, including the need to involve our actuarial specialists.

How the Critical Audit Matter Was Addressed in the Audit

We tested the effectiveness of controls over the Company’s estimation of the E&O provision including controls over the underlying historical claims data, the actuarial methodology used, the assumptions selected by management that are used to calculate the broking, consulting and outsourcing business IBNR provisions, and the establishment and quarterly evaluation of provisions for reported claims, including significant claims for the broking business.

For the IBNR provisions, we evaluated the appropriateness of the IBNR models, including evaluating changes needed or warranted given changes in the business, and evaluated the consistency of the model with prior years in order to challenge the methodology used to estimate the provisions. With the assistance of our actuarial specialists, we assessed the methodology and models used, including key inputs and assumptions used in, and arithmetical accuracy of, the models used. We also performed retrospective reviews of management’s estimated claims emergence in comparison to actual results and evaluated the provisions set by management in comparison to a range of independent estimates that we developed.

We evaluated the E&O matters and the appropriateness of their projected settlement values through inquiries of, and confirmations from, external lawyers handling those matters for the Company.

TRANZACT Acquisition – Refer to Notes 2, 3 and 7 to the financial statements

Critical Audit Matter Description

On July 30, 2019, the Company acquired TRANZACT for consideration of $1.3 billion. The purchase price was allocated to the identifiable assets acquired and liabilities assumed based on their respective fair values, including a customer relationship intangible asset of $612 million and renewal commissions receivables of $166 million. Management estimated the fair value of the customer relationship intangible asset using a generally accepted valuation method appropriate for the type of intangible asset. Management estimated the fair value of the renewal commissions receivables upon acquisition date by applying a present-value adjustment to the carrying value of the receivables, which were originally determined using an actuarial model to account for variable consideration uncertainties. The Company will account for the renewal commissions receivables prospectively using the cost-recovery method. Significant management judgment is required in making estimates and assumptions in the fair value determination of the customer relationship intangible asset and renewal commissions receivables and the selection of the accounting method for subsequent measurement of the renewal commissions receivables after the acquisition date.

We identified the valuations of the customer relationship intangible asset and renewal commissions receivables related to the acquisition of TRANZACT as a critical audit matter because of the significant estimates management made to determine their relative fair values. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value and actuarial specialists, when performing audit procedures to evaluate the reasonableness of management’s assumptions related to future cash flows, discount rates, attrition rates, and lapse rates.

In addition, the selection of the cost-recovery method for measurement of the acquired renewal commissions receivables after acquisition is a critical audit matter because it required management to exercise significant judgment given the lack of prescriptive guidance for subsequent accounting for such assets under US GAAP. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve professionals in our firm with expertise in business combination accounting to evaluate the reasonableness of the use of the cost-recovery method.

How the Critical Audit Matter Was Addressed in the Audit

We tested the effectiveness of controls over valuation, including management’s controls over forecasts of future cash flows, selection of the discount rate, and selection of key assumptions supporting management’s estimates (i.e., attrition rates and lapse rates).

We assessed the reasonableness of management’s forecasts of future cash flows used in the customer relationship intangible asset model by utilizing the historical results and certain peer company data. We evaluated whether said estimated future cash flows were consistent with evidence obtained in other areas of the audit.

With the assistance of our fair value specialists, we evaluated the reasonableness of the discount rate used in the customer relationship intangible asset model by testing the source information underlying the determination of the discount rate; testing the mathematical accuracy of the calculation of the discount rate; and developing a range of independent estimates and comparing those to the discount rate selected by management.

With the assistance of our fair value specialists, we evaluated the reasonableness of the attrition rate used in the customer relationship intangible asset model by evaluating the attrition rate methodology; testing the mathematical accuracy of the attrition rate assumption; and testing the completeness and accuracy of the underlying data supporting the attrition rate assumption by testing a selection of the insurance carriers and products and evaluating the appropriateness of the revenue attrition calculation for each insurance carrier and product.

With the assistance of our actuarial specialists, we evaluated the reasonableness of the lapse rates used in the renewal commissions receivables model by evaluating the lapse rate methodology; testing the mathematical accuracy of each lapse rate assumption; and evaluating the rationale for experience adjustments made in developing the lapse rate assumptions.

With the assistance of professionals in our firm with expertise in business combination accounting, we evaluated the Company’s conclusion regarding the use of the cost-recovery method.

/s/ Deloitte & Touche LLP

Philadelphia, PA

February 26, 2020

We have served as the Company’s auditor since 2017.

WILLIS TOWERS WATSON

Consolidated Statements of Comprehensive Income

(In millions of U.S. dollars, except per share data)

	Years ended December 31,
	2019	2018	2017
Revenue	$9,039	$8,513	$8,202
Costs of providing services
Salaries and benefits	5,249	5,123	4,967
Other operating expenses	1,719	1,637	1,534
Depreciation	240	208	203
Amortization	489	534	581
Restructuring costs	—	—	132
Transaction and integration expenses	13	202	269

Total costs of providing services	7,710	7,704	7,686

Income from operations	1,329	809	516
Interest expense	(234)	(208)	(188)
Other income, net	227	250	164

INCOME FROM OPERATIONS BEFORE INCOME TAXES	1,322	851	492
(Provision for)/benefit from income taxes	(249)	(136)	100

NET INCOME	1,073	715	592
Income attributable to non-controlling interests	(29)	(20)	(24)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$1,044	$695	$568

EARNINGS PER SHARE
Basic earnings per share	$8.05	$5.29	$4.21

Diluted earnings per share	$8.02	$5.27	$4.18

NET INCOME	$1,073	$715	$592
Other comprehensive (loss)/income, net of tax:
Foreign currency translation	$78	$(251)	$295
Defined pension and post-retirement benefits	(329)	(199)	14
Derivative instruments	21	2	75

Other comprehensive (loss)/income, net of tax, before non-controlling interests	(230)	(448)	384

Comprehensive income before non-controlling interests	843	267	976
Comprehensive income attributable to non-controlling interests	(29)	(20)	(37)

Comprehensive income attributable to Willis Towers Watson	$814	$247	$939

See accompanying notes to the consolidated financial statements

WILLIS TOWERS WATSON

Consolidated Balance Sheets

(In millions of U.S. dollars, except share data)

	December 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$887	$1,033
Fiduciary assets	13,004	12,604
Accounts receivable, net	2,621	2,379
Prepaid and other current assets	525	404

Total current assets	17,037	16,420
Fixed assets, net	1,046	942
Goodwill	11,194	10,465
Other intangible assets, net	3,478	3,318
Right-of-use assets	968	—
Pension benefits assets	868	773
Other non-current assets	835	467

Total non-current assets	18,389	15,965

TOTAL ASSETS	$35,426	$32,385

LIABILITIES AND EQUITY
Fiduciary liabilities	$13,004	$12,604
Deferred revenue and accrued expenses	1,784	1,647
Current debt	316	186
Current lease liabilities	164	—
Other current liabilities	802	864

Total current liabilities	16,070	15,301
Long-term debt	5,301	4,389
Liability for pension benefits	1,324	1,170
Deferred tax liabilities	526	559
Provision for liabilities	537	540
Long-term lease liabilities	964	—
Other non-current liabilities	335	429

Total non-current liabilities	8,987	7,087

TOTAL LIABILITIES	25,057	22,388
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NON-CONTROLLING INTEREST	—	26
EQUITY (i)
Additional paid-in capital	10,687	10,615
Retained earnings	1,792	1,201
Accumulated other comprehensive loss, net of tax	(2,227)	(1,961)
Treasury shares, at cost, 17,519 in 2019 and 2018 and 40,000 shares, €1 nominal value, in 2019 and 2018	(3)	(3)

Total Willis Towers Watson shareholders’ equity	10,249	9,852
Non-controlling interests	120	119

Total equity	10,369	9,971

TOTAL LIABILITIES AND EQUITY	$35,426	$32,385

(i)

Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 128,689,930 (2019) and 128,921,530 (2018); Outstanding 128,689,930 (2019) and 128,921,530 (2018); (b) Ordinary shares, €1 nominal value; Authorized and Issued 40,000 shares in 2019 and 2018; and (c) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2019 and 2018.

See accompanying notes to the consolidated financial statements

WILLIS TOWERS WATSON

Consolidated Statements of Cash Flows

(In millions of U.S. dollars)

	Years ended December 31,
	2019	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$1,073	$715	$592
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	240	213	252
Amortization	489	534	581
Non-cash lease expense	148	—	—
Net periodic benefit of defined benefit pension plans	(135)	(163)	(91)
Provision for doubtful receivables from clients	9	8	17
Benefit from deferred income taxes	(72)	(115)	(285)
Share-based compensation	74	50	67
Net loss/(gain) on disposal of operations	2	9	(13)
Non-cash foreign exchange loss	26	26	77
Other, net	17	8	(57)
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(261)	68	(64)
Fiduciary assets	(365)	(839)	(1,167)
Fiduciary liabilities	365	839	1,167
Other assets	(269)	(22)	(128)
Other liabilities	(264)	(20)	(51)
Provisions	4	(23)	(35)

Net cash from operating activities	1,081	1,288	862

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(246)	(268)	(300)
Capitalized software costs	(59)	(54)	(75)
Acquisitions of operations, net of cash acquired	(1,329)	(36)	(13)
Net proceeds from sale of operations	17	4	57
Other, net	3	13	(4)

Net cash used in investing activities	(1,614)	(341)	(335)

CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES
Net (payments)/borrowings on revolving credit facility	(131)	(754)	642
Senior notes issued	997	998	649
Proceeds from issuance of other debt	1,100	—	32
Debt issuance costs	(13)	(8)	(9)
Repayments of debt	(995)	(170)	(734)
Repurchase of shares	(150)	(602)	(532)
Proceeds from issuance of shares	45	45	61
Payments related to share cancellation	—	—	(177)
Payments of deferred and contingent consideration related to acquisitions	(57)	(50)	(65)
Cash paid for employee taxes on withholding shares	(15)	(30)	(18)
Dividends paid	(329)	(306)	(277)
Acquisitions of and dividends paid to non-controlling interests	(55)	(26)	(51)

Net cash from/(used in) financing activities	397	(903)	(479)

(DECREASE)/INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(136)	44	48
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	(41)	112
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR (i)	1,033	1,030	870

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR (i)	$895	$1,033	$1,030

(i)

As a result of the acquired TRANZACT collateralized facility (see Note 11 — Debt), cash, cash equivalents and restricted cash at the end of the year included $8 million of restricted cash at December 31, 2019, which is included within prepaid and other current assets on our consolidated balance sheet. There were no restricted cash amounts held at December 31, 2018, 2017 and 2016.

See accompanying notes to the consolidated financial statements

WILLIS TOWERS WATSON

Consolidated Statements of Changes in Equity

(In millions of U.S. dollars and number of shares in thousands)

	Shares outstanding	Additional paid-in capital	Retained earnings	Treasury shares	AOCL (i)	Total WTW shareholders’ equity	Non- controlling interests	Total equity	Redeemable Non-controlling interest (ii)	Total
Balance as of January 1, 2017	136,297	$10,596	$1,452	$(99)	$(1,884)	$10,065	$118	$10,183	$51
Adoption of ASU 2016-16	—	—	(3)	—	—	(3)	—	(3)	—
Shares repurchased	(3,797)	—	(532)	—	—	(532)	—	(532)	—
Shares canceled	(1,415)	(177)	(96)	96	—	(177)	—	(177)	—
Net income	—	—	568	—	—	568	16	584	8	$592

Dividends ($2.12 per share)	—	—	(285)	—	—	(285)	—	(285)	—
Dividends attributable to non-controlling interests	—	—	—	—	—	—	(15)	(15)	(3)
Other comprehensive income	—	—	—	—	371	371	7	378	6	$384

Issuance of shares under employee stock compensation plans	1,055	62	—	—	—	62	—	62	—
Share-based compensation and net settlements	—	67	—	—	—	67	—	67	—
Acquisition of non-controlling interests	—	—	—	—	—	—	(3)	(3)	(34)
Foreign currency translation	—	(10)	—	—	—	(10)	—	(10)	—

Balance as of December 31, 2017	132,140	$10,538	$1,104	$(3)	$(1,513)	$10,126	$123	$10,249	$28

Adoption of ASC 606 (see Note 2)	—	—	317	—	—	317	—	317	—
Shares repurchased	(3,919)	—	(602)	—	—	(602)	—	(602)	—
Net income	—	—	695	—	—	695	18	713	2	$715

Dividends ($2.40 per share)	—	—	(313)	—	—	(313)	—	(313)	—
Dividends attributable to non-controlling interests	—	—	—	—	—	—	(24)	(24)	(2)
Other comprehensive (loss)/income	—	—	—	—	(448)	(448)	2	(446)	(2)	$(448)

Issuance of shares under employee stock compensation plans	701	45	—	—	—	45	—	45	—
Share-based compensation and net settlements	—	27	—	—	—	27	—	27	—
Foreign currency translation	—	5	—	—	—	5	—	5	—

Balance as of December 31, 2018	128,922	$10,615	$1,201	$(3)	$(1,961)	$9,852	$119	$9,971	$26

Adoption of ASU 2018-02 (see Note 2)	—	—	36	—	(36)	—	—	—	—
Shares repurchased	(788)	—	(150)	—	—	(150)	—	(150)	—
Net income	—	—	1,044	—	—	1,044	23	1,067	6	$1,073

Dividends ($2.60 per share)	—	—	(339)	—	—	(339)	—	(339)	—
Dividends attributable to non-controlling interests	—	—	—	—	—	—	(21)	(21)	(2)
Other comprehensive loss	—	—	—	—	(230)	(230)	—	(230)	—	$(230)

Issuance of shares under employee stock compensation plans	556	45	—	—	—	45	—	45	—
Share-based compensation and net settlements	—	32	—	—	—	32	—	32	—
Acquisition of non-controlling interests	—	(6)	—	—	—	(6)	(1)	(7)	(30)
Foreign currency translation	—	1	—	—	—	1	—	1	—

Balance as of December 31, 2019	128,690	$10,687	$1,792	$(3)	$(2,227)	$10,249	$120	$10,369	$—

(i)	Accumulated other comprehensive loss, net of tax (‘AOCL’).
(ii)

The redeemable non-controlling interest was related to Max Matthiessen Holding AB. The Company purchased the remaining non-controlling interest of Max Matthiessen Holding AB during the year ended December 31, 2019.

See accompanying notes to the consolidated financial statements

WILLIS TOWERS WATSON

Notes to the Consolidated Financial Statements

(Tabular amounts are in millions of U.S. dollars, except per share data)

Note 1 — Nature of Operations

Willis Towers Watson plc is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. The Company has more than 45,000 employees and services clients in more than 140 countries.

We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals.

Our risk management services include strategic risk consulting (including providing actuarial analysis), a variety of due diligence services, the provision of practical on-site risk control services (such as health and safety and property loss control consulting), and analytical and advisory services (such as hazard modeling and reinsurance optimization studies). We also assist our clients with planning for addressing incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans.

We help our clients enhance business performance by delivering consulting services, technology and solutions that optimize benefits and cultivate talent. Our services and solutions encompass such areas as employee benefits, total rewards, talent and benefits outsourcing. In addition, we provide investment advice to help our clients develop disciplined and efficient strategies to meet their investment goals and expand the power of capital.

As an insurance broker, we act as an intermediary between our clients and insurance carriers by advising on their risk management requirements, helping them to determine the best means of managing risk and negotiating and placing insurance with insurance carriers through our global distribution network.

We operate a private Medicare marketplace in the U.S. through which, along with our active employee marketplace, we help our clients move to a more sustainable economic model by capping and controlling the costs associated with healthcare benefits. Additionally, with the acquisition of TRANZACT in July 2019 (see Note 3 – Acquisitions and Divestitures), we also provide direct-to-consumer sales of Medicare coverage.

We are not an insurance company, and therefore we do not underwrite insurable risks for our own account. We believe our broad perspective allows us to see the critical intersections between talent, assets and ideas—the dynamic formula that drives business performance.

Note 2 — Basis of Presentation, Significant Accounting Policies and Recent Accounting Pronouncements

Basis of Presentation

The accompanying audited consolidated financial statements of Willis Towers Watson and our subsidiaries are presented in accordance with the rules and regulations of the SEC for annual reports on Form 10-K and are prepared in accordance with U.S. GAAP. The consolidated financial statements include the results of operations of TRANZACT for the period from the date of acquisition through December 31, 2019 (see Note 3 — Acquisitions and Divestitures for further information). All intercompany accounts and transactions have been eliminated in consolidation.

Significant Accounting Policies

Principles of Consolidation — The accompanying consolidated financial statements include the accounts of Willis Towers Watson and those of our majority-owned and controlled subsidiaries. Intercompany accounts and transactions have been eliminated.

We determine whether we have a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity (‘VIE’). Variable interest entities are entities that lack one or more of the characteristics of a voting interest entity and therefore require a different approach in determining which party involved with the VIE should consolidate the entity. With a VIE, either the entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties, or the equity holders, as a group, do not have the power to direct the activities that most significantly impact its financial performance, the obligation to absorb expected losses of the entity, or the right to receive the expected residual returns of the entity. The entity that has a controlling financial interest in a VIE is referred to as the primary beneficiary and is required to consolidate the VIE.

Voting interest entities are entities that have sufficient equity and provide equity investors voting rights that give them the power to make significant decisions related to the entity’s operations. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. Accordingly, we consolidate our voting interest entity investments in which we hold, directly or indirectly, more than 50% of the voting rights.

Use of Estimates — These consolidated financial statements conform to U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. Estimates are used when accounting for revenue recognition and related costs, the selection of useful lives of fixed and intangible assets, impairment testing, valuation of billed and unbilled receivables from clients, discretionary compensation, income taxes, pension assumptions, incurred but not reported claims, legal reserves and goodwill and intangible assets.

Going Concern — Management evaluates at each annual and interim period whether there are conditions or events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. Management’s evaluation is based on relevant conditions and events that are known and reasonably knowable at the date that the consolidated financial statements are issued. Management has concluded that there are no conditions or events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date of these financial statements.

Fair Value of Financial Instruments — The carrying values of our cash, cash equivalents and restricted cash, accounts receivable, accrued expenses, revolving lines of credit and term loans approximate their fair values because of the short maturity and liquidity of those instruments. We consider the difference between carrying value and fair value to be immaterial for our senior notes. The fair value of our senior notes are considered Level 2 financial instruments as they are corroborated by observable market data. See Note 12 — Fair Value Measurements for additional information about our measurements of fair value.

Investments in Associates — Investments are accounted for using the equity method of accounting, included within other non-current assets in the consolidated balance sheets, if the Company has the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if the Company has an equity ownership in the voting stock of the investee between 20 and 50 percent, although other factors, such as representation on the board of directors, the existence of substantive participation rights, and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment is carried at the cost of acquisition, plus the Company’s equity in undistributed net income since acquisition, less any dividends received since acquisition.

The Company periodically reviews its investments in associates for which fair value is less than cost to determine if the decline in value is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the investment is written down to fair value. The amount of any write-down is included in the consolidated statements of comprehensive income.

Cash and Cash Equivalents — Cash and cash equivalents primarily consist of time deposits with original maturities of 90 days or less. In certain of the countries in which we conduct business, we are subject to capital adequacy requirements. Most significantly, Willis Limited, our U.K. brokerage subsidiary regulated by the Financial Conduct Authority, is currently required to maintain $140 million in unencumbered and available financial resources, of which at least $79 million must be in cash, for regulatory purposes. Term deposits and certificates of deposits with original maturities greater than 90 days are considered to be short-term investments. As a result of the acquired TRANZACT collateralized facility (see Note 11 — Debt), we have $8 million of restricted cash at December 31, 2019, which is included within prepaid and other current assets on our consolidated balance sheet.

Fiduciary Assets and Liabilities — The Company collects premiums from insureds and, after deducting commissions, remits the premiums to the respective insurers. The Company also collects claims or refunds from insurers on behalf of insureds. Certain of our health and welfare benefits administration outsourcing agreements require us to hold funds on behalf of clients to pay obligations on their behalf. Each of these transactions is reported on our consolidated balance sheet as assets and corresponding liabilities unless such balances are due to or from the same party and a right of offset exists, in which case the balances are recorded net.

Fiduciary assets on the consolidated balance sheets are comprised of both fiduciary funds and fiduciary receivables:

Fiduciary Funds – Unremitted insurance premiums and claims are recorded within fiduciary assets on the consolidated balance sheets. Fiduciary funds are generally required to be kept in certain regulated bank accounts subject to guidelines which emphasize capital preservation and liquidity. Such funds are not available to service the Company’s debt or for other corporate purposes. Notwithstanding the legal relationships with insureds and insurers, the Company is entitled to retain investment income earned on fiduciary funds in accordance with industry custom and practice and, in some cases, as supported by agreements with insureds. The period for which the Company holds such funds is dependent upon the date the insured remits the payment of the premium to the Company, or the date the Company receives refunds from the insurers, and the date the Company is required to forward such payments to the insurer or insured, respectively.

Fiduciary receivables – Uncollected premiums from insureds and uncollected claims or refunds from insurers are recorded as fiduciary assets on the consolidated balance sheets. In certain instances, the Company advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. Such advances are made from fiduciary funds and are reflected in the consolidated balance sheets as fiduciary assets.

Fiduciary liabilities on the consolidated balance sheets represent the obligations to remit all fiduciary funds and fiduciary receivables to insurers or insureds.

Accounts Receivable — Accounts receivable includes both billed and unbilled receivables and is stated at estimated net realizable values. Provision for billed receivables is recorded, when necessary, in an amount considered by management to be sufficient to meet probable future losses related to uncollectible accounts. Accrued and unbilled receivables are stated at net realizable value which includes an allowance for accrued and unbillable amounts. See Note 4 — Revenue for additional information about our accounts receivable.

Income Taxes — The Company recognizes deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating and capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the consolidated statement of comprehensive income in the period in which the change is enacted. Deferred tax assets are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not that the deferred tax assets will not be realized. The Company adjusts valuation allowances to measure deferred tax assets at the amounts considered realizable in future periods when the Company’s facts and assumptions change. In making such determinations, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operating results. We place more reliance on evidence that is objectively verifiable.

Positions taken in the Company’s tax returns may be subject to challenge by the taxing authorities upon examination. The Company recognizes the benefits of uncertain tax positions in the financial statements when it is more likely than not that a position will be sustained on the basis of the technical merits of the position assuming the tax authorities have full knowledge of the position and all relevant facts. Recognition also occurs upon either the lapse of the relevant statute of limitations, or when positions are effectively settled. The benefit recognized is the largest amount of tax benefit that is greater than 50 percent likely to be realized on settlement with the tax authority. The Company adjusts its recognition of uncertain tax benefits in the period in which new information is available impacting either the recognition or measurement of its uncertain tax positions. Such adjustments are reflected as increases or decreases to income taxes in the period in which they are determined.

The Company recognizes interest and penalties relating to unrecognized tax benefits within income taxes. See Note 7 — Income Taxes for additional information regarding the Company’s income taxes.

Foreign Currency — Transactions in currencies other than the functional currency of the entity are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the functional currency are translated at the rates of exchange prevailing at the balance sheet date and the related transaction gains and losses are reported as income or expense in the consolidated statements of comprehensive income. Certain intercompany loans are determined to be of a long-term investment nature. The Company records transaction gains and losses from re-measuring such loans as other comprehensive income in the consolidated statements of comprehensive income.

Upon consolidation, the results of operations of subsidiaries and associates whose functional currency is other than the U.S. dollar are translated into U.S. dollars at the average exchange rates and assets and liabilities are translated at year-end exchange rates. Translation adjustments are presented as a separate component of other comprehensive income in the financial statements and are included in net income only upon sale or liquidation of the underlying foreign subsidiary or associated company.

Derivatives — The Company uses derivative financial instruments to alter the risk profile of an existing underlying exposure. Interest rate swaps have been used in past years to manage interest risk exposures. Forward foreign currency exchange contracts are used to manage currency exposures arising from future income and expenses and to offset balance sheet exposures in currencies other than the functional currency of an entity. We do not hold any derivatives for trading purposes. The fair values of derivative contracts are recorded in other assets and other liabilities in the consolidated balance sheets. The effective portions of changes in the fair value of derivatives that qualify for hedge accounting as cash flow hedges are recorded in other comprehensive income. Amounts are reclassified from other comprehensive income into earnings when the hedged exposure affects earnings. If the derivative is designated and qualifies as an effective fair value hedge, the changes in the fair value of the derivative and of the hedged item associated with the hedged risk are both recognized in earnings. The amount of hedge ineffectiveness recognized in earnings is based on the extent to which an offset between the fair value of the derivative and hedged item is not achieved. Changes in the fair value of derivatives that do not qualify for hedge accounting, together with any hedge ineffectiveness on those that do qualify, are recorded in other income, net or interest expense as appropriate.

The Company evaluates whether its contracts include clauses or conditions which would be required to be separately accounted for at fair value as embedded derivatives. See Note 10 — Derivative Financial Instruments for additional information about the Company’s derivatives.

Commitments, Contingencies and Provisions for Liabilities — The Company establishes provisions against various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in the ordinary course of business. Such provisions cover claims that have been reported but not paid and also unasserted claims and related legal fees. These provisions are established based on actuarial estimates together with individual case reviews and are believed to be adequate in light of current information and legal advice. In certain cases, where a range of loss exists, we accrue the minimum amount in the range if no amount within the range is a better estimate than any other amount. To the extent such losses can be recovered under the Company’s insurance programs, estimated recoveries are recorded when losses for insured events are recognized and the recoveries are likely to be realized. Significant management judgment is required to estimate the amounts of such unasserted claims and the related insurance recoveries. The Company analyzes its litigation exposure based on available information, including consultation with outside counsel handling the defense of these matters, to assess its potential liability. These contingent liabilities are not discounted. See Note 15 — Commitments and Contingencies and Note 16 — Supplementary Information for Certain Balance Sheet Accounts for additional information about our commitments, contingencies and provisions for liabilities.

Share-Based Compensation — The Company has equity-based compensation plans that provide for grants of restricted stock units and stock options to employees and non-employee directors of the Company. Additionally, the Company has cash-settled share-based compensation plans that provide for grants to employees.

The Company expenses equity-based compensation, which is included in Salaries and benefits in the consolidated statements of comprehensive income, primarily on a straight-line basis over the requisite service period. The significant assumptions underlying our expense calculations include the fair value of the award on the date of grant, the estimated achievement of any performance targets and estimated forfeiture rates. The awards under equity-based compensation are classified as equity and are included as a component of equity on the Company’s consolidated balance sheets, as the ultimate payment of such awards will not be achieved through use of the Company’s cash or other assets.

For the cash-settled share-based compensation, the Company recognizes a liability for the fair-value of the awards as of each reporting date. The liability for these awards is included within other non-current liabilities in the consolidated balance sheets since these amounts are not payable until at least 2021. Expense is recognized over the service period, and as the liability is remeasured at the end of each reporting period, changes in fair value are recognized as compensation cost within Salaries and benefits in the consolidated statements of comprehensive income. The significant assumptions underlying our expense calculations include the estimated achievement of any performance targets and estimated forfeiture rates.

See Note 19 — Share-based Compensation for additional information about the Company’s share-based compensation.

Fixed Assets — Fixed assets are stated at cost less accumulated depreciation. Expenditures for improvements are capitalized; repairs and maintenance are charged to expense as incurred. Depreciation is computed primarily using the straight-line method based on the estimated useful lives of assets.

Depreciation on internally-developed software is amortized over the estimated useful life of the asset ranging from 3 to 10 years. Buildings include assets held under finance leases and are depreciated over the lesser of 50 years, the asset lives or the lease terms. Depreciation on leasehold improvements is calculated over the lesser of the useful lives of the assets or the remaining lease terms. Depreciation on furniture and equipment is calculated based on a range of 3 to 10 years. Land is not depreciated.

Long-lived assets are tested for recoverability whenever events or changes in circumstance indicate that their carrying amounts may not be recoverable. An impairment loss is recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. Recoverability is determined based on the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. See Note 8 — Fixed Assets for additional information about our fixed assets.

Leases (effective from January 1, 2019) — The following policies were effective for the 2019 fiscal year as a result of the adoption, on January 1, 2019, of ASC 842, Leases (‘ASC 842’). The lease policies in effect prior to 2019 are reflected in the next section.

As an advisory, broking and solutions company providing services to clients in more than 140 countries, we enter into lease agreements from time to time, primarily for the use of real estate for our office space. We determine if an arrangement is a lease at the inception of the contract, and the nature of our operations is such that it is generally clear whether an arrangement contains a lease and what underlying asset is being leased. The majority of the leases into which we enter are operating leases. Upon entering into leases, we obtain the right to control the use of an identified space for a lease term and recognize these right-of-use (‘ROU’) assets on our consolidated balance sheets with corresponding lease liabilities reflecting our obligation to make the related lease payments. ROU assets are amortized over the term of the lease.

Our real estate leases are generally long-term in nature, with terms that typically range from 5 to 15 years. Our most significant lease supports our London market operations with a lease term through 2032. Our real estate leases often contain options to renew the lease, either through exercise of the option or through automatic renewal. Additionally, certain leases have options to cancel the lease with appropriate notice to the landlord prior to the end of the stated lease term. As we enter into new leases after the adoption of ASC 842, we consider these options as we assess lease terms in our recognized ROU assets and lease liabilities. If we are reasonably certain to exercise an option to renew a lease, we include this period in our lease term. To the extent that we have the option to cancel a lease, we recognize our ROU assets and lease liabilities using the term that would result from using this earlier date. If a significant penalty is required to cancel the lease at an earlier date, we assess our lease term as ending at the point when no significant penalty would be due.

In addition to payments for previously-agreed base rent, many of our lease agreements are subject to variable and unknown future payments, typically in the form of common area maintenance charges (a non-lease component as defined by ASC 842) or real estate taxes. These variable payments are excluded from our lease liabilities and ROU assets, and instead are recognized as lease expense within other operating expenses on the consolidated statement of comprehensive income as the amounts are incurred. To the extent that we have agreed to fixed charges for common area maintenance or other non-lease components, or our base rent increases by an index or rate (most commonly an inflation rate), these amounts are included in the measurement of our lease liabilities and ROU assets. We have elected the practical expedient under ASC 842 which allows the lease and non-lease components to be combined in our measurement of lease liabilities and ROU assets.

From time to time we may enter into subleases if we are unable to cancel or fully occupy a space and are able to find an appropriate subtenant. However, entering subleases is not a primary objective of our business operations and these arrangements represent an immaterial amount of cash flows.

We are required to use judgment in the determination of the incremental borrowing rates to calculate the present values of our future lease payments. Since the majority of our debt is publicly-traded, our real estate function is centralized, and our treasury function is centralized and generally prohibits our subsidiaries from borrowing externally, we have determined it appropriate to use the Company’s consolidated unsecured borrowing rate, and adjust for collateralization in accordance with ASC 842. Using the resulting interest rate curves from publicly-traded debt at this collateralized borrowing rate, we select the interest rate at lease inception by reference to the lease term and lease currency. Over 90% of our leases are denominated in U.S. dollars, Pounds sterling or Euros.

Our leases generally do not subject us to restrictive covenants and contain no residual value guarantees.

See Note 14 — Leases for additional information about our operating leases.

Operating Leases (effective before January 1, 2019) — Rentals payable on operating leases were charged on a straight-line basis to other operating expenses in the consolidated statements of comprehensive income over the lease terms prior to the implementation of ASC 842.

Goodwill and Other Intangible Assets — In applying the acquisition method of accounting for business combinations, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill. Intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. Intangible assets with indefinite lives are tested for impairment annually as of October 1, and whenever indicators of impairment exist. The fair values of intangible assets are compared with their carrying values, and an impairment loss would be recognized for the amount by which a carrying amount exceeds its fair value.

Acquired intangible assets are amortized over the following periods:

	Amortization basis	Expected life (years)
Client relationships	In line with underlying cash flows	5 to 20
Software	In line with underlying cash flows or straight-line basis	4 to 7
Trademark and trade name	Straight-line basis	14 to 25
Other	In line with underlying cash flows or straight-line basis	10 to 18

Prior to the adoption of ASC 842, favorable and unfavorable acquired lease agreement intangible assets and liabilities were amortized straight-line over the remaining terms of the leases. These amounts have been subsumed into the ROU assets upon adoption of ASC 842.

Goodwill is tested for impairment annually as of October 1, and whenever indicators of impairment exist. Goodwill is tested at the reporting unit level, and the Company had nine reporting units as of October 1, 2019. In the first step of the impairment test, the fair value of each reporting unit is compared with its carrying value, including goodwill. If the carrying value of a reporting unit exceeds its fair value, the amount of an impairment loss, if any, is calculated in the second step of the impairment test by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The Company’s goodwill impairment tests for the years ended December 31, 2019 and 2018 have not resulted in any impairment charges. See Note 9 — Goodwill and Other Intangible Assets for additional information about our goodwill and other intangible assets.

Pensions — The Company has multiple defined benefit pension and defined contribution plans. The net periodic cost of the Company’s defined benefit plans is measured on an actuarial basis using various methods and actuarial assumptions. The most significant assumptions are the discount rates (calculated using the granular approach to calculating service and interest cost) and the expected long-term rates of return on plan assets. Other material assumptions include rates of participant mortality, the expected long-term rates of compensation and pension increases and rates of employee termination. Gains and losses occur when actual experience differs from actuarial assumptions. If such gains or losses exceed ten percent of the greater of the market-related value of plan assets or the projected benefit obligation, the Company amortizes those gains or losses over the average remaining service period or average remaining life expectancy, as appropriate, of the plan participants. In accordance with U.S. GAAP, the Company records the funded status of its pension plans based on the projected benefit obligation on its consolidated balance sheets.

Contributions to the Company’s defined contribution plans are recognized as incurred. Differences between contributions payable in the year and contributions actually paid are shown as either other assets or other liabilities in the consolidated balance sheets. See Note 13 — Retirement Benefits for additional information about our pensions.

Revenue Recognition (effective from January 1, 2018) — The following policies were effective beginning with the 2018 fiscal year as a result of the adoption, on January 1, 2018, of ASC 606, Revenue From Contracts With Customers (‘ASC 606’). The revenue recognition policies in effect prior to 2018 are reflected in the next section.

We recognize revenue from a variety of services, with broking, consulting and outsourced administration representing our most significant offerings. All other revenue streams, which can be recognized at either point in time or over time, are individually less significant and are grouped in Other in our revenue disaggregation disclosures in Note 4 — Revenue. These Other revenue streams represent approximately 5% of customer contract revenue for the years ended December 31, 2019 and 2018.

Broking — Representing approximately 50% and 48% of customer contract revenue for the years ended December 31, 2019 and 2018, respectively, in our broking arrangements, we earn revenue by acting as an intermediary in the placement of effective insurance policies. Generally, we act as an agent and view our client to be the party looking to obtain insurance coverage for various risks, or an employer or sponsoring organization looking to obtain insurance coverage for its employees or members. Also, we act as an agent in reinsurance broking arrangements where our client is the party looking to cede risks to the reinsurance markets. Our primary performance obligation under the majority of these arrangements is to place an effective insurance or reinsurance policy, but there can also be significant post-placement obligations in certain contracts to which we need to allocate revenue. The most common of these is for claims handling or call center support. The revenue recognition method for these, after the relative fair value allocation, is described further as part of the ‘Outsourced Administration’ description below.

Due to the nature of the majority of our broking arrangements, no single document constitutes the contract for ASC 606 purposes. Our services may be governed by a mixture of different types of contractual arrangements depending on the jurisdiction or type of coverage, including terms of business agreements, broker-of-record letters, statements of work or local custom and practice. This is then confirmed by the client’s acceptance of the underlying insurance contract. Prior to the policy inception date, the client has not accepted nor formally committed to perform under the arrangement (i.e. pay for the insurance coverage in place). Therefore in the majority of broking arrangements, the contract date is the date the insurance policy incepts. However, in certain instances such as employer-sponsored Medicare broking or Affinity arrangements, where the employer or sponsoring organization is our customer, client acceptance of underlying individual policy placements is not required, and therefore the date at which we have a contract with a customer is not dependent upon placement.

As noted, our primary performance obligations typically consist of only the placement of an effective insurance policy which precedes the inception date of the policy. Therefore, most of our fulfillment costs are incurred before we can recognize revenue, and are thus deferred during the pre-placement process. Where we have material post-placement services obligations, we estimate the relative fair value of the post-placement services using either the expected cost-plus-margin or the market assessment approach.

Revenue from our broking services consists of commissions or fees negotiated in lieu of commissions. At times, we may receive additional income for performing these services from the insurance and reinsurance carriers’ markets, which is collectively referred to as ‘market derived income’. In situations in which our fees are not fixed but are variable, we must estimate the likely commission per policy, taking into account the likelihood of cancellation before the end of the policy term. For employer-sponsored Medicare broking, Affinity arrangements and proportional treaty reinsurance broking, the commissions to which we will be entitled can vary based on the underlying individual insurance policies that are placed. For employer-sponsored Medicare broking and proportional treaty reinsurance broking in particular, we base the estimates of transaction prices on supportable evidence from an analysis of past transactions, and only include amounts that are probable of being received or not refunded (referred to as applying ‘constraint’ under ASC 606). This is an area requiring significant judgment and results in us estimating a transaction price that may be significantly lower than the ultimate amount of commissions we may collect. The transaction price is then adjusted over time as we receive confirmation of our remuneration through receipt of treaty statements, or as other information becomes available.

We recognize revenue for most broking arrangements as of a point in time at the later of the policy inception date or when the policy placement is complete, because this is viewed as the date when control is transferred to the client. For employer-sponsored Medicare broking, we recognize revenue over time, as we stand ready under our agreements to place retiree Medicare coverage. For this type of broking arrangement, we recognize the majority of our placement revenue in the fourth quarter of the calendar year when most of the placement or renewal activity occurs.

Beginning on July 30, 2019 with the acquisition of TRANZACT (see Note 3 — Acquisitions and Divestitures), we have a direct-to-consumer Medicare broking offering. The contractual arrangements in this offering differ from our previously existing employer-sponsored Medicare broking offering described above. The governing contracts in our direct-to-consumer Medicare broking offering are the contractual arrangements with insurance carriers, for whom we act as an agent, that provide compensation in return for issued policies. Once an application is submitted to a carrier, our obligation is complete, and we have no ongoing fulfilment obligations. We receive compensation from carriers in the form of commissions, administrative fees and marketing fees in the first year, and depending on the type of policy issued, we may receive renewal commissions for up to 25 years, provided the policies are renewed for such periods of time.

Because our obligation is complete upon application submission to the carrier, we recognize revenue at that date, which includes both compensation due to us in the first year as well as an estimate of the total renewal commissions that will be received over the lifetime of the policy. This variable consideration estimate requires significant judgment, and will vary based on product type, estimated commission rates, the expected lives of the respective policies and other factors. The Company has applied an actuarial model to account for these uncertainties, which is updated periodically based on actual experience, and includes an element of ‘constraint’ as defined by ASC 606 such that no significant reversal is expected to occur in the future. Actual results will differ from these estimates.

The timing of renewal payments in our direct-to-consumer Medicare broking offering is reflective of regulatory restrictions and insurance carriers’ protection for cancellations and varies based on policy holder decisions that are outside of the control of both the Company and the insurance carriers. As such, the estimate of these renewal commissions receivables has not been discounted to reflect a significant financing component.

Consulting — We earn revenue for advisory and consulting work that may be structured as different types of service offerings, including annual recurring projects, projects of a short duration or stand-ready obligations. Collectively, our consulting arrangements represent approximately 32% and 34% of customer contract revenue for the years ended December 31, 2019 and 2018, respectively.

We have engagement letters with our clients that specify the terms and conditions upon which the engagements are based. These terms and conditions can only be changed upon agreement by both parties.

In assessing our performance obligations, our consulting work is typically highly integrated, with the various promised services representing inputs of the combined overall output. We view these arrangements to represent a single performance obligation. To the extent we do not integrate our services, as is the case with unrelated services that may be sourced from different areas of our business, we consider these separate performance obligations.

Fee terms can be in the form of fixed-fees (including fixed-fees offset by commissions), time-and-expense fees, commissions, per-participant fees, or fees based on assets under management. Payment is typically due on a monthly basis as we perform under the contract, and we are entitled to be reimbursed for work performed to date in the event of termination.

The majority of our revenue from these consulting engagements is recognized over time, either because our clients are simultaneously receiving and consuming the benefits of our services, or because we have an enforceable right to payment for performance rendered to date. Additionally, from time to time, we may be entitled to an additional fee based on achieving certain performance criteria. To the extent that we cannot estimate with reasonable assurance the likelihood that we will achieve the performance target, we will ‘constrain’ this portion of the transaction price and recognize it when or as the uncertainty is resolved.

We use different progress measures to determine our revenue depending on the nature of the engagement:

•

Annual recurring projects and projects of short duration. These projects are typically straightforward and highly predictable in nature with either time-and-expense or fixed fee terms. Time-and-expense fees are recognized as hours or expenses are incurred using the ‘right to invoice’ practical expedient allowed under ASC 606. For fixed-fee arrangements, to the extent estimates can be made of the remaining work required under the arrangement, revenue is based upon the proportional performance method, using the value of labor hours spent to date compared to the estimated total value of labor hours for the entire engagement. We believe that cost represents a faithful depiction of the transfer of value because the completion of these performance obligations is based upon the professional services of employees of differing experience levels and thereby costs. It is appropriate that satisfaction of these performance obligations considers both the number of hours incurred by each employee and the value of each labor hour worked (as opposed to simply the hours worked).

•

Stand-ready obligations. These projects consist of repetitive monthly or quarterly services performed consistently each period. As none of the activities provided under these services are performed at specified times and quantities, but at the discretion of each customer, our obligation is to stand ready to perform these services on an as-needed basis. These arrangements represent a ‘series’ performance obligation in accordance with ASC 606. Each time increment (i.e., each month or quarter) of standing ready to provide the overall services is distinct and the customer obtains value from each period of service independent of the other periods of service.

Where we recognize revenue on a proportional performance basis, the amount we recognize is affected by a number of factors that can change the estimated amount of work required to complete the project such as the staffing on the engagement and/or the level of client participation. Our periodic engagement evaluations require us to make judgments and estimates regarding the overall profitability and stage of project completion that, in turn, affect how we recognize revenue. We recognize a loss on an engagement when estimated revenue to be received for that engagement is less than the total estimated costs associated with the engagement. Losses are recognized in the period in which the loss becomes probable and the amount of the loss is reasonably estimable.

Outsourced Administration — We provide customized benefits outsourcing and co-sourcing solutions services in relation to the administration of defined benefit, defined contribution, and health and welfare plans. These plans are sponsored by our clients to provide benefits to their active or retired employees. Additionally, these services include operating call centers, and may include providing access to, and managing, a variety of consumer-directed savings accounts. The operation of call centers and consumer-directed accounts can be provisioned as part of an ongoing administration or solutions service, or separately as part of a broking arrangement. The products and services available to all clients are the same, but the selections by a client can vary and portray customized products and services based on the customer’s specific needs. Our services often include the use of proprietary systems that are configured for each of our clients’ needs. In total, our outsourced administration services represent approximately 12% of customer contract revenue for the years ended December 31, 2019 and 2018.

These contracts typically consist of an implementation phase and an ongoing administration phase:

•

Implementation phase. Work performed during the implementation phase is considered a set-up activity because it does not transfer a service to the customer, and therefore costs are deferred during this phase of the arrangement. Since these arrangements are longer term in nature and subject to more changes in scope as the project progresses, our contracts generally provide that if the client terminates a contract, we are entitled to an additional payment for services performed through the termination date designed to recover our up-front costs of implementation.

•

Ongoing administration phase. The ongoing administration phase includes a variety of plan administration services, system hosting and support services. More specifically, these services include data management, calculations, reporting, fulfillment/communications, compliance services, call center support, and in our health and welfare arrangements, annual onboarding and enrollment support. While there are a variety of activities performed, the overall nature of the obligation is to provide an integrated outsourcing solution to the customer. The arrangement represents a stand-ready obligation to perform these activities on an as-needed basis. The customer obtains value from each period of service, and each time increment (i.e., each month, or each benefits cycle in our health and welfare arrangements) is distinct and substantially the same.

Accordingly, the ongoing administration services represent a ‘series’ in accordance with ASC 606 and are deemed one performance obligation.

We have engagement letters with our clients that specify the terms and conditions upon which the engagements are based. These terms and conditions can only be changed upon agreement by both parties. Fees for these arrangements can be fixed, per-participant-per-month, or in the case of call center services, provided in conjunction with our broking services, with an allocation based on commissions. Our fees are not typically payable until the commencement of the ongoing administration phase. However, in our health and welfare arrangements, we begin transferring services to our customers approximately four months prior to payments being due as part of our annual onboarding and enrollment work. Although our per-participant-per-month and commission-based fees are considered variable, they are typically predictable in nature, and therefore we generally do not ‘constrain’ any portion of our transaction price estimates. Once fees become payable, payment is typically due on a monthly basis as we perform under the contract, and we are entitled to be reimbursed for work performed to date in the event of termination.

Revenue is recognized over time as the services are performed because our clients are simultaneously receiving and consuming the benefits of our services. For our health and welfare arrangements where each benefits cycle represents a time increment under the series guidance, revenue is recognized based on proportional performance. We use an input measure (value of labor hours worked) as the measure of progress. Given that the service is stand-ready in nature, it can be difficult to predict the remaining obligation under the benefits cycle. Therefore, the input measure is based on the historical effort expended each month, which is measured as labor cost. This results in slightly more revenue being recognized during periods of annual onboarding since we are performing both our normal monthly services and our annual services during this portion of the benefits cycle.

For all other outsourced administration arrangements where a month represents our time increment under the series guidance, we allocate transaction price to the month we are performing our services. Therefore, the amount recognized each month is the variable consideration related to that month plus the fixed monthly or annual fee. The fixed monthly or annual fee is recognized on a straight-line basis. Revenue recognition for these types of arrangements is therefore more consistent throughout the year.

Reimbursed expenses — Client reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third-party costs, are included in revenue, and an equivalent amount of reimbursable expenses is included in other operating expenses as a cost of revenue as incurred. Reimbursed expenses represented approximately 1% of customer contract revenue for the years ended December 31, 2019 and 2018. Taxes collected from customers and remitted to government authorities are recorded net and are excluded from revenue.

Revenue Recognition (effective before January 1, 2018) — Revenue included insurance commissions, fees in lieu of commission, fees for consulting services rendered, hosted and delivered software, survey sales, interest and other income.

Revenue recognized in excess of billings was recorded as unbilled accounts receivable. Cash collections in excess of revenue recognized were recorded as deferred revenue until the revenue recognition criteria were met. Client reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third-party costs, were included in revenue, and an equivalent amount of reimbursable expenses was included in other operating expenses as a cost of revenue. Taxes collected from customers and remitted to government authorities were recorded net and were excluded from revenue.

Commissions revenue. Brokerage commissions and fees negotiated in lieu of commissions were recognized at the later of the policy inception date or when the policy placement was complete. In situations in which our fees were not fixed and determinable due to the uncertainty of the commission fee per policy, we recognized revenue as the fees were determined. Commissions on additional premiums and adjustments were recognized when approved by or agreed between the parties and collectability was reasonably assured.

Consulting revenue. The majority of our consulting revenue consisted of fees earned from providing consulting services. We recognized revenue from these consulting engagements when hours were worked, either on a time-and-expense basis or on a fixed-fee basis, depending on the terms and conditions defined at the inception of an engagement with a client. We had engagement letters with our clients that specified the terms and conditions upon which the engagements were based. These terms and conditions could only be changed upon agreement by both parties. Individual billing rates were principally based on a multiple of salary and compensation costs.

Revenue for fixed-fee arrangements was based upon the proportional performance method to the extent estimates could be made of the remaining work required under the arrangement. If we did not have sufficient information to estimate proportional performance, we recognized the fees straight-line over the contract period. We typically had four types of fixed-fee arrangements: annual recurring projects, projects of a short duration, stand-ready obligations and non-recurring system projects.

•

Annual recurring projects and projects of short duration. These projects were typically straightforward and highly predictable in nature. As a result, the project manager and financial staff were able to identify, as the project status was reviewed and bills were prepared monthly, the occasions when cost overruns could lead to the recording of a loss accrual.

•

Stand-ready obligations. Where we were entitled to fees (whether fixed or variable based on assets under management or a per-participant per-month basis) regardless of the hours, we generally recognized this revenue on either a straight-line basis or as the variable fees were calculated.

•

Non-recurring system projects. These projects were longer in duration and subject to more changes in scope as the project progressed. Certain software or outsourced administration contracts generally provided that if the client terminated a contract, we were entitled to an additional payment for services performed through termination designed to recover our up-front cost of implementation.

Revenue recognition for fixed-fee engagements was affected by a number of factors that changed the estimated amount of work required to complete the project such as changes in scope, the staffing on the engagement and/or the level of client participation. The periodic engagement evaluations required us to make judgments and estimates regarding the overall profitability and stage of project completion that, in turn, affected how we recognized revenue. We recognized a loss on an engagement when estimated revenue to be received for that engagement was less than the total estimated costs associated with the engagement. Losses were recognized in the period in which the loss became probable and the amount of the loss was reasonably estimable.

Hosted software. We develop various software programs and technologies that we provide to clients in connection with consulting services. In most instances, such software is hosted and maintained by us and ownership of the technology and rights to the related code remain with us. We deferred costs for software developed to be utilized in providing services to a client, but for which the client did not have the contractual right to take possession, during the implementation stage. We recognized these deferred costs from the go-live date, signaling the end of the implementation stage, until the end of the initial term of the contract with the client. We determined that the system implementation and customized ongoing administrative services were one combined service. Revenue was recognized over the service period, after the go-live date, on a straight-line basis. As a result, we did not recognize revenue during the implementation phase of an engagement.

Delivered software. We deliver software under arrangements with clients who take possession of our software. The maintenance associated with the initial software fees was a fixed percentage which enabled us to determine the stand-alone value of the delivered software separate from the maintenance. We recognized the initial software fees as software was delivered to the client, and we recognized the maintenance fees ratably over the contract period based on each element’s relative fair value. For software arrangements in which initial fees were received in connection with mandatory maintenance for the initial software license to remain active, we determined that the initial maintenance period was substantive. Therefore, we recognized the fees for the initial license and maintenance bundle ratably over the initial contract term, which was generally one year. Each subsequent renewal fee was recognized ratably over the contractually-stated renewal period.

Surveys. We collect, analyze and compile data in the form of surveys for our clients who have the option of participating in the survey. The surveys are published online via a web tool that provides simplistic functionality. We determined that the web tool was inconsequential to the overall arrangement. We recorded the survey revenue when the results were delivered online and made available to our clients who had a contractual right to the data. If the data was updated more frequently than annually, we recognized the survey revenue ratably over the contractually-stated period.

Interest income — Interest income is recognized as earned.

Other income — Other income includes gains on disposal of intangible assets, which primarily arise from settlements through enforcing non-compete agreements in the event of losing accounts through producer defection or the disposal of books of business.

Cost to obtain or fulfill contracts (effective from January 1, 2018) — Costs to obtain customers include commissions for brokers under specific agreements that would not be incurred without a contract being signed and executed. The Company has elected to apply the ASC 606 ‘practical expedient’ which allows us to expense these costs as incurred if the amortization period related to the resulting asset would be one year or less. The Company has no significant instances of contracts that would be amortized for a period greater than a year, and therefore has no contract costs capitalized for these arrangements.

Costs to fulfill include costs incurred by the Company that are expected to be recovered within the expected contract period. The costs associated with our system implementation activities and consulting contracts are recorded through time entry.

For our broking business, the Company must estimate the fulfillment costs incurred during the pre-placement of the broking contracts. These judgments include:

•	which activities in the pre-placement process should be eligible for capitalization;

•	the amount of time and effort expended on those pre-placement activities;

•	the amount of payroll and related costs eligible for capitalization; and,

•	the monthly or quarterly timing of underlying insurance and reinsurance policy inception dates.

We amortize costs to fulfill over the period we receive the related benefits. For broking pre-placement costs, this is typically less than a year. In our system implementation and consulting arrangements, we include the likelihood of contract renewals in our estimate of the amortization period, resulting in most costs being amortized for a greater length of time than the initial contract term.

Recent Accounting Pronouncements

Not adopted for 2019

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment, which simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, current U.S. GAAP requires the performance of procedures to determine the fair value at the impairment testing date of assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, the amendments under this ASU require the goodwill impairment test to be performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge would be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The ASU became effective for the Company on January 1, 2020, at which time the Company adopted it. The amendments in this ASU are applied on a prospective basis. There will be no immediate impact to the Company’s consolidated financial statements upon adopting this ASU. The most recent Step 1 goodwill impairment test resulted in fair values in excess of carrying values for all reporting units at October 1, 2019.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, which clarifies and amends existing guidance, including removing certain exceptions to the general principles of accounting for income taxes. This ASU becomes effective for the Company on January 1, 2021. Some of the changes must be applied on a retrospective or modified retrospective basis while others must be applied on a prospective basis. Early adoption is permitted. The Company does not plan to adopt this ASU early and is assessing the expected impact on our consolidated financial statements.

In August 2018, the FASB issued two ASU’s as part of its disclosure framework project. The focus of this project is to improve the effectiveness of disclosures in the notes to the financial statements by facilitating clear communication of the information required by U.S. GAAP that is most important to users of an entity’s financial statements. Both of these ASU’s remove certain disclosure requirements and add or modify other requirements. The first of these ASU’s was ASU No. 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This ASU became effective for the Company on January 1, 2020, at which time we adopted it. Certain provisions of the ASU were required to be adopted retrospectively, while others were required to be adopted prospectively. This ASU will not have a material impact on the notes to our consolidated financial statements. See below for a discussion of the second ASU that was part of this disclosure framework project.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which amends the guidance on the impairment of financial instruments. The ASU adds an impairment model (known as the current expected credit loss (‘CECL’) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of lifetime expected credit losses on assets measured at amortized cost, which is intended to result in more timely recognition of such losses. The ASU is also intended to reduce the complexity of U.S. GAAP by decreasing the number of credit impairment models that entities use to account for debt instruments. Further, the ASU makes targeted changes to the impairment model for available-for-sale debt securities. Additional ASUs have since been issued which provide amended and additional guidance for the implementation of ASU No. 2016-13. All related guidance has been codified into, and is now known as, ASC 326, Financial Instruments—Credit Losses (‘ASC 326’). ASC 326 became effective for the Company on January 1, 2020, at which time we adopted it. This ASU will not have a material impact on our consolidated financial statements.

Adopted for 2019

In February 2016, the FASB issued ASU No. 2016-02, Leases (‘ASU No. 2016-02’), which requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. Additional ASUs have since been issued which provide amended and additional guidance for the implementation of ASU No. 2016-02. All related guidance has been codified into, and is now known as, ASC 842, Leases (‘ASC 842’). ASC 842 became effective, and was adopted by the Company, on January 1, 2019. See above and Note 14 – Leases for a full description of the Company’s impact from adoption, adoption elections made and the newly-required disclosures.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities, which provides amendments under six specific objectives to better align risk management activities and financial reporting, and to simplify disclosure, presentation, hedging and the testing and measurement of ineffectiveness. The ASU became effective for, and was adopted by, the Company on January 1, 2019. This ASU did not have a material impact on our consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement—Reporting Comprehensive Income: Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (‘ASU 2018-02’), which allows for a reclassification from accumulated other comprehensive income/(loss) to retained earnings for ‘stranded’ tax effects (those tax effects of items within accumulated other comprehensive income resulting from the historical corporate income tax rate reduction) resulting from U.S. Tax Reform. The amendments within this ASU also require certain disclosures about stranded tax effects. The ASU became effective for, and was adopted by, the Company on January 1, 2019, at which time it recorded a reclassification between AOCL and retained earnings of $36 million. The reclassification of $36 million from AOCL includes the effect of the change in the U.S. federal corporate tax rate, however it does not include other income tax effects of U.S. Tax Reform. The stranded tax effect primarily relates to defined pension and other post-retirement benefits. The Company’s policy is to use the portfolio approach for releasing disproportionate income tax effects from AOCL.

As noted above, in August 2018, the FASB issued two ASU’s as part of its disclosure framework project. The second ASU was ASU No. 2018-14, Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans. This ASU will impact certain 10-K disclosures and will be effective for the Company for its 2020 Annual Report on Form 10-K. The changes must be applied on a retrospective basis. As permitted, the Company elected to early-adopt this ASU during the year ended December 31, 2019. This ASU did not have a material impact to the notes to our consolidated financial statements.

Note 3 — Acquisitions and Divestitures

The following disclosures discuss significant transactions during the three-year period ended December 31, 2019.

Acquisitions

TRANZACT Acquisition

On July 30, 2019, the Company acquired TRANZACT, a U.S.-based provider of comprehensive, direct-to-consumer sales and marketing solutions for leading insurance carriers in the U.S. TRANZACT leverages digital, data and direct marketing solutions to deliver qualified leads, fully-provisioned sales and robust customer management systems to brands seeking to acquire and manage large numbers of consumers. Pursuant to the terms of the acquisition agreement, subject to certain adjustments, the consideration consisted of $1.3 billion paid in cash at closing. Additional contingent consideration in the form of a potential earn-out of up to $17 million is to be paid in cash in 2021 based on the achievement of certain financial targets. The acquisition was initially funded in part with a $1.1 billion one-year term loan (see Note 11 — Debt for a description of the term loan and the partial repayment), with the remainder being funded from the Company’s existing revolving credit facility. TRANZACT operates as part of our Benefits Delivery and Administration segment and enhances the Company’s existing Medicare broking offering, while also adding significant direct-to-consumer marketing experience.

A summary of the preliminary fair values of the identifiable assets acquired, and liabilities assumed, of TRANZACT at July 30, 2019 are summarized in the following table.

Cash and cash equivalents	$7
Restricted cash	2
Accounts receivable, net	3
Renewal commissions receivable, current (i)	36
Prepaid and other current assets	22
Renewal commissions receivable, non-current (i)	130
Fixed assets	9
Intangible assets	646
Goodwill	727
Right-of-use assets	19
Other non-current assets	2
Collateralized facility (ii)	(91)
Other current liabilities	(55)
Deferred tax liabilities, net	(109)
Lease liabilities	(19)

Net assets acquired	$1,329

(i)

Renewal commissions receivables arise from direct-to-consumer Medicare broking sales. Cash collections for these receivables are expected to occur over a period of several years. Due to the provisions of ASC 606, these receivables are not discounted for a significant financing component when initially recognized (see Note 2 – Basis of Presentation, Significant Accounting Policies and Recent Accounting Pronouncements). However, as a result of recognizing the fair value of these receivables in accordance with ASC 805, Business Combinations, these receivables have now been present-valued at the acquisition date. Prior to this fair value adjustment, the carrying value of these receivables was $231 million. The adjusted values of these acquired renewal commissions receivables will be included in prepaid and other current assets or other non-current assets, as appropriate, on the consolidated balance sheets. The acquired renewal commissions receivables will be accounted for prospectively using the cost recovery method in which future cash receipts will initially be applied against the acquisition date fair value until the value reaches zero. Any cash received in excess of the fair value determined at acquisition will be recorded to earnings when it is received at a future date.

(ii)	See Note 11 — Debt for a description of the acquired collateralized facility debt.

Intangible assets consist primarily of $612 million of customer relationships, with an expected life of 15.4 years. Additional intangibles acquired consist of domain names.

Goodwill is calculated as the difference between the aggregate consideration and the acquisition date fair value of the net assets acquired, including the intangible assets acquired, and represents the value of TRANZACT’s assembled workforce and the future economic benefits that we expect to achieve as a result of the acquisition. None of the goodwill recognized on the transaction is tax deductible, however there is tax deductible goodwill that will be carried forward from previous acquisitions by TRANZACT.

During the three months ended December 31, 2019, purchase price allocation adjustments were made primarily to adjust the deferred tax liabilities related to the deductibility of goodwill. The purchase price allocation as of the acquisition date related to deferred tax assets and deferred tax liabilities is not yet complete.

Following the acquisition, TRANZACT generated revenue of $245 million, which is included in the consolidated statements of comprehensive income for the year ended December 31, 2019.

Alston Gayler Acquisition

On December 21, 2018, the Company, through its majority-owned subsidiary, Miller, completed the transaction to acquire Alston Gayler, a U.K.-based insurance and reinsurance broker, for total consideration of $67 million. Cash consideration of $35 million was paid upon completion of the acquisition, with the remaining $32 million deferred consideration to be paid in equal installments on the first, second and third anniversaries of the date of acquisition.

The Company has recognized $36 million of intangible assets, primarily arising from client relationships, and $24 million of goodwill. The purchase price allocation for this transaction is complete.

Other Acquisitions

Other individually less significant acquisitions were completed during the year ended December 31, 2019 for combined cash payments of $15 million and contingent consideration fair valued at $9 million.

Divestitures

Related Party Transaction - In the third quarter of 2017, the Company divested its Global Wealth Solutions business through a sale to an employee of the business. As part of that transaction, we financed a $50 million note payable from the employee to purchase the business. The note amortizes over 10 years, bears interest at a weighted-average rate of 3% and is guaranteed by $3 million in assets. Following the sale, employees of this business are no longer employees of the Company, and the purchasing employee is no longer considered a related party.

2017 Cumulative Divestiture Impact - Including the divestiture of Global Wealth Solutions, we sold five businesses during the second half of 2017. For the year ended December 31, 2017, the total gain recognized related to business disposals was $13 million, which was recorded in Other income, net on the accompanying consolidated statement of comprehensive income. Results from these disposals prior to the sales represented $54 million of revenue and $13 million of operating income for the year ended December 31, 2017.

Note 4 — Revenue

Disaggregation of Revenue

The Company reports revenue by segment in Note 5 — Segment Information. The following table presents revenue by service offering and segment, as well as a reconciliation to total revenue for the years ended December 31, 2019 and 2018 (ASC 606 was adopted and effective for the Company from January 1, 2018 forward). Along with reimbursable expenses and other, total revenue by service offering represents our revenue from customer contracts.

	Year Ended December 31,
	HCB		CRB		IRR		BDA		Corporate (i)		Total
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Broking	$278	$266	$2,692	$2,578	$975	$905	$514	$272	$—	$—	$4,459	$4,021
Consulting	2,269	2,224	132	163	421	430	—	—	11	13	2,833	2,830
Outsourced administration	466	484	71	65	10	—	521	486	—	—	1,068	1,035
Other	262	235	5	9	205	185	—	—	4	4	476	433

Total revenue by service offering	3,275	3,209	2,900	2,815	1,611	1,520	1,035	758	15	17	8,836	8,319
Reimbursable expenses and other (i)	61	62	1	—	9	8	12	7	22	17	105	94

Total revenue from customer contracts	$3,336	$3,271	$2,901	$2,815	$1,620	$1,528	$1,047	$765	$37	$34	$8,941	$8,413
Interest and other income (ii)	23	24	46	37	26	36	—	—	3	3	98	100

Total revenue	$3,359	$3,295	$2,947	$2,852	$1,646	$1,564	$1,047	$765	$40	$37	$9,039	$8,513

(i)	Reimbursable expenses and other, as well as Corporate revenue, are excluded from segment revenue, but included in total revenue on the consolidated statements of comprehensive income.
(ii)

Interest and other income is included in segment revenue and total revenue, however it has been presented separately in the above tables because it does not arise directly from contracts with customers.

Individual revenue streams aggregating to 5% of total revenue for the years ended December 31, 2019 and 2018 have been included within the Other line in the table above.

The following table presents revenue by the geography where our work was performed for the years ended December 31, 2019 and 2018. The reconciliation to total revenue on our consolidated statements of comprehensive income and to segment revenue is shown in the table above.

	Year Ended December 31,
	HCB		CRB		IRR		BDA		Corporate		Total
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
North America	$1,901	$1,849	$1,112	$1,044	$449	$416	$1,033	$758	$13	$16	$4,508	$4,083
Great Britain	475	481	656	648	788	732	—	—	—	—	1,919	1,861
Western Europe	566	562	661	631	216	218	—	—	1	1	1,444	1,412
International	333	317	471	492	158	154	2	—	1	—	965	963

Total revenue by geography	$3,275	$3,209	$2,900	$2,815	$1,611	$1,520	$1,035	$758	$15	$17	$8,836	$8,319

Contract Balances

The Company reports accounts receivable, net on the consolidated balance sheet, which includes billed and unbilled receivables and current contract assets. In addition to accounts receivable, net, the Company had the following non-current contract assets and deferred revenue balances at December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Billed receivables, net of allowance for doubtful accounts of $37 million and $40 million	$1,831	$1,702
Unbilled receivables	434	356
Current contract assets	356	321

Accounts receivable, net	$2,621	$2,379

Non-current accounts receivable, net	$30	$20

Non-current contract assets	$105	$3

Deferred revenue	$538	$448

The Company receives payments from customers based on billing schedules or terms as written in our contracts. Those balances denoted as contract assets relate to situations where we have completed some or all performance under the contract, however our right to consideration is conditional. Contract assets result most materially in our Medicare broking and proportional treaty broking businesses. The significant increases in both current and non-current contract assets for the year ended December 31, 2019 relate to our direct-to-consumer Medicare broking business following the acquisition of TRANZACT (see Note 3 — Acquisitions and Divestitures for further information). Billed and unbilled receivables are recorded when the right to consideration becomes unconditional. Deferred revenue relates to payments received in advance of performance under the contract and is recognized as revenue as (or when) we perform under the contract.

Accounts receivable are stated at estimated net realizable values. The following table presents the changes in our allowance for doubtful accounts for the years ended December 31, 2019, 2018 and 2017.

	December 31, 2019	December 31, 2018	December 31, 2017
Balance at beginning of year	$40	$45	$40
Additions charged to costs and expenses	9	9	17
Deductions/other movements	(10)	(15)	(9)
Foreign exchange	(2)	1	(3)

Balance at end of year	$37	$40	$45

During the year ended December 31, 2019, revenue of approximately $373 million was recognized that was reflected as deferred revenue at December 31, 2018.

During the year ended December 31, 2019, the Company recognized revenue of approximately $32 million related to performance obligations satisfied in a prior period.

Performance Obligations

The Company has contracts for which performance obligations have not been satisfied as of December 31, 2019 or have been partially satisfied as of that date. The following table shows the expected timing for the satisfaction of the remaining performance obligations. This table does not include contract renewals or variable consideration, which was excluded from the transaction prices in accordance with the guidance on constraining estimates of variable consideration.

In addition, in accordance with ASC 606, the Company has elected not to disclose the remaining performance obligations when one or both of the following circumstances apply:

•	Performance obligations which are part of a contract that has an original expected duration of less than one year, and

•	Performance obligations satisfied in accordance with ASC 606-10-55-18 (‘right to invoice’).

	2020	2021	2022 onward	Total
Revenue expected to be recognized on contracts as of December 31, 2019	$492	$367	$420	$1,279

Since most of the Company’s contracts are cancellable with less than one year’s notice, and have no substantive penalty for cancellation, the majority of the Company’s remaining performance obligations as of December 31, 2019 have been excluded from the table above.

Costs to obtain or fulfill a contract

The Company incurs costs to obtain or fulfill contracts which it would not incur if a contract with a customer was not executed.

The following table shows the categories of costs that are capitalized and deferred over the expected life of a contract.

	Costs to fulfill
	December 31, 2019	December 31, 2018
Balance at beginning of the year	$148	$126
New capitalized costs	488	465
Amortization	(460)	(442)
Impairments	—	—
Foreign currency translation	1	(1)

Balance at end of the year	$177	$148

Note 5 — Segment Information

Willis Towers Watson has four reportable operating segments or business areas:

•	Human Capital and Benefits (‘HCB’)

•	Corporate Risk and Broking (‘CRB’)

•	Investment, Risk and Reinsurance (‘IRR’)

•	Benefits Delivery and Administration (‘BDA’)

Willis Towers Watson’s chief operating decision maker is its chief executive officer. We determined that the operational data used by the chief operating decision maker is at the segment level. Management bases strategic goals and decisions on these segments and the data presented below is used to assess the adequacy of strategic decisions and the method of achieving these strategies and related financial results. Management evaluates the performance of its segments and allocates resources to them based on net operating income on a pre-tax basis.

The Company experiences seasonal fluctuations of its revenue. Revenue is typically higher during the Company’s first and fourth quarters due primarily to the timing of broking-related activities.

Under the segment structure and for internal and segment reporting, Willis Towers Watson segment revenue includes commissions and fees, interest and other income. U.S. GAAP revenue includes amounts that were directly incurred on behalf of our clients and reimbursed by them (reimbursable expenses), which are removed from segment revenue. Segment operating income excludes certain costs, including (i) amortization of intangibles; (ii) restructuring costs; (iii) certain transaction and integration expenses; (iv) certain litigation provisions; and (v) to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses that we report for U.S. GAAP purposes.

The following table presents segment revenue and segment operating income for our reportable segments for the years ended December 31, 2019, 2018 and 2017.

	Segment revenue			Segment operating income
	Years ended December 31			Years ended December 31
	2019	2018	2017	2019	2018	2017
HCB	$3,298	$3,233	$3,176	$848	$789	$774
CRB	2,946	2,852	2,709	578	528	483
IRR	1,637	1,556	1,474	420	384	329
BDA	1,035	758	734	244	144	153

Total	$8,916	$8,399	$8,093	$2,090	$1,845	$1,739

The following table presents reconciliations of the information reported by segment to the Company’s consolidated amounts reported for the years ended December 31, 2019, 2018 and 2017.

	Years ended December 31,
	2019	2018	2017
Revenue:
Total segment revenue	$8,916	$8,399	$8,093
Reimbursable expenses and other	123	114	109

Revenue	$9,039	$8,513	$8,202

Total segment operating income	$2,090	$1,845	$1,739
Amortization	(489)	(534)	(581)
Restructuring costs	—	—	(132)
Transaction and integration expenses (i)	(13)	(202)	(269)
Provisions for significant litigation	—	—	(11)
Unallocated, net (ii)	(259)	(300)	(230)

Income from operations	1,329	809	516
Interest expense	(234)	(208)	(188)
Other income, net	227	250	164

Income from operations before income taxes	$1,322	$851	$492

(i)	Includes transaction costs related to the TRANZACT acquisition in 2019, and transaction and integration expenses related to the Merger and the acquisition of Gras Savoye for prior years.
(ii)

Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

The Company does not currently provide asset information by reportable segment as it does not routinely evaluate the total asset position by segment.

None of the Company’s customers represented a significant amount of its consolidated revenue for the years ended December 31, 2019, 2018 and 2017.

Below are our revenue and long-lived assets for Ireland, our country of domicile, countries with significant concentrations, and all other foreign countries for each of the years ended December 31, 2019, 2018 and 2017:

	Revenue			Long-Lived Assets (i)
	2019	2018	2017	2019	2018	2017
Ireland	$144	$138	$107	$103	$78	$127
United States	4,370	3,970	3,821	12,786	11,068	9,988
United Kingdom	1,934	1,926	1,815	2,901	2,349	3,173
Rest of World	2,591	2,479	2,459	2,527	2,411	3,263

Total Foreign Countries	8,895	8,375	8,095	18,214	15,828	16,424

	$9,039	$8,513	$8,202	$18,317	$15,906	$16,551

(i)	Long-lived assets do not include deferred tax assets.

Note 6 — Restructuring Costs

The Company’s restructuring costs included in its consolidated financial statements were related to its Operational Improvement Program. Costs for the program were fully accrued and completed by the end of 2017. No additional costs for the program were incurred during 2019 or 2018.

Operational Improvement Program - In April 2014, Legacy Willis announced a multi-year operational improvement program designed to strengthen its client service capabilities and to deliver future cost savings. The main elements of the program included: moving more than 3,500 support roles from higher cost locations to facilities in lower cost locations; net workforce reductions in support positions; lease consolidation in real estate; and information technology systems simplification and rationalization.

The Company recognized restructuring costs of $134 million for the year ended December 31, 2017 related to the Operational Improvement Program. The Company spent a cumulative amount of $441 million on restructuring costs for this program.

An analysis of total restructuring costs recognized in the consolidated statements of comprehensive income, with costs by segment, and costs attributable to corporate functions, for the year ended December 31, 2017 is as follows:

	HCB	CRB	IRR	BDA	Corporate	Total (i)
Year ended December 31, 2017
Termination benefits	$—	$25	$4	$—	$17	$46
Professional services and other (ii)	3	63	6	—	14	86

Total	$3	$88	$10	$—	$31	$132

(i)	Presented net of a $2 million reversal of an estimated expense related to the Company’s 2016 Business Restructure Program.
(ii)	Other includes salary and benefits, premises, and other expenses incurred to support the ongoing management and facilitation of the programs.

An analysis of the restructuring costs recognized for the Operational Improvement Program for the year ended December 31, 2017 and the cumulative total costs by segment are as follows:

	HCB	CRB	IRR	BDA	Corporate	Total
Year ended December 31, 2017
Termination benefits	$—	$25	$4	$—	$19	$48
Professional services and other (i)	3	63	6	—	14	86
Total
Termination benefits	$3	$82	$15	$—	$23	$123
Professional services and other (i)	5	204	12	—	97	318

Total	$8	$286	$27	$—	$120	$441

(i)	Other includes salary and benefits, premises, and other expenses incurred to support the ongoing management and facilitation of the program.

The changes in the Company’s liability under the Operational Improvement Program from January 1, 2017 to December 31, 2019, are as follows:

	Termination Benefits	Professional Services and Other	Total
Balance at January 1, 2017	$7	$18	$25
Charges incurred	48	86	134
Cash payments	(41)	(97)	(138)

Balance at December 31, 2017	14	7	21
Cash payments	(12)	(6)	(18)

Balance at December 31, 2018	2	1	3
Cash payments	(2)	(1)	(3)

Balance at December 31, 2019	$—	$—	$—

Note 7 — Income Taxes

On December 22, 2017, the U.S. government enacted comprehensive tax legislation, commonly referred to as ‘U.S. Tax Reform’. On the same date, the SEC staff issued Staff Accounting Bulletin No. 118 (‘SAB 118’), which provided guidance on accounting for the tax effects of the U.S. Tax Reform. SAB 118 provided a measurement period that should not extend beyond one year from the U.S. Tax Reform enactment date for companies to complete the accounting under ASC 740, Income Taxes (‘ASC 740’). While the measurement period under SAB 118 is now closed, the Company may in future periods need to further refine its U.S. federal and state tax calculations related to U.S. Tax Reform as the taxing authorities provide additional guidance and clarification. However, as of December 31, 2019, the Company’s accounting for U.S. Tax Reform is complete based on its interpretation of the guidance issued as of the balance sheet date.

Provision for income taxes

An analysis of income from operations before income taxes by taxing jurisdiction is shown below:

	Years ended December 31,
	2019	2018	2017
Ireland	$(11)	$(16)	$(23)
U.S.	178	(101)	(198)
U.K.	337	182	31
Rest of World	818	786	682

Total	$1,322	$851	$492

The components of the (provision for)/benefit from income taxes include:

	Years ended December 31,
	2019	2018	2017

Current tax expense:
U.S. federal taxes	$(108)	$(98)	$(65)
U.S. state and local taxes	(43)	(25)	(7)
U.K. corporation tax	(43)	(16)	(14)
Other jurisdictions	(127)	(112)	(99)

Total current tax expense	(321)	(251)	(185)

Deferred tax benefit:
U.S. federal taxes	56	79	268
U.S. state and local taxes	14	12	(6)
U.K. corporation tax	(15)	(6)	9
Other jurisdictions	17	30	14

Total deferred tax benefit	72	115	285

Total (provision for)/benefit from income taxes	$(249)	$(136)	$100

Effective tax rate reconciliation

The reported (provision for)/benefit from income taxes differs from the amounts that would have resulted had the reported income before income taxes been taxed at the U.S. federal statutory rate. The principal reasons for the differences between the amounts provided and those that would have resulted from the application of the U.S. federal statutory tax rate are as follows:

	Years ended December 31,
	2019	2018	2017
INCOME FROM OPERATIONS BEFORE INCOME TAXES	$1,322	$851	$492
U.S. federal statutory income tax rate	21%	21%	35%
Income tax expense at U.S. federal tax rate	(278)	(179)	(172)
Adjustments to derive effective tax rate:
Non-deductible expenses and dividends	(34)	(44)	(68)
Non-deductible acquisition costs	(2)	(2)	(11)
Disposal of non-deductible goodwill	—	1	(11)
Impact of change in rate on deferred tax balances	—	7	—
Effect of foreign exchange and other differences	1	1	(3)
Non-deductible Venezuelan foreign exchange loss	—	—	(2)
Changes in valuation allowances	6	80	(13)
Net tax effect of intra-group items	93	99	97
Tax differentials of non-U.S. jurisdictions	(2)	(2)	69
Tax differentials of U.S. state taxes and local taxes	(21)	(77)	6
Global Intangible Low-Taxed Income (GILTI)	(7)	(15)	—
Impact of U.S. Tax Reform	—	—	204
Other items, net	(5)	(5)	4

(Provision for)/benefit from income taxes	$(249)	$(136)	$100

Included in the changes in valuation allowance for 2018, the Company recorded a deferred income tax benefit for approximately $71 million related to the valuation allowance release of certain state deferred tax assets.

In 2017, in connection with our initial analysis of U.S. Tax Reform, the Company recorded a provisional net tax benefit of $204 million, which consisted of a net benefit of $208 million due to the reduction of the federal corporate tax rate and re-measurement of our net U.S. deferred tax liabilities primarily related to acquisition-based intangibles, and a $76 million benefit related to the release of a deferred tax liability we had previously recorded on the accumulated earnings of certain Towers Watson subsidiaries. These net benefit items were offset by provisional expenses of $8 million recognized as a write-off of a deferred tax asset the Company had previously recorded on executive compensation as well as the U.S. federal and state income tax expense of $72 million associated with the one-time transition tax on foreign earnings of our subsidiaries.

Willis Towers Watson plc is a non-trading holding company tax resident in Ireland where it is taxed at the statutory rate of 25%. In 2019 and 2018, the provisions for income tax on operations have been reconciled above to the U.S. federal statutory tax rate of 21% due to significant operations in the U.S. The 2017 effective tax rate has not been restated to reflect a U.S. federal statutory tax rate of 21%.

Deferred income taxes

Deferred income tax assets and liabilities reflect the effect of temporary differences between the assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. We recognize deferred tax assets if it is more likely than not that a benefit will be realized.

Deferred income tax assets and liabilities included in the consolidated balance sheets at December 31, 2019 and 2018 are comprised of the following:

	December 31,
	2019	2018
Deferred tax assets:
Accrued expenses not currently deductible	$201	$177
Net operating losses	116	91
Capital loss carryforwards	33	30
Accrued retirement benefits	326	285
Operating lease liabilities	181	—
Deferred compensation	86	82
Stock options	18	22
Financial derivative transactions	—	1

Gross deferred tax assets	961	688
Less: valuation allowance	(76)	(81)

Net deferred tax assets	$885	$607

Deferred tax liabilities:
Cost of intangible assets, net of related amortization	$865	$825
Operating lease right-of-use assets	177	—
Cost of tangible assets, net of related depreciation	53	37
Prepaid retirement benefits	121	101
Financial derivative transactions	3	—
Accrued revenue not currently taxable	120	144

Deferred tax liabilities	$1,339	$1,107

Net deferred tax liabilities	$454	$500

The net deferred income tax assets are included in other non-current assets and the net deferred tax liabilities are included in deferred tax liabilities in our consolidated balance sheets.

	December 31,
	2019	2018
Balance sheet classifications:
Other non-current assets	$72	$59
Deferred tax liabilities	526	559

Net deferred tax liability	$454	$500

At December 31, 2019, we had U.S. federal and non-U.S. net operating loss carryforwards amounting to $379 million of which $277 million can be indefinitely carried forward under local statutes. The remaining $102 million of net operating loss carryforwards will expire, if unused, in varying amounts from 2020 through 2039. In addition, we had U.S. state net operating loss carryforwards of $631 million, of which $43 million can be indefinitely carried forward, while the remaining $588 million will expire in varying amounts from 2020 to 2039.

Management believes, based on the evaluation of positive and negative evidence, including the future reversal of existing taxable temporary differences, it is more likely than not that the Company will realize the benefits of net deferred tax assets of $885 million, net of the valuation allowance. During 2019, the Company decreased its valuation allowance by $5 million, primarily related to non-U.S. deferred tax assets now considered realizable. During 2018, the Company decreased its valuation allowance by $81 million primarily related to the completion of an internal U.S. restructuring. The U.S. restructuring provided a source of positive evidence and enabled the Company to release valuation allowance on certain state deferred tax assets now considered realizable. In addition, the Company reassessed certain state net operating losses and determined these losses and related valuation allowance would never be realized. During 2017, the Company increased its valuation allowance by $28 million primarily due to state net operating losses.

At December 31, 2019 and 2018, the Company had valuation allowances of $76 million and $81 million, respectively, to reduce its deferred tax assets to their estimated realizable values. The valuation allowance at December 31, 2019 primarily relates to deferred tax assets for U.K. capital loss carryforwards of $33 million, which have an unlimited carryforward period but can only be utilized against U.K. capital gains and U.S. and non-U.S. net operating losses of $26 million and $14 million, respectively. The valuation allowance at December 31, 2018 primarily related to deferred tax assets for U.K. capital loss carryforwards of $30 million, which have an unlimited carryforward period, and U.S. and non-U.S. net operating losses of $27 million and $20 million, respectively.

An analysis of our valuation allowance is shown below.

	Years ended December 31,
	2019	2018	2017

Balance at beginning of year	$81	$162	$134
Additions charged to costs and expenses	7	18	35
Deductions	(12)	(99)	(7)

Balance at end of year	$76	$81	$162

In 2019, the net change in valuation allowance was a $5 million decrease, primarily related to non-U.S. deferred tax assets now considered realizable. This amount differs from the 2019 rate reconciliation due to changes in foreign currency translation. In 2018, the net change in valuation allowance was an $81 million decrease, of which $80 million was a reduction to tax expense primarily related to an internal U.S. restructuring. In 2017, the amount charged to tax expense in the table above differs from the 2017 rate reconciliation of $13 million because a portion of the valuation allowance increase is related to the U.S. federal corporate tax rate reduction impact on the U.S. state valuation allowance and is included in the impact of U.S. Tax Reform.

The Company recognizes deferred tax balances related to the undistributed earnings of subsidiaries when the Company expects that it will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments.

At December 31, 2018, as a result of an international restructuring, we determined that we may repatriate $2.1 billion, which was previously deemed indefinitely reinvested. As a result, we recorded an estimate for foreign withholding and state income tax expense of approximately $11 million. During the second quarter of 2019 the Company repatriated a portion of this previously-taxed income and return of capital. Subsequent to the repatriation, U.S. Treasury Regulations were issued that would impact the U.S. taxability of the balance of the earnings associated with the international restructuring. As such, the Company changed its assertion with respect to any additional earnings from this restructuring for the foreseeable future and released approximately $8 million previously accrued for foreign withholding and state income tax expense. Of the original $2.1 billion under consideration, $1.4 billion remains permanently reinvested at December 31, 2019.

The cumulative earnings related to amounts reinvested indefinitely as of December 31, 2019 were approximately $8.2 billion, the majority of which are non-U.S. earnings not subject to U.S. tax. It is not practicable to calculate the tax cost of repatriating these unremitted earnings. If future events, including material changes in estimates of cash, working capital, long-term investment requirements or additional guidance relating to U.S. Tax Reform necessitate that these earnings be distributed, an additional provision for income and foreign withholding taxes, net of credits, may be necessary.

Uncertain tax positions

At December 31, 2019, the amount of unrecognized tax benefits associated with uncertain tax positions, determined in accordance with ASC 740-10, excluding interest and penalties, was $49 million. A reconciliation of the beginning and ending balances of the liability for unrecognized tax benefits is as follows:

	2019	2018	2017
Balance at beginning of year	$49	$59	$56
Increases related to tax positions in prior years	2	2	2
Decreases related to tax positions in prior years	(1)	(4)	(5)
Decreases related to settlements	—	(4)	—
Decreases related to lapse in statute of limitations	(1)	(5)	(2)
Increases related to current year tax positions	—	3	9
Cumulative translation adjustment and other adjustments	—	(2)	(1)

Balance at end of year	$49	$49	$59

The liability for unrecognized tax benefits for the years ended December 31, 2019, 2018 and 2017 can be reduced by $3 million, $2 million and $3 million, respectively, of offsetting deferred tax benefits associated with timing differences, foreign tax credits and the federal tax benefit of state income taxes. If these offsetting deferred tax benefits were recognized, there would be a favorable impact on our effective tax rate. There are no material balances that would result in adjustments to other tax accounts.

Interest and penalties related to unrecognized tax benefits are included as a component of income tax expense. At December 31, 2019, we had cumulative accrued interest of $4 million. At December 31, 2018, the cumulative accrued interest was $3 million. Penalties were immaterial in both 2019 and 2018.

Tax expense for the year ended December 31, 2019 includes $1 million of interest expense. Tax expense for the year ended December 31, 2018 included an immaterial interest benefit.

The Company believes that the outcomes which are reasonably possible within the next 12 months may result in a reduction in the liability for unrecognized tax benefits in the range of $2 million to $7 million, excluding interest and penalties.

The Company and its subsidiaries file income tax returns in various tax jurisdictions in which it operates.

Willis North America Inc. and Subsidiaries’ federal income tax filing for tax year ended December 31, 2017 is currently under examination by the Internal Revenue Service (IRS). In December 2019 the IRS informed the Company that it will also examine the tax year ended December 31, 2018. As of December 31, 2019, the IRS has not issued any requests for information with regards to the 2018 tax year and has not advised the Company of any proposed adjustments related to the 2017 tax year.

In August 2019, CD&R TZ Holdings, Inc. was selected for examination by the IRS for calendar year 2017. Subsequently, the IRS determined that it would open an audit of Tranzact Holdings, LLC (for tax year January 1, 2016 to July 21, 2016). As of December 31, 2019, the IRS has not yet issued any requests for information.

We have ongoing state income tax examinations in certain states for tax years ranging from calendar years ended December 31, 2014 through December 31, 2018. The statute of limitations in certain states extends back to calendar year 2014.

All U.K. tax returns have been filed timely and are in the normal process of being reviewed by HM Revenue & Customs. The Company is not currently subject to any material examinations in other jurisdictions. A summary of the tax years that remain open to tax examination in our major tax jurisdictions are as follows:

Open Tax Years (fiscal year ending in)
U.S. — federal	2016 and forward
U.S. — various states	2014 and forward
U.K.	2010 and forward
Ireland	2014 and forward
France	2010 and forward
Germany	2010 and forward
Canada – federal	2012 and forward

Note 8 — Fixed Assets

The following table reflects changes in the net carrying amount of the components of fixed assets for the years ended December 31, 2019 and 2018:

	Furniture, equipment and software	Leasehold improvements	Land and buildings	Total
Cost: at January 1, 2018	$1,300	$468	$94	$1,862
Additions	249	70	—	319
Disposals	(278)	(35)	—	(313)
Reclassification due to ASC 606 (i)	(102)	—	—	(102)
Foreign exchange	(39)	(15)	(2)	(56)

Cost: at December 31, 2018	1,130	488	92	1,710
Additions	268	68	—	336
Acquisitions	7	3	—	10
Disposals	(117)	(15)	—	(132)
Reclassification due to ASC 842 (ii)	—	—	(3)	(3)
Foreign exchange	14	6	1	21

Cost: at December 31, 2019	$1,302	$550	$90	$1,942

Depreciation: at January 1, 2018	$(652)	$(176)	$(49)	$(877)
Depreciation expense (iii)	(155)	(54)	(4)	(213)
Disposals	250	27	—	277
Reclassification due to ASC 606 (i)	19	—	—	19
Foreign exchange	19	6	1	26

Depreciation: at December 31, 2018	(519)	(197)	(52)	(768)
Depreciation expense	(179)	(57)	(4)	(240)
Disposals	109	11	—	120
Foreign exchange	(5)	(2)	(1)	(8)

Depreciation: at December 31, 2019	$(594)	$(245)	$(57)	$(896)

Net book value:
At December 31, 2018	$611	$291	$40	$942

At December 31, 2019	$708	$305	$33	$1,046

(i)	Pertains to costs related to certain client-related system implementation activities that have been included in other non-current assets upon the adoption of ASC 606.
(ii)

Pertains to certain lease incentives which have been included within right-of-use assets upon the adoption of ASC 842. See Note 2 — Basis of Presentation, Significant Accounting Policies and Recent Accounting Pronouncements for further information.

(iii)

Depreciation expense included here does not equal the depreciation expense on the statement of comprehensive income for the year ended December 31, 2018 due to the inclusion of $5 million, which has been classified as transaction and integration expenses.

Included within land and buildings are the following assets held under finance leases:

	December 31,
	2019	2018
Finance leases	$29	$31
Accumulated depreciation	(19)	(16)

	$10	$15

Note 9 —Goodwill and Other Intangible Assets

Goodwill

The components of goodwill are outlined below for the years ended December 31, 2019 and 2018:

	HCB	CRB	IRR	BDA	Total
Balance at December 31, 2017
Goodwill, gross	$4,342	$2,261	$1,851	$2,557	$11,011
Accumulated impairment losses	(130)	(362)	—	—	(492)

Goodwill, net—December 31, 2017	4,212	1,899	1,851	2,557	10,519
Goodwill reassigned in segment realignment (i)	—	72	(72)	—	—
Goodwill acquired during the period	—	9	29	—	38
Goodwill disposed of during the period	—	—	(5)	—	(5)
Foreign exchange	(42)	(34)	(11)	—	(87)

Balance at December 31, 2018
Goodwill, gross	4,300	2,308	1,792	2,557	10,957
Accumulated impairment losses	(130)	(362)	—	—	(492)

Goodwill, net—December 31, 2018	4,170	1,946	1,792	2,557	10,465
Goodwill acquired during the period	—	10	—	727	737
Goodwill disposed of during the period	—	(6)	—	—	(6)
Foreign exchange	(2)	(3)	3	—	(2)

Balance at December 31, 2019
Goodwill, gross	4,298	2,309	1,795	3,284	11,686
Accumulated impairment losses	(130)	(362)	—	—	(492)

Goodwill, net—December 31, 2019	$4,168	$1,947	$1,795	$3,284	$11,194

(i)	Represents the reallocation of goodwill related to certain businesses which were realigned among the segments as of January 1, 2018.

Other Intangible Assets

The following table reflects changes in the net carrying amounts of the components of finite-lived intangible assets for the year ended December 31, 2019:

	Balance at December 31, 2018	ASC 842 reclassification (i)	Intangible assets acquired (ii)	Intangible assets disposed	Amortization	Foreign exchange	Balance at December 31, 2019
Client relationships	$1,986	$—	$626	$(9)	$(313)	$8	$2,298
Software	328	—	—	(1)	(125)	—	202
Trademark and trade name	920	—	—	—	(45)	—	875
Favorable agreements	9	(9)	—	—	—	—	—
Other	75	—	34	—	(6)	—	103

Total amortizable intangible assets	$3,318	$(9)	$660	$(10)	$(489)	$8	$3,478

(i)	On January 1, 2019, in accordance with ASC 842, we reclassified our favorable lease agreement assets to right-of-use assets within our consolidated balance sheet.
(ii)	Includes $612 million and $34 million of client relationship and domain name intangible assets, respectively, associated with our acquisition of TRANZACT.

The following table reflects changes in the net carrying amounts of the components of finite-lived intangible assets for the year ended December 31, 2018:

	Balance at December 31, 2017	Intangible assets acquired	Intangible assets disposed	Amortization (i)	Foreign exchange	Balance at December 31, 2018
Client relationships	$2,342	$39	$(7)	$(341)	$(47)	$1,986
Software	473	—	—	(140)	(5)	328
Trademark and trade name	966	—	—	(44)	(2)	920
Favorable agreements	10	—	—	(2)	1	9
Other	91	—	—	(9)	(7)	75

Total amortizable intangible assets	$3,882	$39	$(7)	$(536)	$(60)	$3,318

(i)	Amortization associated with favorable lease agreements was recorded in Other operating expenses in the consolidated statements of comprehensive income.

We recorded amortization related to our finite-lived intangible assets of $489 million for the year ended December 31, 2019. For the years ended December 31, 2018 and 2017, we recorded amortization related to our finite-lived intangible assets, exclusive of the amortization of our favorable lease agreements, of $534 million and $581 million, respectively.

Our acquired unfavorable lease agreement liabilities were $21 million at December 31, 2018 and were recorded in other non-current liabilities in the consolidated balance sheet. On January 1, 2019, in accordance with ASC 842, we reclassified our unfavorable lease liabilities as a reduction to our right-of-use assets within our consolidated balance sheet.

The following table reflects the carrying values of finite-lived intangible assets and liabilities at December 31, 2019 and December 31, 2018:

	December 31, 2019		December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Client relationships	$4,029	$(1,731)	$3,401	$(1,415)
Software	753	(551)	749	(421)
Trademark and trade name	1,051	(176)	1,052	(132)
Favorable agreements (i)	—	—	14	(5)
Other	134	(31)	102	(27)

Total finite-lived assets	$5,967	$(2,489)	$5,318	$(2,000)

Unfavorable agreements (i)	$—	$—	$34	$(13)

Total finite-lived intangible liabilities	$—	$—	$34	$(13)

(i)

On January 1, 2019, in accordance with ASC 842, we reclassified our favorable lease agreement assets and unfavorable lease agreement liabilities to right-of-use assets and as reductions to right-of-use assets, respectively, within our consolidated balance sheet.

The weighted-average remaining life of amortizable intangible assets and liabilities at December 31, 2019 was 13.7 years.

The table below reflects the future estimated amortization expense for amortizable intangible assets for the next five years and thereafter:

Years ended December 31,	Amortization
2020	$455
2021	378
2022	319
2023	269
2024	236
Thereafter	1,821

Total	$3,478

Note 10 — Derivative Financial Instruments

We are exposed to certain foreign currency risks. Where possible, we identify exposures in our business that can be offset internally. Where no natural offset is identified, we may choose to enter into various derivative transactions. These instruments have the effect of reducing our exposure to unfavorable changes in foreign currency rates. The Company’s board of directors reviews and approves policies for managing this risk as summarized below. Additional information regarding our derivative financial instruments can be found in Note 2 — Basis of Presentation, Significant Accounting Policies and Recent Accounting Pronouncements, Note 12 — Fair Value Measurements and Note 18 — Accumulated Other Comprehensive Loss.

Foreign Currency Risk

Certain non-U.S. subsidiaries receive revenue and incur expenses in currencies other than their functional currency, and as a result, the foreign subsidiary’s functional currency revenue and/or expenses will fluctuate as the currency rates change. Additionally, the forecast Pounds sterling expenses of our London brokerage market operations may exceed their Pounds sterling revenue, and they may also hold significant foreign currency asset or liability positions in the consolidated balance sheet. To reduce such variability, we use foreign exchange contracts to hedge against this currency risk.

These derivatives were designated as hedging instruments and at December 31, 2019 and December 31, 2018 had total notional amounts of $499 million and $438 million, respectively, and had a net fair value asset of $8 million and a net fair value liability of $15 million, respectively.

At December 31, 2019, the Company estimates, based on current exchange rates, there will be $2 million of net derivative gains on forward exchange rates reclassified from accumulated other comprehensive loss into earnings within the next twelve months as the forecast transactions affect earnings. At December 31, 2019, our longest outstanding maturity was 1.7 years.

The effects of the material derivative instruments that are designated as hedging instruments on the consolidated statements of comprehensive income for the years ended December 31, 2019, 2018 and 2017 are below. Amounts pertaining to the ineffective portion of hedging instruments and those excluded from effectiveness testing were immaterial for the years ended December 31, 2019, 2018 and 2017.

	Gain/(loss) recognized in OCI (effective element)
	2019	2018	2017
Foreign exchange contracts	$15	$(22)	$39

Location of loss reclassified from Accumulated OCL into income (effective element)	Loss reclassified from Accumulated OCL into income (effective element)
	2019	2018	2017
Revenue	$(5)	$—	$—
Salaries and benefits	(4)	—	—
Other income, net	—	(28)	(53)

	$(9)	$(28)	$(53)

We also enter into foreign currency transactions, primarily to hedge certain intercompany loans and other balance sheet exposures in currencies other than the functional currency of a given entity. These derivatives are not generally designated as hedging instruments and at December 31, 2019 and December 31, 2018, we had notional amounts of $931 million and $909 million, respectively, and had net fair value assets of $21 million and $3 million, respectively.

The effects of derivatives that have not been designated as hedging instruments on the consolidated statements of comprehensive income for the years ended December 31, 2019, 2018 and 2017 are as follows:

	Location of gain recognized in income	Gain recognized in income
Derivatives not designated as hedging instruments:		2019	2018	2017
Foreign exchange contracts	Other income, net	$18	$—	$11

Note 11 — Debt

Current debt consists of the following:

	December 31,
	2019	2018
Term loan due 2020	$292	$—
Current portion of collateralized facility	24	—
7.000% senior notes due 2019	—	186

	$316	$186

Long-term debt consists of the following:

	December 31,
	2019	2018
Revolving $1.25 billion credit facility	$—	$130
Collateralized facility	60	—
5.750% senior notes due 2021	499	498
3.500% senior notes due 2021	448	448
2.125% senior notes due 2022 (i)	604	615
4.625% senior notes due 2023	249	248
3.600% senior notes due 2024	646	645
4.400% senior notes due 2026	546	544
4.500% senior notes due 2028	595	595
2.950% senior notes due 2029	446	—
6.125% senior notes due 2043	271	271
5.050% senior notes due 2048	395	395
3.875% senior notes due 2049	542	—

	$5,301	$4,389

(i)	Notes issued in Euro (€540 million)

Guarantees

All direct obligations under the 5.750% senior notes are issued by Willis Towers Watson and guaranteed by Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Trinity Acquisition plc, Willis Group Limited, Willis North America Inc., Willis Towers Watson Sub Holdings Unlimited Company and Willis Towers Watson U.K. Holdings Limited.

All direct obligations under the 3.600%, 4.500%, 2.950%, 5.050% and 3.875% senior notes are issued by Willis North America Inc. and guaranteed by Willis Towers Watson and each of the subsidiaries that guarantees the Company notes, except for Willis North America Inc. itself.

All direct obligations under the 4.625%, 6.125%, 3.500%, 4.400%, and 2.125% senior notes are issued by Trinity Acquisition plc and guaranteed by Willis Towers Watson and each of the subsidiaries that guarantees the Company notes, except for Trinity Acquisition plc itself. See Note 23 — Financial Information for Issuers and Other Guarantor Subsidiaries.

Revolving Credit Facility

$1.25 billion revolving credit facility

On March 7, 2017, Trinity Acquisition plc (see Note 23 for further information) entered into a $1.25 billion amended and restated revolving credit facility (the ‘RCF’), that will mature on March 7, 2022. The RCF replaced the previous $800 million revolving credit facility (see below for further information). Amounts outstanding under the RCF shall bear interest at LIBOR plus a margin of 1.00% to 1.75%, or alternatively, the base rate plus a margin of 0.00% to 0.75%, based upon the Company’s guaranteed senior unsecured long-term debt rating.

Borrowings of $409 million and €45 million against the RCF were used to repay all outstanding borrowings against the previous $800 million revolving credit facility and the 7-year term loan due July 23, 2018.

Additionally, on March 28, 2017, $407 million was used to repay the 6.200% senior notes due 2017, including accrued interest.

Senior Notes

2.950% senior notes due 2029 and 3.875% senior notes due 2049

On September 10, 2019, the Company, together with its wholly-owned subsidiary, Willis North America Inc. as issuer (see Note 23 — Financial Information for Issuers and Other Guarantor Subsidiaries for further information), completed an offering of $450 million aggregate principal amount of 2.950% senior notes due 2029 (‘2029 senior notes’) and $550 million aggregate principal amount of 3.875% senior notes due 2049 (‘2049 senior notes’). The effective interest rates of the 2029 senior notes and 2049 senior notes are 2.971% and 3.898%, respectively, which include the impact of the discount upon issuance. The 2029 senior notes will mature on September 15, 2029 and the 2049 senior notes will mature on September 15, 2049. Interest has accrued on both the 2029 senior notes and 2049 senior notes from September 10, 2019 and will be paid in cash on March 15 and September 15 of each year, commencing on March 15, 2020. The net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, were approximately $988 million, and were used to prepay a portion of the amount outstanding under the Company’s one-year term loan commitment (described below) and to repay borrowings under the Company’s $1.25 billion revolving credit facility.

4.500% senior notes due 2028 and 5.050% senior notes due 2048

On September 10, 2018, the Company, together with its wholly-owned subsidiary, Willis North America Inc. as issuer (see Note 23 for further information), completed an offering of $600 million of 4.500% senior notes due 2028 (‘2028 senior notes’) and $400 million of 5.050% senior notes due 2048 (‘2048 senior notes’). The effective interest rates of the 2028 senior notes and 2048 senior notes are 4.504% and 5.073%, respectively, which include the impact of the discount upon issuance. The 2028 senior notes will mature on September 15, 2028 and the 2048 senior notes will mature on September 15, 2048. Interest has accrued on both the 2028 senior notes and 2048 senior notes from September 10, 2018 and is paid in cash on March 15 and September 15 of each year. The net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, were $989 million, and were used to prepay in full $127 million outstanding under the Company’s term loan due December 2019, and to repay a portion of the amount outstanding under the Company’s RCF.

3.600% senior notes due 2024

On May 16, 2017, Willis North America Inc. (see Note 23 for further information) issued $650 million of 3.600% senior notes due 2024 (‘2024 senior notes’). The effective interest rate of the 2024 senior notes is 3.614%, which includes the impact of the discount upon issuance. The 2024 senior notes will mature on May 15, 2024, and interest has accrued on the 2024 senior notes from May 16, 2017 and is paid in cash on May 15 and November 15 of each year. The net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, were $644 million, and were used to pay down amounts outstanding under the RCF and for general corporate purposes.

2.125% senior notes due 2022

On May 26, 2016, Trinity Acquisition plc issued €540 million ($609 million) of 2.125% senior notes due 2022 (‘2022 senior notes’). The effective interest rate of these senior notes is 2.154%, which includes the impact of the discount upon issuance. The 2022 senior notes will mature on May 26, 2022. Interest has accrued on the notes from May 26, 2016 and will be paid in cash on May 26 of each year. The net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, were €535 million ($600 million). We used the net proceeds of this offering to repay a portion of the previous 1-year term loan facility, which matured in 2016, and related accrued interest.

3.500% senior notes due 2021 and 4.400% senior notes due 2026

On March 22, 2016, Trinity Acquisition plc issued $450 million of 3.500% senior notes due 2021 (‘2021 senior notes’) and $550 million of 4.400% senior notes due 2026 (‘2026 senior notes’). The effective interest rates of these senior notes are 3.707% and 4.572%, respectively, which include the impact of the discount upon issuance. The 2021 senior notes and the 2026 senior notes will mature on September 15, 2021 and March 15, 2026, respectively. Interest has accrued on the notes from March 22, 2016 and will be paid in cash on March 15 and September 15 of each year. The net proceeds from these offerings, after deducting underwriter discounts and commissions and estimated offering expenses, were $988 million. We used the net proceeds of these offerings to: (i) repay $300 million principal under the prior $800 million revolving credit facility and related accrued interest, which was drawn to repay our previously-issued 4.125% senior notes on March 15, 2016; (ii) repay $400 million principal on another portion of the previous 1-year term loan facility and related accrued interest; and (iii) pay down a portion of the remaining principal amount outstanding under the previous $800 million revolving credit facility (see below for further information) and related accrued interest.

4.625% senior notes due 2023 and 6.125% senior notes due 2043

On August 15, 2013, the Company issued $250 million of 4.625% senior notes due 2023 and $275 million of 6.125% senior notes due 2043. The effective interest rates of these senior notes are 4.696% and 6.154%, respectively, which include the impact of the discount upon issuance. The proceeds were used to repurchase other previously-issued senior notes.

5.750% senior notes due 2021

In March 2011, the Company issued $500 million of 5.750% senior notes due 2021. The effective interest rate of these senior notes is 5.871%, which includes the impact of the discount upon issuance. The proceeds were used to repurchase and redeem other previously- issued senior notes.

7.000% senior notes due 2019

In September 2009, Willis North America Inc. issued $300 million of 7.000% senior notes due 2019. The effective interest rate of these senior notes was 7.081%, which included the impact of the discount upon issuance. A portion of the proceeds was used to repurchase and redeem other previously-issued senior notes. In August 2013, $113 million of the 7.000% senior notes due 2019 were repurchased. In September 2019, the Company repaid in full the remaining $187 million outstanding on the 7.000% senior notes due 2019 with borrowings against its revolving credit facility.

One-year Term Loan Commitment

As part of the acquisition of TRANZACT, the Company secured financing of up to $1.1 billion in the form of a one-year unsecured term loan. Borrowing occurred in conjunction with the closing of the acquisition on July 30, 2019.

Amounts outstanding under the term loan bear interest, at the option of the borrowers, at a rate equal to (a) LIBOR plus 0.75% to 1.375% for Eurocurrency Rate Loans or (b) the highest of (i) the Federal Funds Rate plus 0.5%, (ii) the ‘prime rate’ quoted by Bank of America, N.A., and (iii) LIBOR plus 1.00%, plus 0.00% to 0.375%, in each case, based upon the Company’s guaranteed senior-unsecured long-term debt rating. In addition, the Company paid a commitment fee in an amount equal to 0.15% per annum on the undrawn portion of the commitments in respect of the term loan, which we had accrued from May 29, 2019 until the closing date of the acquisition.

The term loan is pre-payable in part or in full prior to the maturity date at the Company’s discretion. Covenants and events of default are substantively the same as in our existing revolving credit facility.

Collateralized Facility

As part of the acquisition of TRANZACT, the Company assumed debt of $91 million related to borrowings by TRANZACT whereby certain renewal commissions receivables were pledged as collateral. The Company is required to remit cash received from these pledged renewal commissions receivables on a quarterly basis to the lenders until the borrowings and related interest are repaid, after the payment of certain fees and other permitted distributions. No borrowings have been made against this collateralized facility since the acquisition.

The maturity date of the borrowing is in January 2033, at which time all remaining outstanding principal and unpaid accrued interest will be payable. The collateralization facility may be prepaid in November 2021 or earlier if approval is obtained from at least half of the lenders. Loans under the agreement bear interest at LIBOR plus an applicable margin of 3.95%. The collateralization facility contains financial covenants including requirements to keep separate and securely maintain the collateral. As cash is received for these pledged assets, it is classified as restricted cash within prepaid and other current assets on our accompanying consolidated balance sheet. Accumulated cash receipts are applied against the principal and interest on a quarterly basis. At December 31, 2019, the Company had $127 million of renewal commissions receivable pledged as collateral.

Additional Information Regarding Fully Repaid Revolving Credit Facility, Term Loan Facilities and Senior Notes

$800 million revolving credit facility

Drawings under the previous $800 million revolving credit facility bore interest at LIBOR plus a margin of 1.25% to 2.00%, or alternatively the base rate plus a margin of 0.25% to 1.00% based upon the Company’s guaranteed senior unsecured long-term debt rating; a 1.375% margin applied while the Company’s debt rating remained BBB/Baa3.

Term loan due December 2019

On January 4, 2016, we acquired a $340 million term loan in connection with the Merger. On November 20, 2015, Towers Watson Delaware Inc. entered into a 4-year amortizing term loan agreement for up to $340 million with a consortium of banks to help fund the pre-Merger special dividend. On December 28, 2015, Towers Watson Delaware Inc. borrowed the full $340 million. During 2018, we prepaid the remaining $127 million outstanding under the term loan with proceeds from the issuance of the 2028 senior notes and 2048 senior notes discussed above.

7-year term loan facility

The 7-year term loan facility, which expired during 2018, bore interest at the same rate applicable to the previous $800 million revolving credit facility and was repayable in quarterly installments of $6 million with a final repayment of $186 million due in the third quarter of 2018. During 2017, we repaid in full and terminated the 7-year term loan with proceeds from borrowings against our $1.25 billion revolving credit facility.

Covenants

The terms of our current financings also include certain limitations. For example, the agreements relating to the debt arrangements and credit facilities generally contain numerous operating and financial covenants, including requirements to maintain minimum ratios of consolidated EBITDA to consolidated cash interest expense and maximum levels of consolidated funded indebtedness in relation to consolidated EBITDA, in each case subject to certain adjustments. The operating restrictions and financial covenants in our current credit facilities do, and any future financing agreements may, limit our ability to finance future operations or capital needs or to engage in other business activities. At December 31, 2019 and 2018, we were in compliance with all financial covenants.

Debt Maturity

The following table summarizes the maturity of our debt, interest on senior notes and excludes any reduction for debt issuance costs:

	2020	2021	2022	2023	2024	Thereafter	Total
Senior notes	$—	$950	$606	$250	$650	$2,825	$5,281
Interest on senior notes	215	188	163	153	132	1,511	2,362
RCF	—	—	—	—	—	—	—
Term loan due 2020	295	—	—	—	—	—	295
Collateralized facility (i)	24	22	17	13	3	—	79

Total	$534	$1,160	$786	$416	$785	$4,336	$8,017

(i)

Consists of the cash obligation outstanding prior to the adjustment to fair value of the facility as part of acquisition accounting for TRANZACT. See Note 3 — Acquisitions and Divestitures for further information.

Interest Expense

The following table shows an analysis of the interest expense for the years ended December 31:

	Years ended December 31,
	2019	2018	2017
Senior notes	$206	$166	$148
Term loans	9	4	8
RCF	8	26	17
Other (i)	11	12	15

Total interest expense	$234	$208	$188

(i)	Other primarily includes debt issuance costs, interest expense on financing leases and accretion on deferred and contingent consideration.

Note 12 — Fair Value Measurements

The Company has categorized its assets and liabilities that are measured at fair value on a recurring and non-recurring basis into a three-level fair value hierarchy, based on the reliability of the inputs used to determine fair value as follows:

•	Level 1: refers to fair values determined based on quoted market prices in active markets for identical assets;

•	Level 2: refers to fair values estimated using observable market-based inputs or unobservable inputs that are corroborated by market data; and

•	Level 3: includes fair values estimated using unobservable inputs that are not corroborated by market data.

The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments:

•	Available-for-sale securities are classified as Level 1 because we use quoted market prices in determining the fair value of these securities.

•

Market values for our derivative instruments have been used to determine the fair values of forward foreign exchange contracts based on estimated amounts the Company would receive or have to pay to terminate the agreements, taking into account observable information about the current foreign currency forward rates. Such financial instruments are classified as Level 2 in the fair value hierarchy.

•

Contingent consideration payable is classified as Level 3, and we estimate fair value based on the likelihood and timing of achieving the relevant milestones of each arrangement, applying a probability assessment to each of the potential outcomes, which at times includes the use of a Monte Carlo simulation, and discounting the probability-weighted payout. Typically, milestones are based on revenue or earnings growth for the acquired business.

The following tables present our assets and liabilities measured at fair value on a recurring basis at December 31, 2019 and December 31, 2018:

		Fair Value Measurements on a Recurring Basis at December 31, 2019
	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Assets:
Available-for-sale securities:
Mutual funds / exchange traded funds	Prepaid and other current assets and other non-current assets	$20	$—	$—	$20
Derivatives:
Derivative financial instruments (i)	Prepaid and other current assets and other non-current assets	$—	$32	$—	$32
Liabilities:
Contingent consideration:
Contingent consideration (ii)	Other current liabilities and other non-current liabilities	$—	$—	$17	$17
Derivatives:
Derivative financial instruments (i)	Other current liabilities and other non-current liabilities	$—	$3	$—	$3

		Fair Value Measurements on a Recurring Basis at December 31, 2018
	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Assets:
Available-for-sale securities:
Mutual funds / exchange traded funds	Prepaid and other current assets and other non-current assets	$18	$—	$—	$18
Derivatives:
Derivative financial instruments (i)	Prepaid and other current assets and other non-current assets	$—	$5	$—	$5
Liabilities:
Contingent consideration:
Contingent consideration (ii)	Other current liabilities and other non-current liabilities	$—	$—	$51	$51
Derivatives:
Derivative financial instruments (i)	Other current liabilities and other non-current liabilities	$—	$17	$—	$17

(i)	See Note 10 — Derivative Financial Instruments for further information on our derivative instruments.
(ii)

Probability weightings are based on our knowledge of the past and planned performance of the acquired entity to which the contingent consideration applies. The weighted-average discount rates used on our material contingent consideration calculations were 10.16% and 9.92% at December 31, 2019 and December 31, 2018, respectively. Using different probability weightings and discount rates could result in an increase or decrease of the contingent consideration payable.

The following table summarizes the change in fair value of the Level 3 liabilities:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	December 31, 2019
Balance at December 31, 2018	$51
Obligations assumed	13
Payments	(45)
Realized and unrealized gains	(3)
Foreign exchange	1

Balance at December 31, 2019	$17

There were no significant transfers between Levels 1, 2 or 3 during the years ended December 31, 2019 and 2018.

Fair value information about financial instruments not measured at fair value

The following tables present our liabilities not measured at fair value on a recurring basis at December 31, 2019 and 2018:

	December 31, 2019		December 31, 2018
	Carrying Value	Fair Value	Carrying Value	Fair Value
Liabilities:
Current debt	$316	$319	$186	$191
Long-term debt	$5,301	$5,694	$4,389	$4,458

The carrying values of our revolving credit facility, collateralized facility and term loan approximate their fair values. The fair values above are not necessarily indicative of the amounts that the Company would realize upon disposition nor do they indicate the Company’s intent or ability to dispose of the financial instruments. The fair values of our respective senior notes are considered Level 2 financial instruments as they are corroborated by observable market data.

Note 13 — Retirement Benefits

Defined Benefit Plans and Post-retirement Welfare Plans

Willis Towers Watson sponsors both qualified and non-qualified defined benefit pension plans and other post-retirement welfare (‘PRW’) plans throughout the world. The majority of our plan assets and obligations are in the U.S. and the U.K. We have also included disclosures related to defined benefit plans in certain other countries, including Canada, France, Germany and Ireland.

Together, these disclosed funded and unfunded plans represent 99% of Willis Towers Watson’s pension and PRW obligations and are disclosed herein.

As part of these obligations, in the U.S., the U.K. and Canada, we have non-qualified plans that provide for the additional pension benefits that would be covered under the qualified plan in the respective country were it not for statutory maximums. The non-qualified plans are unfunded.

The significant plans within each grouping are described below:

United States

Legacy Willis – This plan was frozen in 2009. Approximately one-quarter of the Legacy Willis employees in the United States have a frozen accrued benefit under this plan.

Willis Towers Watson Plan – Substantially all U.S. employees are eligible to participate in this plan. Benefits are provided under a stable value pension plan design. The original stable value design came into effect on January 1, 2012. Plan participants prior to July 1, 2017 earn benefits without having to make employee contributions, and all newly eligible employees after that date are required to contribute 2% of pay on an after-tax basis to participate in the plan.

United Kingdom

Legacy Willis – This plan covers approximately one-third of the Legacy Willis employees in the United Kingdom. The plan is now closed to new entrants.

Legacy Towers Watson – Benefit accruals earned under the Legacy Watson Wyatt defined benefit plan (predominantly pension benefits) ceased on February 28, 2015, although benefits earned prior to January 1, 2008 retain a link to salary until the employee leaves the Company. Benefit accruals earned under the legacy Towers Perrin defined benefit plan (predominantly lump sum benefits) were frozen on March 31, 2008.

Legacy Miller – The plan provides retirement benefits based on members’ salaries at the point at which they ceased to accrue benefits under the scheme.

Other

Canada (Legacy Willis and Legacy Towers Watson) – Participants accrue qualified and non-qualified benefits based on a career-average benefit formula. Additionally, participants can choose to make voluntary contributions to purchase enhancements to their pension.

France (Legacy Gras Savoye) – The mandatory retirement indemnity plan is a termination benefit which provides lump sum benefits at retirement. There is no vesting before the retirement date and the benefit formula is determined through the collective bargaining agreement and the labor code. All employees with permanent employment contracts are eligible.

Germany (Legacy Willis and Legacy Towers Watson) – The defined benefit plans are closed to new entrants and include certain legacy employee populations hired before 2011. These benefits are primarily account-based, with some long-service participants continuing to accrue benefits according to grandfathered final-average-pay formulas.

Ireland (Legacy Willis) – The defined benefit plans provide pension benefits for approximately one-third of legacy Willis employees in Ireland and are closed to new entrants. The Company is currently in consultation with members regarding the closure of the defined benefit plans to future accruals effective from December 31, 2019 and the future service retirement provision being on a defined contribution basis.

Ireland (Legacy Towers Watson) – Benefit accruals earned under the scheme’s defined benefit plan ceased on May 1, 2015. Benefits earned prior to this date retain a link to salary until the employee leaves the Company.

Post-retirement Welfare Plan

We provide certain healthcare and life insurance benefits for retired participants. The principal plan disclosed herein covers participants in the U.S. who have met certain eligibility requirements. This post-retirement benefit plan was primarily unfunded, with the remaining assets being paid out during the year ended December 31, 2019. Retiree medical benefits provided under our U.S. post-retirement benefit plan was closed to new hires effective January 1, 2011. Life insurance benefits under the plan were frozen with respect to service, eligibility and amounts as of January 1, 2012 for active participants.

Amounts Recognized in our Consolidated Financial Statements

The following schedules provide information concerning the defined benefit pension plans and PRW plan as of and for the years ended December 31, 2019 and 2018:

	2019				2018
	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW
Change in Benefit Obligation
Benefit obligation, beginning of year	$4,187	$3,666	$728	$87	$4,476	$4,165	$822	$123
Service cost	65	14	20	1	66	18	21	1
Interest cost	157	93	18	3	140	95	18	4
Employee contributions	15	—	—	6	14	1	—	7
Actuarial losses/(gains)	535	472	88	5	(313)	(176)	(7)	(3)
Settlements	(6)	(8)	(3)	—	(11)	(152)	(26)	—
Curtailments	—	—	—	—	—	—	(20)	—
Benefits paid	(185)	(140)	(26)	(12)	(185)	(96)	(28)	(14)
Plan amendments	—	—	—	—	—	40	—	(31)
Transfers in	—	—	2	—	—	—	1	—
Foreign currency changes	—	162	15	—	—	(229)	(53)	—

Benefit obligation, end of year	$4,768	$4,259	$842	$90	$4,187	$3,666	$728	$87

Change in Plan Assets
Fair value of plan assets, beginning of year	$3,403	$4,402	$486	$1	$3,654	$4,910	$562	$2
Actual return on plan assets	557	561	85	—	(157)	(69)	(9)	—
Employer contributions	89	77	31	5	88	85	22	6
Employee contributions	15	—	—	6	14	1	—	7
Settlements	(6)	(8)	(3)	—	(11)	(152)	(26)	—
Benefits paid	(185)	(140)	(26)	(12)	(185)	(96)	(28)	(14)
Transfers in	—	—	2	—	—	—	1	—
Foreign currency adjustment	—	194	13	—	—	(277)	(36)	—

Fair value of plan assets, end of year	$3,873	$5,086	$588	$—	$3,403	$4,402	$486	$1

Funded status at end of year	$(895)	$827	$(254)	$(90)	$(784)	$736	$(242)	$(86)

Accumulated Benefit Obligation	$4,768	$4,259	$810	$90	$4,187	$3,666	$698	$87
Components on the Consolidated Balance Sheet
Pension benefits assets	$—	$835	$22	$—	$—	$745	$17	$—
Current liability for pension benefits	$(33)	$(1)	$(6)	$(6)	$(49)	$(1)	$(6)	$(5)
Non-current liability for pension benefits	$(862)	$(7)	$(270)	$(84)	$(735)	$(8)	$(253)	$(81)

	$(895)	$827	$(254)	$(90)	$(784)	$736	$(242)	$(86)

For the year ended December 31, 2019, the most significant driver of the increase in benefit obligations for the plans was the higher actuarial losses experienced by all plans coupled with unfavorable foreign exchange effects for the U.K. and Other plans. The pension plans incurred actuarial losses due to a fall in bond yields that resulted in decreases to the discount rates. The actuarial loss in the PRW plan driven by the discount rate reduction was partially offset by gains due to fewer retirees enrolling in medical coverage than had been assumed.

For the year ended December 31, 2018, the benefit obligations reduced primarily from increases in the discount rates for all plans and favorable foreign exchange effects for the U.K. and Other plans. Additionally, for the U.K. and Ireland plans, there were significant lump sum benefits paid from the plans, however the impact of these payments was mitigated in the U.K. by legislation which increased benefits for certain participants. Additionally, in the Netherlands the plan was terminated and liquidated, resulting in a curtailment gain. For the PRW plan, actuarial gains from the increase in the discount rate were partially offset by actuarial losses due to a greater reduction in government reimbursements than had been assumed.

Amounts recognized in accumulated other comprehensive loss as of December 31, 2019 and 2018 consist of:

	2019				2018
	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW
Net actuarial loss	$982	$1,133	$128	$20	$769	$955	$98	$16
Net prior service gain	—	(61)	—	(27)	—	(76)	—	(31)

Accumulated other comprehensive loss/(income)	$982	$1,072	$128	$(7)	$769	$879	$98	$(15)

The following table presents the projected benefit obligation and fair value of plan assets for our plans that have a projected benefit obligation in excess of plan assets as of December 31, 2019 and 2018:

	2019			2018
	U.S.	U.K.	Other	U.S.	U.K.	Other
Projected benefit obligation at end of year	$4,768	$7	$784	$4,187	$9	$672
Fair value of plan assets at end of year	$3,873	$—	$509	$3,403	$—	$413

The following table presents the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for our plans that have an accumulated benefit obligation in excess of plan assets as of December 31, 2019 and 2018.

	2019			2018
	U.S.	U.K.	Other	U.S.	U.K.	Other
Projected benefit obligation at end of year	$4,768	$7	$784	$4,187	$9	$672
Accumulated benefit obligation at end of year	$4,768	$7	$752	$4,187	$9	$642
Fair value of plan assets at end of year	$3,873	$—	$509	$3,403	$—	$413

The components of the net periodic benefit income and other amounts recognized in other comprehensive (income)/loss for the years ended December 31, 2019, 2018 and 2017 for the defined benefit pension and PRW plans are as follows:

	2019				2018				2017
	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW
Components of net periodic benefit (income)/cost:
Service cost	$65	$14	$20	$1	$66	$18	$21	$1	$66	$32	$20	$—
Interest cost	157	93	18	3	140	95	18	4	139	93	17	4
Expected return on plan assets	(254)	(246)	(29)	—	(273)	(298)	(31)	—	(245)	(284)	(30)	—
Amortization of unrecognized prior service credit	—	(16)	—	(4)	—	(19)	—	—	—	(18)	—	—
Amortization of unrecognized actuarial loss	19	21	2	1	11	45	2	—	13	53	2	—
Settlement	—	—	1	—	1	41	2	—	1	37	1	—
Curtailment gain	—	—	—	—	—	—	(16)	—	—	—	—	—

Net periodic benefit (income)/cost	$(13)	$(134)	$12	$1	$(55)	$(118)	$(4)	$5	$(26)	$(87)	$10	$4

Other changes in plan assets and benefit obligations recognized in other comprehensive loss/(income):
Net actuarial loss/(gain)	$232	$157	$32	$5	$117	$191	$13	$(3)	$74	$(4)	$(7)	$14
Amortization of unrecognized actuarial loss	(19)	(21)	(2)	(1)	(11)	(45)	(2)	—	(13)	(53)	(2)	—
Prior service cost/(credit)	—	—	—	—	—	40	—	(31)	—	—	—	—
Amortization of unrecognized prior service credit	—	16	—	4	—	19	—	—	—	18	—	—
Settlement	—	—	(1)	—	(1)	(41)	(2)	—	(1)	(37)	(1)	—
Curtailment gain	—	—	—	—	—	—	16	—	—	—	—	—

Total recognized in other comprehensive loss/(income)	213	152	29	8	105	164	25	(34)	60	(76)	(10)	14

Total recognized in net periodic benefit (income)/cost and other comprehensive loss/(income)	$200	$18	$41	$9	$50	$46	$21	$(29)	$34	$(163)	$—	$18

During the year ended December 31, 2018, the Company terminated its Netherlands-based defined benefit plan, resulting in the recognition of a non-cash curtailment gain of $16 million.

During the years ended December 31, 2018 and 2017, as a result of past changes in U.K. legislation and the low interest rate environment, the amount of transfer payments from the Legacy Willis U.K. pension plan exceeded the plan’s service and interest costs. This triggered settlement accounting which required immediate recognition of a portion of the obligations associated with the plan transfers. Consequently, the Company recognized a non-cash expense of $40 million and $36 million for the years ended December 31, 2018 and 2017, respectively.

Assumptions Used in the Valuations of the Defined Benefit Pension Plans and PRW Plan

The determination of the Company’s obligations and annual expense under the plans is based on a number of assumptions that, given the longevity of the plans, are long-term in focus. A change in one or a combination of these assumptions could have a material impact on our projected benefit obligation. However, certain of these changes, such as changes in the discount rate and actuarial assumptions, are not recognized immediately in net income, but are instead recorded in other comprehensive income. The accumulated gains and losses not yet recognized in net income are amortized into net income as a component of the net periodic benefit cost/(income) generally based on the average working life expectancy of each of the plan’s active participants to the extent that the net gains or losses as of the beginning of the year exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation. The average remaining service period of participants for the PRW plan is approximately 8.9 years.

The Company considers several factors prior to the start of each fiscal year when determining the appropriate annual assumptions, including economic forecasts, relevant benchmarks, historical trends, portfolio composition and peer company comparisons. These assumptions, used to determine our pension liabilities and pension expense, are reviewed annually by senior management and changed when appropriate. A discount rate will be changed annually if underlying rates have moved, whereas an expected long-term return on assets will be changed less frequently as longer-term trends in asset returns emerge or long-term target asset allocations are revised. To calculate the discount rate, we use the granular approach to determining service and interest costs. The expected rate of return assumptions for all plans are supported by an analysis of the weighted-average yield expected to be achieved based upon the anticipated makeup of the plans’ investments. Other material assumptions include rates of participant mortality, and the expected long-term rate of compensation and pension increases.

The following assumptions were used in the valuations of Willis Towers Watson’s defined benefit pension plans and PRW plan. The assumptions presented for the U.S. plans represent the weighted-average of rates for all U.S. plans. The assumptions presented for the U.K. plans represent the weighted-average of rates for the U.K. plans. The assumptions presented for the Other plans represent the weighted-average of rates for the Canada, France, Germany, Ireland, and Netherlands plans. The Netherlands plan is excluded from the 2019 and 2018 disclosures due to the plan termination during 2018.

The assumptions used to determine net periodic benefit cost for the fiscal years ended December 31, 2019, 2018 and 2017 were as follows:

	Years ended December 31,
	2019				2018				2017
	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW
Discount rate—PBO	4.2%	2.8%	2.8%	4.2%	3.6%	2.6%	2.6%	3.5%	4.0%	2.6%	2.7%	4.0%
Discount rate—service cost	4.3%	2.9%	3.0%	4.2%	3.5%	2.7%	2.9%	3.5%	3.9%	2.6%	3.0%	3.9%
Discount rate—interest cost on service cost	3.8%	2.8%	2.9%	3.9%	3.1%	2.5%	2.7%	3.2%	3.2%	2.4%	2.8%	3.5%
Discount rate—interest cost on PBO	3.9%	2.6%	2.5%	3.9%	3.2%	2.3%	2.3%	3.1%	3.4%	2.3%	2.3%	3.3%
Expected long-term rate of return on assets	7.6%	5.6%	6.0%	2.0%	7.6%	6.2%	5.7%	2.0%	7.6%	6.3%	6.1%	2.0%
Rate of increase in compensation levels	4.3%	3.0%	2.3%	N/A	4.3%	3.0%	2.3%	N/A	4.3%	3.2%	2.3%	N/A
Healthcare cost trend
Initial rate				6.0%				6.5%				7.0%
Ultimate rate				5.0%				5.0%				5.0%
Year reaching ultimate rate				2022				2022				2022

The following tables present the assumptions used in the valuation to determine the projected benefit obligation for the fiscal years ended December 31, 2019 and 2018:

	December 31, 2019				December 31, 2018
	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW
Discount rate	3.3%	2.0%	2.1%	3.2%	4.2%	2.8%	2.8%	4.2%
Rate of increase in compensation levels	4.3%	3.0%	2.3%	N/A	4.3%	3.0%	2.3%	N/A

The expected return on plan assets was determined on the basis of the weighted-average of the expected future returns of the various asset classes, using the target allocations shown below. The Company’s pension plan asset target allocations as of December 31, 2019 were as follows:

	U.S.		U.K.			Canada	Germany	Ireland
Asset Category	Willis	Willis Towers Watson	Willis	Towers Watson	Miller	Towers Watson	Towers Watson	Willis	Towers Watson
Equity securities	30%	23%	18%	4%	19%	40%	35%	30%	40%
Debt securities	33%	33%	64%	23%	21%	50%	60%	29%	30%
Real estate	11%	6%	—%	1%	—%	5%	—%	3%	—%
Other	26%	38%	18%	72%	60%	5%	5%	38%	30%

Total	100%	100%	100%	100%	100%	100%	100%	100%	100%

The Legacy Willis plan in Germany is invested in insurance contracts. Consequently, the asset allocations of the plans are managed by the respective insurer. The Legacy Gras Savoye plan in France is unfunded.

Our investment strategy is designed to generate returns that will reduce the interest rate risk inherent in each of the plan’s benefit obligations and enable the plans to meet their future obligations. The precise amount for which these obligations will be settled depends on future events, including the life expectancy of the plan participants and salary inflation. The obligations are estimated using actuarial assumptions based on the current economic environment.

Each pension plan seeks to achieve total returns sufficient to meet expected future obligations when considered in conjunction with expected future contributions and prudent levels of investment risk and diversification. Each plan’s targeted asset allocation is generally determined through a plan-specific asset-liability modeling study. These comprehensive studies provide an evaluation of the projected status of asset and benefit obligation measures for each plan under a range of both positive and negative factors. The studies include a number of different asset mixes, spanning a range of diversification and potential equity exposures.

In evaluating the strategic asset allocation choices, an emphasis is placed on the long-term characteristics of each individual asset class, such as expected return, volatility of returns and correlations with other asset classes within the portfolios. Consideration is also given to the proper long-term level of risk for each plan, the impact of the volatility and magnitude of plan contributions and costs, and the impact that certain actuarial techniques may have on the plan’s recognition of investment experience.

We monitor investment performance and portfolio characteristics on a quarterly basis to ensure that managers are meeting expectations with respect to their investment approach. There are also various restrictions and controls placed on managers, including prohibition from investing in our stock.

Fair Value of Plan Assets

The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value:

•	Level 1: refers to fair values determined based on quoted market prices in active markets for identical assets;

•	Level 2: refers to fair values estimated using observable market-based inputs or unobservable inputs that are corroborated by market data; and

•	Level 3: includes fair values estimated using unobservable inputs that are not corroborated by market data.

The fair values of our U.S. plan assets by asset category at December 31, 2019 and 2018 are as follows:

	December 31, 2019				December 31, 2018
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset category:
Cash (i)	$172	$—	$—	$172	$6	$—	$—	$6
Short-term securities	—	99	—	99	—	78	—	78
Equity securities	—	—	—	—	156	—	—	156
Government bonds	4	—	—	4	2	—	—	2
Corporate bonds	—	—	—	—	—	354	—	354
Pooled / commingled funds	—	—	—	2,033	—	—	—	1,467
Private equity	—	—	—	487	—	—	—	357
Hedge funds	—	—	—	1,084	—	—	—	984

Total assets	$176	$99	$—	$3,879	$164	$432	$—	$3,404

(i)	At December 31, 2019, consists primarily of cash on deposit with the managers of the hedge funds due to the timing of purchases of units in the funds.

The fair values of our U.K. plan assets by asset category at December 31, 2019 and 2018 are as follows:

	December 31, 2019				December 31, 2018
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset category:
Cash	$253	$—	$—	$253	$229	$—	$—	$229
Government bonds	1,865	—	—	1,865	1,804	—	—	1,804
Corporate bonds	—	741	—	741	—	297	—	297
Other fixed income	—	350	—	350	—	248	—	248
Pooled / commingled funds	—	—	—	1,828	—	—	—	934
Mutual funds	—	—	—	34	—	—	—	16
Private equity	—	—	—	34	—	—	—	33
Derivatives	—	246	—	246	—	96	—	96
Real estate	—	—	—	161	—	—	—	184
Hedge funds	—	—	—	54	—	—	—	1,232

Total assets	$2,118	$1,337	$—	$5,566	$2,033	$641	$—	$5,073

Liability category:
Repurchase agreements	—	480	—	480	—	684	—	684

Net assets/(liabilities)	$2,118	$857	$—	$5,086	$2,033	$(43)	$—	$4,389

The fair values of our Other plan assets by asset category at December 31, 2019 and 2018 are as follows:

	December 31, 2019				December 31, 2018
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset category:
Cash	$2	$—	$—	$2	$1	$—	$—	$1
Pooled / commingled funds	—	—	—	444	—	—	—	294
Mutual funds	—	—	—	106	—	—	—	185
Hedge funds	—	—	—	34	—	—	—	4
Insurance contracts	—	—	2	2	—	—	2	2

Total assets	$2	$—	$2	$588	$1	$—	$2	$486

Our PRW plan invested only in short-term investments and mutual funds and is not included within this fair value hierarchy table for the year ended December 31, 2018. These assets were fully paid out during the year ended December 31, 2019.

We evaluate the need to transfer between levels based upon the nature of the financial instrument and size of the transfer relative to the total net assets of the plans. There were no significant transfers between Levels 1, 2 or 3 in the fiscal years ended December 31, 2019 and 2018.

In accordance with Subtopic 820-10, Fair Value Measurement and Disclosures, certain investments that are measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in these tables are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statements of net assets.

Following is a description of the valuation methodologies used for investments at fair value:

Short-term securities: Valued at the net value of shares held by the Company at year end as reported by the sponsor of the funds.

Equity securities and mutual funds: Valued at the closing price reported on the active market on which the individual securities are traded. Exchange-traded mutual funds are included as Level 1 above.

Government bonds: Valued at the closing price reported in the active market in which the bond is traded.

Corporate bonds: Valued using pricing models maximizing the use of observable inputs for similar securities. This includes basing values on yields currently available on comparable securities of issuers with similar credit ratings.

Other fixed income: Foreign and municipal bonds are valued using pricing models maximizing the use of observable inputs for similar securities.

Pooled / commingled funds and mutual funds: Valued at the net value of shares held by the Company at year end as reported by the manager of the funds. These funds are not exchange-traded and are not reported by level in the tables above.

Derivative investments: Valued at the closing level of the relevant index or security and interest accrual through the valuation date.

Private equity funds, real estate funds, hedge funds: The fair values for these investments are estimated based on the net asset values derived from the latest audited financial statements or most recent capital account statements provided by the private equity fund’s investment manager or third-party administrator.

Insurance contracts: The fair values are determined using model-based techniques that include option-pricing models, discounted cash flow models and similar techniques.

Repurchase agreements: Valued as the repurchase obligation which includes an interest rate linked to the underlying fixed interest government bond portfolio. These agreements are short-term in nature (less than one year) and were entered into for the purpose of purchasing additional government bonds.

The following table reconciles the net plan investments to the total fair value of the plan assets:

	December 31,
	2019	2018
Net assets held in investments	$9,553	$8,279
PRW plan assets	—	1
Net (payable)/receivable for investments purchased	(7)	(1)
Dividend and interest receivable	1	1
Other adjustments	—	12

Fair value of plan assets	$9,547	$8,292

Level 3 investments

As a result of the inherent limitations related to the valuations of the Level 3 investments, due to the unobservable inputs of the underlying funds, the estimated fair values may differ significantly from the values that would have been used had a market for those investments existed.

The following table sets forth a summary of changes in the fair value of the plans’ Level 3 assets for the fiscal year ended December 31, 2019:

Level 3 Roll Forward
Beginning balance at December 31, 2018	$2
Foreign exchange	—

Ending balance at December 31, 2019	$2

Contributions and Benefit Payments

Funding is based on actuarially-determined contributions and is limited to amounts that are currently deductible for tax purposes. Since funding calculations are based on different measurements than those used for accounting purposes, pension contributions are not equal to net periodic pension costs.

The following table sets forth our projected pension contributions to our qualified plans for fiscal year 2020, as well as the pension contributions to our qualified plans in fiscal years 2019 and 2018:

	2020 (Projected)	2019 (Actual)	2018 (Actual)
U.S.	$60	$60	$50
U.K.	$80	$76	$84
Other	$23	$22	$14

Expected benefit payments from our defined benefit pension plans to current plan participants, including the effects of their expected future service, as appropriate, are as follows:

	Benefit Payments
Fiscal Year	U.S.	U.K.	Other	PRW	Total
2020	$234	$116	$27	$10	$387
2021	264	119	24	10	417
2022	252	121	27	11	411
2023	260	129	28	11	428
2024	268	138	30	11	447
Years 2025 – 2029	1,375	768	171	60	2,374

	$2,653	$1,391	$307	$113	$4,464

Defined Contribution Plans

We have defined contribution plans covering eligible employees in many countries. The most significant plans are in the U.S. and U.K. and are described here.

We have a U.S. defined contribution plan (the ‘Plan’) covering all eligible employees of Willis Towers Watson. The Plan allows participants to make pre-tax and Roth after-tax contributions and the Company provides a 100% match on the first 1% of employee contributions and a 50% match on the next 5% of employee contributions. Employees vest in the Company match upon 2 years of service. All investment assets of the plan are held in a trust account administered by independent trustees.

The Legacy Towers Watson U.K. pension plan has a money purchase component to which we make core contributions plus additional contributions matching those of the participants up to a maximum rate. Contribution rates depend on the age of the participant and whether or not they arise from salary sacrifice arrangements through which the participant has elected to receive a pension contribution in lieu of additional salary. Effective January 1, 2019, the Company provides a defined contribution plan as part of a master trust, for which we also make core contributions plus additional contributions matching those of the participants up to a maximum rate.

The Legacy Willis U.K. pension plan has a money purchase component to which we make core contributions plus additional contributions matching those of the participants up to a maximum rate. Contribution rates may arise from salary sacrifice arrangements through which the participant has elected to receive a pension contribution in lieu of additional salary.

We had defined contribution plan expense for the years ended December 31, 2019, 2018 and 2017 amounting to $150 million, $150 million and $154 million, respectively.

Note 14 — Leases

On January 1, 2019, the Company adopted ASC 842. The adoption of this new guidance had a significant impact to the amounts and classifications of certain lease-related balances within our consolidated financial statements and accompanying note disclosures. The Company adopted the standard using the modified retrospective approach whereby it recognized a transition adjustment at the effective date of ASC 842, January 1, 2019, rather than at the beginning of the earliest comparative period presented. The adoption of ASC 842 resulted in no adjustment to retained earnings and an additional $1.2 billion of lease liabilities and $1.0 billion of right-of-use (‘ROU’) assets being recognized at January 1, 2019. The initial ROU assets are less than the initial lease liabilities because all operating lease-related balances recognized under previous guidance and reflected on our consolidated balance sheet as of December 31, 2018, such as deferred rent accruals and lease-related intangibles, were reclassified on January 1, 2019 as either an addition or a reduction to the opening ROU asset balance in accordance with the new guidance. We reflected additional deferred tax assets of $190 million and deferred tax liabilities of $190 million on the gross lease liabilities and gross ROU assets, respectively (prior to the netting of the historic balances). Existing deferred taxes on operating lease-related balances have been reclassified as either an addition or a reduction to the net deferred tax liabilities related to the ROU assets, and these amounts are not included in any of the above values.

We assessed the transition practical expedients available under the guidance and, in addition to selecting the modified retrospective transition approach as noted above, we made the following elections:

•

Practical expedient package – We elected this package, and therefore did not reassess lease classifications for our existing or expired leases, whether any existing or expired contracts contain a lease, or our treatment of any initial direct costs.

•	Hindsight practical expedient – As permitted under the transition rules, the Company did not revisit its estimate of lease terms upon transition to ASC 842.

•

Short-term lease exemption – We elected this exemption, and therefore did not recognize any right-of-use assets or liabilities for short-term leases (generally defined as having a term of 12 months or less) on our consolidated balance sheet.

•

Separation of lease and non-lease components – We elected the practical expedient to not separate the cash flows associated with lease and non-lease components in our property lease accounting and resulting amounts recorded in our consolidated financial statements.

The following table presents amounts recorded on our consolidated balance sheet at December 31, 2019, classified as either operating or finance leases. Operating leases are presented separately on our consolidated balance sheet. For the finance leases, the ROU assets are included in fixed assets, net, and the liabilities are classified within other current liabilities or other non-current liabilities.

	Operating Leases	Finance Leases	Total Leases
Right-of-use assets	$968	$10	$978
Current lease liabilities	164	3	167
Long-term lease liabilities	964	22	986

The following table presents amounts recorded on our consolidated statement of comprehensive income for the year ended December 31, 2019:

Year Ended December 31, 2019
Finance lease cost:
Amortization of right-of-use assets	$2
Interest on lease liabilities	3
Operating lease cost	191
Short-term lease cost	2
Variable lease cost	51
Sublease income	(16)

Total lease cost, net	$233

The total lease cost is recognized in different locations in our consolidated statement of comprehensive income. Amortization of the finance lease ROU assets is included in depreciation, while the interest cost component of these finance leases is included in interest expense. All other costs are included in other operating expenses. The Company had rent expense for the years ended December 31, 2018 and 2017 of $243 million and $261 million, respectively, net of sublease income, related to operating leases classified within other operating expenses on our consolidated statement of comprehensive income.

Cash paid for amounts included in the measurement of lease liabilities for the year ended December 31, 2019, as well as their location in the consolidated statement of cash flows, is as follows:

Year Ended December 31, 2019
Cash flows from operating activities:
Operating leases	$205
Finance leases	3
Cash flows used in financing activities:
Finance leases	2

Total lease payments	$210

Non-cash additions to our operating lease ROU assets were $124 million during the year ended December 31, 2019, $19 million of which arose from the acquisition of TRANZACT (see Note 3 – Acquisitions and Divestitures) and $71 million arose from modifications to existing leases.

Our operating and finance leases have the following weighted-average terms and discount rates as of December 31, 2019:

	Operating Leases	Finance Leases
Weighted-average term (in years)	8.8	6.0
Weighted-average discount rate	3.6%	12.9%

The maturity of our lease liabilities on an undiscounted basis, including a reconciliation to the total lease liabilities reported on the consolidated balance sheet as of December 31, 2019, is as follows:

	Operating Leases	Finance Leases	Total Leases
2020	$192	$6	$198
2021	172	6	178
2022	156	6	162
2023	146	6	152
2024	130	6	136
Thereafter	524	7	531

Total future lease payments	1,320	37	1,357
Interest	(192)	(12)	(204)

Total lease liabilities	$1,128	$25	$1,153

Prior to the adoption of ASC 842, on December 31, 2018, the maturity of our operating and finance leases on an undiscounted basis was as follows:

	Operating Leases	Finance Leases	Total Leases
2019	$197	$5	$202
2020	180	6	186
2021	159	6	165
2022	142	6	148
2023	131	6	137
Thereafter	542	14	556

Total future lease payments	1,351	43	1,394
Interest	(202)	(14)	(216)

Total lease liabilities	$1,149	$29	$1,178

Note 15 — Commitments and Contingencies

Guarantees

Guarantees issued by certain of Willis Towers Watson’s subsidiaries with respect to the senior notes and credit facilities are discussed in Note 11 — Debt and Note 23 — Financial Information for Issuers and Other Guarantor Subsidiaries.

Certain of Willis Towers Watson’s subsidiaries have given the landlords of some leasehold properties occupied by the Company in the U.K. and the U.S. guarantees with respect to the performance of the lease obligations of the subsidiary holding the lease. The operating lease obligations subject to such guarantees amounted to $536 million and $570 million at December 31, 2019 and 2018, respectively. The capital lease obligations subject to such guarantees amounted to $6 million and $7 million at December 31, 2019 and 2018, respectively.

Acquisition liabilities

The Company has deferred and contingent consideration due to be paid on existing acquisitions until 2021 totaling $38 million at December 31, 2019. Total deferred and contingent consideration paid during the year ended December 31, 2019 was $57 million.

Other contractual obligations

For certain subsidiaries and associates, the Company has the right to purchase shares (a call option) from co-shareholders at various dates in the future. In addition, the co-shareholders of certain subsidiaries and associates have the right to sell their shares (a put option) to the Company at various dates in the future. Generally, the exercise price of such put options and call options is formula-based (using revenue and earnings) and is designed to reflect fair value. Based on current projections of profitability and exchange rates, and assuming the put options are exercised, the potential amount payable from these options is not expected to exceed $38 million.

Additionally, the Company has capital commitments with Trident V Parallel Fund, LP, an investment fund managed by Stone Point Capital, and Dowling Capital Partners I, LP. At December 31, 2019, the Company is obligated to make capital contributions of approximately $2 million, collectively, to these funds.

Indemnification Agreements

Willis Towers Watson has various agreements which provide that it may be obligated to indemnify the other party to the agreement with respect to certain matters. Generally, these indemnification provisions are included in contracts arising in the normal course of business and in connection with the purchase and sale of certain businesses. Although it is not possible to predict the maximum potential amount of future payments that may become due under these indemnification agreements because of the conditional nature of the Company’s obligations and the unique facts of each particular agreement, we do not believe that any potential liability that may arise from such indemnity provisions is probable or material.

Legal Proceedings

In the ordinary course of business, the Company is subject to various actual and potential claims, lawsuits and other proceedings. Some of the claims, lawsuits and other proceedings seek damages in amounts which could, if assessed, be significant. We do not expect the impact of claims or demands not described below to be material to the Company’s consolidated financial statements. The Company also receives subpoenas in the ordinary course of business and, from time to time, receives requests for information in connection with governmental investigations.

Errors and omissions claims, lawsuits, and other proceedings arising in the ordinary course of business are covered in part by professional indemnity or other appropriate insurance. The terms of this insurance vary by policy year. Regarding self-insured risks, the Company has established provisions which are believed to be adequate in light of current information and legal advice, or, in certain cases, where a range of loss exists, the Company accrues the minimum amount in the range if no amount within the range is a better estimate than any other amount. The Company adjusts such provisions from time to time according to developments. See Note 16 — Supplementary Information for Certain Balance Sheet Accounts for the amounts accrued at December 31, 2019 and 2018 in the consolidated balance sheets.

On the basis of current information, the Company does not expect that the actual claims, lawsuits and other proceedings to which it is subject, or potential claims, lawsuits, and other proceedings relating to matters of which it is aware, will ultimately have a material adverse effect on its financial condition, results of operations or liquidity. Nonetheless, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation and disputes with insurance companies, it is possible that an adverse outcome or settlement in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows in particular quarterly or annual periods. In addition, given the early stages of some litigation or regulatory proceedings described below, it may not be possible to predict their outcomes or resolutions, and it is possible that any one or more of these events may have a material adverse effect on the Company.

The Company provides for contingent liabilities based on ASC 450, Contingencies, when it is determined that a liability, inclusive of defense costs, is probable and reasonably estimable. The contingent liabilities recorded are primarily developed actuarially. Litigation is subject to many factors which are difficult to predict so there can be no assurance that in the event of a material unfavorable result in one or more claims, we will not incur material costs.

Merger-Related Securities Litigation

On November 21, 2017, a purported former stockholder of Legacy Towers Watson filed a putative class action complaint on behalf of a putative class consisting of all Legacy Towers Watson stockholders as of October 2, 2015 against the Company, Legacy Towers Watson, Legacy Willis, ValueAct Capital Management (‘ValueAct’), and certain current and former directors and officers of Legacy Towers Watson and Legacy Willis (John Haley, Dominic Casserley, and Jeffrey Ubben), in the United States District Court for the Eastern District of Virginia. The complaint asserted claims against certain defendants under Section 14(a) of the Securities Exchange Act of 1934 (the ‘Exchange Act’) for allegedly false and misleading statements in the proxy statement for the Merger; and against other defendants under Section 20(a) of the Exchange Act for alleged ‘control person’ liability with respect to such allegedly false and misleading statements. The complaint further contended that the allegedly false and misleading statements caused stockholders of Legacy Towers Watson to accept inadequate Merger consideration. The complaint sought damages in an unspecified amount. On February 20, 2018, the court appointed the Regents of the University of California (‘Regents’) as Lead Plaintiff and Bernstein Litowitz Berger & Grossman LLP (‘Bernstein’) as Lead Counsel for the putative class, consolidated all subsequently filed, removed, or transferred actions, and captioned the consolidated action ‘In re Willis Towers Watson plc Proxy Litigation,’ Master File No. 1:17-cv-1338-AJT-JFA. On March 9, 2018, Lead Plaintiff filed an Amended Complaint. On April 13, 2018, the defendants filed motions to dismiss the Amended Complaint, and, on July 11, 2018, following briefing and argument, the court granted the motions and dismissed the Amended Complaint in its entirety. On July 30, 2018, Lead Plaintiff filed a notice of appeal from the court’s July 11, 2018 dismissal order to the United States Court of Appeals for the Fourth Circuit, and, on December 6, 2018, the parties completed briefing on the appeal. On May 8, 2019, the parties argued the appeal, and on August 30, 2019, the Fourth Circuit vacated the dismissal order and remanded the case to the Eastern District of Virginia for further proceedings consistent with its decision. On September 13, 2019, the defendants filed a petition for rehearing by the Fourth Circuit en banc, which the Fourth Circuit denied on September 27, 2019. On November 8, 2019, the defendants filed renewed motions to dismiss in the Eastern District of Virginia based upon certain arguments that were advanced in their original motions to dismiss, but undecided by both the district court and the Fourth Circuit. On December 18, 2019, the parties completed briefing on the defendants’ renewed motions, and, on December 20, 2019, the court heard argument on the motions. On January 31, 2020, the court denied the motions.

On February 27, 2018 and March 8, 2018, two additional purported former stockholders of Legacy Towers Watson, City of Fort Myers General Employees’ Pension Fund (‘Fort Myers’) and Alaska Laborers-Employers Retirement Trust (‘Alaska’), filed putative class action complaints on behalf of a putative class of Legacy Towers Watson stockholders against the former members of the Legacy Towers Watson board of directors, Legacy Towers Watson, Legacy Willis and ValueAct, in the Delaware Court of Chancery, captioned City of Fort Myers General Employees’ Pension Fund v. Towers Watson & Co., et al., C.A. No. 2018-0132, and Alaska Laborers-Employers Retirement Trust v. Victor F. Ganzi, et al., C.A. No. 2018-0155, respectively. Based on similar allegations as the Eastern District of Virginia action described above, the complaints assert claims against the former directors of Legacy Towers Watson for breach of fiduciary duty and against Legacy Willis and ValueAct for aiding and abetting breach of fiduciary duty.

On March 9, 2018, Regents filed a putative class action complaint on behalf of a putative class of Legacy Towers Watson stockholders against the Company, Legacy Willis, ValueAct, and Messrs. Haley, Casserley, and Ubben, in the Delaware Court of Chancery, captioned The Regents of the University of California v. John J. Haley, et al., C.A. No. 2018-0166. Based on similar allegations as the Eastern District of Virginia action described above, the complaint asserts claims against Mr. Haley for breach of fiduciary duty and against all other defendants for aiding and abetting breach of fiduciary duty. Also on March 9, 2018, Regents filed a motion for consolidation of all pending and subsequently filed Delaware Court of Chancery actions, and for appointment as Lead Plaintiff and for the appointment of Bernstein as Lead Counsel for the putative class. On March 29, 2018, Fort Myers and Alaska responded to Regents’ motion and cross-moved for appointment as Co-Lead Plaintiffs and for the appointment of their counsel, Grant & Eisenhofer P.A. and Kessler Topaz Meltzer & Check, LLP as Co-Lead Counsel. On April 2, 2018, the court consolidated the Delaware Court of Chancery actions and all related actions subsequently filed in or transferred to the Delaware Court of Chancery. On June 5, 2018, the court denied Regents’ motion for appointment of Lead Plaintiff and Lead Counsel and granted Fort Myers’ and Alaska’s cross-motion. On June 20, 2018, Fort Myers and Alaska designated the complaint previously filed by Alaska (the ‘Alaska Complaint’) as the operative complaint in the consolidated action. On September 14, 2018, the defendants filed motions to dismiss the Alaska Complaint. On October 31, 2018, Fort Myers and Alaska filed an amended complaint, which, based on similar allegations, asserts claims against the former directors of legacy Towers Watson for breach of fiduciary duty and against ValueAct and Mr. Ubben for aiding and abetting breach of fiduciary duty. On January 11, 2019, the defendants filed motions to dismiss the amended complaint, and on March 29, 2019, the parties completed briefing on the motions. The court heard argument on the motions on April 11, 2019 and, on July 25, 2019, dismissed the amended complaint in its entirety. On August 22, 2019, Fort Myers and Alaska filed a notice of appeal from the court’s July 25, 2019 dismissal order to the Supreme Court of the State of Delaware. On November 22, 2019, the parties completed briefing on the appeal, which will be argued during the Supreme Court’s April 2020 Session.

On October 18, 2018, three additional purported former stockholders of Legacy Towers Watson, Naya Master Fund LP, Naya 174 Fund Limited and Naya Lincoln Park Master Fund Limited (collectively, ‘Naya’), filed a complaint against the Company, Legacy Towers Watson, Legacy Willis and John Haley, in the Supreme Court of the State of New York, County of New York, captioned Naya Master Fund LP, et al. v. John J. Haley, et al., Index No. 654968/2018. Based on similar allegations as the Eastern District of Virginia and Delaware actions described above, the complaint asserts claims for common law fraud and negligent misrepresentation. On December 18, 2018, the defendants filed a motion to dismiss the complaint, and on March 21, 2019, the parties completed briefing on the motion. On April 23, 2019, the parties filed a Stipulation and Proposed Order Voluntarily Discontinuing Action providing for the dismissal of the action with prejudice, which the court entered on April 29, 2019.

The defendants dispute the allegations in these actions and intend to defend the lawsuits vigorously. Given the stage of the proceedings, the Company is unable to provide an estimate of the reasonably possible loss or range of loss in respect of the complaints.

Stanford Financial Group

The Company has been named as a defendant in 15 similar lawsuits relating to the collapse of The Stanford Financial Group (‘Stanford’), for which Willis of Colorado, Inc. acted as broker of record on certain lines of insurance. The complaints in these actions generally allege that the defendants actively and materially aided Stanford’s alleged fraud by providing Stanford with certain letters regarding coverage that they knew would be used to help retain or attract actual or prospective Stanford client investors. The complaints further allege that these letters, which contain statements about Stanford and the insurance policies that the defendants placed for Stanford, contained untruths and omitted material facts and were drafted in this manner to help Stanford promote and sell its allegedly fraudulent certificates of deposit.

The 15 actions are as follows:

•

Troice, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:9-CV-1274-N, was filed on July 2, 2009 in the U.S. District Court for the Northern District of Texas against Willis Group Holdings plc, Willis of Colorado, Inc. and a Willis associate, among others. On April 1, 2011, plaintiffs filed the operative Third Amended Class Action Complaint individually and on behalf of a putative, worldwide class of Stanford investors, adding Willis Limited as a defendant and alleging claims under Texas statutory and common law and seeking damages in excess of $1 billion, punitive damages and costs. On May 2, 2011, the defendants filed motions to dismiss the Third Amended Class Action Complaint, arguing, inter alia, that the plaintiffs’ claims are precluded by the Securities Litigation Uniform Standards Act of 1998 (‘SLUSA’).

On May 10, 2011, the court presiding over the Stanford-related actions in the Northern District of Texas entered an order providing that it would consider the applicability of SLUSA to the Stanford-related actions based on the decision in a separate Stanford action not involving a Willis entity, Roland v. Green, Civil Action No. 3:10-CV-0224-N (‘Roland’). On August 31, 2011, the court issued its decision in Roland, dismissing that action with prejudice under SLUSA.

On October 27, 2011, the court in Troice entered an order (i) dismissing with prejudice those claims asserted in the Third Amended Class Action Complaint on a class basis on the grounds set forth in the Roland decision discussed above and (ii) dismissing without prejudice those claims asserted in the Third Amended Class Action Complaint on an individual basis. Also on October 27, 2011, the court entered a final judgment in the action.

On October 28, 2011, the plaintiffs in Troice filed a notice of appeal to the U.S. Court of Appeals for the Fifth Circuit. Subsequently, Troice, Roland and a third action captioned Troice, et al. v. Proskauer Rose LLP, Civil Action No. 3:09-CV-01600-N, which also was dismissed on the grounds set forth in the Roland decision discussed above and on appeal to the U.S. Court of Appeals for the Fifth Circuit, were consolidated for purposes of briefing and oral argument. Following the completion of briefing and oral argument, on March 19, 2012, the Fifth Circuit reversed and remanded the actions. On April 2, 2012, the defendants-appellees filed petitions for rehearing en banc. On April 19, 2012, the petitions for rehearing en banc were denied. On July 18, 2012, defendants-appellees filed a petition for writ of certiorari with the United States Supreme Court regarding the Fifth Circuit’s reversal in Troice. On January 18, 2013, the Supreme Court granted our petition. Opening briefs were filed on May 3, 2013 and the Supreme Court heard oral argument on October 7, 2013. On February 26, 2014, the Supreme Court affirmed the Fifth Circuit’s decision.

On March 19, 2014, the plaintiffs in Troice filed a Motion to Defer Resolution of Motions to Dismiss, to Compel Rule 26(f) Conference and For Entry of Scheduling Order.

On March 25, 2014, the parties in Troice and the Janvey, et al. v. Willis of Colorado, Inc., et al. action discussed below stipulated to the consolidation of the two actions for pre-trial purposes under Rule 42(a) of the Federal Rules of Civil Procedure. On March 28, 2014, the Court ‘so ordered’ that stipulation and, thus, consolidated Troice and Janvey for pre-trial purposes under Rule 42(a).

On September 16, 2014, the court (a) denied the plaintiffs’ request to defer resolution of the defendants’ motions to dismiss, but granted the plaintiffs’ request to enter a scheduling order; (b) requested the submission of supplemental briefing by all parties on the defendants’ motions to dismiss, which the parties submitted on September 30, 2014; and (c) entered an order setting a schedule for briefing and discovery regarding plaintiffs’ motion for class certification, which schedule, among other things, provided for the submission of the plaintiffs’ motion for class certification (following the completion of briefing and discovery) on April 20, 2015.

On December 15, 2014, the court granted in part and denied in part the defendants’ motions to dismiss. On January 30, 2015, the defendants except Willis Group Holdings plc answered the Third Amended Class Action Complaint.

On April 20, 2015, the plaintiffs filed their motion for class certification, the defendants filed their opposition to plaintiffs’ motion, and the plaintiffs filed their reply in further support of the motion. Pursuant to an agreed stipulation also filed with the court on April 20, 2015, the defendants on June 4, 2015 filed sur-replies in further opposition to the motion. The Court has not yet scheduled a hearing on the motion.

On June 19, 2015, Willis Group Holdings plc filed a motion to dismiss the complaint for lack of personal jurisdiction. On November 17, 2015, Willis Group Holdings plc withdrew the motion.

On March 31, 2016, the parties in the Troice and Janvey actions entered into a settlement in principle that is described in more detail below.

•

Ranni v. Willis of Colorado, Inc., et al., C.A. No. 9-22085, was filed on July 17, 2009 against Willis Group Holdings plc and Willis of Colorado, Inc. in the U.S. District Court for the Southern District of Florida. The complaint was filed on behalf of a putative class of Venezuelan and other South American Stanford investors and alleges claims under Section 10(b) of the Securities Exchange Act of 1934 (and Rule 10b-5 thereunder) and Florida statutory and common law and seeks damages in an amount to be determined at trial. On October 6, 2009, Ranni was transferred, for consolidation or coordination with other Stanford-related actions (including Troice), to the Northern District of Texas by the U.S. Judicial Panel on Multidistrict Litigation (the ‘JPML’). The defendants have not yet responded to the complaint in Ranni. On August 26, 2014, the plaintiff filed a notice of voluntary dismissal of the action without prejudice.

•

Canabal, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:9-CV-1474-D, was filed on August 6, 2009 against Willis Group Holdings plc, Willis of Colorado, Inc. and the same Willis associate named as a defendant in Troice, among others, also in the Northern District of Texas. The complaint was filed individually and on behalf of a putative class of Venezuelan Stanford investors, alleged claims under Texas statutory and common law and sought damages in excess of $1 billion, punitive damages, attorneys’ fees and costs. On December 18, 2009, the parties in Troice and Canabal stipulated to the consolidation of those actions (under the Troice civil action number), and, on December 31, 2009, the plaintiffs in Canabal filed a notice of dismissal, dismissing the action without prejudice.

•

Rupert, et al. v. Winter, et al., Case No. 2009C115137, was filed on September 14, 2009 on behalf of 97 Stanford investors against Willis Group Holdings plc, Willis of Colorado, Inc. and the same Willis associate, among others, in Texas state court (Bexar County). The complaint alleges claims under the Securities Act of 1933, Texas and Colorado statutory law and Texas common law and seeks special, consequential and treble damages of more than $300 million, attorneys’ fees and costs. On October 20, 2009, certain defendants, including Willis of Colorado, Inc., (i) removed Rupert to the U.S. District Court for the Western District of Texas, (ii) notified the JPML of the pendency of this related action and (iii) moved to stay the action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. On April 1, 2010, the JPML issued a final transfer order for the transfer of Rupert to the Northern District of Texas. On January 24, 2012, the court remanded Rupert to Texas state court (Bexar County), but stayed the action until further order of the court. On August 13, 2012, the plaintiffs filed a motion to lift the stay, which motion was denied by the court on September 16, 2014. On October 10, 2014, the plaintiffs appealed the court’s denial of their motion to lift the stay to the U.S. Court of Appeals for the Fifth Circuit. On January 5, 2015, the Fifth Circuit consolidated the appeal with the appeal in the Rishmague, et ano. v. Winter, et al. action discussed below, and the consolidated appeal, was fully briefed as of March 24, 2015. Oral argument on the consolidated appeal was held on September 2, 2015. On September 16, 2015, the Fifth Circuit affirmed. The defendants have not yet responded to the complaint in Rupert.

•

Casanova, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:10-CV-1862-O, was filed on September 16, 2010 on behalf of seven Stanford investors against Willis Group Holdings plc, Willis Limited, Willis of Colorado, Inc. and the same Willis associate, among others, also in the Northern District of Texas. The complaint alleges claims under Texas statutory and common law and seeks actual damages in excess of $5 million, punitive damages, attorneys’ fees and costs. On February 13, 2015, the parties filed an Agreed Motion for Partial Dismissal pursuant to which they agreed to the dismissal of certain claims pursuant to the motion to dismiss decisions in the Troice action discussed above and the Janvey action discussed below. Also on February 13, 2015, the defendants except Willis Group Holdings plc answered the complaint in the Casanova action. On June 19, 2015, Willis Group Holdings plc filed a motion to dismiss the complaint for lack of personal jurisdiction. Plaintiffs have not opposed the motion.

•

Rishmague, et ano. v. Winter, et al., Case No. 2011CI2585, was filed on March 11, 2011 on behalf of two Stanford investors, individually and as representatives of certain trusts, against Willis Group Holdings plc, Willis of Colorado, Inc., Willis of Texas, Inc. and the same Willis associate, among others, in Texas state court (Bexar County). The complaint alleges claims under Texas and Colorado statutory law and Texas common law and seeks special, consequential and treble damages of more than $37 million and attorneys’ fees and costs. On April 11, 2011, certain defendants, including Willis of Colorado, Inc., (i) removed Rishmague to the Western District of Texas, (ii) notified the JPML of the pendency of this related action and (iii) moved to stay the action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. On August 8, 2011, the JPML issued a final transfer order for the transfer of Rishmague to the Northern District of Texas, where it is currently pending. On August 13, 2012, the plaintiffs joined with the plaintiffs in the Rupert action in their motion to lift the court’s stay of the Rupert action. On September 9, 2014, the court remanded Rishmague to Texas state court (Bexar County), but stayed the action until further order of the court and denied the plaintiffs’ motion to lift the stay. On October 10, 2014, the plaintiffs appealed the court’s denial of their motion to lift the stay to the Fifth Circuit. On January 5, 2015, the Fifth Circuit consolidated the appeal with the appeal in the Rupert action, and the consolidated appeal was fully briefed as of March 24, 2015. Oral argument on the consolidated appeal was held on September 2, 2015. On September 16, 2015, the Fifth Circuit affirmed. The defendants have not yet responded to the complaint in Rishmague.

•

MacArthur v. Winter, et al., Case No. 2013-07840, was filed on February 8, 2013 on behalf of two Stanford investors against Willis Group Holdings plc, Willis of Colorado, Inc., Willis of Texas, Inc. and the same Willis associate, among others, in Texas state court (Harris County). The complaint alleges claims under Texas and Colorado statutory law and Texas common law and seeks actual, special, consequential and treble damages of approximately $4 million and attorneys’ fees and costs. On March 29, 2013, Willis of Colorado, Inc. and Willis of Texas, Inc. (i) removed MacArthur to the U.S. District Court for the Southern District of Texas and (ii) notified the JPML of the pendency of this related action. On April 2, 2013, Willis of Colorado, Inc. and Willis of Texas, Inc. filed a motion in the Southern District of Texas to stay the action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. Also on April 2, 2013, the court presiding over MacArthur in the Southern District of Texas transferred the action to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. On September 29, 2014, the parties stipulated to the remand (to Texas state court (Harris County)) and stay of MacArthur until further order of the court (in accordance with the court’s September 9, 2014 decision in Rishmague (discussed above)), which stipulation was ‘so ordered’ by the court on October 14, 2014. The defendants have not yet responded to the complaint in MacArthur.

•

Florida suits: On February 14, 2013, five lawsuits were filed against Willis Group Holdings plc, Willis Limited and Willis of Colorado, Inc. in Florida state court (Miami-Dade County), alleging violations of Florida common law. The five suits are: (1) Barbar, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05666CA27, filed on behalf of 35 Stanford investors seeking compensatory damages in excess of $30 million; (2) de Gadala-Maria, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05669CA30, filed on behalf of 64 Stanford investors seeking compensatory damages in excess of $83.5 million; (3) Ranni, et ano. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05673CA06, filed on behalf of two Stanford investors seeking compensatory damages in excess of $3 million; (4) Tisminesky, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05676CA09, filed on behalf of 11 Stanford investors seeking compensatory damages in excess of $6.5 million; and (5) Zacarias, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05678CA11, filed on behalf of 10 Stanford investors seeking compensatory damages in excess of $12.5 million. On June 3, 2013, Willis of Colorado, Inc. removed all five cases to the Southern District of Florida and, on June 4, 2013, notified the JPML of the pendency of these related actions. On June 10,

2013, the court in Tisminesky issued an order sua sponte staying and administratively closing that action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation and coordination with the other Stanford-related actions. On June 11, 2013, Willis of Colorado, Inc. moved to stay the other four actions pending the JPML’s transfer decision. On June 20, 2013, the JPML issued a conditional transfer order for the transfer of the five actions to the Northern District of Texas, the transmittal of which was stayed for seven days to allow for any opposition to be filed. On June 28, 2013, with no opposition having been filed, the JPML lifted the stay, enabling the transfer to go forward.

On September 30, 2014, the court denied the plaintiffs’ motion to remand in Zacarias, and, on October 3, 2014, the court denied the plaintiffs’ motions to remand in Tisminesky and de Gadala Maria. On December 3, 2014 and March 3, 2015, the court granted the plaintiffs’ motions to remand in Barbar and Ranni, respectively, remanded both actions to Florida state court (Miami-Dade County) and stayed both actions until further order of the court. On January 2, 2015 and April 1, 2015, the plaintiffs in Barbar and Ranni, respectively, appealed the court’s December 3, 2014 and March 3, 2015 decisions to the Fifth Circuit. On April 22, 2015 and July 22, 2015, respectively, the Fifth Circuit dismissed the Barbar and Ranni appeals sua sponte for lack of jurisdiction. The defendants have not yet responded to the complaints in Ranni or Barbar.

On April 1, 2015, the defendants except Willis Group Holdings plc filed motions to dismiss the complaints in Zacarias, Tisminesky and de Gadala-Maria. On June 19, 2015, Willis Group Holdings plc filed motions to dismiss the complaints in Zacarias, Tisminesky and de Gadala-Maria for lack of personal jurisdiction. On July 15, 2015, the court dismissed the complaint in Zacarias in its entirety with leave to replead within 21 days. On July 21, 2015, the court dismissed the complaints in Tisminesky and de Gadala-Maria in their entirety with leave to replead within 21 days. On August 6, 2015, the plaintiffs in Zacarias, Tisminesky and de Gadala-Maria filed amended complaints (in which, among other things, Willis Group Holdings plc was no longer named as a defendant). On September 11, 2015, the defendants filed motions to dismiss the amended complaints. The motions await disposition by the court.

•

Janvey, et al. v. Willis of Colorado, Inc., et al., Case No. 3:13-CV-03980-D, was filed on October 1, 2013 also in the Northern District of Texas against Willis Group Holdings plc, Willis Limited, Willis North America Inc., Willis of Colorado, Inc. and the same Willis associate. The complaint was filed (i) by Ralph S. Janvey, in his capacity as Court-Appointed Receiver for the Stanford Receivership Estate, and the Official Stanford Investors Committee (the ‘OSIC’) against all defendants and (ii) on behalf of a putative, worldwide class of Stanford investors against Willis North America Inc. Plaintiffs Janvey and the OSIC allege claims under Texas common law and the court’s Amended Order Appointing Receiver, and the putative class plaintiffs allege claims under Texas statutory and common law. Plaintiffs seek actual damages in excess of $1 billion, punitive damages and costs. As alleged by the Stanford Receiver, the total amount of collective losses allegedly sustained by all investors in Stanford certificates of deposit is approximately $4.6 billion.

On November 15, 2013, plaintiffs in Janvey filed the operative First Amended Complaint, which added certain defendants unaffiliated with Willis. On February 28, 2014, the defendants filed motions to dismiss the First Amended Complaint, which motions, other than with respect to Willis Group Holding plc’s motion to dismiss for lack of personal jurisdiction, were granted in part and denied in part by the court on December 5, 2014. On December 22, 2014, Willis filed a motion to amend the court’s December 5 order to certify an interlocutory appeal to the Fifth Circuit, and, on December 23, 2014, Willis filed a motion to amend and, to the extent necessary, reconsider the court’s December 5 order. On January 16, 2015, the defendants answered the First Amended Complaint. On January 28, 2015, the court denied Willis’s motion to amend the court’s December 5 order to certify an interlocutory appeal to the Fifth Circuit. On February 4, 2015, the court granted Willis’s motion to amend and, to the extent necessary, reconsider the December 5 order.

As discussed above, on March 25, 2014, the parties in Troice and Janvey stipulated to the consolidation of the two actions for pre-trial purposes under Rule 42(a) of the Federal Rules of Civil Procedure. On March 28, 2014, the Court ‘so ordered’ that stipulation and, thus, consolidated Troice and Janvey for pre-trial purposes under Rule 42(a).

On January 26, 2015, the court entered an order setting a schedule for briefing and discovery regarding the plaintiffs’ motion for class certification, which schedule, among other things, provided for the submission of the plaintiffs’ motion for class certification (following the completion of briefing and discovery) on July 20, 2015. By letter dated March 4, 2015, the parties requested that the court consolidate the scheduling orders entered in Troice and Janvey to provide for a class certification submission date of April 20, 2015 in both cases. On March 6, 2015, the court entered an order consolidating the scheduling orders in Troice and Janvey, providing for a class certification submission date of April 20, 2015 in both cases, and vacating the July 20, 2015 class certification submission date in the original Janvey scheduling order.

On November 17, 2015, Willis Group Holdings plc withdrew its motion to dismiss for lack of personal jurisdiction.

On March 31, 2016, the parties in the Troice and Janvey actions entered into a settlement in principle that is described in more detail below.

•

Martin v. Willis of Colorado, Inc., et al., Case No. 201652115, was filed on August 5, 2016, on behalf of one Stanford investor against Willis Group Holdings plc, Willis Limited, Willis of Colorado, Inc. and the same Willis associate in Texas state court (Harris County). The complaint alleges claims under Texas statutory and common law and seeks actual damages of less than $100,000, exemplary damages, attorneys’ fees and costs. On September 12, 2016, the plaintiff filed an amended complaint, which added five more Stanford investors as plaintiffs and seeks damages in excess of $1 million. The defendants have not yet responded to the amended complaint in Martin.

•

Abel, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:16-cv-2601, was filed on September 12, 2016, on behalf of more than 300 Stanford investors against Willis Group Holdings plc, Willis Limited, Willis of Colorado, Inc. and the same Willis associate, also in the Northern District of Texas. The complaint alleges claims under Texas statutory and common law and seeks actual damages in excess of $135 million, exemplary damages, attorneys’ fees and costs. On November 10, 2016, the plaintiffs filed an amended complaint, which, among other things, added several more Stanford investors as plaintiffs. The defendants have not yet responded to the complaint in Abel.

The plaintiffs in Janvey and Troice and the other actions above seek overlapping damages, representing either the entirety or a portion of the total alleged collective losses incurred by investors in Stanford certificates of deposit, notwithstanding the fact that Legacy Willis acted as broker of record for only a portion of time that Stanford issued certificates of deposit. In the fourth quarter of 2015, the Company recognized a $70 million litigation provision for loss contingencies relating to the Stanford matters based on its ongoing review of a variety of factors as required by accounting standards.

On March 31, 2016, the Company entered into a settlement in principle for $120 million relating to this litigation, and increased its provisions by $50 million during that quarter. Further details on this settlement in principle are given below.

The settlement is contingent on a number of conditions, including court approval of the settlement and a bar order prohibiting any continued or future litigation against Willis related to Stanford, which may not be given. Therefore, the ultimate resolution of these matters may differ from the amount provided for. The Company continues to dispute the allegations and, to the extent litigation proceeds, to defend the lawsuits vigorously.

Settlement. On March 31, 2016, the Company entered into a settlement in principle, as reflected in a Settlement Term Sheet, relating to the Stanford litigation matter. The Company agreed to the Settlement Term Sheet to eliminate the distraction, burden, expense and uncertainty of further litigation. In particular, the settlement and the related bar orders described below, if upheld through any appeals, would enable the Company (a newly-combined firm) to conduct itself with the bar orders’ protection from the continued overhang of matters alleged to have occurred approximately a decade ago. Further, the Settlement Term Sheet provided that the parties understood and agreed that there is no admission of liability or wrongdoing by the Company. The Company expressly denies any liability or wrongdoing with respect to the matters alleged in the Stanford litigation.

On or about August 31, 2016, the parties to the settlement signed a formal Settlement Agreement memorializing the terms of the settlement as originally set forth in the Settlement Term Sheet. The parties to the Settlement Agreement are Ralph S. Janvey (in his capacity as the Court-appointed receiver (the ‘Receiver’) for The Stanford Financial Group and its affiliated entities in receivership (collectively, ‘Stanford’)), the Official Stanford Investors Committee, Samuel Troice, Martha Diaz, Paula Gilly-Flores, Punga Punga Financial, Ltd., Manuel Canabal, Daniel Gomez Ferreiro and Promotora Villa Marina, C.A. (collectively, ‘Plaintiffs’), on the one hand, and Willis Towers Watson Public Limited Company (formerly Willis Group Holdings Public Limited Company), Willis Limited, Willis North America Inc., Willis of Colorado, Inc. and the Willis associate referenced above (collectively, ‘Defendants’), on the other hand. Under the terms of the Settlement Agreement, the parties agreed to settle and dismiss the Janvey and Troice actions (collectively, the ‘Actions’) and all current or future claims arising from or related to Stanford in exchange for a one-time cash payment to the Receiver by the Company of $120 million to be distributed to all Stanford investors who have claims recognized by the Receiver pursuant to the distribution plan in place at the time the payment is made.

The Settlement Agreement also provides the parties’ agreement to seek the Court’s entry of bar orders prohibiting any continued or future litigation against the Defendants and their related parties of claims relating to Stanford, whether asserted to date or not. The terms of the bar orders therefore would prohibit all Stanford-related litigation described above, and not just the Actions, but including any pending matters and any actions that may be brought in the future. Final Court approval of these bar orders is a condition of the settlement.

On September 7, 2016, Plaintiffs filed with the Court a motion to approve the settlement. On October 19, 2016, the Court preliminarily approved the settlement. Several of the plaintiffs in the other actions above objected to the settlement, and a hearing to consider final approval of the settlement was held on January 20, 2017, after which the Court reserved decision. On August 23, 2017, the Court approved the settlement, including the bar orders. Several of the objectors appealed the settlement approval and bar orders to the Fifth Circuit. Oral argument on the appeals was heard on December 3, 2018, and, on July 22, 2019, the Fifth Circuit affirmed the approval of the settlement, including the bar orders. On August 5, 2019, certain of the plaintiff-appellants filed a petition for rehearing by the Fifth Circuit en banc (the ‘Petition’). On August 19, 2019, the Fifth Circuit requested a response to the Petition. On August 29, 2019, the Receiver filed a response to the Petition. On December 19, 2019, the Fifth Circuit granted the Petition (treating it as a petition for panel rehearing), withdrew its July 22, 2019 opinion, and substituted a new opinion that also affirmed the approval of the settlement, including the bar orders. On January 2, 2020, certain of the plaintiff-appellants filed another petition for rehearing by the Fifth Circuit en banc (the ‘Second Petition’), in which the other plaintiff-appellants joined. On January 21, 2020, the Fifth Circuit denied the Second Petition.

The Company will not make the $120 million settlement payment until the settlement is not subject to any further appeal.

Aviation Broking Competition Investigations

In April 2017, the Financial Conduct Authority (‘FCA’) informed Willis Limited, our U.K. broking subsidiary, that it had opened a formal investigation into possible agreements/concerted practices in the aviation broking sector.

In October 2017, the European Commission (‘Commission’) disclosed to us that it has initiated civil investigation proceedings in respect of a suspected infringement of E.U. competition rules involving several broking firms, including our principal U.K. broking subsidiary and one of its parent entities. In particular, the Commission has stated that the civil proceedings concern the exchange of commercially sensitive information between competitors in relation to aviation and aerospace insurance and reinsurance broking products and services in the European Economic Area, as well as possible coordination between competitors. The initiation of proceedings does not mean there has been a finding of infringement, merely that the Commission will investigate the case. We are providing information to the Commission as requested.

When the Commission initiated these proceedings, the FCA closed its related competition investigation, but still retained jurisdiction over broking regulatory matters arising from this conduct. In early 2018, the FCA advised that it will not be taking enforcement action against Willis Limited in connection with any such broking regulatory matters.

In May 2018, the Korea Fair Trade Commission (‘KFTC’) disclosed to us that it is investigating alleged cartels in the insurance broking industry. The KFTC has since requested information related to, among other topics, the aviation and aerospace insurance brokerage market and exchanges of information between brokers about insurance policies. In January 2020, the KFTC advised us that it has decided to conclude the examination procedure for the case (subject to being re-opened if additional evidence is identified later).

In January 2019, the Brazil Conselho Administrativo de Defesa Economica (‘CADE’) launched an administrative proceeding to investigate alleged sharing of competitive and commercially sensitive information in the insurance and reinsurance brokerage industry for aviation and aerospace and related ancillary services. The CADE identified 11 entities under investigation, including Willis Group Limited, one of our U.K. subsidiaries.

Given the status of the investigations by the Commission and CADE, the Company is currently unable to assess the terms on which they will be resolved, or any other regulatory matter or civil claims emanating from the conduct being investigated, will be resolved, and thus is unable to provide an estimate of the reasonably possible loss or range of loss.

U.K. Investment Consulting Investigation

In September 2017, the FCA announced that it would make a referral with respect to the investment consulting industry to the U.K. Competition & Markets Authority (the ‘CMA’).

The CMA released its final report on December 12, 2018, finding that there is an adverse effect on competition. To address these findings, the CMA has set out certain remedies, including mandatory tendering when trustees first purchase fiduciary management services, the reporting of investment performance to customers using a set of common standards, transparency in reporting of fees in fiduciary management and the expansion of the FCA’s regulatory perimeter to include the main activities of investment consultancy and fiduciary management providers. The Company is generally supportive of these proposed remedies. The CMA issued its final order setting out these remedies on June 10, 2019. The Company is now in the process of implementing these remedies. The costs associated with these remedies are not expected to have a material impact on the Company’s consolidated financial statements.

Note 16 — Supplementary Information for Certain Balance Sheet Accounts

Additional details of specific balance sheet accounts are detailed below.

Prepaid and other current assets consist of the following:

	December 31, 2019	December 31, 2018
Prepayments and accrued income	$145	$136
Deferred contract costs	101	102
Derivatives and investments	49	25
Deferred compensation plan assets	18	18
Retention incentives	11	5
Corporate income and other taxes	56	61
Restricted cash	8	—
Acquired renewal commissions receivable	25	—
Other current assets	112	57

Total prepaid and other current assets	$525	$404

Other non-current assets consist of the following:

	December 31, 2019	December 31, 2018
Prepayments and accrued income	$12	$14
Deferred contract costs	76	46
Deferred compensation plan assets	150	125
Deferred tax assets	72	59
Accounts receivable, net	30	20
Acquired renewal commissions receivable	125	—
Other investments	23	7
Insurance recovery receivables	119	86
Non-current contract assets	105	3
Other non-current assets	123	107

Total other non-current assets	$835	$467

Deferred revenue and accrued expenses consist of the following:

	December 31, 2019	December 31, 2018
Accounts payable, accrued liabilities and deferred income	$856	$691
Accrued discretionary and incentive compensation	727	758
Accrued vacation	137	111
Other employee-related liabilities	64	87

Total deferred revenue and accrued expenses	$1,784	$1,647

Other current liabilities consist of the following:

	December 31, 2019	December 31, 2018
Dividends payable	$100	$87
Income and other taxes payable	138	129
Interest payable	65	59
Deferred compensation plan liabilities	14	14
Contingent and deferred consideration on acquisitions	12	61
Payroll-related liabilities	216	210
Derivatives	3	13
Third party commissions	179	169
Other current liabilities	75	122

Total other current liabilities	$802	$864

Provision for liabilities consists of the following:

	December 31, 2019	December 31, 2018
Claims, lawsuits and other proceedings	$456	$455
Other provisions	81	85

Total provision for liabilities	$537	$540

Other non-current liabilities consist of the following:

	December 31, 2019	December 31, 2018
Incentives from lessors	$—	$120
Deferred compensation plan liability	150	125
Contingent and deferred consideration on acquisitions	26	22
Liabilities for uncertain tax positions	48	46
Finance leases	22	26
Other non-current liabilities	89	90

Total other non-current liabilities	$335	$429

Note 17 — Other Income, Net

Other income, net consists of the following:

	Years ended December 31,
	2019	2018	2017
(Loss)/gain on disposal of operations	$(2)	$(9)	$13
Net periodic pension and postretirement benefit credits	234	280	222
Interest in earnings of associates and other investments	21	3	3
Impact of Venezuelan currency devaluation	—	—	(2)
Foreign exchange loss	(26)	(24)	(72)

Other income, net	$227	$250	$164

Note 18 — Accumulated Other Comprehensive Loss

The components of other comprehensive (loss)/income are as follows:

	December 31, 2019			December 31, 2018			December 31, 2017
	Before tax amount	Tax	Net of tax amount	Before tax amount	Tax	Net of tax amount	Before tax amount	Tax	Net of tax amount
Other comprehensive (loss)/income:
Foreign currency translation	$78	$—	$78	$(251)	$—	$(251)	$295	$—	$295
Defined pension and post-retirement benefits	(412)	83	(329)	(258)	59	(199)	3	11	14
Derivative instruments	23	(2)	21	5	(3)	2	90	(15)	75

Other comprehensive (loss)/income	(311)	81	(230)	(504)	56	(448)	388	(4)	384
Less: Other comprehensive income attributable to non-controlling interests	—	—	—	—	—	—	(13)	—	(13)

Other comprehensive (loss)/income attributable to Willis Towers Watson	$(311)	$81	$(230)	$(504)	$56	$(448)	$375	$(4)	$371

Changes in the components of accumulated other comprehensive loss, net of tax, are included in the following table. This table excludes amounts attributable to non-controlling interests, which are not material for further disclosure.

	Foreign currency translation (i)	Derivative instruments (i)	Defined pension and post- retirement benefit costs (ii)	Total
Balance, January 1, 2017	$(650)	$(82)	$(1,152)	$(1,884)
Other comprehensive income/(loss) before reclassifications	285	28	(26)	287
Loss reclassified from accumulated other comprehensive loss (net of income tax benefit of $18)	—	44	40	84

Net other comprehensive income	285	72	14	371

Balance, December 31, 2017	$(365)	$(10)	$(1,138)	$(1,513)

Other comprehensive loss before reclassifications	(251)	(22)	(241)	(514)
Loss reclassified from accumulated other comprehensive loss (net of income tax benefit of $17)	—	24	42	66

Net other comprehensive (loss)/income	(251)	2	(199)	(448)

Balance, December 31, 2018	$(616)	$(8)	$(1,337)	$(1,961)

Other comprehensive income/(loss) before reclassifications	78	12	(343)	(253)
Loss reclassified from accumulated other comprehensive loss (net of income tax benefit of $9)	—	9	14	23

Net other comprehensive income/(loss)	78	21	(329)	(230)
Reclassification of tax effects per ASU 2018-02 (iii)	—	—	(36)	(36)

Balance, December 31, 2019	$(538)	$13	$(1,702)	$(2,227)

(i)

Reclassification adjustments from accumulated other comprehensive loss related to derivative instruments for the year ended December 31, 2019 are included in Revenue and Salaries and benefits, and are included in Other income, net for the years ended December 31, 2018 and 2017, in the accompanying consolidated statements of comprehensive income. See Note 10 — Derivative Financial Instruments for additional details regarding the reclassification adjustments for the derivative settlements.

(ii)

Reclassification adjustments from accumulated other comprehensive loss are included in the computation of net periodic pension cost (see Note 13 — Retirement Benefits). These components are included in Other income, net in the accompanying consolidated statements of comprehensive income.

(iii)

On January 1, 2019, in accordance with ASU 2018-02, we reclassified to Retained earnings $36 million of defined pension and postretirement costs, representing the ‘stranded’ tax effect of the change in the U.S. federal corporate tax rate resulting from U.S. Tax Reform. See Note 2 — Basis of Presentation, Significant Accounting Policies and Recent Accounting Pronouncements for further information.

Note 19 — Share-based Compensation

Plan Summaries

On December 31, 2019, the Company had a number of open share-based compensation plans, which provide for the granting of time-based and performance-based options, time-based and performance-based restricted stock units, and various other share-based grants to employees. All of the Company’s share-based compensation plans under which any options, restricted stock units (‘RSUs’) or other share-based grants are outstanding as of December 31, 2019 are described below. The compensation cost that has been recognized for these plans for the years ended December 31, 2019, 2018 and 2017 was $74 million, $50 million and $67 million, respectively. The total income tax benefits recognized in the consolidated statements of comprehensive income for share-based compensation arrangements for the years ended December 31, 2019, 2018, and 2017 were $11 million, $10 million and $22 million, respectively.

2012 Equity Incentive Plan

This plan, which was established on April 25, 2012, provides for the granting of incentive stock options, time-based or performance-based non-statutory stock options, share appreciation rights, restricted shares, time-based or performance-based RSUs, performance-based awards and other share-based grants or any combination thereof (collectively referred to as ‘Awards’) to employees, officers, non-employee directors and consultants (‘Eligible Individuals’) of the Company (‘2012 Plan’). The board of directors also adopted a sub-plan under the 2012 Plan to provide an employee sharesave scheme in the U.K.

There were approximately 8 million shares remaining available for grant under this plan as of December 31, 2019. Options are exercisable on a variety of dates, including from the second, third, fourth or fifth anniversary of the grant date. Unless terminated sooner by the board of directors, the 2012 Plan will expire 10 years after the date of its adoption. That termination will not affect the validity of any grants outstanding at that date.

Towers Watson Share Plans

In January 2016, in connection with the Merger, we assumed the Towers Watson & Co. 2009 Long-Term Incentive Plan (‘2009 LTIP’) and converted the outstanding unvested restricted stock units and options into Willis Towers Watson RSUs and options using a conversion ratio stated in the Merger Agreement. We determined the fair value of the portion of the outstanding RSUs and options related to pre-acquisition employee service using the straight-line methodology from the date of grant to the acquisition date to be $37 million, which was added to the transaction consideration. The fair value of the remaining portion of RSUs and options related to the post-acquisition employee services was $45 million, and was recorded over the subsequent vesting periods through 2018. For the years ended December 31, 2018 and 2017, we recorded $3 million and $11 million of non-cash stock-based compensation expense, respectively.

The acquired awards have vested in full, and the Company does not intend to grant future awards under the 2009 LTIP plan.

Options

Valuation Assumptions

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company’s shares. The Company uses the simplified method set out in ASC 718 – Compensation – Stock Compensation to derive the expected term of options granted as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk-free interest rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The assumptions noted in the table below represent the weighted-average of each assumption for each grant during the year.

Year ended December 31,
2017
Expected volatility	19.8%
Expected dividends	1.4%
Expected life (years)	4.2
Risk-free interest rate	1.6%

There were no options granted during the years ended December 31, 2019 and 2018.

Award Activity

Classification of options as time-based or performance-based is dependent on the original terms of the award. Performance conditions on the majority of options have been met. A summary of option activity under the plans at December 31, 2019, and changes during the year then ended is presented below:

	Options (thousands)	Weighted- Average Exercise Price (i)	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Time-based stock options
Balance as of December 31, 2018	449	$102.36
Granted	—	$—
Exercised	182	$98.91
Forfeited	7	$117.96

Balance as of December 31, 2019	260	$104.38	1.6 years	$25

Options vested or expected to vest at December 31, 2019	260	$104.38	1.6 years	$25
Options exercisable at December 31, 2019	196	$98.46	1.4 years	$20
Performance-based stock options
Balance as of December 31, 2018	542	$110.55
Granted	—	$—
Exercised	245	$110.62
Cancelled	10	$107.87

Balance as of December 31, 2019	287	$110.58	2.7 years	$26

Options vested or expected to vest at December 31, 2019	287	$110.58	2.7 years	$26
Options exercisable at December 31, 2019	287	$110.58	2.7 years	$26

(i)	Certain options are exercisable in Pounds sterling and are converted to dollars using the exchange rate at December 31, 2019.

The weighted-average grant-date fair value of time-based options granted during the year ended December 31, 2017 was $27.69. The total intrinsic values of time-based options exercised during the years ended December 31, 2019, 2018 and 2017 were $16 million, $12 million and $19 million, respectively. At December 31, 2019, there was less than $1 million of total unrecognized compensation cost under the time-based stock option plans; that cost is expected to be recognized over a weighted-average period of 1.9 years.

The total intrinsic values of performance-based options exercised during the years ended December 31, 2019, 2018 and 2017 were $16 million, $8 million and $10 million, respectively. At December 31, 2019, there is no unrecognized compensation cost related to the performance-based stock option plans.

Cash received from option exercises under all share-based payment arrangements for the years ended December 31, 2019, 2018 and 2017 was $45 million, $45 million and $61 million, respectively. The actual tax benefit recognized for the tax deductions from option exercises of the share-based payment arrangements totaled $6 million, $4 million and $7 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Equity-settled RSUs

Valuation Assumptions

The fair value of each time-based RSU is based on the grant date fair value, or the fair value on the acquisition date in the case of acquired awards. The fair value of each performance-based RSU is estimated on the grant date using a Monte-Carlo simulation that uses the assumptions noted in the following table. The awards also contain a market-based performance target. For the awards granted in 2019 and 2018, the performance measure is entirely based on this market target. Expected volatility is based on the historical volatility of the Company’s shares. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. The assumptions noted in the table below represent the weighted-average of each assumption for each grant during the year.

	Years ended December 31,
	2019	2018	2017
Expected volatility	25.6%	17.9%	20.2%
Expected dividend yield	—%	—%	—%
Expected life (years)	2.7	2.5	2.4
Risk-free interest rate	2.1%	2.6%	1.4%

Award Activity

A summary of time-based and performance-based RSU activity under the plans at December 31, 2019, and changes during the year then ended, is presented below:

	Shares (thousands)	Weighted- Average Grant Date Fair Value
Nonvested shares (time-based RSUs)
Balance as of December 31, 2018	19	$141.19
Granted	14	$179.04
Vested	21	$150.64
Forfeited	1	$136.17

Balance as of December 31, 2019	11	$172.25

Nonvested shares (performance-based RSUs)
Balance as of December 31, 2018	758	$91.02
Granted	186	$198.49
Vested	178	$123.86
Forfeited	25	$204.68
Cancelled	234	$10.62

Balance as of December 31, 2019	507	$150.22

The total number of time-based RSUs that vested during the year ended December 31, 2019 was 21,025 shares at an average share price of $189.42. The total number of time-based RSUs that vested during the year ended December 31, 2018 was 164,728 shares at an average share price of $156.14. The total number of time-based RSUs that vested during the year ended December 31, 2017 was 178,574 shares at an average share price of $150.81. At December 31, 2019 there was $1 million of total unrecognized compensation cost related to the time-based RSU plan; that cost is expected to be recognized over a weighted-average period of 0.9 years.

The total number of performance-based RSUs that vested during the year ended December 31, 2019 was 178,346 shares at an average share price of $175.01. The total number of performance-based RSUs that vested during the year ended December 31, 2018 was 249,901 shares at an average share price of $154.99. The total number of performance-based RSUs that vested during the year ended December 31, 2017 was 318,714 shares at an average share price of $140.32. At December 31, 2019 there was $11 million of total unrecognized compensation cost related to the performance-based RSU plan; that cost is expected to be recognized over a weighted-average period of 2.0 years.

The actual tax benefit recognized for the tax deductions from RSUs that vested totaled $7 million, $12 million and $19 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Phantom RSUs

The Company granted 204,269 and 268,956 units of phantom stock with a market-performance feature during the years ended December 31, 2019 and 2018, respectively. These are cash-settled awards with final payout based on the performance of the Company’s stock. The grant date fair value of the awards was $105.97 and $83.57 per share for the 2019 and 2018 awards, respectively. The fair value of each phantom RSU is estimated using a Monte Carlo simulation. The Company’s stock price as of the last day of the period is one of the inputs used in the simulation. Expected volatility is based on the historical volatility of the Company’s shares. The expected term of each plan is three years, based on the vesting terms of the awards. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Since the awards are cash-settled, they are considered a liability. Expense is recognized over the service period. The liability is remeasured at the end of each reporting period and changes in fair value are recognized as compensation cost. For both plans, as of December 31, 2019, the liability recognized is $31 million and the estimated unrecognized compensation cost is $44 million.

Note 20 — Earnings Per Share

Basic and diluted earnings per share are calculated by dividing net income attributable to Willis Towers Watson by the average number of ordinary shares outstanding during each period. The computation of diluted earnings per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue shares were exercised or converted into shares or resulted in the issuance of shares that then shared in the net income of the Company.

At December 31, 2019, 2018 and 2017, there were 0.3 million, 0.4 million and 0.8 million time-based share options; 0.3 million, 0.5 million and 0.7 million performance-based options; and 0.5 million, 0.8 million and 0.9 million performance-based RSUs outstanding, respectively. The Company’s time-based RSUs were immaterial at December 31, 2019 and 2018; there were 0.1 million time-based RSUs outstanding at December 31, 2017.

Basic and diluted earnings per share are as follows:

	Years ended December 31,
	2019	2018	2017
Net income attributable to Willis Towers Watson	$1,044	$695	$568

Basic weighted-average number of shares outstanding	130	131	135
Dilutive effect of potentially issuable shares	—	1	1

Diluted weighted-average number of shares outstanding	130	132	136

Basic earnings per share	$8.05	$5.29	$4.21
Dilutive effect of potentially issuable shares	(0.03)	(0.02)	(0.03)

Diluted earnings per share	$8.02	$5.27	$4.18

There were no anti-dilutive options for the years ended December 31, 2019, 2018 and 2017. For the year ended December 31, 2018, 0.2 million RSUs were not included in the computation of the dilutive effect of potentially issuable shares because their effect was anti-dilutive. There were no anti-dilutive RSUs for the years ended December 31, 2019 and 2017.

Note 21 — Supplemental Disclosures of Cash Flow Information

Supplemental disclosures regarding cash flow information and non-cash investing and financing activities are as follows:

	Years Ended December 31,
	2019	2018	2017
Supplemental disclosures of cash flow information:
Cash payments for income taxes, net	$299	$178	$203
Cash payments for interest	$210	$176	$169
Cash acquired	$11	$13	$—
Supplemental disclosures of non-cash investing and financing activities:
Fair value of deferred and contingent consideration related to acquisitions	$13	$36	$—

Note 22 — Quarterly Financial Data (Unaudited)

Quarterly financial data for 2019 and 2018 were as follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2019
Revenue	$2,312	$2,048	$1,989	$2,690
Total costs of providing services	$1,953	$1,872	$1,882	$2,003
Income from operations	$359	$176	$107	$687
Net income	$293	$149	$80	$551
Net income attributable to Willis Towers Watson	$287	$138	$75	$544
Earnings per share
— Basic	$2.21	$1.06	$0.58	$4.20
— Diluted	$2.20	$1.06	$0.58	$4.18
2018
Revenue	$2,292	$1,990	$1,859	$2,372
Total costs of providing services	$2,033	$1,927	$1,842	$1,902
Income from operations	$259	$63	$17	$470
Net income	$221	$65	$46	$383
Net income attributable to Willis Towers Watson	$215	$58	$44	$378
Earnings per share
— Basic	$1.62	$0.44	$0.34	$2.91
— Diluted	$1.61	$0.44	$0.33	$2.89

Note 23 — Financial Information for Issuers and Other Guarantor Subsidiaries

As of December 31, 2019 Willis Towers Watson has issued the following debt securities (‘WTW Debt Securities’):

a)	Willis Towers Watson plc (the parent company) has $500 million senior notes outstanding, which were issued on March 17, 2011;

b)

Willis North America Inc. (‘Willis North America’) has $2.7 billion senior notes outstanding, of which $650 million were issued on May 16, 2017, $1.0 billion were issued on September 10, 2018, and $1.0 billion were issued on September 10, 2019; and $200 million currently outstanding under a one-year unsecured term loan; and

c)

Trinity Acquisition plc has $2.1 billion senior notes outstanding, of which $525 million were issued on August 15, 2013, $1.0 billion were issued on March 22, 2016 and €540 million ($609 million) were issued on May 26, 2016; $95 million currently outstanding under a one-year unsecured term loan; and no balance currently outstanding on a consolidated basis under the $1.25 billion revolving credit facility issued on March 7, 2017.

The notes issued by the Company are guaranteed by the following additional wholly owned subsidiaries on a joint and several basis: Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Trinity Acquisition plc, Willis Group Limited, Willis North America, Willis Towers Watson Sub Holdings Unlimited Company and Willis Towers Watson UK Holdings Limited.

As a result of an internal tax reorganization, certain subsidiaries that were previously indirectly owned by Willis North America and Trinity Acquisition plc are no longer subsidiaries of these issuer and guarantor companies, however the subsidiaries remain indirect subsidiaries of both Willis Towers Watson plc and collectively the other guarantor companies, since the subsidiaries in question are now direct and indirect subsidiaries of TA I Limited. This reorganization did not change the Company’s guarantor structure and will result only in less equity income being recorded by both issuers going forward.

The notes issued by Willis North America are guaranteed on a joint and several basis by the Company and each of the subsidiaries that guarantees the Company notes, except for Willis North America itself.

The notes issued by Trinity Acquisition plc are guaranteed on a joint and several basis by the Company and each of the subsidiaries that guarantees the Company notes, except for Trinity Acquisition plc itself.

For the purposes of this footnote, the companies that guarantee the Company notes, the Willis North America notes and the Trinity Acquisition plc notes, other than Willis North America and Trinity Acquisition plc, are referred to as the ‘other guarantors.’

All intercompany receivables/payables have been presented in the condensed consolidating financial statements as non-current on a net presentation basis, rather than a gross basis, as this better reflects the nature of the intercompany positions and presents the funding or funded position that is due or owed. The equity method has been used for investments in subsidiaries in the condensed consolidating balance sheets of Willis Towers Watson plc, Willis North America, Trinity Acquisition plc and the other guarantors.

Presented below is condensed financial information for:

(i)	Willis Towers Watson plc, which is both an issuer and guarantor, on a parent company only basis;

(ii)	Willis North America, which is both an issuer and guarantor, on a company only basis;

(iii)	Trinity Acquisition plc, which is both an issuer and guarantor, on a company only basis;

(iv)	Other guarantors, which are all wholly owned direct or indirect subsidiaries of the parent, on a combined basis;

(v)	Non-guarantors, which are all wholly owned direct or indirect subsidiaries of the parent, on a combined basis;

(vi)	Eliminations, which are consolidating adjustments on a combined basis; and

(vii)	The consolidated Company.

Condensed Consolidating Statement of Comprehensive Income

	Year ended December 31, 2019
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
Revenue	$—	$51	$—	$—	$8,988	$—	$9,039

Costs of providing services
Salaries and benefits	3	55	—	—	5,191	—	5,249
Other operating expenses	2	32	—	114	1,571	—	1,719
Depreciation	—	—	—	3	237	—	240
Amortization	—	—	—	3	489	(3)	489
Transaction and integration expenses	—	9	—	—	4	—	13

Total costs of providing services	5	96	—	120	7,492	(3)	7,710

(Loss)/income from operations	(5)	(45)	—	(120)	1,496	3	1,329
Intercompany income/(expense)	—	145	125	279	(549)	—	—
Interest expense	(30)	(98)	(95)	—	(11)	—	(234)
Other income, net	—	—	3	1	223	—	227

(LOSS)/INCOME FROM OPERATIONS BEFORE INCOME TAXES	(35)	2	33	160	1,159	3	1,322
Benefit from/(provision for) income taxes	—	27	(7)	37	(306)	—	(249)
Equity account for subsidiaries	1,079	287	735	869	—	(2,970)	—

NET INCOME	1,044	316	761	1,066	853	(2,967)	1,073
Income attributable to non-controlling interests	—	—	—	—	(29)	—	(29)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$1,044	$316	$761	$1,066	$824	$(2,967)	$1,044

Comprehensive income before non-controlling interests	$814	$145	$560	$842	$624	$(2,142)	$843
Comprehensive income attributable to non-controlling interests	—	—	—	—	(29)	—	(29)

Comprehensive income attributable to Willis Towers Watson	$814	$145	$560	$842	$595	$(2,142)	$814

Condensed Consolidating Statement of Comprehensive Income

	Year ended December 31, 2018
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
Revenue	$—	$34	$—	$—	$8,479	$—	$8,513

Costs of providing services
Salaries and benefits	2	68	—	—	5,053	—	5,123
Other operating expenses	3	38	1	165	1,430	—	1,637
Depreciation	—	—	—	4	204	—	208
Amortization	—	—	—	3	534	(3)	534
Transaction and integration expenses	—	8	—	1	193	—	202

Total costs of providing services	5	114	1	173	7,414	(3)	7,704

(Loss)/income from operations	(5)	(80)	(1)	(173)	1,065	3	809
Intercompany income/(expense)	—	56	124	356	(536)	—	—
Interest expense	(30)	(58)	(104)	—	(16)	—	(208)
Other income, net	—	—	—	2	1,540	(1,292)	250

(LOSS)/INCOME FROM OPERATIONS BEFORE INCOME TAXES	(35)	(82)	19	185	2,053	(1,289)	851
(Provision for)/benefit from income taxes	—	(1)	(3)	41	(173)	—	(136)
Equity account for subsidiaries	730	124	437	498	—	(1,789)	—

NET INCOME	695	41	453	724	1,880	(3,078)	715
Income attributable to non-controlling interests	—	—	—	—	(20)	—	(20)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$695	$41	$453	$724	$1,860	$(3,078)	$695

Comprehensive income/(loss) before non- controlling interests	$247	$(88)	$14	$286	$1,470	$(1,662)	$267
Comprehensive income attributable to non- controlling interests	—	—	—	—	(20)	—	(20)

Comprehensive income/(loss) attributable to Willis Towers Watson	$247	$(88)	$14	$286	$1,450	$(1,662)	$247

Condensed Consolidating Statement of Comprehensive Income

	Year ended December 31, 2017
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
Revenue	$—	$19	$—	$—	$8,183	$—	8,202

Costs of providing services
Salaries and benefits	4	48	—	—	4,915	—	4,967
Other operating expenses	3	20	1	91	1,419	—	1,534
Depreciation	—	—	—	6	197	—	203
Amortization	—	—	—	3	581	(3)	581
Restructuring costs	—	15	—	8	109	—	132
Transaction and integration expenses	—	19	—	73	177	—	269

Total costs of providing services	7	102	1	181	7,398	(3)	7,686

(Loss)/income from operations	(7)	(83)	(1)	(181)	785	3	516
Intercompany income/(expense)	—	34	123	350	(507)	—	—
Interest expense	(30)	(35)	(103)	—	(20)	—	(188)
Other income, net	35	—	—	—	367	(238)	164

(LOSS)/INCOME FROM OPERATIONS BEFORE INCOME TAXES	(2)	(84)	19	169	625	(235)	492
(Provision for)/benefit from income taxes	—	(29)	(2)	53	78	—	100
Equity account for subsidiaries	570	171	290	370	—	(1,401)	—

NET INCOME	568	58	307	592	703	(1,636)	592
Income attributable to non-controlling interests	—	—	—	—	(24)	—	(24)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$568	$58	$307	$592	$679	$(1,636)	$568

Comprehensive income before non- controlling interests	$939	$197	$663	$952	$1,051	$(2,826)	$976
Comprehensive income attributable to non- controlling interests	—	—	—	—	(37)	—	(37)

Comprehensive income attributable to Willis Towers Watson	$939	$197	$663	$952	$1,014	$(2,826)	$939

Condensed Consolidating Balance Sheet

	As of December 31, 2019
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$—	$—	$—	$887	$—	$887
Fiduciary assets	—	—	—	—	13,004	—	13,004
Accounts receivable, net	—	39	—	—	2,582	—	2,621
Prepaid and other current assets	—	208	1	40	481	(205)	525

Total current assets	—	247	1	40	16,954	(205)	17,037
Intercompany receivables, net	4,644	—	1,197	—	—	(5,841)	—
Fixed assets, net	—	1	—	17	1,028	—	1,046
Goodwill	—	—	—	—	11,194	—	11,194
Other intangible assets, net	—	—	—	69	3,492	(83)	3,478
Right-of-use assets	—	—	—	—	968	—	968
Pension benefits assets	—	—	—	—	868	—	868
Other non-current assets	—	166	1	67	756	(155)	835

Total non-current assets	4,644	167	1,198	153	18,306	(6,079)	18,389
Investments in subsidiaries	6,205	8,103	2,792	6,097	—	(23,197)	—

TOTAL ASSETS	$10,849	$8,517	$3,991	$6,290	$35,260	$(29,481)	$35,426

LIABILITIES AND EQUITY
Fiduciary liabilities	$—	$—	$—	$—	$13,004	$—	$13,004
Deferred revenue and accrued expenses	—	3	—	3	1,792	(14)	1,784
Current debt	—	197	95	—	24	—	316
Current lease liabilities	—	—	—	—	164	—	164
Other current liabilities	101	52	36	3	770	(160)	802

Total current liabilities	101	252	131	6	15,754	(174)	16,070
Intercompany payables, net	—	1,206	—	3,593	1,042	(5,841)	—
Long-term debt	499	2,625	2,117	—	60	—	5,301
Liability for pension benefits	—	—	—	—	1,324	—	1,324
Deferred tax liabilities	—	—	—	—	680	(154)	526
Provision for liabilities	—	120	—	—	417	—	537
Long-term lease liabilities	—	—	—	—	964	—	964
Other non-current liabilities	—	24	—	—	311	—	335

Total non-current liabilities	499	3,975	2,117	3,593	4,798	(5,995)	8,987

TOTAL LIABILITIES	600	4,227	2,248	3,599	20,552	(6,169)	25,057

REDEEMABLE NON-CONTROLLING INTEREST	—	—	—	—	—	—	—
EQUITY
Total Willis Towers Watson shareholders’ equity	10,249	4,290	1,743	2,691	14,588	(23,312)	10,249
Non-controlling interests	—	—	—	—	120	—	120

Total equity	10,249	4,290	1,743	2,691	14,708	(23,312)	10,369

TOTAL LIABILITIES AND EQUITY	$10,849	$8,517	$3,991	$6,290	$35,260	$(29,481)	$35,426

Condensed Consolidating Balance Sheet

	As of December 31, 2018
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$—	$—	$—	$1,033	$—	$1,033
Fiduciary assets	—	—	—	—	12,604	—	12,604
Accounts receivable, net	—	24	—	—	2,355	—	2,379
Prepaid and other current assets	—	311	1	33	357	(298)	404

Total current assets	—	335	1	33	16,349	(298)	16,420
Intercompany receivables, net	4,755	—	1,355	—	—	(6,110)	—
Fixed assets, net	—	—	—	16	926	—	942
Goodwill	—	—	—	—	10,465	—	10,465
Other intangible assets, net	—	—	—	58	3,318	(58)	3,318
Pension benefits assets	—	—	—	—	773	—	773
Other non-current assets	—	92	2	49	452	(128)	467

Total non-current assets	4,755	92	1,357	123	15,934	(6,296)	15,965
Investments in subsidiaries	5,691	6,649	2,677	8,108	—	(23,125)	—

TOTAL ASSETS	$10,446	$7,076	$4,035	$8,264	$32,283	$(29,719)	$32,385

LIABILITIES AND EQUITY
Fiduciary liabilities	$—	$—	$—	$—	$12,604	$—	$12,604
Deferred revenue and accrued expenses	1	2	—	3	1,641	—	1,647
Current debt	—	186	—	—	—	—	186
Other current liabilities	95	38	33	13	935	(250)	864

Total current liabilities	96	226	33	16	15,180	(250)	15,301
Intercompany payables, net	—	902	—	4,691	517	(6,110)	—
Long-term debt	498	1,635	2,256	—	—	—	4,389
Liability for pension benefits	—	—	—	—	1,170	—	1,170
Deferred tax liabilities	—	—	—	—	688	(129)	559
Provision for liabilities	—	120	—	—	420	—	540
Other non-current liabilities	—	13	—	5	411	—	429

Total non-current liabilities	498	2,670	2,256	4,696	3,206	(6,239)	7,087

TOTAL LIABILITIES	594	2,896	2,289	4,712	18,386	(6,489)	22,388

REDEEMABLE NON-CONTROLLING INTEREST	—	—	—	—	26	—	26
EQUITY
Total Willis Towers Watson shareholders’ equity	9,852	4,180	1,746	3,552	13,752	(23,230)	9,852
Non-controlling interests	—	—	—	—	119	—	119

Total equity	9,852	4,180	1,746	3,552	13,871	(23,230)	9,971

TOTAL LIABILITIES AND EQUITY	$10,446	$7,076	$4,035	$8,264	$32,283	$(29,719)	$32,385

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2019
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
NET CASH FROM/(USED IN) OPERATING ACTIVITIES	$348	$(138)	$149	$1,180	$455	$(913)	$1,081

CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	—	—	—	(5)	(241)	—	(246)
Capitalized software costs	—	—	—	—	(59)	—	(59)
Acquisitions of operations, net of cash acquired	—	(1,316)	—	—	(13)	—	(1,329)
Net proceeds from sale of operations	—	—	—	—	17	—	17
Other, net	—	—	—	—	3	—	3
Proceeds from/(repayments of) intercompany investing activities, net	86	93	(525)	302	276	(232)	—

Net cash from/(used in) investing activities	$86	$(1,223)	$(525)	$297	$(17)	$(232)	$(1,614)

CASH FLOWS (USED IN)/FROM FINANCING ACTIVITIES
Net payments on revolving credit facility	—	—	(131)	—	—	—	(131)
Senior notes issued	—	997	—	—	—	—	997
Proceeds from issuance of other debt	—	600	500	—	—	—	1,100
Debt issuance costs	—	(13)	—	—	—	—	(13)
Repayments of debt	—	(587)	(405)	—	(3)	—	(995)
Repurchase of shares	(150)	—	—	—	—	—	(150)
Proceeds from issuance of shares	45	—	—	—	—	—	45
Payments of deferred and contingent consideration related to acquisitions	—	—	—	—	(57)	—	(57)
Cash paid for employee taxes on withholding shares	—	—	—	—	(15)	—	(15)
Dividends paid	(329)	—	(400)	(255)	(258)	913	(329)
Acquisitions of and dividends paid to non- controlling interests	—	—	—	—	(55)	—	(55)
Proceeds from/(repayments of) intercompany financing activities, net	—	364	812	(1,222)	(186)	232	—
Net cash (used in)/from financing activities	$(434)	$1,361	$376	$(1,477)	$(574)	$1,145	$397

DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	—	—	—	—	(136)	—	(136)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	—	—	—	(2)	—	(2)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR (i)	—	—	—	—	1,033	—	1,033

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR (i)	$—	$—	$—	$—	$895	$—	$895

(i)

As a result of the acquired TRANZACT collateralized facility (see Note 11 —   Debt), cash, cash equivalents and restricted cash at the end of the period included $8 million of restricted cash at December 31, 2019, which is included within prepaid and other current assets on our consolidated balance sheet. There were no restricted cash amounts held at December 31, 2018.

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2018
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
NET CASH (USED IN)/FROM OPERATING ACTIVITIES	$(537)	$153	$355	$(792)	$3,196	$(1,087)	$1,288

CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	—	—	—	(4)	(264)	—	(268)
Capitalized software costs	—	—	—	—	(54)	—	(54)
Acquisitions of operations, net of cash acquired	—	—	—	—	(36)	—	(36)
Net proceeds from sale of operations	—	—	—	—	4	—	4
Other, net	—	—	—	—	13	—	13
Proceeds from/(repayments of) intercompany investing activities, net	1,398	369	92	356	(2,673)	458	—

Net cash from/(used in) investing activities	$1,398	$369	$92	$352	$(3,010)	$458	$(341)

CASH FLOWS (USED IN)/FROM FINANCING ACTIVITIES
Net payments on revolving credit facility	—	(155)	(599)	—	—	—	(754)
Senior notes issued	—	998	—	—	—	—	998
Debt issuance costs	—	(8)	—	—	—	—	(8)
Repayments of debt	—	—	—	—	(170)	—	(170)
Repurchase of shares	(602)	—	—	—	—	—	(602)
Proceeds from issuance of shares	45	—	—	—	—	—	45
Payments of deferred and contingent consideration related to acquisitions	—	—	—	—	(50)	—	(50)
Cash paid for employee taxes on withholding shares	—	—	—	—	(30)	—	(30)
Dividends paid	(306)	—	(686)	(150)	(251)	1,087	(306)
Acquisitions of and dividends paid to non- controlling interests	—	—	—	—	(26)	—	(26)
(Repayments of)/proceeds from intercompany financing activities, net	—	(1,357)	838	589	388	(458)	—

Net cash (used in)/from financing activities	$(863)	$(522)	$(447)	$439	$(139)	$629	$(903)

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(2)	—	—	(1)	47	—	44
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	(41)	—	(41)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	2	—	—	1	1,027	—	1,030

CASH AND CASH EQUIVALENTS, END OF YEAR	$—	$—	$—	$—	$1,033	$—	$1,033

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2017
	Willis Towers Watson plc	Willis North America	Trinity Acquisition plc	Other guarantors	Non- guarantors	Eliminations	Consolidated
NET CASH FROM/(USED IN) OPERATING ACTIVITIES	$743	$114	$29	$(696)	$939	$(267)	$862

CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	—	—	—	(8)	(292)	—	(300)
Capitalized software costs	—	—	—	—	(75)	—	(75)
Acquisitions of operations, net of cash acquired	—	—	—	—	(13)	—	(13)
Net proceeds from sale of operations	—	—	—	—	57	—	57
Other, net	—	—	—	—	(4)	—	(4)
Proceeds from/(repayments of) intercompany investing activities, net	1,042	(55)	(1,600)	277	(485)	821	—
(Increase)/decrease in investment in subsidiaries	(1,035)	(115)	(148)	833	465	—	—

Net cash from/(used in) investing activities	$7	$(170)	$(1,748)	$1,102	$(347)	$821	$(335)

CASH FLOWS (USED IN)/FROM FINANCING ACTIVITIES
Net borrowings on revolving credit facility	—	155	487	—	—	—	642
Senior notes issued	—	649	—	—	—	—	649
Proceeds from issuance of other debt	—	—	—	—	32	—	32
Debt issuance costs	—	(5)	(4)	—	—	—	(9)
Repayments of debt	—	(394)	(220)	—	(120)	—	(734)
Repurchase of shares	(532)	—	—	—	—	—	(532)
Proceeds from issuance of shares	61	—	—	—	—	—	61
Payments related to share cancellation	—	—	—	—	(177)	—	(177)
Payments of deferred and contingent consideration related to acquisitions	—	—	—	—	(65)	—	(65)
Cash paid for employee taxes on withholding shares	—	—	—	—	(18)	—	(18)
Dividends paid	(277)	(58)	—	(58)	(151)	267	(277)
Acquisitions of and dividends paid to non- controlling interests	—	—	—	—	(51)	—	(51)
(Repayments of)/proceeds from intercompany financing activities, net	—	(291)	1,456	(347)	3	(821)	—

Net cash (used in)/from financing activities	$(748)	$56	$1,719	$(405)	$(547)	$(554)	$(479)

INCREASE IN CASH AND CASH EQUIVALENTS	2	—	—	1	45	—	48
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	112	—	112
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	—	—	—	—	870	—	870

CASH AND CASH EQUIVALENTS, END OF YEAR	$2	$—	$—	$1	$1,027	$—	$1,030

Exhibit 99.5

PART I.	FINANCIAL INFORMATION
ITEM 1.	FINANCIAL STATEMENTS (UNAUDITED)

WILLIS TOWERS WATSON

Condensed Consolidated Statements of Comprehensive Income

(In millions of U.S. dollars, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$2,466	$2,312

Costs of providing services
Salaries and benefits	1,394	1,348
Other operating expenses	484	418
Depreciation	98	54
Amortization	121	127
Transaction and integration expenses	9	6

Total costs of providing services	2,106	1,953

Income from operations	360	359
Interest expense	(61)	(54)
Other income, net	92	55

INCOME FROM OPERATIONS BEFORE INCOME TAXES	391	360
Provision for income taxes	(78)	(67)

NET INCOME	313	293
Income attributable to non-controlling interests	(8)	(6)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$305	$287

EARNINGS PER SHARE
Basic earnings per share	$2.36	$2.21

Diluted earnings per share	$2.34	$2.20

Comprehensive income before non-controlling interests	$93	$315
Comprehensive income attributable to non-controlling interests	(7)	(5)

Comprehensive income attributable to Willis Towers Watson	$86	$310

See accompanying notes to the condensed consolidated financial statements

1

WILLIS TOWERS WATSON

Condensed Consolidated Balance Sheets

(In millions of U.S. dollars, except share data)

(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$898	$887
Fiduciary assets	15,589	13,004
Accounts receivable, net	2,594	2,621
Prepaid and other current assets	469	525

Total current assets	19,550	17,037
Fixed assets, net	974	1,046
Goodwill	11,162	11,194
Other intangible assets, net	3,360	3,478
Right-of-use assets	906	968
Pension benefits assets	915	868
Other non-current assets	860	835

Total non-current assets	18,177	18,389

TOTAL ASSETS	$37,727	$35,426

LIABILITIES AND EQUITY
Fiduciary liabilities	$15,589	$13,004
Deferred revenue and accrued expenses	1,329	1,784
Current debt	697	316
Current lease liabilities	151	164
Other current liabilities	858	802

Total current liabilities	18,624	16,070
Long-term debt	5,177	5,301
Liability for pension benefits	1,261	1,324
Deferred tax liabilities	501	526
Provision for liabilities	541	537
Long-term lease liabilities	914	964
Other non-current liabilities	320	335

Total non-current liabilities	8,714	8,987

TOTAL LIABILITIES	27,338	25,057
COMMITMENTS AND CONTINGENCIES
EQUITY (i)
Additional paid-in capital	10,703	10,687
Retained earnings	2,009	1,792
Accumulated other comprehensive loss, net of tax	(2,446)	(2,227)
Treasury shares, at cost, 17,519 shares in 2020 and 2019, and 40,000 shares, €1 nominal value, in 2020 and 2019	(3)	(3)

Total Willis Towers Watson shareholders’ equity	10,263	10,249
Non-controlling interests	126	120

Total equity	10,389	10,369

TOTAL LIABILITIES AND EQUITY	$37,727	$35,426

(i)

Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 128,726,263 (2020) and 128,689,930 (2019); Outstanding 128,726,263 (2020) and 128,689,930 (2019); (b) Ordinary shares, €1 nominal value; Authorized and Issued 40,000 shares in 2020 and 2019; and (c) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2020 and 2019.

See accompanying notes to the condensed consolidated financial statements

2

WILLIS TOWERS WATSON

Condensed Consolidated Statements of Cash Flows

(In millions of U.S. dollars)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES
NET INCOME	$313	$293
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	98	54
Amortization	121	127
Non-cash lease expense	34	36
Net periodic benefit of defined benefit pension plans	(46)	(32)
Provision for doubtful receivables from clients	24	8
Benefit from deferred income taxes	(23)	(28)
Share-based compensation	(1)	10
Non-cash foreign exchange (gain)/loss	(12)	8
Other, net	23	4
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(46)	(121)
Fiduciary assets	(2,873)	(2,490)
Fiduciary liabilities	2,873	2,490
Other assets	7	(37)
Other liabilities	(482)	(379)
Provisions	13	10

Net cash from/(used in) operating activities	23	(47)

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(66)	(57)
Capitalized software costs	(15)	(17)
Acquisitions of operations, net of cash acquired	(66)	(1)
Other, net	(15)	—

Net cash used in investing activities	(162)	(75)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings on revolving credit facility	396	138
Repayments of debt	(128)	(1)
Proceeds from issuance of shares	3	22
Dividends paid	(84)	(77)
Acquisitions of and dividends paid to non-controlling interests	(1)	—

Net cash from financing activities	186	82

INCREASE/(DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	47	(40)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(36)	(1)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD (i)	895	1,033

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD (i)	$906	$992

(i)

As a result of the acquired TRANZACT collateralized facility, cash, cash equivalents and restricted cash included $8 million of restricted cash at March 31, 2020 and December 31, 2019, which is included within prepaid and other current assets on our condensed consolidated balance sheets. There were no restricted cash amounts held at March 31, 2019 and December 31, 2018.

See accompanying notes to the condensed consolidated financial statements

3

WILLIS TOWERS WATSON

Condensed Consolidated Statements of Changes in Equity

(In millions of U.S. dollars and number of shares in thousands)

(Unaudited)

	Shares outstanding	Additional paid-in capital	Retained earnings	Treasury shares	AOCL (i)	Total WTW shareholders’ equity	Non-controlling interests	Total equity	Redeemable non- controlling interest (ii)	Total
Balance as of December 31, 2018	128,922	$10,615	$1,201	$(3)	$(1,961)	$9,852	$119	$9,971	$26
Adoption of ASU 2018-02	—	—	36	—	(36)	—	—	—	—
Net income	—	—	287	—	—	287	4	291	2	$293

Dividends declared ($0.65 per share)	—	—	(85)	—	—	(85)	—	(85)	—
Other comprehensive income/(loss)	—	—	—	—	23	23	(1)	22	—	$22

Issuance of shares under employee stock compensation plans	289	22	—	—	—	22	—	22	—
Share-based compensation and net settlements	—	(7)	—	—	—	(7)	—	(7)	—

Balance as of March 31, 2019	129,211	$10,630	$1,439	$(3)	$(1,974)	$10,092	$122	$10,214	$28

Balance as of December 31, 2019	128,690	$10,687	$1,792	$(3)	$(2,227)	$10,249	$120	$10,369	$—
Net income	—	—	305	—	—	305	8	313	—	$313

Dividends declared ($0.68 per share)	—	—	(88)	—	—	(88)	—	(88)	—
Dividends attributable to non-controlling interests	—	—	—	—	—	—	(1)	(1)	—
Other comprehensive loss	—	—	—	—	(219)	(219)	(1)	(220)	—	$(220)

Issuance of shares under employee stock compensation plans	36	3	—	—	—	3	—	3	—
Share-based compensation and net settlements	—	9	—	—	—	9	—	9	—
Foreign currency translation	—	4	—	—	—	4	—	4	—

Balance as of March 31, 2020	128,726	$10,703	$2,009	$(3)	$(2,446)	$10,263	$126	$10,389	$—

(i)	Accumulated other comprehensive loss, net of tax (‘AOCL’).
(ii)	The non-controlling interest was related to Max Matthiessen Holding AB. The remaining amount was purchased during the three months ended December 31, 2019.

See accompanying notes to the condensed consolidated financial statements

4

WILLIS TOWERS WATSON

Notes to the Condensed Consolidated Financial Statements

(Tabular amounts in millions of U.S. dollars, except per share data)

(Unaudited)

Note 1 — Nature of Operations

Willis Towers Watson plc is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. The Company has more than 45,000 employees and services clients in more than 140 countries.

We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals.

Our risk management services include strategic risk consulting (including providing actuarial analysis), a variety of due diligence services, the provision of practical on-site risk control services (such as health and safety and property loss control consulting), and analytical and advisory services (such as hazard modeling and reinsurance optimization studies). We also assist our clients with planning for addressing incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans.

We help our clients enhance business performance by delivering consulting services, technology and solutions that optimize benefits and cultivate talent. Our services and solutions encompass such areas as employee benefits, total rewards, talent and benefits outsourcing. In addition, we provide investment advice to help our clients develop disciplined and efficient strategies to meet their investment goals and expand the power of capital.

As an insurance broker, we act as an intermediary between our clients and insurance carriers by advising on their risk management requirements, helping them to determine the best means of managing risk and negotiating and placing insurance with insurance carriers through our global distribution network.

We operate a private Medicare marketplace in the U.S. through which, along with our active employee marketplace, we help our clients move to a more sustainable economic model by capping and controlling the costs associated with healthcare benefits. Additionally, with the acquisition of TRANZACT in July 2019 (see Note 3 – Acquisitions), we also provide direct-to-consumer sales of Medicare coverage.

We are not an insurance company, and therefore we do not underwrite insurable risks for our own account. We believe our broad perspective allows us to see the critical intersections between talent, assets and ideas - the dynamic formula that drives business performance.

Proposed Combination with Aon plc

On March 9, 2020, WTW and Aon plc (‘Aon’) issued an announcement disclosing that the respective boards of directors of WTW and Aon had reached agreement on the terms of a recommended acquisition of WTW by Aon. Under the terms of the agreement each WTW shareholder will receive 1.08 Aon ordinary shares for each WTW ordinary share. At the time of the announcement, it was estimated that upon completion of the combination, existing Aon shareholders will own approximately 63% and existing WTW shareholders will own approximately 37% of the combined company on a fully diluted basis.

The transaction is subject to the approval of the shareholders of both WTW and Aon, as well as other customary closing conditions, including required regulatory approvals. The parties expect the transaction to close in the first half of 2021, subject to satisfaction of these conditions.

Note 2 — Basis of Presentation and Recent Accounting Pronouncements

Basis of Presentation

The accompanying unaudited quarterly condensed consolidated financial statements of Willis Towers Watson and our subsidiaries are presented in accordance with the rules and regulations of the SEC for quarterly reports on Form 10-Q and therefore do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, these condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of the condensed consolidated financial statements and results for the interim periods. All intercompany accounts and transactions have been eliminated in consolidation. The condensed consolidated financial statements should be read together with the Company’s Annual Report on Form 10-K, filed with the SEC on February 26, 2020, and may be accessed via EDGAR on the SEC’s web site at www.sec.gov.

The results of operations for the three months ended March 31, 2020 are not necessarily indicative of the results that can be expected for the entire year. The Company experiences seasonal fluctuations of its revenue. Revenue is typically higher during the Company’s first and fourth quarters due primarily to the timing of broking-related activities. The results reflect certain estimates and assumptions

5

made by management, including those estimates used in calculating acquisition consideration and fair value of tangible and intangible assets and liabilities, professional liability claims, estimated bonuses, valuation of billed and unbilled receivables, and anticipated tax liabilities that affect the amounts reported in the condensed consolidated financial statements and related notes.

Risks and Uncertainties Related to the COVID-19 Pandemic

The COVID-19 pandemic has had an adverse impact on global commercial activity, including the global supply chain, and has contributed to significant volatility in the financial markets including, among other effects, a decline in the equity markets and reduced liquidity. In light of the potential future disruption to our own business operations and those of our clients, suppliers and other third parties with whom we interact, the Company considered the impact of COVID-19 on our business. This analysis considered our business resilience and continuity plans, financial modeling and stress testing of liquidity and financial resources.

The analysis concluded that the COVID-19 pandemic did not have a material adverse impact to our financial results for the first quarter of fiscal 2020; however, we expect that the impact of COVID-19 on general economic activity could negatively impact our revenue and operating results for the remainder of 2020. We will continue to monitor the situation and assess possible implications to our business and our stakeholders and will take appropriate actions to help mitigate adverse consequences. The extent to which COVID-19 impacts our business and financial position will depend on future developments, which are difficult to predict, including the severity and scope of the COVID-19 outbreak as well as the types of measures imposed by governmental authorities to contain the virus or address its impact and the duration of those actions and measures.

The Company has considered multiple scenarios, with both positive and negative inputs, as part of the significant estimates and assumptions that are inherent in our financial statements and are based on trends in client behavior and the economic environment throughout the quarter as COVID-19 has moved throughout the geographies in which we operate. These estimates and assumptions include the collectability of billed and unbilled receivables, the estimation of revenue, and the fair value of our reporting units, tangible and intangible assets and contingent consideration. With regard to collectability, the Company believes it will face atypical delays in client payments going forward. In addition, we believe that the demand for certain discretionary lines of business may decrease, and that such decrease will impact our financial results in succeeding periods. Non-discretionary lines of business may also be adversely affected, for example because reduced economic activity or disruption in insurance markets reduces demand for or the extent of insurance coverage. We believe that these trends and uncertainties are comparable to those faced by other registrants as a result of the pandemic.

CARES Act

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (‘CARES’) Act was enacted in the U.S. to provide relief to companies in the midst of the COVID-19 pandemic and to stimulate the economy. The assistance includes tax relief and government loans, grants and investments for entities in affected industries. The Company has reviewed its eligibility requirements under the key provisions of the CARES Act, including if and how they apply and how they will affect the Company, particularly provisions that (i) eliminate the taxable income limit for certain net operating losses (‘NOLs’) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior tax years; (ii) generally loosen the business interest limitation under section 163(j) from 30 percent to 50 percent; and (iii) fix the ‘retail glitch’ for qualified improvement property. Additionally, the CARES Act offers an employee retention credit to encourage employers to maintain headcounts even if employees cannot report to work because of issues related to COVID-19 as well as a temporary provision allowing companies to defer remitting the employer share of some payroll taxes to the government. The income tax and payroll tax provisions of the CARES Act were not material for the three months ended March 31, 2020 and are currently not expected to be material for calendar year 2020.

Recent Accounting Pronouncements

Not Yet Adopted

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, which clarifies and amends existing guidance, including removing certain exceptions to the general principles of accounting for income taxes. This ASU becomes effective for the Company on January 1, 2021. Some of the changes must be applied on a retrospective or modified retrospective basis while others must be applied on a prospective basis. Early adoption is permitted. The Company does not plan to adopt this ASU early and is assessing the expected impact on our condensed consolidated financial statements.

Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which amended the guidance on the impairment of financial instruments. The ASU added an impairment model (known as the current expected credit loss (‘CECL’) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of lifetime expected credit losses on assets measured at amortized cost, which is intended to result in more timely recognition of such losses. The ASU was also intended to reduce the complexity of U.S. GAAP by decreasing the number of credit impairment models that entities use to account for debt instruments. Further, the ASU made targeted changes to the impairment model for available-for-sale debt securities. Additional ASUs were subsequently issued which provided amended and additional guidance for the implementation of ASU No. 2016-13. All related guidance has been codified into,

6

and is now known as, ASC 326, Financial Instruments—Credit Losses (‘ASC 326’). ASC 326 became effective for the Company on January 1, 2020, at which time we adopted it. This ASU did not have a material impact on our condensed consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment, which simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, previous U.S. GAAP required the performance of procedures to determine the fair value at the impairment testing date of assets and liabilities (including unrecognized assets and liabilities) following the procedure that is required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, the amendments under this ASU require the goodwill impairment test to be performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge would be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The ASU became effective for the Company on January 1, 2020, at which time we adopted it. The amendments in this ASU are applied on a prospective basis. There is no immediate impact to our condensed consolidated financial statements upon adopting this ASU, until such time as the next goodwill impairment test is performed (October 1, 2020, or sooner should circumstances warrant it). The most recent Step 1 goodwill impairment test resulted in fair values in excess of carrying values for all reporting units at October 1, 2019.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement as part of its disclosure framework project. The focus of this project is to improve the effectiveness of disclosures in the notes to the financial statements by facilitating clear communication of the information required by U.S. GAAP that is most important to users of an entity’s financial statements. This ASU removes certain disclosure requirements and adds or modifies other requirements. This ASU was effective for the Company on January 1, 2020, at which time we adopted it. Certain provisions of the ASU were required to be adopted retrospectively, while others were required to be adopted prospectively. This ASU did not have a material impact on the notes to our condensed consolidated financial statements.

In March 2020, the SEC issued a final rule that amends the disclosure requirements related to certain registered securities under SEC Regulation S-X, Rules 3-10 and 3-16 which currently require separate financial statements for subsidiary issuers and guarantors of registered debt securities unless certain exceptions are met, and affiliates that collateralize registered securities offerings if the affiliates’ securities are a substantial portion of the collateral. The final rule is generally effective for filings on or after January 4, 2021, however early application is permitted. The most pertinent portions of the final rule that are currently applicable to the Company include: (i) replacing the previous requirement under Rule 3-10 to provide condensed consolidating financial information in the registrant’s financial statements with a requirement to provide alternative financial disclosures (which include summarized financial information of the parent and any issuers and guarantors, as well as other qualitative disclosures) in either the registrant’s Management’s Discussion & Analysis section or its financial statements; and, (ii) reducing the periods for which summarized financial information is required to the most recent annual period and year-to-date interim period. The Company elected to early-adopt the provisions of the final rule during the three months ended March 31, 2020. Further, the new reduced quantitative disclosures and accompanying qualitative disclosures as required by this final rule have been relocated from the notes to the financial statements to Item II, Management’s Discussion and Analysis of Financial Condition and Results of Operations on this Form 10-Q.

In March 2020, the FASB issued ASU No. 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for accounting for contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. This ASU became effective for the Company on March 12, 2020. The Company may apply the changes relating to contracts from January 1, 2020 or from a later date. The Company has made no contract modifications thus far to transition to a different reference rate, however it will consider this guidance as future modifications are made.

Note 3 — Acquisitions

TRANZACT Acquisition

On July 30, 2019, the Company acquired TRANZACT, a U.S.-based provider of comprehensive, direct-to-consumer sales and marketing solutions for leading insurance carriers in the U.S. TRANZACT leverages digital, data and direct marketing solutions to deliver qualified leads, fully-provisioned sales and robust customer management systems to brands seeking to acquire and manage large numbers of consumers. Pursuant to the terms of the acquisition agreement, subject to certain adjustments, the consideration consisted of $1.3 billion paid in cash at closing. Additional contingent consideration in the form of a potential earn-out of up to $17 million is to be paid in cash in 2021 based on the achievement of certain financial targets. The acquisition was initially funded in part with a $1.1 billion one-year term loan, with the remainder being funded from the Company’s existing revolving credit facility. TRANZACT operates as part of our Benefits Delivery and Administration segment and enhances the Company’s existing Medicare broking offering, while also adding significant direct-to-consumer marketing experience.

7

A summary of the preliminary fair values of the identifiable assets acquired, and liabilities assumed, of TRANZACT at July 30, 2019 are summarized in the following table.

Cash and cash equivalents	$7
Restricted cash	2
Accounts receivable, net	3
Renewal commissions receivable, current (i)	36
Prepaid and other current assets	22
Renewal commissions receivable, non-current (i)	130
Fixed assets	9
Intangible assets	646
Goodwill	722
Right-of-use assets	19
Other non-current assets	2
Collateralized facility	(91)
Other current liabilities	(55)
Deferred tax liabilities, net	(104)
Lease liabilities	(19)

Net assets acquired	$1,329

(i)

Renewal commissions receivables arise from direct-to-consumer Medicare broking sales. Cash collections for these receivables are expected to occur over a period of several years. Due to the provisions of ASC 606, these receivables are not discounted for a significant financing component when initially recognized. However, as a result of recognizing the fair value of these receivables in accordance with ASC 805, Business Combinations, these receivables have now been present-valued at the acquisition date. Prior to this fair value adjustment, the carrying value of these receivables was $231 million. The adjusted values of these acquired renewal commissions receivables will be included in prepaid and other current assets or other non-current assets, as appropriate, on the condensed consolidated balance sheets. The acquired renewal commissions receivables will be accounted for prospectively using the cost-recovery method in which future cash receipts will initially be applied against the acquisition date fair value until the value reaches zero. Any cash received in excess of the fair value determined at acquisition will be recorded to earnings when it is received at a future date.

Intangible assets consist primarily of $612 million of customer relationships, with an expected life of 15.4 years. Additional intangibles acquired consist of domain names.

Goodwill is calculated as the difference between the aggregate consideration and the acquisition date fair value of the net assets acquired, including the intangible assets acquired, and represents the value of TRANZACT’s assembled workforce and the future economic benefits that we expect to achieve as a result of the acquisition. None of the goodwill recognized on the transaction is tax deductible, however there is tax deductible goodwill that will be carried forward from previous acquisitions by TRANZACT.

During the three months ended March 31, 2020, purchase price allocation adjustments were made primarily to adjust the deferred tax liabilities related to the deductibility of goodwill. The purchase price allocation as of the acquisition date related to deferred tax assets and deferred tax liabilities is not yet complete.

Revenue related to TRANZACT was $95 million during the three months ended March 31, 2020.

Other Acquisitions

Other acquisitions were completed during the three months ended March 31, 2020 for combined cash payments of $71 million and contingent consideration with an estimated fair value of $4 million.

8

Note 4 — Revenue

Disaggregation of Revenue

The Company reports revenue by segment in Note 5 — Segment Information. The following table presents revenue by service offering and segment, as well as a reconciliation to total revenue for the three months ended March 31, 2020 and 2019. Along with reimbursable expenses and other, total revenue by service offering represents our revenue from customer contracts.

	Three Months Ended March 31,
	HCB		CRB		IRR		BDA		Corporate (i)		Total
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Broking	$83	$73	$648	$660	$433	$405	$98	$3	$—	$—	$1,262	$1,141
Consulting	582	580	47	31	93	114	—	—	2	3	724	728
Outsourced administration	128	123	25	27	3	2	133	132	—	—	289	284
Other	47	47	1	1	83	58	—	—	1	1	132	107

Total revenue by service offering	840	823	721	719	612	579	231	135	3	4	2,407	2,260
Reimbursable expenses and other (i)	15	14	—	—	3	2	3	3	6	7	27	26

Total revenue from customer contracts	$855	$837	$721	$719	$615	$581	$234	$138	$9	$11	$2,434	$2,286
Interest and other income (ii)	10	6	18	9	3	10	—	—	1	1	32	26

Total revenue	$865	$843	$739	$728	$618	$591	$234	$138	$10	$12	$2,466	$2,312

(i)	Reimbursable expenses and other, as well as Corporate revenue, are excluded from segment revenue, but included in total revenue on the condensed consolidated statements of comprehensive income.
(ii)

Interest and other income is included in segment revenue and total revenue, however it has been presented separately in the above tables because it does not arise directly from contracts with customers.

Individual revenue streams aggregating to approximately 5% of total revenue from customer contracts for the three months ended March 31, 2020 and 2019 have been included within the Other line in the tables above.

The following table presents revenue by the geography where our work is performed for the three months ended March 31, 2020 and 2019. The reconciliation to total revenue on our condensed consolidated statements of comprehensive income and to segment revenue is shown in the table above.

	Three Months Ended March 31,
	HCB		CRB		IRR		BDA		Corporate		Total
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
North America	$476	$471	$233	$220	$170	$164	$229	$135	$2	$4	$1,110	$994
Great Britain	126	118	137	142	321	300	—	—	—	—	584	560
Western Europe	156	155	244	239	76	69	—	—	1	—	477	463
International	82	79	107	118	45	46	2	—	—	—	236	243

Total revenue by geography	$840	$823	$721	$719	$612	$579	$231	$135	$3	$4	$2,407	$2,260

Contract Balances

The Company reports accounts receivable, net on the condensed consolidated balance sheet, which includes billed and unbilled receivables and current contract assets. In addition to accounts receivable, net, the Company had the following non-current contract assets and deferred revenue balances at March 31, 2020 and December 31, 2019:

	March 31, 2020	December 31, 2019
Billed receivables, net of allowance for doubtful accounts of $55 million and $37 million	$1,870	$1,831
Unbilled receivables	442	434
Current contract assets	282	356

Accounts receivable, net	$2,594	$2,621

Non-current accounts receivable, net	$27	$30

Non-current contract assets	$140	$105

Deferred revenue	$562	$538

During the three months ended March 31, 2020, revenue of approximately $272 million was recognized that was reflected as deferred revenue at December 31, 2019.

During the three months ended March 31, 2020, the Company recognized revenue of approximately $6 million related to performance obligations satisfied in a prior period.

9

Performance Obligations

The Company has contracts for which performance obligations have not been satisfied as of March 31, 2020 or have been partially satisfied as of this date. The following table shows the expected timing for the satisfaction of the remaining performance obligations. This table does not include contract renewals or variable consideration, which was excluded from the transaction prices in accordance with the guidance on constraining estimates of variable consideration.

In addition, in accordance with ASC 606, Revenue From Contracts With Customers (‘ASC 606’), the Company has elected not to disclose the remaining performance obligations when one or both of the following circumstances apply:

•	Performance obligations which are part of a contract that has an original expected duration of less than one year, and

•	Performance obligations satisfied in accordance with ASC 606-10-55-18 (‘right to invoice’).

	Remainder of 2020	2021	2022 onward	Total
Revenue expected to be recognized on contracts as of March 31, 2020	$384	$400	$483	$1,267

Since most of the Company’s contracts are cancellable with less than one year’s notice, and have no substantive penalty for cancellation, the majority of the Company’s remaining performance obligations as of March 31, 2020 have been excluded from the table above.

Note 5 — Segment Information

Willis Towers Watson has four reportable operating segments or business areas:

•	Human Capital and Benefits (‘HCB’)

•	Corporate Risk and Broking (‘CRB’)

•	Investment, Risk and Reinsurance (‘IRR’)

•	Benefits Delivery and Administration (‘BDA’)

Willis Towers Watson’s chief operating decision maker is its chief executive officer. We determined that the operational data used by the chief operating decision maker is at the segment level. Management bases strategic goals and decisions on these segments and the data presented below is used to assess the adequacy of strategic decisions and the methods of achieving these strategies and related financial results. Management evaluates the performance of its segments and allocates resources to them based on net operating income on a pre-tax basis.

The Company experiences seasonal fluctuations of its revenue. Revenue is typically higher during the Company’s first and fourth quarters due primarily to the timing of broking-related activities.

The following table presents segment revenue and segment operating income for our reportable segments for the three months ended March 31, 2020 and 2019.

	Three Months Ended March 31,
	HCB		CRB		IRR		BDA		Total
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Segment revenue	$850	$829	$739	$728	$615	$589	$231	$135	$2,435	$2,281

Segment operating income/(loss)	$213	$204	$127	$127	$277	$252	$(11)	$(21)	$606	$562

10

The following table presents a reconciliation of the information reported by segment to the Company’s condensed consolidated statement of comprehensive income amounts reported for the three months ended March 31, 2020 and 2019.

	Three Months Ended March 31,
	2020	2019
Revenue:
Total segment revenue	$2,435	$2,281
Reimbursable expenses and other	31	31

Revenue	$2,466	$2,312

Total segment operating income	$606	$562
Amortization	(121)	(127)
Transaction and integration expenses (i)	(9)	(6)
Unallocated, net (ii)	(116)	(70)

Income from operations	360	359
Interest expense	(61)	(54)
Other income, net	92	55

Income from operations before income taxes	$391	$360

(i)	Includes transaction costs related to the proposed Aon combination and TRANZACT acquisition in 2019.
(ii)

Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

The Company does not currently provide asset information by reportable segment as it does not routinely evaluate the total asset position by segment.

Note 6 — Income Taxes

Provision for income taxes for the three months ended March 31, 2020 was $78 million compared to $67 million for the three months ended March 31, 2019. The effective tax rate was 20.0% for the three months ended March 31, 2020 and 18.8% for the three months ended March 31, 2019. These effective tax rates are calculated using extended values from our condensed consolidated statements of comprehensive income and are therefore more precise tax rates than can be calculated from rounded values. The prior year effective tax rate was lower primarily due to discrete valuation allowance releases in certain non-U.S. jurisdictions.

On April 7, 2020, U.S. Treasury and the Internal Revenue Service issued final regulations on specific aspects of U.S. Tax Reform that are retroactive to tax years beginning after December 20, 2018. These final regulations constitute a subsequent event and will be recognized in the period in which the regulation was issued. This legislation impacts certain positions previously taken with respect to amounts recorded in our condensed consolidated financial statements. We will adjust such amounts to reflect this legislation in our condensed consolidated financial statements during the three months ended June 30, 2020. We have estimated the potential adjustment to be between $50 million and $82 million.

The Company recognizes deferred tax balances related to the undistributed earnings of subsidiaries when it expects that it will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments. Historically, we have not provided taxes on cumulative earnings of our subsidiaries that have been reinvested indefinitely. As a result of our plans to restructure or distribute accumulated earnings of certain foreign operations, we have recorded an estimate of foreign withholding and state income taxes. However, we assert that the historical cumulative earnings of our other subsidiaries are reinvested indefinitely, and therefore do not provide deferred tax liabilities on these amounts.

The Company records valuation allowances against net deferred tax assets based on whether it is more likely than not that the deferred tax assets will be realized. We have liabilities for uncertain tax positions under ASC 740 of $51 million, excluding interest and penalties. The Company believes the outcomes that are reasonably possible within the next 12 months may result in a reduction in the liability for uncertain tax positions of approximately $3 million to $7 million, excluding interest and penalties.

11

Note 7 — Goodwill and Other Intangible Assets

The components of goodwill are outlined below for the three months ended March 31, 2020:

	HCB	CRB	IRR	BDA	Total
Balance at December 31, 2019:
Goodwill, gross	$4,298	$2,309	$1,795	$3,284	$11,686
Accumulated impairment losses	(130)	(362)	—	—	(492)

Goodwill, net - December 31, 2019	4,168	1,947	1,795	3,284	11,194
Goodwill acquired	14	27	—	—	41
Acquisition accounting adjustment	—	—	—	(5)	(5)
Foreign exchange	(27)	(21)	(20)	—	(68)

Balance at March 31, 2020:
Goodwill, gross	4,285	2,315	1,775	3,279	11,654
Accumulated impairment losses	(130)	(362)	—	—	(492)

Goodwill, net - March 31, 2020	$4,155	$1,953	$1,775	$3,279	$11,162

Other Intangible Assets

The following table reflects changes in the net carrying amounts of the components of finite-lived intangible assets for the three months ended March 31, 2020:

	Client relationships	Software	Trademark and trade name	Other	Total
Balance at December 31, 2019:
Intangible assets, gross	$4,029	$753	$1,051	$134	$5,967
Accumulated amortization	(1,731)	(551)	(176)	(31)	(2,489)

Intangible assets, net - December 31, 2019	2,298	202	875	103	3,478
Intangible assets acquired	23	—	—	23	46
Amortization	(77)	(26)	(10)	(8)	(121)
Foreign exchange	(40)	—	—	(3)	(43)

Balance at March 31, 2020:
Intangible assets, gross	3,974	743	1,051	151	5,919
Accumulated amortization	(1,770)	(567)	(186)	(36)	(2,559)

Intangible assets, net - March 31, 2020	$2,204	$176	$865	$115	$3,360

The weighted-average remaining life of amortizable intangible assets at March 31, 2020 was 13.6 years.

The table below reflects the future estimated amortization expense for amortizable intangible assets for the remainder of 2020 and for subsequent years:

Amortization
Remainder of 2020	$331
2021	373
2022	315
2023	267
2024	235
Thereafter	1,839

Total	$3,360

Note 8 — Derivative Financial Instruments

We are exposed to certain foreign currency risks. Where possible, we identify exposures in our business that can be offset internally. Where no natural offset is identified, we may choose to enter into various derivative transactions. These instruments have the effect of reducing our exposure to unfavorable changes in foreign currency rates. The Company’s board of directors reviews and approves policies for managing this risk as summarized below. Additional information regarding our derivative financial instruments can be found in Note 10 — Fair Value Measurements and Note 15 — Accumulated Other Comprehensive Loss.

12

Foreign Currency Risk

Certain non-U.S. subsidiaries receive revenue and incur expenses in currencies other than their functional currency, and as a result, the foreign subsidiary’s functional currency revenue and/or expenses will fluctuate as the currency rates change. Additionally, the forecast Pounds sterling expenses of our London brokerage market operations may exceed their Pounds sterling revenue, and they may also hold significant foreign currency asset or liability positions in the condensed consolidated balance sheet. To reduce such variability, we use foreign exchange contracts to hedge against this currency risk.

These derivatives were designated as hedging instruments and at March 31, 2020 and December 31, 2019 had total notional amounts of $495 million and $499 million, respectively, and had a net fair value liability of $14 million and a net fair value asset of $8 million, respectively.

At March 31, 2020, the Company estimates, based on current exchange rates, there will be $13 million of net derivative losses on forward exchange rates reclassified from accumulated other comprehensive loss into earnings within the next twelve months as the forecast transactions affect earnings. At March 31, 2020, our longest outstanding maturity was 1.7 years.

The effects of the material derivative instruments that are designated as hedging instruments on the condensed consolidated statements of comprehensive income for the three months ended March 31, 2020 and 2019 are below. Amounts pertaining to the ineffective portion of hedging instruments and those excluded from effectiveness testing were immaterial for the three months ended March 31, 2020 and 2019.

Three Months Ended March 31,	(Loss)/gain recognized in OCI (effective element)
	2020	2019
Forward exchange contracts	$(24)	$8

Location of gain/(loss) reclassified from Accumulated OCL into income (effective element)	Gain/(loss) reclassified from Accumulated OCL into income (effective element)
	2020	2019
Revenue	$—	$1
Salaries and benefits	(2)	(5)

	$(2)	$(4)

We also enter into foreign currency transactions, primarily to hedge certain intercompany loans and other balance sheet exposures in currencies other than the functional currency of a given entity. These derivatives are not generally designated as hedging instruments and at March 31, 2020 and December 31, 2019, we had notional amounts of $1.1 billion and $931 million, respectively, and had net fair value assets of $5 million and $21 million, respectively.

The effects of derivatives that have not been designated as hedging instruments on the condensed consolidated statements of comprehensive income for the three months ended March 31, 2020 and 2019 are as follows:

		Loss recognized in income
Derivatives not designated as hedging instruments:	Location of loss recognized in income	Three Months Ended March 31,
		2020	2019
Forward exchange contracts	Other income, net	$(12)	$(10)

Note 9 — Debt

Current debt consists of the following:

	March 31, 2020	December 31, 2019
Term loan due 2020	$174	$292
Current portion of collateralized facility	24	24
5.750% senior notes due 2021	499	—

	$697	$316

13

Long-term debt consists of the following:

	March 31, 2020	December 31, 2019
Revolving $1.25 billion credit facility	$396	$—
Collateralized facility (i)	53	60
5.750% senior notes due 2021	—	499
3.500% senior notes due 2021	448	448
2.125% senior notes due 2022 (ii)	590	604
4.625% senior notes due 2023	249	249
3.600% senior notes due 2024	646	646
4.400% senior notes due 2026	546	546
4.500% senior notes due 2028	595	595
2.950% senior notes due 2029	446	446
6.125% senior notes due 2043	271	271
5.050% senior notes due 2048	395	395
3.875% senior notes due 2049	542	542

	$5,177	$5,301

(i)	At March 31, 2020 and December 31, 2019, the Company had $119 million and $127 million, respectively, of renewal commissions receivables pledged as collateral for this facility.
(ii)	Notes issued in Euro (€540 million)

At March 31, 2020 and December 31, 2019, we were in compliance with all financial covenants.

Note 10 — Fair Value Measurements

The Company has categorized its assets and liabilities that are measured at fair value on a recurring and non-recurring basis into a three-level fair value hierarchy, based on the reliability of the inputs used to determine fair value as follows:

•	Level 1: refers to fair values determined based on quoted market prices in active markets for identical assets;

•	Level 2: refers to fair values estimated using observable market-based inputs or unobservable inputs that are corroborated by market data; and

•	Level 3: includes fair values estimated using unobservable inputs that are not corroborated by market data.

The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments:

•	Available-for-sale securities are classified as Level 1 because we use quoted market prices in determining the fair value of these securities.

•

Market values for our derivative instruments have been used to determine the fair value of forward foreign exchange contracts based on estimated amounts the Company would receive or have to pay to terminate the agreements, taking into account observable information about the current foreign currency forward rates. Such financial instruments are classified as Level 2 in the fair value hierarchy.

•

Contingent consideration payable is classified as Level 3, and we estimate fair value based on the likelihood and timing of achieving the relevant milestones of each arrangement, applying a probability assessment to each of the potential outcomes, which at times includes the use of a Monte Carlo simulation, and discounting the probability-weighted payout. Typically, milestones are based on revenue or earnings growth for the acquired business.

14

The following tables present our assets and liabilities measured at fair value on a recurring basis at March 31, 2020 and December 31, 2019:

		Fair Value Measurements on a Recurring Basis at March 31, 2020
	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Assets:
Available-for-sale securities:
Mutual funds / exchange traded funds	Prepaid and other current assets and other non-current assets	$6	$—	$—	$6
Derivatives:
Derivative financial instruments (i)	Prepaid and other current assets and other non-current assets	$—	$9	$—	$9
Liabilities:
Contingent consideration:
Contingent consideration (ii)	Other current liabilities and other non-current liabilities	$—	$—	$21	$21
Derivatives:
Derivative financial instruments (i)	Other current liabilities and other non-current liabilities	$—	$18	$—	$18

		Fair Value Measurements on a Recurring Basis at December 31, 2019
	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Assets:
Available-for-sale securities:
Mutual funds / exchange traded funds	Prepaid and other current assets and other non-current assets	$20	$—	$—	$20
Derivatives:
Derivative financial instruments (i)	Prepaid and other current assets and other non-current assets	$—	$32	$—	$32
Liabilities:
Contingent consideration:
Contingent consideration (ii)	Other current liabilities and other non-current liabilities	$—	$—	$17	$17
Derivatives:
Derivative financial instruments (i)	Other current liabilities and other non-current liabilities	$—	$3	$—	$3

(i)	See Note 8 — Derivative Financial Instruments for further information on our derivative investments.
(ii)

Probability weightings are based on our knowledge of the past and planned performance of the acquired entity to which the contingent consideration applies. The fair value weighted-average discount rates used on our material contingent consideration calculations were 9.80% and 10.16% at March 31, 2020 and December 31, 2019, respectively. The range of these discount rates was 6.98% - 13.00% at March 31, 2020. Using different probability weightings and discount rates could result in an increase or decrease of the contingent consideration payable.

The following table summarizes the change in fair value of the Level 3 liabilities:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	March 31, 2020
Balance at December 31, 2019	$17
Obligations assumed	4
Payments	—
Realized and unrealized losses	1
Foreign exchange	(1)

Balance at March 31, 2020	$21

There were no significant transfers to or from Level 3 in the three months ended March 31, 2020.

The following tables present our liabilities not measured at fair value on a recurring basis at March 31, 2020 and December 31, 2019:

	March 31, 2020		December 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value
Liabilities:
Current debt	$697	$704	$316	$319
Long-term debt	$5,177	$5,290	$5,301	$5,694

The carrying values of our revolving credit facility, collateralized facility and term loan approximate their fair values. The fair values above are not necessarily indicative of the amounts that the Company would realize upon disposition nor do they indicate the Company’s intent or ability to dispose of the financial instruments. The fair values of our respective senior notes are considered Level 2 financial instruments as they are corroborated by observable market data.

15

Note 11 — Retirement Benefits

Defined Benefit Plans and Post-retirement Welfare Plans

Willis Towers Watson sponsors both qualified and non-qualified defined benefit pension plans and other post-retirement welfare (‘PRW’) plans throughout the world. The majority of our plan assets and obligations are in the U.S. and the U.K. We have also included disclosures related to defined benefit plans in certain other countries, including Canada, France, Germany and Ireland. Together, these disclosed funded and unfunded plans represent 99% of Willis Towers Watson’s pension and PRW obligations and are disclosed herein.

Components of Net Periodic Benefit (Income)/Cost for Defined Benefit Pension and Post-retirement Welfare Plans

The following table sets forth the components of net periodic benefit (income)/cost for the Company’s defined benefit pension and PRW plans for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020				2019
	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW
Service cost	$18	$4	$5	$—	$16	$4	$5	$—
Interest cost	33	18	4	1	40	24	4	1
Expected return on plan assets	(73)	(62)	(8)	—	(64)	(63)	(7)	—
Amortization of net loss	9	6	—	—	5	5	1	—
Amortization of prior service credit	—	(4)	—	(1)	—	(4)	—	(1)

Net periodic benefit (income)/cost	$(13)	$(38)	$1	$—	$(3)	$(34)	$3	$—

Employer Contributions to Defined Benefit Pension Plans

The Company made no contributions to its U.S. plans for the three months ended March 31, 2020 and anticipates making $60 million in contributions over the remainder of the fiscal year. The Company made contributions of $20 million to its U.K. plans for the three months ended March 31, 2020 and anticipates making additional contributions of $55 million for the remainder of the fiscal year. The Company made contributions of $14 million to its other plans for the three months ended March 31, 2020 and anticipates making additional contributions of $5 million for the remainder of the fiscal year.

Defined Contribution Plans

The Company made contributions to its defined contribution plans of $43 million and $41 million during the three months ended March 31, 2020 and 2019, respectively.

Note 12 — Leases

The following table presents lease costs recorded on our condensed consolidated statements of comprehensive income for the three months ended March 31, 2020 and 2019, respectively:

	Three Months Ended March 31,
	2020	2019
Finance lease cost:
Amortization of right-of-use assets	$1	$1
Interest on lease liabilities	1	1
Operating lease cost	47	48
Short-term lease cost	—	—
Variable lease cost	10	13
Sublease income	(5)	(4)

Total lease cost, net	$54	$59

The total lease cost is recognized in different locations in our condensed consolidated statements of comprehensive income. Amortization of the finance lease ROU assets is included in depreciation, while the interest cost component of these finance leases is included in interest expense. All other costs are included in other operating expenses.

16

Note 13 — Commitments and Contingencies

Indemnification Agreements

Willis Towers Watson has various agreements which provide that it may be obligated to indemnify the other party to the agreement with respect to certain matters. Generally, these indemnification provisions are included in contracts arising in the normal course of business and in connection with the purchase and sale of certain businesses. Although it is not possible to predict the maximum potential amount of future payments that may become due under these indemnification agreements because of the conditional nature of the Company’s obligations and the unique facts of each particular agreement, we do not believe that any potential liability that may arise from such indemnity provisions is probable or material.

Legal Proceedings

In the ordinary course of business, the Company is subject to various actual and potential claims, lawsuits and other proceedings. Some of the claims, lawsuits and other proceedings seek damages in amounts which could, if assessed, be significant. We do not expect the impact of claims or demands not described below to be material to the Company’s condensed consolidated financial statements. The Company also receives subpoenas in the ordinary course of business and, from time to time, receives requests for information in connection with governmental investigations.

Errors and omissions claims, lawsuits, and other proceedings arising in the ordinary course of business are covered in part by professional indemnity or other appropriate insurance. The terms of this insurance vary by policy year. Regarding self-insured risks, the Company has established provisions which are believed to be adequate in light of current information and legal advice, or, in certain cases, where a range of loss exists, the Company accrues the minimum amount in the range if no amount within the range is a better estimate than any other amount. The Company adjusts such provisions from time to time according to developments. See Note 14 — Supplementary Information for Certain Balance Sheet Accounts for the amounts accrued at March 31, 2020 and December 31, 2019 in the condensed consolidated balance sheets.

On the basis of current information, the Company does not expect that the actual claims, lawsuits and other proceedings to which it is subject, or potential claims, lawsuits, and other proceedings relating to matters of which it is aware, will ultimately have a material adverse effect on its financial condition, results of operations or liquidity. Nonetheless, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation and disputes with insurance companies, it is possible that an adverse outcome or settlement in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows in particular quarterly or annual periods. In addition, given the early stages of some litigation or regulatory proceedings described below, it may not be possible to predict their outcomes or resolutions, and it is possible that any one or more of these events may have a material adverse effect on the Company.

The Company provides for contingent liabilities based on ASC 450, Contingencies, when it is determined that a liability, inclusive of defense costs, is probable and reasonably estimable. The contingent liabilities recorded are primarily developed actuarially. Litigation is subject to many factors which are difficult to predict so there can be no assurance that in the event of a material unfavorable result in one or more claims, we will not incur material costs.

Merger-Related Securities Litigation

On November 21, 2017, a purported former stockholder of Legacy Towers Watson filed a putative class action complaint on behalf of a putative class consisting of all Legacy Towers Watson stockholders as of October 2, 2015 against the Company, Legacy Towers Watson, Legacy Willis, ValueAct Capital Management (‘ValueAct’), and certain current and former directors and officers of Legacy Towers Watson and Legacy Willis (John Haley, Dominic Casserley, and Jeffrey Ubben), in the United States District Court for the Eastern District of Virginia. The complaint asserted claims against certain defendants under Section 14(a) of the Securities Exchange Act of 1934 (the ‘Exchange Act’) for allegedly false and misleading statements in the proxy statement for the Merger; and against other defendants under Section 20(a) of the Exchange Act for alleged ‘control person’ liability with respect to such allegedly false and misleading statements. The complaint further contended that the allegedly false and misleading statements caused stockholders of Legacy Towers Watson to accept inadequate Merger consideration. The complaint sought damages in an unspecified amount. On February 20, 2018, the court appointed the Regents of the University of California (‘Regents’) as Lead Plaintiff and Bernstein Litowitz Berger & Grossman LLP (‘Bernstein’) as Lead Counsel for the putative class, consolidated all subsequently filed, removed, or transferred actions, and captioned the consolidated action ‘In re Willis Towers Watson plc Proxy Litigation,’ Master File No. 1:17-cv-1338-AJT-JFA. On March 9, 2018, Lead Plaintiff filed an Amended Complaint. On April 13, 2018, the defendants filed motions to dismiss the Amended Complaint, and, on July 11, 2018, following briefing and argument, the court granted the motions and dismissed the Amended Complaint in its entirety. On July 30, 2018, Lead Plaintiff filed a notice of appeal from the court’s July 11, 2018 dismissal order to the United States Court of Appeals for the Fourth Circuit, and, on December 6, 2018, the parties completed briefing on the appeal. On May 8, 2019, the parties argued the appeal, and on August 30, 2019, the Fourth Circuit vacated the dismissal order and remanded the case to the Eastern District of Virginia for further proceedings consistent with its decision. On September 13, 2019, the defendants filed a petition for rehearing by the Fourth Circuit en banc, which the Fourth Circuit denied on September 27, 2019. On November 8, 2019, the defendants filed renewed motions to dismiss in the Eastern District of Virginia based upon certain arguments that were advanced in their original motions to dismiss, but undecided by both the district court and the Fourth Circuit. On December 18, 2019, the parties completed briefing on the defendants’ renewed motions, and, on December 20, 2019, the court heard argument on the motions. On January 31, 2020, the court denied the motions.

17

On February 27, 2018 and March 8, 2018, two additional purported former stockholders of Legacy Towers Watson, City of Fort Myers General Employees’ Pension Fund (‘Fort Myers’) and Alaska Laborers-Employers Retirement Trust (‘Alaska’), filed putative class action complaints on behalf of a putative class of Legacy Towers Watson stockholders against the former members of the Legacy Towers Watson board of directors, Legacy Towers Watson, Legacy Willis and ValueAct, in the Delaware Court of Chancery, captioned City of Fort Myers General Employees’ Pension Fund v. Towers Watson & Co., et al., C.A. No. 2018-0132, and Alaska Laborers-Employers Retirement Trust v. Victor F. Ganzi, et al., C.A. No. 2018-0155, respectively. Based on similar allegations as the Eastern District of Virginia action described above, the complaints assert claims against the former directors of Legacy Towers Watson for breach of fiduciary duty and against Legacy Willis and ValueAct for aiding and abetting breach of fiduciary duty.

On March 9, 2018, Regents filed a putative class action complaint on behalf of a putative class of Legacy Towers Watson stockholders against the Company, Legacy Willis, ValueAct, and Messrs. Haley, Casserley, and Ubben, in the Delaware Court of Chancery, captioned The Regents of the University of California v. John J. Haley, et al., C.A. No. 2018-0166. Based on similar allegations as the Eastern District of Virginia action described above, the complaint asserts claims against Mr. Haley for breach of fiduciary duty and against all other defendants for aiding and abetting breach of fiduciary duty. Also on March 9, 2018, Regents filed a motion for consolidation of all pending and subsequently filed Delaware Court of Chancery actions, and for appointment as Lead Plaintiff and for the appointment of Bernstein as Lead Counsel for the putative class. On March 29, 2018, Fort Myers and Alaska responded to Regents’ motion and cross-moved for appointment as Co-Lead Plaintiffs and for the appointment of their counsel, Grant & Eisenhofer P.A. and Kessler Topaz Meltzer & Check, LLP as Co-Lead Counsel. On April 2, 2018, the court consolidated the Delaware Court of Chancery actions and all related actions subsequently filed in or transferred to the Delaware Court of Chancery. On June 5, 2018, the court denied Regents’ motion for appointment of Lead Plaintiff and Lead Counsel and granted Fort Myers’ and Alaska’s cross-motion. On June 20, 2018, Fort Myers and Alaska designated the complaint previously filed by Alaska (the ‘Alaska Complaint’) as the operative complaint in the consolidated action. On September 14, 2018, the defendants filed motions to dismiss the Alaska Complaint. On October 31, 2018, Fort Myers and Alaska filed an amended complaint, which, based on similar allegations, asserts claims against the former directors of legacy Towers Watson for breach of fiduciary duty and against ValueAct and Mr. Ubben for aiding and abetting breach of fiduciary duty. On January 11, 2019, the defendants filed motions to dismiss the amended complaint, and on March 29, 2019, the parties completed briefing on the motions. The court heard argument on the motions on April 11, 2019 and, on July 25, 2019, dismissed the amended complaint in its entirety. On August 22, 2019, Fort Myers and Alaska filed a notice of appeal from the court’s July 25, 2019 dismissal order to the Supreme Court of the State of Delaware. On November 22, 2019, the parties completed briefing on the appeal, which was submitted on April 22, 2020 for decision in lieu of argument. The decision remains pending.

On October 18, 2018, three additional purported former stockholders of Legacy Towers Watson, Naya Master Fund LP, Naya 174 Fund Limited and Naya Lincoln Park Master Fund Limited (collectively, ‘Naya’), filed a complaint against the Company, Legacy Towers Watson, Legacy Willis and John Haley, in the Supreme Court of the State of New York, County of New York, captioned Naya Master Fund LP, et al. v. John J. Haley, et al., Index No. 654968/2018. Based on similar allegations as the Eastern District of Virginia and Delaware actions described above, the complaint asserts claims for common law fraud and negligent misrepresentation. On December 18, 2018, the defendants filed a motion to dismiss the complaint, and on March 21, 2019, the parties completed briefing on the motion. On April 23, 2019, the parties filed a Stipulation and Proposed Order Voluntarily Discontinuing Action providing for the dismissal of the action with prejudice, which the court entered on April 29, 2019.

The defendants dispute the allegations in these actions and intend to defend the lawsuits vigorously. Given the stage of the proceedings, the Company is unable to provide an estimate of the reasonably possible loss or range of loss in respect of the complaints.

Stanford Financial Group

The Company has been named as a defendant in 15 similar lawsuits relating to the collapse of The Stanford Financial Group (‘Stanford’), for which Willis of Colorado, Inc. acted as broker of record on certain lines of insurance. The complaints in these actions generally allege that the defendants actively and materially aided Stanford’s alleged fraud by providing Stanford with certain letters regarding coverage that they knew would be used to help retain or attract actual or prospective Stanford client investors. The complaints further allege that these letters, which contain statements about Stanford and the insurance policies that the defendants placed for Stanford, contained untruths and omitted material facts and were drafted in this manner to help Stanford promote and sell its allegedly fraudulent certificates of deposit.

The 15 actions are as follows:

•

Troice, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:9-CV-1274-N, was filed on July 2, 2009 in the U.S. District Court for the Northern District of Texas against Willis Group Holdings plc, Willis of Colorado, Inc. and a Willis associate, among others. On April 1, 2011, plaintiffs filed the operative Third Amended Class Action Complaint individually and on behalf of a putative, worldwide class of Stanford investors, adding Willis Limited as a defendant and alleging claims under Texas statutory and common law and seeking damages in excess of $1 billion, punitive damages and costs. On May 2, 2011, the

18

defendants filed motions to dismiss the Third Amended Class Action Complaint, arguing, inter alia, that the plaintiffs’ claims are precluded by the Securities Litigation Uniform Standards Act of 1998 (‘SLUSA’).

On May 10, 2011, the court presiding over the Stanford-related actions in the Northern District of Texas entered an order providing that it would consider the applicability of SLUSA to the Stanford-related actions based on the decision in a separate Stanford action not involving a Willis entity, Roland v. Green, Civil Action No. 3:10-CV-0224-N (‘Roland’). On August 31, 2011, the court issued its decision in Roland, dismissing that action with prejudice under SLUSA.

On October 27, 2011, the court in Troice entered an order (i) dismissing with prejudice those claims asserted in the Third Amended Class Action Complaint on a class basis on the grounds set forth in the Roland decision discussed above and (ii) dismissing without prejudice those claims asserted in the Third Amended Class Action Complaint on an individual basis. Also on October 27, 2011, the court entered a final judgment in the action.

On October 28, 2011, the plaintiffs in Troice filed a notice of appeal to the U.S. Court of Appeals for the Fifth Circuit. Subsequently, Troice, Roland and a third action captioned Troice, et al. v. Proskauer Rose LLP, Civil Action No. 3:09-CV-01600-N, which also was dismissed on the grounds set forth in the Roland decision discussed above and on appeal to the U.S. Court of Appeals for the Fifth Circuit, were consolidated for purposes of briefing and oral argument. Following the completion of briefing and oral argument, on March 19, 2012, the Fifth Circuit reversed and remanded the actions. On April 2, 2012, the defendants-appellees filed petitions for rehearing en banc. On April 19, 2012, the petitions for rehearing en banc were denied. On July 18, 2012, defendants-appellees filed a petition for writ of certiorari with the United States Supreme Court regarding the Fifth Circuit’s reversal in Troice. On January 18, 2013, the Supreme Court granted our petition. Opening briefs were filed on May 3, 2013 and the Supreme Court heard oral argument on October 7, 2013. On February 26, 2014, the Supreme Court affirmed the Fifth Circuit’s decision.

On March 19, 2014, the plaintiffs in Troice filed a Motion to Defer Resolution of Motions to Dismiss, to Compel Rule 26(f) Conference and For Entry of Scheduling Order.

On March 25, 2014, the parties in Troice and the Janvey, et al. v. Willis of Colorado, Inc., et al. action discussed below stipulated to the consolidation of the two actions for pre-trial purposes under Rule 42(a) of the Federal Rules of Civil Procedure. On March 28, 2014, the Court ‘so ordered’ that stipulation and, thus, consolidated Troice and Janvey for pre-trial purposes under Rule 42(a).

On September 16, 2014, the court (a) denied the plaintiffs’ request to defer resolution of the defendants’ motions to dismiss, but granted the plaintiffs’ request to enter a scheduling order; (b) requested the submission of supplemental briefing by all parties on the defendants’ motions to dismiss, which the parties submitted on September 30, 2014; and (c) entered an order setting a schedule for briefing and discovery regarding plaintiffs’ motion for class certification, which schedule, among other things, provided for the submission of the plaintiffs’ motion for class certification (following the completion of briefing and discovery) on April 20, 2015.

On December 15, 2014, the court granted in part and denied in part the defendants’ motions to dismiss. On January 30, 2015, the defendants except Willis Group Holdings plc answered the Third Amended Class Action Complaint.

On April 20, 2015, the plaintiffs filed their motion for class certification, the defendants filed their opposition to plaintiffs’ motion, and the plaintiffs filed their reply in further support of the motion. Pursuant to an agreed stipulation also filed with the court on April 20, 2015, the defendants on June 4, 2015 filed sur-replies in further opposition to the motion. The Court has not yet scheduled a hearing on the motion.

On June 19, 2015, Willis Group Holdings plc filed a motion to dismiss the complaint for lack of personal jurisdiction. On November 17, 2015, Willis Group Holdings plc withdrew the motion.

On March 31, 2016, the parties in the Troice and Janvey actions entered into a settlement in principle that is described in more detail below.

•

Ranni v. Willis of Colorado, Inc., et al., C.A. No. 9-22085, was filed on July 17, 2009 against Willis Group Holdings plc and Willis of Colorado, Inc. in the U.S. District Court for the Southern District of Florida. The complaint was filed on behalf of a putative class of Venezuelan and other South American Stanford investors and alleges claims under Section 10(b) of the Securities Exchange Act of 1934 (and Rule 10b-5 thereunder) and Florida statutory and common law and seeks damages in an amount to be determined at trial. On October 6, 2009, Ranni was transferred, for consolidation or coordination with other Stanford-related actions (including Troice), to the Northern District of Texas by the U.S. Judicial Panel on Multidistrict Litigation (the ‘JPML’). The defendants have not yet responded to the complaint in Ranni. On August 26, 2014, the plaintiff filed a notice of voluntary dismissal of the action without prejudice.

•

Canabal, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:9-CV-1474-D, was filed on August 6, 2009 against Willis Group Holdings plc, Willis of Colorado, Inc. and the same Willis associate named as a defendant in Troice, among others, also in the Northern District of Texas. The complaint was filed individually and on behalf of a putative class of Venezuelan Stanford investors, alleged claims under Texas statutory and common law and sought damages in excess of $1 billion, punitive damages, attorneys’ fees and costs. On December 18, 2009, the parties in Troice and Canabal stipulated to the consolidation of those actions (under the Troice civil action number), and, on December 31, 2009, the plaintiffs in Canabal filed a notice of dismissal, dismissing the action without prejudice.

19

•

Rupert, et al. v. Winter, et al., Case No. 2009C115137, was filed on September 14, 2009 on behalf of 97 Stanford investors against Willis Group Holdings plc, Willis of Colorado, Inc. and the same Willis associate, among others, in Texas state court (Bexar County). The complaint alleges claims under the Securities Act of 1933, Texas and Colorado statutory law and Texas common law and seeks special, consequential and treble damages of more than $300 million, attorneys’ fees and costs. On October 20, 2009, certain defendants, including Willis of Colorado, Inc., (i) removed Rupert to the U.S. District Court for the Western District of Texas, (ii) notified the JPML of the pendency of this related action and (iii) moved to stay the action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. On April 1, 2010, the JPML issued a final transfer order for the transfer of Rupert to the Northern District of Texas. On January 24, 2012, the court remanded Rupert to Texas state court (Bexar County), but stayed the action until further order of the court. On August 13, 2012, the plaintiffs filed a motion to lift the stay, which motion was denied by the court on September 16, 2014. On October 10, 2014, the plaintiffs appealed the court’s denial of their motion to lift the stay to the U.S. Court of Appeals for the Fifth Circuit. On January 5, 2015, the Fifth Circuit consolidated the appeal with the appeal in the Rishmague, et ano. v. Winter, et al. action discussed below, and the consolidated appeal, was fully briefed as of March 24, 2015. Oral argument on the consolidated appeal was held on September 2, 2015. On September 16, 2015, the Fifth Circuit affirmed. The defendants have not yet responded to the complaint in Rupert.

•

Casanova, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:10-CV-1862-O, was filed on September 16, 2010 on behalf of seven Stanford investors against Willis Group Holdings plc, Willis Limited, Willis of Colorado, Inc. and the same Willis associate, among others, also in the Northern District of Texas. The complaint alleges claims under Texas statutory and common law and seeks actual damages in excess of $5 million, punitive damages, attorneys’ fees and costs. On February 13, 2015, the parties filed an Agreed Motion for Partial Dismissal pursuant to which they agreed to the dismissal of certain claims pursuant to the motion to dismiss decisions in the Troice action discussed above and the Janvey action discussed below. Also on February 13, 2015, the defendants except Willis Group Holdings plc answered the complaint in the Casanova action. On June 19, 2015, Willis Group Holdings plc filed a motion to dismiss the complaint for lack of personal jurisdiction. Plaintiffs have not opposed the motion.

•

Rishmague, et ano. v. Winter, et al., Case No. 2011CI2585, was filed on March 11, 2011 on behalf of two Stanford investors, individually and as representatives of certain trusts, against Willis Group Holdings plc, Willis of Colorado, Inc., Willis of Texas, Inc. and the same Willis associate, among others, in Texas state court (Bexar County). The complaint alleges claims under Texas and Colorado statutory law and Texas common law and seeks special, consequential and treble damages of more than $37 million and attorneys’ fees and costs. On April 11, 2011, certain defendants, including Willis of Colorado, Inc., (i) removed Rishmague to the Western District of Texas, (ii) notified the JPML of the pendency of this related action and (iii) moved to stay the action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. On August 8, 2011, the JPML issued a final transfer order for the transfer of Rishmague to the Northern District of Texas, where it is currently pending. On August 13, 2012, the plaintiffs joined with the plaintiffs in the Rupert action in their motion to lift the court’s stay of the Rupert action. On September 9, 2014, the court remanded Rishmague to Texas state court (Bexar County), but stayed the action until further order of the court and denied the plaintiffs’ motion to lift the stay. On October 10, 2014, the plaintiffs appealed the court’s denial of their motion to lift the stay to the Fifth Circuit. On January 5, 2015, the Fifth Circuit consolidated the appeal with the appeal in the Rupert action, and the consolidated appeal was fully briefed as of March 24, 2015. Oral argument on the consolidated appeal was held on September 2, 2015. On September 16, 2015, the Fifth Circuit affirmed. The defendants have not yet responded to the complaint in Rishmague.

•

MacArthur v. Winter, et al., Case No. 2013-07840, was filed on February 8, 2013 on behalf of two Stanford investors against Willis Group Holdings plc, Willis of Colorado, Inc., Willis of Texas, Inc. and the same Willis associate, among others, in Texas state court (Harris County). The complaint alleges claims under Texas and Colorado statutory law and Texas common law and seeks actual, special, consequential and treble damages of approximately $4 million and attorneys’ fees and costs. On March 29, 2013, Willis of Colorado, Inc. and Willis of Texas, Inc. (i) removed MacArthur to the U.S. District Court for the Southern District of Texas and (ii) notified the JPML of the pendency of this related action. On April 2, 2013, Willis of Colorado, Inc. and Willis of Texas, Inc. filed a motion in the Southern District of Texas to stay the action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. Also on April 2, 2013, the court presiding over MacArthur in the Southern District of Texas transferred the action to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. On September 29, 2014, the parties stipulated to the remand (to Texas state court (Harris County)) and stay of MacArthur until further order of the court (in accordance with the court’s September 9, 2014 decision in Rishmague (discussed above)), which stipulation was ‘so ordered’ by the court on October 14, 2014. The defendants have not yet responded to the complaint in MacArthur.

•

Florida suits: On February 14, 2013, five lawsuits were filed against Willis Group Holdings plc, Willis Limited and Willis of Colorado, Inc. in Florida state court (Miami-Dade County), alleging violations of Florida common law. The five suits are: (1) Barbar, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05666CA27, filed on behalf of 35 Stanford investors seeking compensatory damages in excess of $30 million; (2) de Gadala-Maria, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05669CA30, filed on behalf of 64 Stanford investors seeking

20

compensatory damages in excess of $83.5 million; (3) Ranni, et ano. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05673CA06, filed on behalf of two Stanford investors seeking compensatory damages in excess of $3 million; (4) Tisminesky, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05676CA09, filed on behalf of 11 Stanford investors seeking compensatory damages in excess of $6.5 million; and (5) Zacarias, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05678CA11, filed on behalf of 10 Stanford investors seeking compensatory damages in excess of $12.5 million. On June 3, 2013, Willis of Colorado, Inc. removed all five cases to the Southern District of Florida and, on June 4, 2013, notified the JPML of the pendency of these related actions. On June 10, 2013, the court in Tisminesky issued an order sua sponte staying and administratively closing that action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation and coordination with the other Stanford-related actions. On June 11, 2013, Willis of Colorado, Inc. moved to stay the other four actions pending the JPML’s transfer decision. On June 20, 2013, the JPML issued a conditional transfer order for the transfer of the five actions to the Northern District of Texas, the transmittal of which was stayed for seven days to allow for any opposition to be filed. On June 28, 2013, with no opposition having been filed, the JPML lifted the stay, enabling the transfer to go forward.

On September 30, 2014, the court denied the plaintiffs’ motion to remand in Zacarias, and, on October 3, 2014, the court denied the plaintiffs’ motions to remand in Tisminesky and de Gadala Maria. On December 3, 2014 and March 3, 2015, the court granted the plaintiffs’ motions to remand in Barbar and Ranni, respectively, remanded both actions to Florida state court (Miami-Dade County) and stayed both actions until further order of the court. On January 2, 2015 and April 1, 2015, the plaintiffs in Barbar and Ranni, respectively, appealed the court’s December 3, 2014 and March 3, 2015 decisions to the Fifth Circuit. On April 22, 2015 and July 22, 2015, respectively, the Fifth Circuit dismissed the Barbar and Ranni appeals sua sponte for lack of jurisdiction. The defendants have not yet responded to the complaints in Ranni or Barbar.

On April 1, 2015, the defendants except Willis Group Holdings plc filed motions to dismiss the complaints in Zacarias, Tisminesky and de Gadala-Maria. On June 19, 2015, Willis Group Holdings plc filed motions to dismiss the complaints in Zacarias, Tisminesky and de Gadala-Maria for lack of personal jurisdiction. On July 15, 2015, the court dismissed the complaint in Zacarias in its entirety with leave to replead within 21 days. On July 21, 2015, the court dismissed the complaints in Tisminesky and de Gadala-Maria in their entirety with leave to replead within 21 days. On August 6, 2015, the plaintiffs in Zacarias, Tisminesky and de Gadala-Maria filed amended complaints (in which, among other things, Willis Group Holdings plc was no longer named as a defendant). On September 11, 2015, the defendants filed motions to dismiss the amended complaints. The motions await disposition by the court.

•

Janvey, et al. v. Willis of Colorado, Inc., et al., Case No. 3:13-CV-03980-D, was filed on October 1, 2013 also in the Northern District of Texas against Willis Group Holdings plc, Willis Limited, Willis North America Inc., Willis of Colorado, Inc. and the same Willis associate. The complaint was filed (i) by Ralph S. Janvey, in his capacity as Court-Appointed Receiver for the Stanford Receivership Estate, and the Official Stanford Investors Committee (the ‘OSIC’) against all defendants and (ii) on behalf of a putative, worldwide class of Stanford investors against Willis North America Inc. Plaintiffs Janvey and the OSIC allege claims under Texas common law and the court’s Amended Order Appointing Receiver, and the putative class plaintiffs allege claims under Texas statutory and common law. Plaintiffs seek actual damages in excess of $1 billion, punitive damages and costs. As alleged by the Stanford Receiver, the total amount of collective losses allegedly sustained by all investors in Stanford certificates of deposit is approximately $4.6 billion.

On November 15, 2013, plaintiffs in Janvey filed the operative First Amended Complaint, which added certain defendants unaffiliated with Willis. On February 28, 2014, the defendants filed motions to dismiss the First Amended Complaint, which motions, other than with respect to Willis Group Holding plc’s motion to dismiss for lack of personal jurisdiction, were granted in part and denied in part by the court on December 5, 2014. On December 22, 2014, Willis filed a motion to amend the court’s December 5 order to certify an interlocutory appeal to the Fifth Circuit, and, on December 23, 2014, Willis filed a motion to amend and, to the extent necessary, reconsider the court’s December 5 order. On January 16, 2015, the defendants answered the First Amended Complaint. On January 28, 2015, the court denied Willis’s motion to amend the court’s December 5 order to certify an interlocutory appeal to the Fifth Circuit. On February 4, 2015, the court granted Willis’s motion to amend and, to the extent necessary, reconsider the December 5 order.

As discussed above, on March 25, 2014, the parties in Troice and Janvey stipulated to the consolidation of the two actions for pre-trial purposes under Rule 42(a) of the Federal Rules of Civil Procedure. On March 28, 2014, the Court ‘so ordered’ that stipulation and, thus, consolidated Troice and Janvey for pre-trial purposes under Rule 42(a).

On January 26, 2015, the court entered an order setting a schedule for briefing and discovery regarding the plaintiffs’ motion for class certification, which schedule, among other things, provided for the submission of the plaintiffs’ motion for class certification (following the completion of briefing and discovery) on July 20, 2015. By letter dated March 4, 2015, the parties requested that the court consolidate the scheduling orders entered in Troice and Janvey to provide for a class certification submission date of April 20, 2015 in both cases. On March 6, 2015, the court entered an order consolidating the scheduling orders in Troice and Janvey, providing for a class certification submission date of April 20, 2015 in both cases, and vacating the July 20, 2015 class certification submission date in the original Janvey scheduling order.

On November 17, 2015, Willis Group Holdings plc withdrew its motion to dismiss for lack of personal jurisdiction.

21

On March 31, 2016, the parties in the Troice and Janvey actions entered into a settlement in principle that is described in more detail below.

•

Martin v. Willis of Colorado, Inc., et al., Case No. 201652115, was filed on August 5, 2016, on behalf of one Stanford investor against Willis Group Holdings plc, Willis Limited, Willis of Colorado, Inc. and the same Willis associate in Texas state court (Harris County). The complaint alleges claims under Texas statutory and common law and seeks actual damages of less than $100,000, exemplary damages, attorneys’ fees and costs. On September 12, 2016, the plaintiff filed an amended complaint, which added five more Stanford investors as plaintiffs and seeks damages in excess of $1 million. The defendants have not yet responded to the amended complaint in Martin.

•

Abel, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:16-cv-2601, was filed on September 12, 2016, on behalf of more than 300 Stanford investors against Willis Group Holdings plc, Willis Limited, Willis of Colorado, Inc. and the same Willis associate, also in the Northern District of Texas. The complaint alleges claims under Texas statutory and common law and seeks actual damages in excess of $135 million, exemplary damages, attorneys’ fees and costs. On November 10, 2016, the plaintiffs filed an amended complaint, which, among other things, added several more Stanford investors as plaintiffs. The defendants have not yet responded to the complaint in Abel.

The plaintiffs in Janvey and Troice and the other actions above seek overlapping damages, representing either the entirety or a portion of the total alleged collective losses incurred by investors in Stanford certificates of deposit, notwithstanding the fact that Legacy Willis acted as broker of record for only a portion of time that Stanford issued certificates of deposit. In the fourth quarter of 2015, the Company recognized a $70 million litigation provision for loss contingencies relating to the Stanford matters based on its ongoing review of a variety of factors as required by accounting standards.

On March 31, 2016, the Company entered into a settlement in principle for $120 million relating to this litigation, and increased its provisions by $50 million during that quarter. Further details on this settlement in principle are given below.

The settlement is contingent on a number of conditions, including court approval of the settlement and a bar order prohibiting any continued or future litigation against Willis related to Stanford, which may not be given. Therefore, the ultimate resolution of these matters may differ from the amount provided for. The Company continues to dispute the allegations and, to the extent litigation proceeds, to defend the lawsuits vigorously.

Settlement. On March 31, 2016, the Company entered into a settlement in principle, as reflected in a Settlement Term Sheet, relating to the Stanford litigation matter. The Company agreed to the Settlement Term Sheet to eliminate the distraction, burden, expense and uncertainty of further litigation. In particular, the settlement and the related bar orders described below, if upheld through any appeals, would enable the Company (a newly-combined firm) to conduct itself with the bar orders’ protection from the continued overhang of matters alleged to have occurred approximately a decade ago. Further, the Settlement Term Sheet provided that the parties understood and agreed that there is no admission of liability or wrongdoing by the Company. The Company expressly denies any liability or wrongdoing with respect to the matters alleged in the Stanford litigation.

On or about August 31, 2016, the parties to the settlement signed a formal Settlement Agreement memorializing the terms of the settlement as originally set forth in the Settlement Term Sheet. The parties to the Settlement Agreement are Ralph S. Janvey (in his capacity as the Court-appointed receiver (the ‘Receiver’) for The Stanford Financial Group and its affiliated entities in receivership (collectively, ‘Stanford’)), the Official Stanford Investors Committee, Samuel Troice, Martha Diaz, Paula Gilly-Flores, Punga Punga Financial, Ltd., Manuel Canabal, Daniel Gomez Ferreiro and Promotora Villa Marina, C.A. (collectively, ‘Plaintiffs’), on the one hand, and Willis Towers Watson Public Limited Company (formerly Willis Group Holdings Public Limited Company), Willis Limited, Willis North America Inc., Willis of Colorado, Inc. and the Willis associate referenced above (collectively, ‘Defendants’), on the other hand. Under the terms of the Settlement Agreement, the parties agreed to settle and dismiss the Janvey and Troice actions (collectively, the ‘Actions’) and all current or future claims arising from or related to Stanford in exchange for a one-time cash payment to the Receiver by the Company of $120 million to be distributed to all Stanford investors who have claims recognized by the Receiver pursuant to the distribution plan in place at the time the payment is made.

The Settlement Agreement also provides the parties’ agreement to seek the Court’s entry of bar orders prohibiting any continued or future litigation against the Defendants and their related parties of claims relating to Stanford, whether asserted to date or not. The terms of the bar orders therefore would prohibit all Stanford-related litigation described above, and not just the Actions, but including any pending matters and any actions that may be brought in the future. Final Court approval of these bar orders is a condition of the settlement.

On September 7, 2016, Plaintiffs filed with the Court a motion to approve the settlement. On October 19, 2016, the Court preliminarily approved the settlement. Several of the plaintiffs in the other actions above objected to the settlement, and a hearing to consider final approval of the settlement was held on January 20, 2017, after which the Court reserved decision. On August 23, 2017, the Court approved the settlement, including the bar orders. Several of the objectors appealed the settlement approval and bar orders to the Fifth Circuit. Oral argument on the appeals was heard on December 3, 2018, and, on July 22, 2019, the Fifth Circuit affirmed the approval of the settlement, including the bar orders. On August 5, 2019, certain of the plaintiff-appellants filed a petition for rehearing by the Fifth Circuit en banc (the ‘Petition’). On August 19, 2019, the Fifth Circuit requested a response to the Petition. On August 29, 2019, the Receiver filed a response to the Petition. On December 19, 2019, the Fifth Circuit granted the Petition (treating it as a petition for panel rehearing), withdrew its July 22, 2019 opinion, and substituted a new opinion that also affirmed the approval of the

22

settlement, including the bar orders. On January 2, 2020, certain of the plaintiff-appellants filed another petition for rehearing by the Fifth Circuit en banc (the ‘Second Petition’), in which the other plaintiff-appellants joined. On January 21, 2020, the Fifth Circuit denied the Second Petition.

The Company will not make the $120 million settlement payment until the settlement is not subject to any further appeal.

Aviation Broking Competition Investigations

In October 2017, the European Commission (‘Commission’) disclosed to us that it has initiated civil investigation proceedings in respect of a suspected infringement of E.U. competition rules involving several broking firms, including our principal U.K. broking subsidiary and one of its parent entities. In particular, the Commission has stated that the civil proceedings concern the exchange of commercially sensitive information between competitors in relation to aviation and aerospace insurance and reinsurance broking products and services in the European Economic Area, as well as possible coordination between competitors. The initiation of proceedings does not mean there has been a finding of infringement, merely that the Commission will investigate the case. We are providing information to the Commission as requested.

Since 2017, we have become aware that other countries are conducting their own investigations of the same or similar alleged conduct, including, without limitation, Brazil. In January 2019, the Brazil Conselho Administrativo de Defesa Economica (‘CADE’) launched an administrative proceeding to investigate alleged sharing of competitive and commercially sensitive information in the insurance and reinsurance brokerage industry for aviation and aerospace and related ancillary services. The CADE identified 11 entities under investigation, including Willis Group Limited, one of our U.K. subsidiaries.

Given the status of the above-noted investigations, the Company is currently unable to assess the terms on which they will be resolved, or any other regulatory matter or civil claims emanating from the conduct being investigated, will be resolved, and thus is unable to provide an estimate of the reasonably possible loss or range of loss.

Note 14 — Supplementary Information for Certain Balance Sheet Accounts

Additional details of specific balance sheet accounts are detailed below.

Prepaid and other current assets consist of the following:

	March 31, 2020	December 31, 2019
Prepayments and accrued income	$166	$145
Deferred contract costs	72	101
Derivatives and investments	25	49
Deferred compensation plan assets	14	18
Retention incentives	9	11
Corporate income and other taxes	52	56
Restricted cash	8	8
Acquired renewal commissions receivable	23	25
Other current assets	100	112

Total prepaid and other current assets	$469	$525

Deferred revenue and accrued expenses consist of the following:

	March 31, 2020	December 31, 2019
Accounts payable, accrued liabilities and deferred income	$854	$856
Accrued discretionary and incentive compensation	265	727
Accrued vacation	163	137
Other employee-related liabilities	47	64

Total deferred revenue and accrued expenses	$1,329	$1,784

Provision for liabilities consists of the following:

	March 31, 2020	December 31, 2019
Claims, lawsuits and other proceedings	$459	$456
Other provisions	82	81

Total provision for liabilities	$541	$537

23

Note 15 — Accumulated Other Comprehensive Loss

Changes in accumulated other comprehensive loss, net of non-controlling interests, and net of tax are provided in the following tables for the three months ended March 31, 2020 and 2019. These tables exclude amounts attributable to non-controlling interests, which are not material for further disclosure.

	Foreign currency translation (i)		Derivative instruments (i)		Defined pension and post-retirement benefit costs (ii)		Total
	2020	2019	2020	2019	2020	2019	2020	2019
Balance at December 31, 2019 and 2018, respectively	$(538)	$(616)	$13	$(8)	$(1,702)	$(1,337)	$(2,227)	$(1,961)
Other comprehensive (loss)/income before reclassifications	(208)	9	(19)	6	(4)	1	(231)	16
Loss reclassified from accumulated other comprehensive loss (net of income tax benefit of $0 and $4, respectively)	—	—	1	5	11	2	12	7

Net current-period other comprehensive (loss)/income	(208)	9	(18)	11	7	3	(219)	23
Reclassification of tax effects per ASU 2018-02 (iii)	—	—	—	—	—	(36)	—	(36)

Balance at March 31, 2020 and 2019, respectively	$(746)	$(607)	$(5)	$3	$(1,695)	$(1,370)	$(2,446)	$(1,974)

(i)

Reclassification adjustments from accumulated other comprehensive loss related to derivative instruments are included in Revenue and Salaries and benefits in the accompanying condensed consolidated statements of comprehensive income. See Note 8 — Derivative Financial Instruments for additional details regarding the reclassification adjustments for the derivative settlements.

(ii)

Reclassification adjustments from accumulated other comprehensive loss are included in the computation of net periodic pension cost (see Note 11 — Retirement Benefits). These components are included in Other income, net in the accompanying condensed consolidated statements of comprehensive income.

(iii)

On January 1, 2019, in accordance with ASU 2018-02, we reclassified to Retained earnings $36 million of defined pension and postretirement costs, representing the ‘stranded’ tax effect of the change in the U.S. federal corporate tax rate resulting from U.S. Tax Reform.

Note 16 — Earnings Per Share

Basic and diluted earnings per share are calculated by dividing net income attributable to Willis Towers Watson by the average number of ordinary shares outstanding during each period. The computation of diluted earnings per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue shares were exercised or converted into shares or resulted in the issuance of shares that then shared in the net income of the Company.

At March 31, 2020 and 2019, there were 0.2 million and 0.3 million time-based share options; 0.3 million and 0.4 million performance-based options; and 0.3 million and 0.5 million restricted performance-based stock units outstanding, respectively. The Company’s restricted time-based stock units were immaterial at March 31, 2020 and 2019.

Basic and diluted earnings per share are as follows:

	Three Months Ended March 31,
	2020	2019
Net income attributable to Willis Towers Watson	$305	$287

Basic average number of shares outstanding	130	130
Dilutive effect of potentially issuable shares	—	—

Diluted average number of shares outstanding	130	130

Basic earnings per share	$2.36	$2.21
Dilutive effect of potentially issuable shares	(0.02)	(0.01)

Diluted earnings per share	$2.34	$2.20

There were no anti-dilutive options or restricted stock units for the three months ended March 31, 2020 and 2019.

24

Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Dollar amounts presented in millions, except share data)

On March 9, 2020, Aon and WTW entered into a Business Combination Agreement providing for the combination of the two companies. On April 1, 2020, Aon UK completed its previously announced cancellation scheme of arrangement, pursuant to which Aon Ireland became the public parent company of Aon UK, and all of the members of the board of directors of Aon UK became members of the board of directors of Aon Ireland. In connection with the foregoing, on April 2, 2020, Aon UK assigned all of its rights and obligations under the Business Combination Agreement to Aon Ireland, and Aon Ireland assumed all such rights and obligations. Under the terms of the Business Combination Agreement, Aon has agreed to acquire the entire issued ordinary share capital of WTW, which acquisition, is to be implemented by way of a court-sanctioned scheme of arrangement to be undertaken by WTW under Chapter 1, Part 9 of the Companies Act.

At the effective time of the scheme, (a) WTW shareholders will be entitled to receive 1.08 newly- issued Aon Shares in exchange for each WTW Share held by such holders and (b) WTW equity awards will be treated as set forth in the Business Combination Agreement, such that each unexercised WTW option, restricted stock unit, performance stock unit, phantom stock unit or other equity award that is outstanding immediately prior to the effective date will be converted into a corresponding award relating to Aon Shares, with such number of Aon Shares subject to such award and, if applicable, the exercise price applicable to such award determined in accordance with the formulas in the Business Combination Agreement.

The following unaudited pro forma condensed combined statement of financial position as of March 31, 2020 gives effect to the transaction as if it had been completed on March 31, 2020, and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2020 and the year ended December 31, 2019 give effect to the transaction as if it had been completed on January 1, 2019. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to closing the transaction, (ii) factually supportable, and (iii) with respect to the pro forma condensed combined statements of income, expected to have continuing impact on the results of the combined company.

The following unaudited pro forma condensed combined financial statements have been prepared by Aon in accordance with Article 11 of Regulation S-X promulgated by the SEC, have been presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that the combined company would have realized had the transaction been completed on the dates indicated, nor are they meant to be indicative of any anticipated or future financial position or results of operations that the combined company will experience following the transaction. The pro forma adjustments are estimates based upon available information and certain assumptions that Aon management believes are reasonable under the circumstances, which are described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Actual results may differ materially from the assumptions used within and while preparing the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined statements of income do not include any cost savings, operating synergies, or revenue enhancements, that may be realized subsequent to the transaction or the impacts of any non-recurring activity and one-time transaction-related or integration-related costs.

The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2019 is based on, has been derived from and should be read in conjunction with the historical audited financial statements of Aon (which are available in Aon’s Annual Report on Form 10-K for the year ended December 31, 2019, including amendments and additions disclosed on Form 8-K issued April 1, 2020) and the historical audited financial statements of WTW (which are available in WTW’s Annual Report on Form 10-K for the year ended December 31, 2019). The following unaudited pro forma condensed combined statement of income for the three months ended March 31, 2020 and unaudited pro forma condensed combined statement of financial position as of March 31, 2020 are based on, have been derived from and should be read in conjunction with the historical unaudited financial statements of Aon for the three months ended March 31, 2020 (which is available in Aon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020) and the historical unaudited financial statements of WTW for the three months ended March 31, 2020 (which is available in WTW’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020).

Aon plc Unaudited Pro Forma Condensed Combined Statement of Income

For the Three Months Ended March 31, 2020

	Historical
(millions, except per share data)	Aon	WTW	Reclassification	Pro Forma Adjustments	Note Reference	Pro Forma Combined
Revenue
Total revenue	$3,219	$2,466	$—	$—		$5,685

Expenses
Compensation and benefits	1,522	1,394	—	—		2,916
Information technology	111	—	56	—	3a	167
Premises	73	—	62	—	3a	135
Depreciation of fixed assets	41	98	—	—		139
Amortization and impairment of intangible assets	97	121	—	215	4d	433
Transaction and integration expenses	—	9	(9)	—	3b	—
Other general expense	342	484	(109)	—	3a, 3b	717

Total operating expenses	2,186	2,106	—	215		4,507

Operating income	1,033	360	—	(215)		1,178
Interest income	2	—	—	—		2
Interest expense	(83)	(61)	—	—		(144)
Other income (expense)	29	92	—	—		121

Income from continuing operations before income taxes	981	391	—	(215)		1,157
Income tax expense	(189)	(78)	—	49	5a	(218)

Net income from continuing operations	792	313	—	(166)		939

Net income (loss) from discontinued operations	(1)	—	—	—		(1)

Net income	791	313	—	(166)		938
Less: Net income attributable to noncontrolling interests	19	8	—	—		27

Net income attributable to Aon shareholders	$772	$305	$—	$(166)		$911

Basic net income per share attributable to Aon shareholders
Net income	$3.31					$2.44

Diluted net income per share attributable to Aon shareholders
Net income	$3.29					$2.43

Weighted average ordinary shares outstanding—basic	233.2					373.2

Weighted average ordinary shares outstanding—diluted	234.5					375.1

Aon plc Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2019

	Historical
(millions, except per share data)	Aon	WTW	Reclassification	Pro forma Adjustments	Note Reference	Pro forma Combined
Revenue
Total revenue	$11,013	$9,039	$—	$—		$20,052

Expenses
Compensation and benefits	6,054	5,249	—	—		11,303
Information technology	494	—	199	—	3a	693
Premises	339	—	266	—	3a	605
Depreciation of fixed assets	172	240	—	—		412
Amortization and impairment of intangible assets	392	489	—	1,015	4d	1,896
Transaction and integration expenses	—	13	(13)	—	3b	—
Other general expense	1,393	1,719	(452)	—	3a, 3b	2,660

Total operating expenses	8,844	7,710	—	1,015		17,569

Operating income	2,169	1,329	—	(1,015)		2,483
Interest income	8	—	—	—		8
Interest expense	(307)	(234)	—	—		(541)
Other income (expense)	1	227	—	—		228

Income from continuing operations before income taxes	1,871	1,322	—	(1,015)		2,178
Income tax expense	(297)	(249)	—	226	5a	(320)

Net income from continuing operations	1,574	1,073	—	(789)		1,858

Net income (loss) from discontinued operations	(1)	—	—	—		(1)

Net income	1,573	1,073	—	(789)		1,857
Less: Net income attributable to noncontrolling interests	(41)	(29)	—	—		(70)

Net income attributable to Aon shareholders	$1,532	$1,044	$—	$(789)		$1,787

Basic net income per share attributable to Aon shareholders
Net income	$6.42					$4.72

Diluted net income per share attributable to Aon shareholders
Net income	$6.37					$4.69

Weighted average ordinary shares outstanding—basic	238.6					378.6

Weighted average ordinary shares outstanding—diluted	240.6					381.2

Aon plc Unaudited Pro Forma Condensed Combined Statement of Financial Position

As of March 31, 2020

	Historical
(millions, except nominal value)	Aon	WTW	Reclassification	Pro forma Adjustments	Note Reference	Pro forma Combined
Assets
Current assets
Cash and cash equivalents	$690	$898	$—	$(570)	6b	$1,018
Short-term investments	170	—	—	—		170
Receivables, net	3,554	2,594	—	—		6,148
Fiduciary assets	12,401	15,589	—	—		27,990
Other current assets	530	469	—	—		999

Total current assets	17,345	19,550	—	(570)		36,325
Goodwill	8,293	11,162	—	8,565	4c, 6a	28,020
Intangible assets, net	746	3,360	—	7,900	4b	12,006
Fixed assets, net	666	974	—	—		1,640
Operating lease right-of-use assets	897	906	—	—		1,803
Deferred tax assets	638	—	80	(32)	3c, 6d	686
Prepaid pension	1,164	915	—	—		2,079
Other non-current assets	533	860	(80)	—	3c	1,313

Total assets	$30,282	$37,727	$—	$15,863		$83,872

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,549	$—	$767	$174	3d, 6a, 6e	$2,490
Short-term debt and current portion of long-term debt	1,884	697	—	(174)	6b	2,407
Fiduciary liabilities	12,401	15,589	—	—		27,990
Other current liabilities	1,277	858	713	—	3e	2,848
Current lease liabilities	—	151	(151)	—	3e	—
Deferred revenue and accrued expenses	—	1,329	(1,329)	—	3d	—

Total current liabilities	17,111	18,624	—	—		35,735
Long-term debt	6,227	5,177	—	(396)	6b	11,008
Non-current operating lease liabilities	910	914	—	—		1,824
Deferred tax liabilities	189	501	—	1,526	6d	2,216
Pension, other postretirement, and postemployment liabilities	1,655	1,261	—	—		2,916
Provision for liabilities	—	541	(541)	—	3f	—
Other non-current liabilities	930	320	541	—	3f	1,791

Total liabilities	27,022	27,338	—	1,130		55,490

Equity
Ordinary shares—$0.01 nominal value	2	—	—	2	4a	4
Treasury stock	—	(3)	—	3	4a, 6c	—
Additional paid-in capital	6,121	10,703	—	14,373	4a, 6c	31,197
Retained earnings	1,455	2,009	—	(2,091)	6c, 6e	1,373
Accumulated other comprehensive loss	(4,409)	(2,446)	—	2,446	6c	(4,409)

Total Aon shareholders’ equity	3,169	10,263	—	14,733		28,165
Noncontrolling interests	91	126	—	—		217

Total equity	3,260	10,389	—	14,733		28,382

Total liabilities and equity	$30,282	$37,727	$—	$15,863		$83,872

Note 1—Basis of Presentation

The unaudited pro forma condensed combined statement of financial position gives effect to the transaction as if it had been completed on March 31, 2020, while the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2020 and the year ended December 31, 2019 give effect to the transaction as if it had been completed on January 1, 2019. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the closing of the transaction, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the results of the combined company.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting, based on the historical financial information of Aon and WTW. The acquisition method of accounting under ASC 805-20-30-1 requires that the acquirer measure the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their acquisition-date fair values. Under the acquisition method of accounting, assets acquired and liabilities assumed are generally recorded at their respective fair values as of the date the acquisition is completed.

For pro forma purposes, the fair values of WTW’s identifiable intangible assets to be acquired are based on preliminary estimates of fair values as of March 31, 2020, based on the closing price on an Aon Share on May 1, 2020. For pro forma purposes, the carrying values of WTW’s tangible assets to be acquired and liabilities to be assumed as of March 31, 2020 have been used. Any excess of the purchase price over the fair values of identified assets to be acquired and liabilities to be assumed will be recognized as goodwill. Certain current market-based assumptions were used which will be updated upon the completion of the transaction. Aon management believes that the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates of assets and liabilities may change as additional information becomes available and such changes could be material. Refer to Note 4, Preliminary Purchase Price Allocation, for additional information.

Aon believes that the assumptions used in the preparation of the unaudited pro forma condensed combined financial statements provide a reasonable basis for presenting all of the material effects of the transaction and that the pro forma adjustments give appropriate effect to those assumptions that are applied in the unaudited pro forma condensed combined financial statements.

Note 2—Accounting Policies

On the Effective Date, Aon will perform a comprehensive review of WTW’s accounting policies. As a result of this review, management may identify differences between the accounting policies of Aon and WTW, which when conformed, could have a material impact on the financial statements of the combined company. As part of preparing the unaudited pro forma condensed combined financial statements, Aon conducted a preliminary review of the accounting policies of WTW to determine if differences in accounting policies would result in material differences on the unaudited pro forma condensed combined financial statements. Based on this initial review, Aon did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial statements. As a result, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

Note 3—Reclassification of WTW Historical Financial Information

Certain reclassifications have been made to WTW’s historical financial statements to conform to Aon’s presentation, as follows.

Reclassifications included in the Unaudited Pro Forma Condensed Combined Statements of Income

	For the Three Months Ended March 31, 2020			For the Year Ended December 31, 2019
(millions)	WTW Before Reclassification	Reclassification	WTW After Reclassification	WTW Before Reclassification	Reclassification	WTW After Reclassification	Note Reference
Expenses
Information technology	$—	$56	$56	—	$199	$199	3a
Premises	$—	$62	$62	—	$266	$266	3a
Transaction and integration expenses	$9	$(9)	$—	13	$(13)	$—	3b
Other general expenses	$484	$(109)	$375	1,719	$(452)	$1,267	3a, 3b

•	3a Information technology and Premises expenses within Other general expenses were reclassified to Information technology and Premises.

•	3b Transaction and integration expenses was reclassified to Other general expenses.

Reclassifications included in the Unaudited Pro Forma Condensed Combined Statement of Financial Position

	As of March 31, 2020
(millions)	WTW Before reclassification	Reclassification	WTW After Reclassification	Note Reference
Assets
Deferred tax assets	$—	$80	$80	3c
Other non-current assets	$860	$(80)	$780	3c

Liabilities
Accounts payable and accrued liabilities	$—	$767	$767	3d
Deferred revenue and accrued expenses	$1,329	$(1,329)	$—	3d
Current lease liabilities	$151	$(151)	$—	3e
Other current liabilities	$858	$713	$1,571	3d, 3e
Provision for liabilities	$541	$(541)	$—	3f
Other non-current liabilities	$320	$541	$861	3f

•	3c Deferred tax assets within Other non-current assets was reclassified to Deferred tax assets.

•

3d Accrued expenses within Deferred revenue and accrued expenses was reclassified to Accounts payable and accrued liabilities. Deferred revenue within Deferred revenue and accrued expenses was reclassified to Other current liabilities.

•

3e Current lease liabilities was reclassified to Other current liabilities. Aon’s historic Other current liabilities balance as of March 31, 2020 includes $200 million of current lease liabilities, as disclosed in Aon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

•	3f Provision for liabilities was reclassified to Other non-current liabilities.

Note 4—Preliminary Purchase Price Allocation

Aon has performed a preliminary valuation analysis of the fair market value of WTW’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the Effective Date.

(in millions)	Amount	Note Reference
Calculation of consideration estimated to be transferred
Fair value of Aon Shares to be issued to WTW shareholders	$24,944	4a
Fair value of Aon equity awards to be issued to WTW equity award holders	134

Fair value of total consideration estimated to be transferred	$25,078

Less recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired	$10,263
Less historical WTW goodwill	11,162	4c
Less historical WTW intangible assets	3,360	4b

Adjusted net book value of liabilities assumed	(4,259)
Identifiable intangible assets at fair value	11,260	4b
Fair value and consolidation adjustments	784
Deferred tax impact of fair value adjustments	(2,434)	6d

Net assets acquired	$5,351

Goodwill	$19,727	4c

The preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined statement of financial position and unaudited pro forma condensed combined statements of income. The final purchase price allocation will be determined when Aon has completed the necessary detailed valuations and calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

Adjustments included in the Unaudited Pro Forma Condensed Combined Statement of Financial Position related to the preliminary purchase price allocation:

•

4a On the Effective Date, WTW shareholders will be entitled to receive 1.08 newly issued Aon Shares in exchange for each WTW Share held. The value of the consideration ultimately transferred will be based on the closing price per share of the Aon Shares on the NYSE on the last trading day prior to the closing date of the transaction. The value of total actual consideration therefore will fluctuate until the closing of the transaction. For purposes of presenting the unaudited pro forma condensed combined financial statements only the valuation of consideration transferred is based on the closing price per share of the Aon Shares on the NYSE on May 1, 2020 of $178.21. Refer to the calculations below.

(in millions, except per share data)	Amount	Note Reference
Preliminary purchase price
Outstanding shares of WTW as of May 1, 2020(3)	129.60
Shares exchange ratio per share	1.08
Ordinary shares of Aon to be issued	139.97
Price per share as of May 1, 2020(2)	$178.21

Fair Value of Aon’s ordinary shares issued(1)	$24,944	4a

(1)	Aon’s estimate of the fair value of the Aon Shares issued includes an approximately $2 million increase to Ordinary Shares of the $0.01 nominal value of shares issued.

(2)	An increase (decrease) of 10% in the price per share of the Aon Shares price would increase (decrease) the fair value allocated to goodwill by approximately $2.5 billion.
(3)	WTW Shares outstanding as of May 1, 2020 include 847,587 vested unissued shares that will be purchased on the closing date of the transaction.

•	4b Reflects the adjustment to recognize the estimated fair value of the acquired WTW intangible assets. Identifiable assets expected to be acquired consist of the following:

(in millions)	As of March 31, 2020
Identifiable intangible assets
Customer related and contract based	$9,048
Tradenames	726
Technology and other	1,486

Estimated fair value of identified intangible assets	11,260

Historical WTW intangible assets	3,360

Pro forma adjustment for estimated fair value of identifiable intangible assets	$7,900

•

4c Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the tangible and identifiable intangible assets acquired and liabilities assumed. The following adjustments were made to goodwill:

(in millions)	As of March 31, 2020
Goodwill	$19,727
Historical WTW goodwill	11,162

Pro forma adjustment	$8,565

Adjustments included in the Unaudited Pro Forma Condensed Combined Statements of Income related to the preliminary purchase price allocation:

•

4d To record the pro forma amortization expense on finite-lived intangibles assets. Pro forma amortization has been estimated on a preliminary basis using an accelerated basis (i.e reducing balance) of amortization for the customer related and contract based asset and on a straight line basis of amortization for the tradenames and technology and other assets. The following adjustments were made to amortization:

(in millions)	For the Three Months Ended March 31, 2020	For the Year Ended December 31, 2019
Estimated amortization for acquired finite-lived intangible assets	$336	$1,504
Historical WTW finite-lived intangible amortization	121	489

Pro forma adjustment to amortization and impairment of intangible assets	$215	$1,015

The weighted-average estimated useful life of the finite-lived intangible assets to be acquired is 14 years. An increase (decrease) of 10% in the fair value of finite-lived identifiable intangible assets would increase (decrease) amortization by approximately $34 million for the three months ended March 31, 2020 and by approximately $150 million for the year ended December 31, 2019.

The estimated future amortization of the finite-lived intangible assets to be acquired as of March 31, 2020 as if the transaction had been completed on January 1, 2019 is as follows (in millions):

Remainder of 2020	$1,007
2021	1,204
2022	1,083
2023	978
2024	888
2025	809
Thereafter	3,451

Total	$9,420

Note 5—Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

•

5a Statutory tax rates were applied, as appropriate, to each pro forma adjustment based on the jurisdiction in which the adjustment was expected to occur. In situations where jurisdictional detail was not available, a weighted-average statutory rate of 20% percent was applied to the adjustment. The total effective tax rate of the combined company could differ materially depending on the post-transaction geographical mix, the combined company’s income and other factors.

Note 6—Unaudited Pro Forma Condensed Combined Statement of Financial Position Adjustments

•

6a To record WTW’s estimated remaining transaction-related transaction costs as the unaudited pro forma condensed combined statement of financial position reflects the costs as an increase to Accounts payable and accrued liabilities with a corresponding increase to Goodwill.

•

6b To record WTW’s debt repayment related to the change-in-control provisions in certain of its debt agreements, the unaudited pro forma condensed combined statement of financial position reflects the repayment as a decrease to Cash and cash equivalents with a corresponding decrease in Short-term debt and current portion of long-term debt and Long-term debt.

•	6c Represents the elimination of WTW’s historical Treasury stock, Additional paid-in capital, Accumulated other comprehensive loss and Retained earnings.

•

6d Reflects the adjustment to deferred income taxes resulting from the pro forma transaction-related adjustments. The estimate of deferred income tax assets and liabilities was determined based on the excess book basis over the tax basis of the pro forma adjustments attributable to the assets to be acquired and liabilities to be assumed. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. In situations where jurisdictional detail was not available, a weighted average-statutory rate of 20% was applied to the adjustment. The Deferred tax assets on the unaudited pro forma condensed combined statement of financial position have not been assessed for the need of a valuation allowance or the impact of indefinite reinvestment assertions associated with subsidiary earnings and stock basis. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based on Aon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

•

6e To record Aon’s estimated remaining transaction-related transaction costs as the unaudited pro forma condensed combined statement of financial position reflects the costs as an increase to Accounts payable and accrued liabilities with a corresponding decrease to Retained earnings.

Note 7—Earnings per Share

The unaudited pro forma condensed combined basic and diluted earnings per share for the three months ended March 31, 2020 and the year ended December 31, 2019 have been calculated based on the estimated weighted average shares outstanding as if the shares to be issued in connection with the transaction had been issued and outstanding as of January 1, 2019. Pro forma weighted-average basic and diluted shares outstanding include an estimated 140.0 million and 140.6 million shares, respectively, of Aon common stock to be issued to WTW’s shareholders.

The following table summarizes the calculation of unaudited pro forma condensed combined basic and diluted earnings per share.

(in millions except per share data)	For the Three Months Ended March 31, 2020	For the Year Ended December 31, 2019
Basic EPS
Net income attributed to Combined entity shareholders	$911	$1,787
Weighted-average basic shares outstanding	373.2	378.6

Basic net income per share from continuing operations	$2.44	$4.72

Diluted EPS
Net income from continuing operations	$911	$1,787
Weighted-average shares of common stock outstanding	373.2	378.6
Effect of dilutive securities	1.9	2.6

Weighted-average diluted shares outstanding	375.1	381.2

Diluted net income per share from continuing operations	$2.43	$4.69

Potentially issuable-shares are not included in the computation of diluted net income per share if the inclusion would be antidilutive. There were no shares excluded from the calculation in any of the periods presented.

Book Value Per Share

The following tables summarize the calculation of unaudited pro forma condensed combined book value per share.

	For the Three Months Ended March 31, 2020	For the Year End December 31, 2019
Aon Historical Per Share Data
Earnings per share—basic	$3.31	$6.42
Earnings per share—diluted	3.29	6.37
Cash dividends declared per common share	0.44	1.72
Book value per share (as of period end)	$13.71	$14.54

	For the Three Months Ended March 31, 2020	For the Year End December 31, 2019
WTW Historical Per Share
Earnings per share—basic	$2.36	$8.05
Earnings per share—diluted	2.34	8.02
Cash dividends declared per common share	0.68	2.60
Book value per share (as of period end)	$79.19	$79.08

	For the Three Months Ended March 31, 2020	For the Year End December 31, 2019
Unaudited Pro Forma Combined Per Share Data
Earnings per share—basic	$2.44	$4.72
Earnings per share—diluted	2.43	4.62
Cash dividends declared per common share(1)	0.44	1.72
Book value per share (as of period end)(2)	$75.90	n/a

(1)	The pro forma cash dividends per share are the same as Aon’s historical cash dividends per share.
(2)

Outstanding WTW Shares as of May 1, 2020 were 129.60 million. Using the exchange ratio of 1.08 Aon Shares per WTW Share, the number of shares used in calculating the pro forma book value per share is approximately 139.97 million of Aon Shares to be issued on the Effective Date of the transaction.

	For the Three Months Ended March 31, 2020	For the Year End December 31, 2019
Unaudited Pro Forma Equivalent Per Share Data for WTW
Earnings per share—basic	$1.07	$1.96
Earnings per share—diluted	1.07	1.96
Cash dividends declared per common share(1)	0.44	1.72
Book value per share (as of period end)(2)(3)	$179.17	n/a

(1)	The pro forma cash dividends per share are the same as Aon’s historical cash dividends per share.
(2)

Outstanding WTW Shares as of May 1, 2020 were 129.60 million. Using the exchange ratio of 1.08 Aon Shares per WTW Share, the number of shares used in calculating the pro forma book value per share is approximately 139.97 million of Aon Shares to be issued on the Effective Date of the transaction.

(3)	Reflects WTW historical Shareholders’ equity and Shareholders’ equity pro forma adjustments, excluding the estimated, remaining transaction costs expected to be incurred by Aon.